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As filed with the Securities and Exchange Commission on June 20, 2005.

Registration No. 333-125768

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BOISE CASCADE COMPANY*
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5030 (Primary Standard Industrial Classification Number)	20-2807265 (I.R.S. Employer Identification No.)
1111 West Jefferson Street Boise, Idaho 83702 Telephone: (208) 384-6161 (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

John W. Holleran
Karen E. Gowland
Boise Cascade Company
1111 West Jefferson Street
Boise, Idaho 83702
Telephone: (208) 384-6161
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.
Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000

* The Co-Registrants listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
Boise Cascade, L.L.C.	5030	Delaware	20-1496201
Boise Cascade Finance Corporation	9999	Delaware	20-1626694
Boise Land & Timber Holdings Corp.	0811	Delaware	20-1543041
Boise Land & Timber Corp.	0811	Delaware	20-1481186
Boise White Paper, L.L.C.	2620	Delaware	20-1529327
Boise Packaging & Newsprint, L.L.C.	2620	Delaware	20-1529063
Boise Building Solutions Manufacturing, L.L.C.	2430	Delaware	20-1529142
Boise Building Solutions Distribution, L.L.C.	5030	Delaware	20-1559691
Boise Building Solutions Manufacturing Holdings Corp.	5030	Delaware	20-1619919
BC Chile Investment Corporation	2430	Delaware	84-1375583
BC Brazil Investment Corporation	2430	Delaware	43-1980108
Boise White Paper Holdings Corp.	2620	Delaware	20-1529451
Minnesota, Dakota & Western Railway Company	4011	Minnesota	41-6007144W
International Falls Power Company	4911	Delaware	82-0355630
BC China Corporation	2620	Delaware	82-0525688
Boise Cascade Transportation Holdings Corp.	4213	Delaware	20-1594229
BCT, Inc.	4213	Delaware	82-0264641
Boise Cascade Aviation, L.L.C.	4522	Delaware	20-1565535

*
The address for each of the Additional Registrants is c/o 1111 West Jefferson Street, Boise, Idaho 83702, Telephone: (208) 384-6161.

          The name, address, including zip code of the agent for service for each of the Additional Registrants is 1111 West Jefferson Street, Boise, Idaho 83702, telephone: (208) 384-6161.

PROSPECTUS

BOISE CASCADE, L.L.C.
BOISE CASCADE FINANCE CORPORATION

Exchange Offers for
$250,000,000 Senior Floating Rate Notes due 2012 and
$400,000,000 7 1/8% Senior Subordinated Notes due 2014

We are offering to exchange:

up to $250,000,000 of our Senior Floating Rate Notes due 2012, series B, for a like amount of our outstanding Senior Floating Rate Notes due 2012,

and

up to $400,000,000 of our 7 1/8% Senior Subordinated Notes due 2014, series B, for a like amount of our outstanding 7 1/8% Senior Subordinated Notes due 2014.

Material Terms of the Exchange Offers

•	The terms of the notes to be issued in the exchange offers are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.	• •	The exchange offers expires at 5:00 p.m., New York City time, on July 20, 2005, unless extended. The exchange of notes will not be a taxable event for U.S. federal income tax purposes.
•
	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.	• •
The exchange offers are not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

We will not receive any proceeds from the exchange offers.
•	You may withdraw your tender of notes at
	any time before the expiration of the exchange offers. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.	•	The exchange offers are independent of each other and neither exchange offer is conditioned upon the other exchange offer.

          For a discussion of certain factors that you should consider before participating in these exchange offers, see "Risk Factors" beginning on page 20 of this prospectus.

          Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offers, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

June 21, 2005

          We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

          Until September 18, 2005, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offers, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

Table of contents

Prospectus Summary	1
Risk Factors	20
Forward Looking Statements	34
Our Corporate Structure	35
Industry and Market Data	36
Exchange Offers	37
Use of Proceeds	44
Capitalization	45
Unaudited Pro Forma Financial Data	46
Selected Historical Financial Data	57
Management's Discussion and Analysis of Financial Condition and Results of Operations	59
Industry	98
Business	102
Management	118
Principal Stockholders	130
Description of Capital Stock	132
Certain Relationships and Related Transactions	135
Description of Senior Credit Facilities	139
Description of Notes	142
Book Entry Settlement and Clearance	214
Certain U.S. Federal Tax Considerations	217
Plan of Distribution	222
Legal Matters	223
Experts	223
Where You Can Find More Information	223
Index to Consolidated Financial Statement	F-1

          Boise Cascade, L.L.C. is a Delaware limited liability company, a wholly owned subsidiary of Boise Cascade Company and a co-issuer of the notes. Boise Cascade Finance Corporation is a Delaware corporation and a wholly owned subsidiary of Boise Cascade, L.L.C., and was incorporated to serve as a co-issuer of the notes to facilitate the initial offering of the notes. The senior exchange notes will be guaranteed on a senior unsecured basis and the senior, subordinated exchange notes will be guaranteed on a senior subordinated unsecured basis by Boise Cascade Company (formerly Boise Cascade Holdings, L.L.C.), the owner of all of the equity interests of the co-issuers, by Boise Land & Timber Holdings Corp., a corporation under common ownership with Boise Cascade Company and by each of their existing and future subsidiaries (other than the co-issuers) that is a borrower or a guarantor under our senior credit facilities.

          In this prospectus, unless the context otherwise requires:

  •
  "Boise," "the company," "we," "us" and "our" refer to Boise Holdings and, for periods prior to the Timberlands Sale, Timber Holdings, and all of their consolidated subsidiaries, including the co-issuers;

  •
  "Boise Finance" refers to Boise Cascade Finance Corporation, a direct, wholly-owned subsidiary of Boise LLC and a co-issuer of the notes;

  •
  "Boise Holdings" refers to Boise Cascade Company, a direct subsidiary of FPH, formerly known as Boise Cascade Holdings, L.L.C.;

i

  •
  "Boise LLC" refers to Boise Cascade, L.L.C., a direct, wholly-owned subsidiary of Boise Holdings and a co-issuer of the notes;

  •
  "co-issuers" refers to Boise LLC and Boise Finance, collectively;

  •
  "Forest Products Operations" refers to the historical paper manufacturing, building products manufacturing and building materials distribution businesses of OfficeMax acquired by Boise Holdings;

  •
  "FPH" refers to Forest Products Holdings, L.L.C., an entity controlled by Madison Dearborn;

  •
  "Timber" refers to Boise Land & Timber Corp., a direct, wholly-owned subsidiary of Timber Holdings;

  •
  "Timber Holdings" refers to Boise Land & Timber Holdings Corp., a direct subsidiary of FPH;

  •
  "Timber LLCs" refers to Timber LLC I and Timber LLC II;

  •
  "Timber LLC I" refers to Boise Land & Timber, L.L.C. I, a special purpose, unconsolidated, unrestricted direct subsidiary of Timber; and

  •
  "Timber LLC II" refers to Boise Land & Timber, L.L.C. II, a special purpose, unconsolidated, unrestricted direct subsidiary of Timber.

          See "Our Corporate Structure" on page 35 of this prospectus for more information regarding our corporate structure.

ii

PROSPECTUS SUMMARY

          This summary might not contain all of the information that is important to you. Before deciding to participate in an exchange offer, you should read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the accompanying notes included in this prospectus.

Our Company

          We are a diversified North American paper and forest products company. We conduct our business in the following four operating segments:

  •
  Paper. We are a major producer of uncoated free sheet, including commodity and value-added papers.

  •
  Packaging & Newsprint. We manufacture containerboard, corrugated containers and newsprint.

  •
  Wood Products. We are a leading producer of engineered wood products, plywood and ponderosa pine lumber.

  •
  Building Materials Distribution. We are a leading national distributor of a wide range of building materials manufactured by us and by third parties.

          Historically, our paper and forest products businesses were owned by OfficeMax Incorporated, or OfficeMax, formerly known as Boise Cascade Corporation. On October 29, 2004, we acquired these businesses and our sister company acquired OfficeMax's timberlands operations, or the "timberlands operations." On February 4, 2005, the timberlands operations were sold to an unaffiliated third party for cash, and the proceeds were used to repay borrowings incurred in connection with these acquisitions. We refer to the October 2004 acquisition from OfficeMax of its paper and forest products businesses (other than the timberlands operations) and related financing transactions as the "Acquisition," and to the February 2005 sale of the timberlands operations as the "Timberlands Sale." See "Certain Relationships and Related Transactions—The Acquisition" and "—Timberlands Sale."

          We generated sales, pro forma net income from continuing operations before nonrecurring charges directly attributable to the transactions and pro forma EBITDA of $5.7 billion, $146.3 million and $490.1 million, respectively, during 2004, after giving pro forma effect to, among other things, the Acquisition, the Timberlands Sale and our conversion to a corporation. During the three months ended March 31, 2005, we generated sales, pro forma net income from continuing operations before nonrecurring charges directly attributable to the transactions and EBITDA of $1.4 billion, $29.5 million and $111.5 million, respectively. For an explanation of our pro forma adjustments, see "Unaudited Pro Forma Financial Data," and for a reconciliation of pro forma EBITDA to pro forma net income (loss), see "—Summary Historical and Unaudited Pro Forma Financial Data."

          Paper.    According to the 2003-2004 Pulp & Paper Global Fact & Price Book, we are the fourth-largest manufacturer of uncoated free sheet in North America, with annual production capacity of approximately 1.6 million tons and market share of approximately 10% in 2003. Our products include cut-size office paper, commercial printing paper, business forms and envelopes, and a wide range of value-added papers. Our value-added grades include bright and colored office papers and specialty papers that are custom-developed for various uses, including label and release, security and food wrap applications. We manufacture our paper products at four integrated pulp and paper mills, which are complemented by sheeting and converting operations and an efficient logistics network. Our Paper segment generated sales, pro forma income before interest and taxes and pro forma EBITDA of $1.37 billion, $81.4 million and $131.4 million, respectively, during 2004. This segment also generated sales, income before interest and taxes and EBITDA of $357.8 million, $29.2 million and $42.2 million, respectively, during the three months ended March 31, 2005.

          As part of the Acquisition, OfficeMax agreed to purchase from us all of its North American requirements for cut-size office paper through December 2012. We also have an agreement with OfficeMax that reduces our exposure to cut-size office paper price volatility through October 2010. See "Certain Relationships and Related Transactions—The Acquisition—Paper Supply Agreement" and "—Additional Consideration Agreement" for additional information on these agreements.

          Packaging & Newsprint.    We manufacture containerboard and newsprint at our DeRidder, Louisiana mill, which had an annual production capacity of 555,000 tons of linerboard and 448,000 tons of newsprint as of December 31, 2004. We also operate five corrugated container plants in the Pacific Northwest that collectively consumed, either directly or through trades with other producers, approximately 54% of our linerboard and corrugating medium production in 2004. Our Packaging & Newsprint segment generated sales, pro forma income before interest and taxes and pro forma EBITDA of $694.5 million, $15.3 million and $51.4 million, respectively, during 2004. This segment also generated sales, income before interest and taxes and EBITDA of $193.8 million, $4.5 million and $13.7 million, respectively, during the three months ended March 31, 2005.

          Wood Products.    According to Resource Information Systems, Inc., or RISI, we are a leading producer of engineered wood products, or EWP, comprised of laminated veneer lumber, or LVL, a high-strength engineered lumber often used in beams; I-joists, a structural support typically used in floors and roofs; and laminated beams. We also produce plywood, dimension lumber and high-quality ponderosa pine lumber. Our 20 manufacturing facilities are located primarily in integrated clusters in areas with ample timber resources, increasing our access to fiber and limiting inbound freight costs. Approximately 37% of the wood products we manufactured in 2004, including more than half of our EWP, were sold at market prices to our Building Materials Distribution segment. Our Wood Products segment generated sales, pro forma income before interest and taxes and pro forma EBITDA of $1.36 billion, $178.4 million and $251.2 million, respectively, during 2004. This segment also generated sales, income before interest and taxes and EBITDA of $322.4 million, $33.1 million and $38.4 million, respectively, during the three months ended March 31, 2005.

          Building Materials Distribution.    According to Home Channel News, we are a leading national inventory-carrying wholesale distributor of building materials. Our nationwide network of 28 strategically located distribution facilities markets a broad line of building materials, most of which we purchase from third parties, including EWP, oriented strand board, plywood, lumber, siding and general line items such as framing accessories, composite decking, roofing and insulation. Approximately 18% of the products purchased by this segment during 2004 were purchased from our Wood Products segment. Our Building Materials Distribution segment generated sales, pro forma income before interest and taxes and pro forma EBITDA of $2.84 billion, $93.5 million and $102.3 million, respectively, during 2004. This segment also generated sales, income before interest and taxes and EBITDA of $696.2 million, $24.4 million and $26.4 million, respectively, during the three months ended March 31, 2005.

          For a discussion of our income (loss) before interest and taxes and our EBITDA by segment, see Note 16 to our audited consolidated financial statements and Note 12 to our unaudited consolidated financial statements, in each case included in this prospectus. For a reconciliation of our 2004 pro forma EBITDA and pro forma income (loss) before interest and taxes for each segment, see Note (9) to "Unaudited Pro Forma Financial Data."

Our Competitive Strengths

  Leadership in Key Markets

          According to the 2003-2004 Pulp & Paper Global Fact & Price Book, we are the fourth- largest manufacturer of uncoated free sheet in North America. We are also the second-largest manufacturer of EWP in North America, according to RISI, and a leading national inventory-carrying wholesale distributor of building materials, according to Home Channel News.

  Strong Paper Business Supported by Long-Term Customer Contract

          The most significant portion of our paper business is the manufacturing of cut-size office paper. We have a long-term paper supply agreement with OfficeMax, our largest customer. Our relationship with OfficeMax allows us to maximize utilization of our largest machines, optimize production runs and achieve supply chain efficiencies throughout our system.

  Efficient Manufacturer of Higher-Margin Products in Attractive Markets

          Our assets are well-suited to the efficient production of value-added papers and EWP. We produce higher-margin value-added papers on our smaller machines within integrated mills, which we believe provides us with a cost advantage over many of our competitors. Our large-scale EWP production facilities are integrated with our plywood operations to optimize our veneer utilization, which we believe positions us as a cost-effective producer in the growing higher-margin EWP business.

  Rapidly Growing Nationwide Distribution Business

          Our Building Materials Distribution segment has achieved double-digit growth rates over the past decade and generated returns significantly in excess of our cost of invested capital. This growth has provided our Wood Products segment with access to one of the industry's broadest and fastest-growing distribution channels.

  Favorable Acquisition Structure

          We expect the terms and structure of the Acquisition to improve our cash flows compared to historical periods. Key benefits include a stepped-up asset tax basis, pension plans with improved funding transferred by OfficeMax and OfficeMax's agreement to limit our exposure to pre-Acquisition liabilities.

  Experienced Management Team with Substantial Equity Incentives

          Our senior management team has a track record of financial and operational excellence in the paper and forest products industry. Tom Stephens, our chief executive officer, previously served as chief executive officer of MacMillan Bloedel Inc., Manville Corporation and Riverwood Corp. Approximately 170 of our key managers invested a total of $18.6 million in our company and received additional equity incentives in connection with the Acquisition. Management owns equity in FPH representing approximately 3.4% of our outstanding voting common stock.

  Principal Stockholder with Proven Paper, Packaging and Forest Products Expertise

          Since 1993, Madison Dearborn, our principal stockholder, has consummated approximately $15.5 billion of management buyout transactions in the paper, packaging and forest products industries, several of which are now public companies, including Packaging Corporation of America and Buckeye Technologies, Inc.

Our Strategy

          Our new management team is committed to transforming our company by creating a culture of empowerment and accountability in a flat, decentralized organization. We seek to enhance our cash flow by optimizing the use of our assets, improving our operational efficiencies, reducing our costs and taking advantage of selective growth opportunities. Immediately after the Acquisition, our management completed an in-depth business review and developed the strategies outlined below.

  Implement Operational Enhancements and Cost Reductions

          We have identified significant potential operating cash flow improvements, including energy efficiency projects, operational optimization of our paper and wood products facilities, productivity and technology enhancements and reduction of overhead. Furthermore, our management is focused on managing capital expenditures and working capital and aggressively monetizing non-core and non-operating assets.

  Leverage Cut-Size Office Paper Manufacturing and Marketing Expertise

          Our long-term supply agreement with OfficeMax allows us to focus our largest paper machines on producing commodity products in long, high-volume production runs. This relationship allows us to continue to improve the capacity utilization of our largest paper machines, leverage supply-chain efficiencies, and develop and test product and packaging innovations. We plan on leveraging the cost efficiencies and expertise derived from this relationship to better service our customers and develop new customers and products.

  Increase Value-Added Paper Production and Innovation

          To grow our sales of higher-margin value-added papers, we seek to work closely with our customers to develop innovative value-added papers and service programs that respond to their changing needs and technical requirements. On our smaller machines, we will continue to displace the production of commodity grades with higher-margin value-added grades, which we believe we can produce cost competitively.

  Grow Our Leadership Position in EWP

          We are focused on leveraging our competitive cost structure, comprehensive customer service offering, design support capabilities and efficient distribution network to continue gaining share in the growing, higher-margin EWP market. For example, we are expanding our LVL capacity by 7.5 million cubic feet, or approximately 40%, in 2005. We plan to take advantage of further opportunities to cost-effectively increase our capacity in the future.

  Expand Building Materials Distribution Business

          We intend to continue expanding our building materials distribution network into new geographic markets and aggressively grow our presence in existing markets. Since 1999, we have expanded our distribution network from 15 to 28 facilities, with much of this expansion occurring in the eastern United States, providing us with a national footprint. We expect to continue to grow sales and profitability at our existing facilities by expanding our product line, improving marketing, adding value-added services and growing the proportion of higher-margin products in our business mix.

Our Challenges

          In consideration of our competitive strengths and business strategies, you should also consider the following challenges we face. Our industry is highly cyclical, and the prices of and demand for many of our products are subject to wide fluctuations. The fact that we are more highly leveraged than some of our competitors may exacerbate this risk. We also depend to a significant degree on our ability to obtain raw materials, particularly wood fiber, energy and chemicals, at favorable prices. In addition, we face intense competition in many of our businesses, including the distribution of building materials and the manufacturing of our value-added paper and building products, where a shift in market tastes in favor of competing products and/or competing distribution networks would slow our growth. We also depend on OfficeMax, both as a purchaser of uncoated free sheet and insofar as it indemnifies us against losses we may incur related to our business during periods prior to the Acquisition. For additional information on these and other risks relating to our business, see "Risk Factors" beginning on page     .

Our Industry

          We believe the following industry conditions have benefited our business:

  •
  Improving economic conditions have increased demand for paper products and corrugated containers. This recent increase in demand, combined with supply rationalization from 2000 to 2003, has led to improved prices in the paper and packaging and newsprint industries. According to RISI, prices of benchmark grades in these industries improved recently, yet remained below historical highs. For example, according to RISI, the following price increases occurred between December 2003 and April 2005:

  •
  a 13% increase in the price of 84 brightness, 20 lb. cut-size office paper, from $730 to $825 per ton;

  •
  a 23% increase in the reported transaction price of 42 lb. linerboard, from $350 to $430 per ton; and

  •
  a 13% increase in the price of 48.8 gram newsprint, from $515 to $584 per metric tonne.

  •
  Strong new housing starts and the increasing size of new homes built, according to the U.S. Census Bureau, as well as favorable demographic trends, low interest rates, a strong repair and remodeling market and a recovering light commercial construction market.

  •
  Increasing demand for EWP as a substitute for wide-dimension lumber, according to the 2003-2004 Paper and Forest Products Industry Survey by Standard & Poor's.

  •
  Growing demand among building materials customers for nationwide inventory and supply chain management.

          For additional detail on the industries in which we operate and how we derived the industry data set forth in this prospectus, see "Industry" and "Industry and Market Data."

Principal Stockholder

          Madison Dearborn is a leading private equity investment firm, with approximately $8 billion of capital under management. Madison Dearborn has over 100 companies in its investment portfolio and is considered to be among the most active private equity investors in the United States in the paper, packaging and forest products industries. Since 1993, Madison Dearborn has consummated approximately $15.5 billion of management buyout transactions in these industries, including buyouts of Jefferson Smurfit Group, Packaging Corporation of America, Riverwood Holding Corp. (now known as Graphic Packaging Corporation) and Buckeye Technologies, Inc. Madison Dearborn was the lead sponsor in each of these transactions, other than Graphic Packaging Corporation.

General

          Our principal executive offices are located at 1111 West Jefferson Street, Boise, Idaho 83702. The telephone number for our principal executive offices is (208) 384-6161. Our internet address is www.bc.com. This internet address is provided for informational purposes only. The information at this internet address is not a part of this prospectus.

Summary of the Exchange Offers

The Initial Offering of Outstanding Notes	We sold the outstanding notes on October 29, 2004 to J.P. Morgan Securities Inc., Lehman Brothers Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended.
Registration Rights Agreement
Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offers. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange each series of the notes for an issue of SEC-registered notes. The exchange offers are intended to satisfy your rights under the registration rights agreement. After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
The Exchange Offers
We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on October 29, 2004 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offers.
Resales
We believe that the exchange notes issued in the exchange offers may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:
• the exchange notes are being acquired in the ordinary course of your business;
•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offers; and
• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offers without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offers for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offers.
Record Dates	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on June 20, 2005.
Expiration Dates	The exchange offers will expire at 5:00 p.m., New York City time, July 20, 2005, unless we decide to extend the expiration date for either exchange offer.
Conditions to the Exchange Offers	The exchange offers are not subject to any condition other than that the exchange offers not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in either exchange offer, you must transmit to the exchange agent on or before the expiration date either:
•
an original or a facsimile of a properly completed and duly executed copy of the applicable letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the applicable letter of transmittal, at the address provided on the cover page of the applicable letter of transmittal; or

•
if the notes you own are held of record by The Depository Trust Company, or "DTC," in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or "ATOP," in which you acknowledge and agree to be bound by the terms of the applicable letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offers to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.
In addition, you must deliver to the exchange agent on or before the expiration date:
• a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or
• if necessary, the documents required for compliance with the guaranteed delivery procedures.
Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offers, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.
Withdrawal Rights	A tender of outstanding notes in connection with either exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time on July 20, 2005.
Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offers. We will pay all of our expenses incident to the exchange offers.
Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offers.

Summary of Terms of the Exchange Notes

          The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term notes in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Co-issuers	Boise Cascade, L.L.C., a Delaware limited liability company, and Boise Cascade Finance Corporation, a Delaware corporation.
Securities	$250,000,000 in principal amount of senior floating rate notes due 2012, and
$400,000,000 in principal amount of 7 1/8% senior subordinated notes due 2014.
Maturity	The senior notes mature on October 15, 2012. The senior subordinated notes mature on October 15, 2014.
Interest
The senior notes bear interest at a floating rate equal to the London Interbank Rate plus 2 7/8%, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, which commenced on January 15, 2005. The senior subordinated notes bear interest at a rate of 7 1/8% per annum, payable semiannually in arrears on April 15 and October 15 of each year, which commenced on April 15, 2005.
Guarantees
The senior notes are guaranteed on a senior basis, and the senior subordinated notes are guaranteed on a senior subordinated basis, in each case jointly and severally by Boise Holdings, Timber Holdings and by each of their existing and future subsidiaries (other than the co-issuers) that is a guarantor or borrower under our senior credit facilities. See "Description of notes—Guarantees" and "—Certain covenants—Future guarantors."
Ranking:
Senior Notes	The senior notes are unsecured senior obligations of the co-issuers and rank:
• senior in right of payment to all of the co-issuers' existing and future senior subordinated and subordinated indebtedness, including the senior subordinated notes;
• equally in right of payment with any of the co-issuers' existing and future senior indebtedness; and

•
effectively junior in right of payment to all of the liabilities and obligations in respect of preferred stock of any of Boise Holdings' or Timber Holdings' subsidiaries which do not guarantee the notes, and to any of the co-issuers' secured indebtedness, including any indebtedness under our senior credit facilities, to the extent of the value of the assets securing such indebtedness.
Similarly, the guarantee of each guarantor of the senior notes ranks:
	•	senior in right of payment to all of such guarantor's existing and future senior subordinated and subordinated indebtedness, including its guarantee of the senior subordinated notes;
	•	equally in right of payment with any existing and future senior indebtedness of such guarantor; and
•
effectively junior in right of payment to all of the existing and future liabilities and obligations in respect of preferred stock of any of such guarantor's subsidiaries that do not guarantee the notes, and to any of such guarantor's secured indebtedness, including indebtedness under our senior credit facilities, to the extent of the value of the assets securing such indebtedness.
Senior subordinated notes	The senior subordinated notes are the unsecured senior subordinated obligations of the co-issuers and will rank:
•
junior in right of payment to all of the co-issuers' existing and future senior indebtedness, including any indebtedness under our senior credit facilities and the senior notes, and any guarantees thereof;
	•	equally in right of payment with any of the co-issuers' existing and future senior subordinated indebtedness;
	•	senior in right of payment to any of the co-issuers' future indebtedness that is expressly subordinated in right of payment to the senior subordinated notes; and
•
effectively junior in right of payment to all of the liabilities and obligations in respect of preferred stock of any of Boise Holdings' or Timber Holdings' subsidiaries which do not guarantee the notes, and to any of the co-issuers' secured indebtedness, including any indebtedness under our senior credit facilities, to the extent of the value of the assets securing such indebtedness.

Similarly, the guarantee of each guarantor of the senior subordinated notes ranks:
•	junior in right of payment to all of such guarantor's existing and future senior indebtedness, including its guarantee of the senior notes and its guarantee of borrowings;
•	equally in right of payment with any existing and future senior subordinated indebtedness of such guarantor;
•	senior in right of payment to any existing and future indebtedness of such guarantor that is expressly subordinated in right of payment to the guarantee of the senior subordinated notes; and
•
effectively junior in right of payment to all of the existing and future liabilities and obligations in respect of preferred stock of any of such guarantor's subsidiaries that do not guarantee the notes, and to any of such guarantor's secured indebtedness, including any indebtedness under our senior credit facilities, to the extent of the value of the assets securing such indebtedness.
As of March 31, 2005:
•
the co-issuers' senior indebtedness was $1,168.0 million, including the $250.0 million of senior notes and $918.0 million of secured indebtedness which, in the case of Boise LLC, consists of its borrowings and guarantee under, and in the case of Boise Finance, consists of its guarantee under, our senior credit facilities;
•
the senior indebtedness of Boise Holdings and the guarantors of the notes who are subsidiaries of Boise LLC was $1,168.0 million. This senior indebtedness consists of unsecured guarantees of the senior notes and secured guarantees of indebtedness under our senior credit facilities; and
•
the senior indebtedness of Timber Holdings and its subsidiaries who are guarantors of the notes was $1,168.0 million. The senior indebtedness of these cross guarantors consists of unsecured guarantees of the senior notes and secured guarantees of or secured borrowings under our senior credit facilities.
As of March 31, 2005, subsidiaries of Boise Holdings that are not guaranteeing the notes had $28.3 million of total liabilities outstanding, and a total of $84.4 million of assets.

As of March 31, 2005, on a pro forma basis, there was $402.9 million of additional availability under the revolving portion of our senior credit facilities, net of outstanding letters of credit of $72.1 million. The co-issuers and the guarantors had no senior subordinated indebtedness outstanding other than the senior subordinated notes and the guarantees of the senior subordinated notes and no subordinated indebtedness outstanding.
Optional redemption
The co-issuers may redeem some or all of the senior notes at any time, and may redeem some or all of the senior subordinated notes beginning on October 15, 2009, in each case at the redemption prices listed under "Description of notes—Optional redemption," plus accrued and unpaid interest, if any, to the date of redemption.

In addition, prior to October 15, 2009, the co-issuers may redeem some or all of the senior subordinated notes at a redemption price of 100% of principal amount, plus a "make-whole" premium, plus accrued and unpaid interest, if any, to the date of redemption.

In addition, at any time prior to October 15, 2007, the co-issuers may redeem up to 40% of the aggregate principal amount of the senior subordinated notes at a redemption price of 107.125% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of certain equity offerings and 50% of the net cash proceeds of certain timberland sales in excess of $1,650.0 million.
Certain covenants
The indenture governing the notes contains certain covenants which will be applicable to Timber Holdings and its restricted subsidiaries and Boise Holdings and its restricted subsidiaries (including the co-issuers). FPH is not subject to these covenants. These covenants, among other things, limit the ability of the entities subject thereto to:
	•	incur additional indebtedness or, with respect to the senior notes, enter into sale/leaseback transactions;
	•	with respect to the senior notes, incur liens;
	•	pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments;
	•	sell assets, including capital stock of restricted subsidiaries;
	•	agree to payment restrictions affecting restricted subsidiaries;
	•	enter into transactions with affiliates; and

• merge, consolidate or sell substantially all of their assets.
These covenants are subject to important exceptions and qualifications described under the heading "Description of notes—Certain covenants."
No public market
The notes and, if issued, the exchange notes, are new securities and there is currently no established trading market for the notes or the exchange notes. The initial purchasers have advised us that they presently intend to make a market in the notes and, if issued, the exchange notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes and, if issued, the exchange notes, may not be available if you try to sell your notes or exchange notes. We do not intend to apply for a listing of the notes or, if issued, the exchange notes, on any securities exchange or any automated dealer quotation system.
Use of proceeds	We used the proceeds from the initial offering of the notes to finance a portion of the acquisition of Forest Products Operations and Timberlands Operations. See "Use of Proceeds."

Risk factors

          Investment in the exchange notes involves certain risks. You should carefully consider the information under "Risk factors" and all other information included in this prospectus before investing in the exchange notes.

Summary Historical and Unaudited Pro Forma Financial Data

          The following table sets forth our historical and pro forma financial data for the periods ended and at the dates indicated below. We have derived the historical financial data set forth below as of December 31, 2002 and 2003, for the years ended December 31, 2002 and 2003, for the three months ended March 31, 2004 and for the period January 1 through October 28, 2004 from the audited and unaudited consolidated financial statements of Boise Forest Products Operations, which we refer to as our "predecessor," included in this prospectus. We have derived the historical financial data as of March 31, 2004 and October 28, 2004 from the unaudited consolidated financial statements of our predecessor that are not included in this prospectus. We have derived the historical financial data as of December 31, 2004 and for the period October 29 through December 31, 2004 from our audited consolidated financial statements included in this prospectus. We have derived the unaudited historical financial data as of March 31, 2005 and for the three months ended March 31, 2005 from our unaudited consolidated financial statements included in this prospectus. In the opinion of management, the unaudited historical financial data presented in this prospectus reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of our results of operations for those periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year or any future period.

          We have derived the pro forma financial data set forth below from our consolidated financial statements and the consolidated financial statements of our predecessor included in this prospectus.

          The unaudited pro forma financial data set forth below give effect to:

  •
  the Acquisition;

  •
  the receipt and application of proceeds from Boise Land & Timber Corp. in connection with the Timberlands Sale, as described under "Certain Relationships and Related Transactions—Relationship Between Us and Boise Land & Timber Holdings Corp.";

  •
  the amendment and restatement of our senior credit facilities, as described under "Description of Senior Credit Facilities—Amendment and Restatement"; and

  •
  our conversion to a corporation, as described under "Our Corporate Structure—Reorganization as a Corporation",

in each case, as if these transactions had occurred on January 1, 2004 for statement of income (loss) purposes and March 31, 2005 for balance sheet purposes, other than the Acquisition and the receipt and application of proceeds received in connection with the Timberlands Sale, which are already reflected in the balance sheet as of that date. The pro forma financial data are unaudited, are provided for informational purposes only and are not necessarily indicative of what our financial position or results of operations would have been had these transactions been completed as of the dates indicated. Furthermore, the pro forma financial data do not purport to represent what our financial position or results of operations might be for any future period. For additional information on the pro forma adjustments, see "Unaudited Pro Forma Financial Data."

          The following summary financial data should be read in conjunction with "Selected Historical Financial Data," "Unaudited Pro Forma Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes included in this prospectus.

	Predecessor			Boise Holdings		Predecessor	Boise Holdings
	Year ended December 31,			October 29 (inception) through December 31, 2004		Three months ended March 31,		Pro forma Three months ended March 31, 2005
			January 1 through October 28, 2004		Pro forma Year ended December 31, 2004
	2002	2003				2004	2005
	(dollars in millions)
Statements of income (loss) data:
Sales	$4,276.3	$4,653.7	$4,862.0	$872.7	$5,734.8	$1,308.0	$1,432.3	$1,432.3
Costs and expenses(1)	4,287.1	4,652.7	4,727.3	828.7	5,427.1	1,289.4	1,350.6	1,350.6

Income (loss) from operations	(10.8)	1.0	134.7	44.0	307.7	18.6	81.7	81.7
Equity in net income (loss) of affiliates(2)	(1.5)	8.7	6.3	—	6.3	5.1	—	—
Gain on sale of equity affiliate(3)	—	—	46.5	—	46.5	—	—	—
Foreign exchange gain (loss)	(0.1)	2.7	0.9	1.2	2.1	0.1	(0.8)	(0.8)
Change in fair value of interest rate swaps(4)	—	—	—	—	—	—	15.2	—
Interest expense(5)	(94.8)	(92.9)	(72.1)	(22.2)	(122.8)	(20.6)	(32.1)	(31.3)
Interest income	1.0	0.8	0.5	2.0	2.6	0.2	1.4	0.4

Income (loss) before income taxes and cumulative effect of accounting change	(106.2)	(79.7)	116.8	25.0	242.4	3.4	65.4	50.0
Income tax (provision) benefit	45.3	36.5	(47.3)	(0.3)	(96.1)	(1.3)	(0.7)	(20.5)

Income (loss) before cumulative effect of accounting change	(60.9)	(43.2)	69.5	24.7	146.3	2.1	64.7	29.5
Cumulative effect of accounting change, net of income tax(6)	—	(4.1)	—	—	—	—	—	—

Net income (loss)	$(60.9)	$(47.3)	$69.5	$24.7		$2.1	$64.7

Pro forma data:
Net income from continuing operations before nonrecurring charges directly attributable to the transactions(7)					$146.3			$29.5

Balance sheet data (at end of period):
Working capital(8)	$169.8	$204.6	$347.8	$673.4		$(91.7)	$728.1	$693.2
Property and equipment and fiber farms, net	2,299.0	2,251.9	2,191.1	1,510.5		2,231.4	1,513.9	1,513.9
Total assets	3,164.8	3,123.8	3,365.5	2,932.1		3,196.0	2,910.5	2,843.0
Total long-term debt, including current portion and short-term borrowings	1,270.4	1,271.3	1,289.1	1,980.0		1,237.2	1,824.1	1,746.1
Total capital	803.7	728.7	864.8	369.8		778.4	417.3	379.5
Other financial data:
Depreciation, amortization and depletion	$233.8	$229.8	$193.8	$20.0	$127.5	$57.7	$30.6	$30.6
Capital expenditures	152.2	175.1	140.2	2,382.9	169.1	41.0	33.5	33.5
Ratio of earnings to fixed charges(9)	N/A	N/A	N/A	2.10	2.88	N/A	3.00	2.57
EBITDA(10)(12)	$221.4	$238.1	$382.2	$65.2	$490.1	$81.6	$111.5	$111.5
Additional items included in EBITDA(11)					12.8			—

(1)
Costs and expenses include the following amounts, which are reflected in our statement of income (loss) as other (income) expense, net: (1) $12.7 million of costs, recorded by our predecessor in October 2004, related primarily to a one-time retention bonus that became payable as a result of the Acquisition; (2) $7.1 million of costs related to the sale of our predecessor's plywood and lumber facilities in Yakima, Washington in February 2004; (3) a $14.7 million pre-tax charge recorded in December 2003 for the write-down of impaired assets at our predecessor's Yakima, Washington facilities; (4) $3.6 million of costs recorded in 2003 due to the early termination of an operating lease used in connection with our predecessor's paper business; and (5) the reversal of prior restructuring charges of $0.8 million in 2002 and 2003. Additionally, we recorded $20.2 million of costs for the period October 29 (inception) through December 31, 2004 for a non-cash inventory purchase price adjustment in connection with the Acquisition, which is reflected in our statement of income (loss) as materials, labor and other operating expenses. We also recorded $14.6 million of costs for the period January 1 through October 28, 2004 for a non-cash restricted stock issue, which is reflected in our statement of income (loss) as general and administrative expenses.

(2)
Includes our predecessor's 47% interest in Voyageur Panel, which it sold in May 2004.

(3)
Represents a $46.5 million pre-tax gain on the May 2004 sale of our predecessor's interest in Voyageur Panel.

(4)
Represents income due to the change in fair value of interest rate swaps that were no longer considered cash flow hedges of expected future Tranche B term loan variable interest rate payments. See "Unaudited Pro Forma Financial Data."

(5)
In the predecessor periods presented, interest expense was allocated to our predecessor based on its average asset balances, which is not necessarily indicative of what interest expense would have been had our predecessor operated as a stand-alone company during these periods. For a discussion of interest on borrowings, see Note 11 to our audited consolidated financial statements and Note 9 to our unaudited consolidated financial statements, in each case included in this prospectus.

(6)
Our predecessor recorded a one-time after-tax charge of $4.1 million as a cumulative effect adjustment relating to its adoption in January 2003 of SFAS No. 143, Accounting for Asset Retirement Obligations, which affected the way it accounted for landfill closure costs.

(7)
The pro forma year ended December 31, 2004 and the pro forma three months ended March 31, 2005 reflect net income from continuing operations before nonrecurring items directly attributable to the transactions. Nonrecurring charges excluded consist of (1) a $43.0 million non-cash charge, to be reflected in our statement of income (loss) for the second quarter of 2005, related to the write-off of the Tranche B term loan deferred financing costs in connection with the amendment and restatement of our senior credit facilities, which was completed in April 2005, and (2) an $11.5 million non-cash charge to income tax expense to establish net deferred tax liabilities assuming that our conversion to a corporation had occurred on March 31, 2005. In addition, the pro forma three months ended March 31, 2005 excludes $15.2 million of income recorded in that period due to the change in fair value of interest rate swaps that were no longer considered cash flow hedges of our expected future Tranche B term loan variable interest rate payments. See "Unaudited Pro Forma Financial Data."

(8)
In the predecessor periods presented, working capital would have been $385.8 million, $402.6 million, $442.4 million and $528.1 million at December 31, 2002 and 2003, March 31, 2004 and October 28, 2004, respectively, and at December 31, 2004 and March 31, 2005, working capital would have been $686.7 million and $728.1 million, respectively, including at each date receivables sold in connection with OfficeMax's receivables sales program and excluding at each date the current portion of long-term debt and short-term borrowings.

(9)
For further information on the Ratio of Earnings to Fixed Charges, please see Exhibit 12.1 in this Registration Statement on Form S-4. The pro forma ratio of earnings to fixed charges gives effect to the Acquisition, the receipt and application of proceeds from Boise Land & Timber Corp. in connection with the Timberlands Sale, the amendment and restatement of our senior credit facilities and our conversion to a corporation as if these transactions had occurred on January 1, 2004 and was calculated using the same methodology used to compute our historical ratio of earnings to fixed charges in Exhibit 12.1 in this Registration Statement on Form S-4. For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings consist of the pro forma income from operations before income taxes plus fixed charges and fixed charges consist of interest expense plus the interest component of rent and the amortization of capitalized expenses related to indebtedness.

(10)
EBITDA represents net income (loss) before interest expense, interest income, change in fair value of interest rate swaps, income tax provision (benefit), depreciation, amortization and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense and interest income distorts management's ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), segment income (loss), or income (loss) from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) has limitations as an analytical tool, including the inability to determine profitability, the exclusion of interest expense and associated significant cash requirements and the exclusion of depreciation, amortization and depletion, which represent significant and unavoidable operating costs given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA only supplementally. Our measures of EBITDA are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA also closely tracks, after specified adjustments, the defined term "Consolidated EBITDA" that is the basis for calculating our financial debt covenants and restrictions under our senior credit facilities and the indenture governing our senior floating rate notes and senior subordinated notes. These adjustments include those listed in Note (11) below, as well as others. For example, our senior credit facilities and the indenture governing our notes permit us to add to EBITDA payments that are received by us from OfficeMax under the additional consideration agreement, although such payments are treated as a purchase price adjustment rather than income in our financial statements. See "Certain Relationships and Related Transactions—Additional Consideration Agreement."

The following is a reconciliation of net income (loss) to EBITDA:

	Predecessor			Boise Holdings		Predecessor	Boise Holdings
	Year ended December 31,			October 29 (inception) through December 31, 2004		Three months ended March 31,		Pro forma Three months ended March 31, 2005
			January 1 through October 28, 2004		Pro forma Year ended December 31, 2004
	2002	2003				2004	2005
	(dollars in millions)
Net income (loss)(a)	$(60.9)	$(47.3)	$69.5	$24.7	$146.3	$2.1	$64.7	$29.5
Change in fair value of interest rate swaps	—	—	—	—	—	—	(15.2)	—
Interest expense	94.8	92.9	72.1	22.2	122.8	20.6	32.1	31.3
Interest income	(1.0)	(0.8)	(0.5)	(2.0)	(2.6)	(0.2)	(1.4)	(0.4)
Income tax provision (benefit)	(45.3)	(36.5)	47.3	0.3	96.1	1.3	0.7	20.5
Depreciation, amortization and depletion	233.8	229.8	193.8	20.0	127.5	57.7	30.6	30.6

EBITDA	$221.4	$238.1	$382.2	$65.2	$490.1	$81.6	$111.5	$111.5

  (a)
  For the pro forma year ended December 31, 2004 and the pro forma three months ended March 31, 2005, reflects net income from continuing operations before nonrecurring items directly attributable to the transactions. See Note (7) above.

(11)
Our EBITDA on a pro forma basis for the year ended December 31, 2004 and the three months ended March 31, 2005 includes the effects of the following items:

	Year ended December 31, 2004	Three months ended March 31, 2005
	(dollars in millions)
Items included in EBITDA but excluded from income from operations:
Gain on sale of Voyageur Panel(a)	$46.5	$—
Equity in net income of affiliates(b)	6.3	—
Foreign exchange gain (loss)(c)	2.1	(0.8)

Subtotal	$54.9	$(0.8)

Other items included in EBITDA:
Loss on sale of mill(d)	$(7.1)	$—
Inventory purchase price adjustments(e)	(20.2)	—
Retention bonus(f)	(12.7)	—
Foreign exchange gain (loss)(c)	(2.1)	0.8

Subtotal	(42.1)	0.8

Total	$12.8	$—

  (a)
  Represents pre-tax gain on the sale of an equity affiliate, Voyageur Panel. This gain is reflected in our Wood Products segment.

  (b)
  Includes, in our Wood Products segment, income related to our predecessor's 47% interest in Voyageur Panel, which it sold in May 2004.

  (c)
  Foreign exchange gain (loss) is included in our Corporate and Other segment.

  (d)
  Reflects costs related to the sale of our predecessor's plywood and lumber facilities in Yakima, Washington in February 2004. This expense is reflected in our Wood Products segment.

  (e)
  Reflects non-cash inventory purchase price adjustments recorded in connection with the Acquisition. The adjustment is reflected as follows: Paper—$10.6 million, Packaging & Newsprint—$1.0 million, Wood Products—$5.8 million, and Building Materials Distribution—$2.7 million.

  (f)
  Represents primarily a one-time retention bonus OfficeMax granted to our employees that became payable as a result of the Acquisition. This charge is reflected in our Corporate and Other segment.

(12)
The following is a reconciliation of income from operations to EBITDA and pro forma EBITDA for the year ended December 31, 2004:

	Predecessor		Boise Holdings
	January 1 through October 28, 2004		October 29 (inception) through December 31, 2004		Adjustments(a)	Pro forma Year ended December 31, 2004
	(dollars in millions)
Income from operations	$134.7		$44.0		$129.1	$307.7
Depreciation, amortization and depletion	193.8		20.0		(86.3)	127.5
Items included in EBITDA but excluded from income from operations(b)	53.7		1.2		—	54.9

EBITDA	$382.2	(c)	$65.2	(c)	$42.7	$490.1

  (a)
  See Note (9) to "Unaudited Pro Forma Financial Data."

  (b)
  See Note (11) above.

  (c)
  For segment data, see Note 16 to our audited consolidated financial statements included in this prospectus.

The following is a reconciliation of income from operations to EBITDA for the three months ended March 31, 2005:

	Three months ended March 31, 2005
	(dollars in millions)
Income from operations	$81.7
Depreciation, amortization and depletion	30.6
Items included in EBITDA but excluded from income from operations(a)	(0.8)

EBITDA	$111.5	(b)

  (a)
  See Note (11) above.

  (b)
  For segment data, see Note 12 to our unaudited consolidated financial statements included in this prospectus.

RISK FACTORS

          You should carefully consider the following risks and all of the other information set forth in this prospectus before participating in the exchange offers.

Risks Associated with the Exchange Offers

Because there is no public market for the exchange notes, you may not be able to resell your notes.

          The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their exchange notes; or

  •
  the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

          We understand that the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offers or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

          In addition, any outstanding note holder who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "Exchange Offers."

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

          We will not accept your notes for exchange if you do not follow the exchange offers procedures. We will issue exchange notes as part of these exchange offers only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offers, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we will not accept your notes for exchange. For more information, see "Exchange Offers."

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

          We did not register the outstanding notes, nor do we intend to do so following the exchange offers. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offers, you may not be able to sell your outstanding notes.

Risks Related to Our Business

The paper and forest products industry is highly cyclical. Fluctuations in the prices of and the demand for our products could result in smaller profit margins and lower sales volumes.

          The paper and forest products industry is highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for our products. The length and magnitude of industry cycles have varied over time and by product, but generally reflect changes in macroeconomic conditions and levels of industry capacity. Most of our paper products, including our cut-size office paper, containerboard and newsprint, and many of our wood products, including our plywood, lumber and particleboard, are commodities that are widely available from other producers. Even our non-commodity products, such as value-added papers and EWP, are susceptible to commodity dynamics. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand.

          The overall levels of demand for the commodity products we make and distribute, and consequently our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in North America and regional economic conditions in our markets, as well as foreign currency exchange rates. For example, demand for cut-size office paper fluctuates with levels of white-collar employment, and demand for containerboard depends on the state of the durable and non-durable goods industries. Demand for newsprint depends upon prevailing levels of newspaper advertising and circulation. Demand for wood products depends on new residential and light commercial construction and residential repair and remodeling activity, which are impacted by demographic trends, interest rate levels, weather and general economic conditions. Demand for many of our products was materially and negatively impacted by the global economic downturn in the early part of this decade, and we expect to be sensitive to such downturns in the future.

          Industry supply of commodity paper and wood products is also subject to fluctuation, as changing industry conditions can influence producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply in these markets can also result from producers introducing new capacity in response to favorable short-term pricing trends.

          Industry supply of commodity papers and wood products is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the levels of imports in recent years, a strengthening of the U.S. dollar is likely to increase imports of commodity papers and wood products from overseas, putting downward pressure on prices.

          As a result, prices for all of our products are driven by many factors outside of our control, and we have little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond our control determine the prices for our commodity products, the price for any one or more of these products may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our manufacturing facilities. Therefore, our profitability with respect to these products depends on managing our cost structure, particularly raw materials and energy prices, which represent the largest components of our operating costs and can fluctuate based upon factors beyond our control, as described below. If the prices of our products decline, or if our raw materials or energy costs increase, or both, demand for our products may decline, and our sales and profitability could be materially and adversely affected.

Our manufacturing businesses may have difficulty obtaining timber at favorable prices, or at all.

          Wood fiber is our principal raw material, comprising approximately 17%, 13% and 30% of the aggregate amount of materials, labor and other operating expenses and fiber costs from related parties for our Paper, Packaging & Newsprint and Wood Products segments, respectively, during 2004. Wood fiber is a commodity, and prices historically have been cyclical. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in the United States. These reductions have caused the closure of plywood and lumber operations in some of the geographic areas in which we operate, including the closure of two facilities previously operated by OfficeMax. In addition, future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest health and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by fire, insect infestation, disease, ice storms, wind storms, flooding and other natural and man made causes, thereby reducing supply and increasing prices. Wood fiber pricing is subject to regional market influences, and our cost of wood fiber may increase in particular regions due to market shifts in those regions. In addition, our ability to obtain wood fiber from Brazil may be impacted by legal and political conditions in that country as well as transportation difficulties. Any sustained increase in wood fiber prices would increase our operating costs, and we may be unable to increase prices for our products in response to increased wood fiber costs due to additional factors affecting the demand or supply of these products.

          Over the past three years, the timberlands operations provided, on average, approximately 47% of our wood fiber requirements. In connection with the Timberlands Sale, we entered into long-term supply agreements pursuant to which we expect to obtain a significant portion of our future wood fiber requirements. We purchase substantially all of our wood fiber from third parties, either pursuant to these supply agreements or in the open market. If any of our major suppliers of wood fiber stops selling or is unable to sell wood fiber to us, our financial condition and operating results would suffer. As a result of the Timberlands Sale, we have increased our open-market purchases of wood fiber. Since we have not historically made open-market purchases of wood fiber in such large amounts, our wood fiber costs may exceed our historical costs. For example, due to increased costs associated with the procurement of wood fiber, such as higher transportation costs and costs related to identifying potential vendors, we estimate that our wood fiber costs would have been $8 million to $12 million higher in 2004 had the Timberlands Sale been completed on January 1, 2004. Furthermore, as the amount of wood fiber we purchase pursuant to existing supply agreements declines, our wood fiber costs may increase further as we increase our reliance on open-market purchases. In addition, our limited access to an internal supply of timber could expose us to the effects of short-term price volatility and limit our flexibility in responding to shortages in wood fiber supply, and could cause our operating costs to increase to a greater extent than those of our competitors that own timberlands. If we experience constraints on our timber supply for any of these or other reasons, we would be required to limit production in and/or close manufacturing facilities.

An increase in the cost of our purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing our margins.

          Energy is one of our most significant raw materials, comprising approximately 13%, 12% and 3% of the aggregate amount of materials, labor and other operating expenses and fiber costs from related parties for our Paper, Packaging & Newsprint and Wood Products segments, respectively, during 2004. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and currently exceed historical averages. These fluctuations impact our manufacturing costs and contribute to earnings volatility. While we purchase substantial portions of our energy under supply contracts, many of these contracts rely on market pricing. We estimate that a hypothetical 10% increase in electricity, natural gas and fuel oil costs would have reduced our operating income by approximately $27 million and $8 million for the year ended December 31, 2004.

          Other raw materials we use include various chemical compounds, such as precipitated calcium carbonate, sodium chlorate and sodium hydroxide, dyes, resins and adhesives. Purchases of chemicals comprised approximately 12%, 3% and 5% of the aggregate amount of materials, labor and other operating costs and fiber costs from related parties for our Paper, Packaging & Newsprint and Wood Products segments, respectively, during 2004. The costs of these chemicals have been volatile historically, and are influenced by capacity utilization, energy prices and other factors beyond our control.

          For our commodity products, the relationship between industry supply and demand, rather than changes in the cost of raw materials, determines our ability to increase prices. Consequently, we may be unable to pass increases in our operating costs to our customers in the short term. Any sustained increase in chemical or energy prices would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines.

We face strong competition in our markets.

          The paper and forest products industry is highly fragmented, and we face competition from numerous competitors, domestic as well as foreign. Some of our competitors in each of our businesses are large, vertically integrated companies that have greater financial and other resources, greater manufacturing economies of scale, greater energy self-sufficiency and/or lower operating costs than we do. In addition, some of our competitors have less indebtedness than we do, and therefore more of their cash is available for business purposes other than debt service. We may be unable to compete, particularly with respect to our commodity products, during the various stages of the business cycle.

Failure to implement any of our business strategies could result in decreased future sales and net income.

          We may be unable to implement fully our strategies or achieve the anticipated results. Our strategies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. For example, we intend to expand our leadership in the production of higher-growth, higher-margin products such as value-added papers and EWP. This strategy will require us to develop new and innovative product and service characteristics and respond to shifts in customer demand. In addition, we plan to continue to expand our building materials distribution business into new geographical regions, which will require us to identify growing markets and deliver superior customer service. If our manufacturing businesses fail to deliver quality products at competitive costs, if our distribution business fails to acquire market share in new markets or if we are unable to implement our other key business strategies, our future sales and net income could decrease.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales and/or negatively impact our net income.

          Any of our paper or EWP manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

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  maintenance outages;

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  prolonged power failures;

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  an equipment failure;

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  a chemical spill or release;

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  explosion of a boiler;

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  the effect of a drought or reduced rainfall on our water supply;

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  disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

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  fires, floods, earthquakes, hurricanes or other catastrophes;

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  terrorism or threats of terrorism;

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  labor difficulties; or

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  other operational problems.

          Events such as those listed above have resulted in operating losses in the past. For example, we recently experienced market pulp production losses due to the mechanical failure of one of our digesters at our Wallula, Washington facility. We expect that this interruption will result in a reduction in second quarter 2005 operating income of approximately $2.0 million. Also, in September 2004, damage caused by Hurricane Ivan to our Jackson, Alabama paper mill and the surrounding area led to a temporary shutdown of that facility, resulting in 1.7 days of downtime and a reduction in operating income of approximately $2.8 million. In addition, a fire at our Medford plywood plant in 1998 resulted in significant downtime and caused our plywood sales to drop 20% compared to sales volumes for the prior year. Future events may cause similar shutdowns, which may result in additional downtime and/or cause additional damage to our facilities. Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If one of these machines or facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired, resulting in lower sales and net income.

Some of our paper and wood products are vulnerable to long-term declines in demand due to competing technologies or materials.

          Our uncoated free sheet and newsprint compete with electronic transmission and document storage alternatives, as well as with paper grades we do not produce. As the use of these alternatives grows, demand for paper products may decline or shift from one grade of paper to another. For example, demand for newsprint has declined and may continue to decline as newspapers are replaced with electronic media, and demand for our uncoated free sheet for use in pre-printed forms has declined and may continue to decline as the use of desktop publishing and on-demand printing continues to displace traditional forms. Demand for our containerboard may decline as corrugated paper packaging is replaced with reusable plastic alternatives, particularly with respect to uses for perishable food products. Demand for plywood may decline as customers continue to shift to oriented strand board, a product we do not manufacture. Any substantial shift in demand from our products to competing technologies or materials could result in a material decrease in sales of our products.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our capital requirements.

          Our businesses are capital intensive, and we regularly incur capital expenditures to expand our operations, maintain our equipment, increase our operating efficiency and comply with environmental laws. Our total capital expenditures, excluding acquisitions, were approximately $169 million during 2004, including approximately $114 million for maintenance capital and approximately $8 million for environmental expenditures, and we expect to spend approximately $185 million on capital expenditures during 2005, including approximately $98 million for maintenance capital and approximately $18 million for environmental expenditures. We anticipate our available cash resources and cash generated from operations will be sufficient to fund our operating needs and capital expenditures for at least the next year. However, if we require additional funds, we may not be able to obtain them on favorable terms, or at all. In addition, our debt service obligations reduce our available cash flows. If we cannot maintain or upgrade our equipment as we require or ensure environmental compliance, we could be required to cease or curtail some of our manufacturing operations, or we may become unable to manufacture products that compete effectively in one or more of our markets.

Our operations are impacted by our relationship with OfficeMax.

          Until October 2004, we operated as business units of OfficeMax and not as a stand-alone company. During 2004, which period includes the ramp-up of sales to OfficeMax's retail network, sales to OfficeMax represented approximately 47% of our uncoated free sheet sales. During the three months ended March 31, 2005, sales to OfficeMax accounted for approximately 50% of our uncoated free sheet sales volume, including approximately 83% of our office paper sales volume. We anticipate that OfficeMax will continue to be our largest customer and that we will continue to depend on its distribution network for a substantial portion of our uncoated free sheet sales in the future. In connection with the Acquisition, OfficeMax retained and indemnified us against certain liabilities related to our business. Furthermore, we and OfficeMax entered into an additional consideration agreement pursuant to which OfficeMax may be required to make payments to us. Any significant deterioration in OfficeMax's financial condition or our relationship with OfficeMax, or a significant change in OfficeMax's business strategy, could result in OfficeMax's ceasing to be our customer or failing to satisfy its contractual obligations to us, which, in turn, could reduce our sales and subject us to additional material liabilities.

          In addition, we may be required to make substantial payments to OfficeMax in connection with agreements we entered into related to the Acquisition. We currently indemnify OfficeMax for breaches of representations, warranties and covenants made in the asset purchase agreement, as well as for all liabilities we assumed, in connection with the Acquisition. Our indemnification obligations with respect to breaches of representations and warranties are, with certain exceptions, subject to a deductible of $20.7 million, and our indemnification obligations are capped at $248.9 million in the aggregate. The additional consideration agreement also requires us to pay OfficeMax, to the extent that the average market price for a benchmark grade of cut-size office paper manufactured within our Paper segment exceeds a specified amount, up to an aggregate amount of $125 million. If we are required to make substantial payments to OfficeMax in respect of our indemnification obligations, the resulting outflows of cash would adversely affect our operating results and financial condition. In addition, if we are required to make substantial payments to OfficeMax under the additional consideration agreement, our financial condition would be adversely affected.

We are subject to significant environmental regulation and environmental compliance expenditures, as well as other potential environmental liabilities.

          We are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, site remediation, forestry operations and endangered species habitats. Our capital expenditures for environmental compliance were approximately $12 million and $8 million in 2003 and 2004, respectively, and we expect to incur approximately $18 million in 2005. We expect to continue to incur significant capital and operating expenditures in order to maintain compliance with applicable environmental laws and regulations. On July 30, 2004, the U.S. Environmental Protection Agency, or EPA, promulgated rules regulating toxic air emissions from wood panel plants. A second rule regulating toxic air emissions from industrial boilers at wood products plants and paper mills was promulgated on September 13, 2004. We are currently evaluating these rules and the amount of capital expenditures that will be required for compliance. We expect to incur capital expenditures ranging from $13 million to $37 million for the period from 2005 to 2007 to comply with these regulations. We may also be required to incur substantial additional capital expenditures to comply with future environmental regulations. If we fail to comply with applicable environmental laws and regulations, we may face civil or criminal fines or penalties or enforcement actions, including orders limiting our operations or requiring corrective measures, installation of pollution control equipment or other remedial actions.

          As owners and operators of real estate, we may be liable under environmental laws for cleanup and other damages, including tort liability, resulting from releases of hazardous substances on or from our properties, including asbestos. We may have liability under these laws whether or not we knew of, or were responsible for, the presence of these substances on our property, and, in some cases, our liability may not be limited to the value of the property. OfficeMax retains responsibility for environmental liabilities that occurred with respect to businesses, facilities and other assets not purchased by us in the Acquisition. In addition, OfficeMax generally indemnifies us for hazardous substance releases and other environmental violations that occurred prior to the closing of the Acquisition or arise out of pre-closing operations at the businesses, facilities and other assets purchased by us. However, OfficeMax may not have sufficient funds to fully satisfy its indemnification obligations when required, and, in some cases, we may not contractually be entitled to indemnification by OfficeMax. Furthermore, we are not entitled to indemnification for liabilities incurred due to releases and violations of environmental laws occurring after the closing of the Acquisition. With respect to the timberlands operations, we may have responsibility for certain environmental liabilities that occurred in the period following the Acquisition but prior to the Timberlands Sale. Any material liability we incur would adversely impact our financial condition and could preclude us from making capital expenditures that would otherwise benefit our business.

          Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant expenditures. We may be unable to generate funds or other sources of liquidity and capital to fund unforeseen environmental liabilities or expenditures.

Labor disruptions or increased labor costs could adversely affect our business.

          We could experience a material labor disruption or significantly increased labor costs at one or more of our facilities, either in the course of negotiations of a labor agreement or otherwise, any of which could prevent us from meeting customer demand, reducing our sales and profitability. As of March 31, 2005, we had 10,185 employees. Approximately 4,920, or 48%, of our employees work pursuant to collective bargaining agreements. Several of these agreements have recently expired or will expire in 2005. In December 2004, an agreement covering approximately 100 workers in our corrugated container facility in Salem, Oregon expired, and in March 2005, an agreement covering approximately 860 workers in our paper facilities in St. Helens, Oregon, Vancouver, Washington, Salem, Oregon, and Wallula, Washington expired. We are currently in negotiations with respect to agreements covering these matters. Agreements covering approximately 100 employees in our Jackson, Alabama sheeter facility and approximately 700 workers in our Oakdale, Louisiana and Florien, Louisiana wood products facilities will expire in July 2005. In addition, an agreement covering approximately 100 workers in our Salt Lake City, Utah corrugated container plant will expire in October 2005. We expect the key issues in the negotiations for new collective bargaining agreements to be pensions, health care and work rules and other contract requirements that we believe inhibit our ability to reduce operational costs. We may be unable to renew these agreements without work stoppages or significant increases in costs, which would reduce our operating margins or require us to limit or cease manufacturing operations at one or more of our facilities.

We depend on third parties for transportation services.

          We rely primarily on third parties for transportation of the products we manufacture and/or distribute, as well as delivery of our raw materials, including the delivery of our Brazilian veneer to our Alexandria, Louisiana facility. In particular, a significant portion of the goods we manufacture and raw materials we use are transported by railroad or trucks, which are highly regulated. For example, recent Federal Motor Carrier Safety Administration rules limited the maximum hours of service for motor carrier drivers, which may tighten the market for qualified truck drivers and negatively impact transportation rates and delivery times. If any of our third-party transportation providers were to fail to deliver the goods we manufacture or distribute in a timely manner, we may be unable to sell those products at full value, or at all. Similarly, if any of these providers were to fail to deliver raw materials to us in a timely manner, we may be unable to manufacture our products in response to customer demand. In addition, if any of these third parties were to cease operations or cease doing business with us, we may be unable to replace them at reasonable cost. Any failure of a third-party transportation provider to deliver raw materials or finished products in a timely manner could harm our reputation, negatively impact our customer relationships and have a material adverse effect on our financial condition and operating results.

We depend upon the continued services of our senior management team.

          Our success depends, in part, on the efforts of our senior management and other key employees. Our senior management team, led by Tom Stephens, our chief executive officer, has significant industry experience and would be difficult to replace. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. While we are party to an employment agreement with Mr. Stephens until 2007, if he were to resign prior to the expiration of the initial agreement term or fail to renew the agreement upon expiration, the implementation of our business strategy may be slowed. If we lose or suffer an extended interruption in the services of Mr. Stephens or one of our other senior officers, we may become unable to implement our business strategy, resulting in lower profitability. Moreover, the market for qualified individuals is highly competitive, and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees should the need arise. We do not maintain any key-man or similar insurance policies covering any of our senior management or other key employees.

Risks Relating to the Exchange Notes

Our substantial indebtedness could adversely affect our financial condition and impair our ability to operate our business.

          We are a highly leveraged company. As of March 31, 2005, on a pro forma basis, we would have had $1,746.1 million of outstanding indebtedness, including $840.0 million of indebtedness under our senior credit facilities (excluding unused availability under our revolving credit facility and outstanding and undrawn letters of credit), $250.0 million of senior floating rate notes, $400.0 million of senior subordinated notes and $256.1 million representing a loan from Boise Land & Timber Corp. This level of indebtedness could have important consequences to our business, financial condition and operating results, including the following:

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  it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs;

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  our interest expense would increase if interest rates in general increase because a substantial portion of our indebtedness, including all of our indebtedness under our senior credit facilities and the senior notes, bears interest at floating rates;

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  it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

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  we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

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  it may make us more vulnerable to a downturn in our business, industry or the economy in general;

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  a substantial portion of our cash flow from operations is dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other business purposes; and

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  there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing as needed.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

          Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures depends on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

          Our business may not generate sufficient cash flow from operations, or future borrowings under our senior credit facilities or from other sources may not be available to us in an amount sufficient, to enable us to repay our indebtedness or to fund our other liquidity needs, including capital expenditure requirements. A substantial portion of our indebtedness bears interest at floating rates and, accordingly, if interest rates rise, our debt service requirements will increase. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

The terms of our senior credit agreement and the indenture governing our notes restrict our ability to operate our business and to pursue our business strategies.

          Our senior credit agreement and the indenture governing our notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us. Our senior credit agreement and the indenture governing our notes limit our ability, among other things, to:

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  pay dividends or make distributions in respect of our common stock or make certain other restricted payments or investments;

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  incur additional indebtedness, enter into sale/leaseback transactions or issue preferred stock;

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  sell assets, including capital stock of subsidiaries;

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  agree to limitations on the ability of our subsidiaries to make distributions;

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  enter into transactions with our affiliates;

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  incur liens;

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  enter into new lines of business; and

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  engage in consolidations, mergers or sales of substantially all of our assets.

          Our senior credit agreement also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

          The restrictions contained in our senior credit agreement and the indenture could:

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  limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

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  adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

          Although covenants under the credit agreement governing our senior credit facilities and the indenture governing the notes limit our ability and the ability of our present and future restricted subsidiaries to incur additional indebtedness, the terms of the credit agreement and the indenture permit us to incur significant additional indebtedness, including unused availability under our revolving credit facility. As of March 31, 2005, on a pro forma basis, we had $402.9 million available for additional borrowing under our revolving credit facility (after giving effect to $72.1 million of letters of credit outstanding). In addition, neither the credit agreement nor the indenture prevent us from incurring obligations that do not constitute indebtedness as defined in those documents, or prevent our unrestricted subsidiaries from incurring any obligations. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

Our failure to comply with the covenants contained in the credit agreement governing our senior credit facilities or our other debt agreements, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

          Our credit agreement requires us to maintain specified financial ratios, including a maximum ratio of total indebtedness to EBITDA and a minimum ratio of EBITDA to interest expense, and maximum capital expenditures. In addition, our credit agreement and the indenture governing the notes require us to comply with various operational and other covenants. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt to be due and payable immediately, which in turn would result in cross defaults under our other debt instruments. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default.

          If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our credit agreement, or if a default otherwise occurs, the lenders under our senior credit facilities could elect to terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, institute foreclosure proceedings against those assets that secure the borrowings under our senior credit facilities and prevent us from making payments on the senior subordinated notes. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the notes in such an event.

Your right to receive payment on the senior subordinated notes and the guarantees thereof is subordinated to our and the guarantors' senior debt, including our senior credit facilities and the senior notes.

          The senior subordinated notes and the related guarantees are contractually junior in right of payment to all of the co-issuers' and the guarantors' existing and future senior debt, including debt under our credit facilities and the senior notes. As a result, upon a bankruptcy, liquidation, receivership, administration or reorganization or similar proceeding relating to the co-issuers' or any of the guarantors (or their property), the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the senior subordinated notes or the guarantees thereof. In these cases, we may not have sufficient funds to pay all of our creditors and holders of senior subordinated notes may receive less, ratably, than holders of senior debt and, due to the turnover provisions in the indenture, less, ratably, than the holders certain other obligations, including trade payables.

          In addition, all payments on the senior subordinated notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt, including borrowings under our senior credit facilities and the senior notes. Moreover, holders of secured debt often are able to interfere with payments on subordinated debt, such as the senior subordinated notes and the guarantees thereof, outside of the payment blockage provisions by limiting the debtor's access to, and use of, its cash balances. As of March 31, 2005, on a pro forma basis, the senior subordinated notes and related guarantees were subordinated to $1,090.0 million of senior debt, consisting of outstanding secured borrowings under our senior credit facilities and the unsecured senior notes. In addition, we had $402.9 million available for additional borrowing under our revolving credit facility, after giving effect to $72.1 million of letters of credit. The co-issuers and the guarantors will be entitled to incur additional senior debt in the future in accordance with the terms of the credit agreement and the indenture.

The notes are structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the notes is deemed to be unenforceable.

          None of our existing foreign subsidiaries have provided guarantees of the notes as of the issue date, and such foreign subsidiaries (and any future foreign subsidiaries) are only required to guarantee the notes in the future under very limited circumstances. In addition, the existing unrestricted subsidiaries of Timber, which are bankruptcy remote entities that have issued the installment notes, and any future subsidiary that we properly designate as an unrestricted subsidiary under the indenture, will not provide guarantees of the notes. Moreover, for the reasons described below under "—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors," the guarantees that are given by Timber Holdings, Boise Holdings and their respective subsidiaries may be unenforceable in whole or in part.

          The claims of creditors of any entity that does not guarantee the notes or of any guarantor whose guarantee of the notes is unenforceable will be required to be paid before the holders of the notes have a claim (if any) against those entities and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such entity, the holders of the notes would not receive any amounts with respect to the notes from the assets of such entity until after the payment in full of the claims of creditors (including preferred stockholders) of such entity.

          As of March 31, 2005, the total liabilities of the consolidated subsidiaries of Timber Holdings and Boise Holdings (other than the co-issuers) that are not guarantors of the notes were $28.3 million, including trade payables.

Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

          In addition to being contractually subordinated, in the case of the senior subordinated notes, to all of our existing and future senior debt, the co-issuers' obligations under each series of these notes and the guarantors' obligations under the guarantees are not be secured by any of our assets, while the co-issuers' obligations and the obligations of the guarantors under our senior credit facilities are be secured by substantially all of the assets and intercompany loans made by the co-issuers, the co-borrowers and the guarantors, and pledges of the outstanding shares of capital stock of all of our domestic subsidiaries and a portion of the capital stock of our foreign subsidiaries. Therefore, the lenders under our senior credit facilities, and the holders of any other secured debt that the co-issuers or the guarantors may incur in the future, will have claims with respect to these assets that have priority over the claims of holders of these notes. As of March 31, 2005, on a pro forma basis, we had $840.0 million of secured debt, all of which consisted of outstanding borrowings and related guarantees under our senior credit facilities. We had $402.9 million of secured debt available for additional borrowing under our revolving credit facility, after giving effect to $72.1 million of letters of credit. See "Description of Senior Credit Facilities."

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

          The issuance of the guarantees of the notes by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantees of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other existing and future debts of that guarantor if, among other things, and depending upon the jurisdiction whose laws are applied, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee or, in some jurisdictions, when payments came due under such guarantee:

  •
  issued the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the guarantor's remaining assets constitute unreasonably small capital, or (3) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature.

          A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited substantially directly or indirectly from the issuance of the notes.

          The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

          Each guarantee other than the parent guarantee contains a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor's obligation to an amount that effectively makes the guarantee worthless.

          We cannot be certain as to the standard that a court would use to determine whether or not a guarantor was solvent upon issuance of the guarantee or, regardless of the actual standard applied by the court, that the issuance of the guarantee of the notes would not be voided or subordinated to our or any guarantor's other debt.

          If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for Boise LLC's benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under a guarantee, subordinate it to a guarantor's other debt or take other action detrimental to the holders of the notes.

          If a court voided a guarantee, you would no longer have a claim against such guarantor for amounts owed in respect of such guarantee. In addition, a court might direct you to repay any amounts already received from such guarantor. If a court were to void any guarantee, funds may not be available from any other source to pay our obligations under the notes.

Our holding company structure may impact your ability to receive payment on the notes.

          We operate in a multiple tiered holding company structure. Each of Boise Holdings, the parent company of the co-issuers, Timber Holdings, the parent company of Timber, and Timber unconditionally guarantee the notes. However, each of Boise Holdings, Timber Holdings and Timber is a holding company whose entire operating income and cash flow is derived from its subsidiaries and whose only material asset is the capital stock of its subsidiaries. As a result, Boise Holdings',

Timber Holdings' and Timber's guarantees provide little, if any, additional credit support for the notes, and investors should not place undue reliance on such guarantees in evaluating whether to invest in the notes.

          Boise LLC, one of the co-issuers, is also a holding company that does not directly conduct any business operations or hold any material asset other than the capital stock of its subsidiaries. Furthermore, Boise Finance, the other co-issuer, does not have any operations or assets of any kind and will not have any sales. Because substantially all of Boise LLC's operating assets are held by its subsidiaries, the co-issuers will rely principally on cash generated from the operations of certain Boise LLC subsidiaries to pay the principal and interest on the notes. The subsidiaries of Boise LLC are separate and distinct legal entities, and may be restricted from making distributions by, among other things, applicable corporate laws, other laws and regulations and the terms of agreements to which they are or may become a party. While the subsidiaries of Boise LLC unconditionally guarantee the notes, such guarantees could be rendered unenforceable for the reasons described above. In the event that such guarantees were rendered unenforceable, the holders of the notes would lose their direct claim against the entities holding substantially all of our total operating assets.

We may not be able to purchase the notes upon a change of control, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.

          Upon the incurrence of specific kinds of change of control events, we must offer to purchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We may not have sufficient funds available to make any required repurchases of the notes, and restrictions under our credit agreement may not allow that repurchase. If we fail to repurchase notes in that circumstance, we will be in default under the indenture governing the notes and, in turn, under our credit agreement. In addition, certain change of control events will constitute an event of default under our credit agreement. A default under our credit agreement would result in an event of default under the indenture if the administrative agent or the lenders accelerate our debt under our senior credit facilities. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our senior credit facilities and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. Any future debt that we incur may also contain restrictions on repayment of the notes upon a change of control. See "Description of Senior Credit Facilities" and "Description of notes—Change of control."

The interests of the controlling stockholder of our parent may conflict with your interests as a holder of the notes.

          Madison Dearborn controls each of the co-issuers and each of the guarantors of the notes, including the co-issuers' parent, Boise Holdings, and Timber Holdings and each of its subsidiaries. Madison Dearborn generally has the ability to elect a majority of the board of directors of Boise Holdings and a majority of the board of directors of Timber Holdings, and is able to select our management team, determine our corporate and management policies and make decisions relating to fundamental corporate actions. The directors have the authority to make decisions affecting our capital structure, including the issuance of additional debt and declaration of dividends. In addition, the directors may authorize transactions, such as acquisitions, that could enhance the equity investment of Madison Dearborn while involving risks to your interest. The interests of Madison Dearborn may not be aligned with your interests as a holder of the notes. See "Certain Relationships and Related Transactions" and "Principal Stockholders."

FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. Statements that are predictive in nature or that depend upon or refer to future events or conditions are forward-looking statements. These statements are often identified by the words "will," "should," "anticipate," "believe," "expect," "intend," "estimate" or similar expressions. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. There are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. These factors, risks and uncertainties include, among others, the following:

  •
  fluctuations in pricing and demand for uncoated free sheet, containerboard, corrugated containers, newsprint, market pulp, plywood, lumber, particleboard and engineered wood products;

  •
  changes in the cost and availability of raw materials, particularly wood fiber, chemicals and energy;

  •
  the effect on us of competition in our industry;

  •
  long-term declines in demand due to competing technologies or materials;

  •
  our ability to service our debt obligations, fund our working capital requirements and comply with financial covenants contained in our debt instruments;

  •
  a material disruption at any of our facilities or a material disruption in our ability to obtain timber;

  •
  fluctuations in foreign currency exchange rates;

  •
  our ability to maintain relationships with our customers, particularly OfficeMax;

  •
  our ability to fund and implement our planned capital expenditures;

  •
  changes in our relationships with our employees, including our ability to renew collective bargaining agreements with labor unions and our ability to attract and retain key management employees;

  •
  increased labor costs or material labor disruptions;

  •
  changes in our regulatory environment, including environmental regulations;

  •
  our ability to obtain third-party transportation and logistical services;

  •
  changes in interest rates; and

  •
  general economic conditions and their effects on our business.

          Our actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition. In view of these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements. Subject to our obligations under the Securities Act, we expressly disclaim any obligation to revise publicly any forward-looking statements that have been made to reflect the occurrence of events after the date hereof. For a discussion of other factors that may affect our business, you should read carefully the factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus. We note that the safe harbor for forward-looking statements provided by the Private Securities Litigation & Reform Act of 1995 does not apply to statements made in connection with any initial public offering.

OUR CORPORATE STRUCTURE

          Boise Holdings, Timber Holdings, Timber and Boise LLC are holding companies that conduct substantially all of their operations through their respective subsidiaries. Boise Finance was incorporated solely to facilitate the initial offering of the notes and does not have any operations or assets of any kind and does not have any sales. As a result of the Timberlands Sale, Timber Holdings and Timber do not own any operating subsidiaries.

          The following chart summarizes our corporate structure, equity ownership (percentages based on voting power, excluding management options) and principal indebtedness as of March 31, 2005, on an adjusted basis to reflect (1) the amendment and restatement of our senior credit facilities, as described under "Description of Senior Credit Facilities—Amendment and Restatement" and (2) our conversion to a corporation, as described below under "Reorganization as a Corporation."

(1)
Boise Finance, not shown on this chart, is a wholly-owned subsidiary of Boise LLC that was incorporated to serve as co-issuer of the notes in order to facilitate the initial offering. Boise Cascade Aviation, L.L.C. and Boise Cascade Transportation Corp., also not shown on this chart, are wholly-owned subsidiaries of Boise LLC and the guarantors of the notes. This chart also does not include Boise LLC's indirect subsidiaries which, in the case of foreign indirect subsidiaries, are not guarantors of the notes. As of March 31, 2005, Boise LLC's non-guarantor subsidiaries had a total of $84.4 million in assets.

(2)
On February 4, 2005, Boise Cascade Company and Boise Land & Timber Corp., a subsidiary of Boise Land & Timber Holdings Corp., completed the sale of the Timber LLCs, for an aggregate purchase price of $1,650 million, with net cash proceeds of $1,632 million after fees and expenses.

Reorganization as a Corporation

          On May 9, 2005, Boise Cascade Holdings, L.L.C. converted from a Delaware limited liability company to a Delaware corporation. In connection with the conversion, all of its Series A common units were exchanged for preferred stock, all of its Series B common units were exchanged for Class B common stock and all of its Series C common units were exchanged for Class C common stock, in each case according to their relative rights and preferences. All of the outstanding capital stock of Boise Cascade Company is held by FPH and OfficeMax. See "Description of Capital Stock."

INDUSTRY AND MARKET DATA

          Unless otherwise indicated, information contained in this prospectus concerning the paper and forest products industry, its segments and related markets (including end-use markets), our general expectations concerning such industry, its segments and related markets and our market position and market share within such industry, its segments and related markets are based on information from independent industry analysts and publications, such as Resource Information Systems, Inc., Home Channel News, 2003-2004 Pulp & Paper Global Fact & Price Book, and management estimates. Management estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. None of the independent industry publications used in this prospectus was prepared on our or our affiliates' behalf and none of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. Market share data is based on sales, in the case of our Building Materials Distribution segment, and, in the case of our other segments, production capacity, unless otherwise indicated. Estimates of historical growth rates in the markets in which we operate are not necessarily indicative of future growth rates in such markets.

EXCHANGE OFFERS

Terms of the Exchange Offers

          Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we are offering to exchange:

  •
  up to $250,000,000 principal amount of our Senior Floating Rate Notes due 2012, Series B, which have been registered under the Securities Act, for any and all of our outstanding senior Floating Rate Notes due 2012; and

  •
  up to $400,000,000 principal amount of our 7 1/8% Senior Subordinated Notes due 2014, Series B, which have been registered under the Securities Act, for any and all of our outstanding 7 1/8% Senior Subordinated Notes due 2014.

          We will accept for exchange any and all outstanding notes validly tendered pursuant to either exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer. We will issue $1,000 principal amount of exchange notes of each series in exchange for each $1,000 principal amount of outstanding notes of the same series accepted in the exchange offers. Any holder may tender some or all of its outstanding notes pursuant to either exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

          The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  (i)
  the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

  (ii)
  the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

  (iii)
  the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offers, all of which rights will terminate when the exchange offers are terminated.

          The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

          As of the date of this prospectus, $250,000,000 aggregate principal amount of the Senior Floating Rate Notes and $400,000,000 aggregate principal amount of the 7 1/8% Senior Subordinated Notes were outstanding. We have fixed the close of business on June 20, 2005 as the record date for the exchange offers for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

          Holders of outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture relating to the notes in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

          We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

          If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offers.

          Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offers. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offers. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

          The term "expiration date" for each exchange offer will mean 5:00 p.m., New York City time, on July 20, 2005, unless we, in our sole discretion, extend either exchange offer, in which case the term "expiration date" will mean the latest date and time to which such exchange offer is extended.

          In order to extend an exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

          We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offers or to terminate the exchange offers if any of the conditions set forth below under "—Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offers in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

          The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the interest payment for the senior floating rate exchange notes on July 15, 2005 and for the 7 1/8% senior subordinated exchange notes on October 15, 2005. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

          Interest on the senior floating rate exchange notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2005. Interest on the 7 1/8% senior subordinated exchange notes is payable semiannually in arrears on April 15 and October 15 of each year, commencing on October 15, 2005.

Procedures for Tendering

          Only a holder of outstanding notes may tender outstanding notes in either exchange offer. To tender in the exchange offers, a holder must complete, sign and date the applicable letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the applicable letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the applicable letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "—Exchange Agent"

prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

          The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

          By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading "—Purpose and Effect of the Exchange Offers."

          The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

          The method of delivery of outstanding notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

          Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

          Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

          If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

          If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

          We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offers, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing

DTC to transfer the outstanding notes into the exchange agent's account with respect to the outstanding notes in accordance with DTC's procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

          All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

          Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  (i)
  the tender is made through a member firm of the Medallion System;

  (ii)
  prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

  (iii)
  the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

          Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

          Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

          To withdraw a tender of outstanding notes in the exchange offers, a letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the relevant exchange offer. Any notice of withdrawal must:

  (i)
  specify the name of the person having deposited the outstanding notes to be withdrawn;

  (ii)
  identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (iii)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  (iv)
  specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

          All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the relevant exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the relevant exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

          Notwithstanding any other term of the exchange offers, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offers, terminate or amend the exchange offers as provided in this prospectus before the acceptance of the outstanding notes, if:

  (i)
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to either exchange offer which we reasonably believe might materially impair our ability to proceed with either exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

  (ii)
  any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with either exchange offer or materially impair the contemplated benefits of either exchange offer to us; or

  (iii)
  any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of either exchange offer as contemplated by this prospectus.

          If we determine that any of the conditions are not reasonably satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offers and retain all outstanding notes tendered prior to the expiration of the exchange offers, subject, however, to the rights of holders to withdraw the outstanding notes (see "—Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to either exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

          U.S. Bank National Association has been appointed as exchange agent for the exchange offers. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:		By Hand Prior to 4:30 p.m., New York City time:
U.S. Bank National Association		U.S. Bank National Association
60 Livingston Avenue		60 Livingston Avenue
St. Paul, Minnesota 55107-2292		St. Paul, Minnesota 55107-2292
Attn:	Specialized Finance	Attn:	Specialized Finance
Facsimile Transmission:
651-495-8158
For Information Telephone:
800-934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

          We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our and our affiliates' officers and regular employees.

          We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

          We will pay the cash expenses to be incurred in connection with the exchange offers. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

          The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offers. The expenses of the exchange offers will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

          The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offers will remain restricted securities. Accordingly, the outstanding notes may be resold only:

  (i)
  to us upon redemption thereof or otherwise;

  (ii)
  so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (iii)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (iv)
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

          With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offers for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

          The gross proceeds from the issuance and sale of the outstanding notes (before discounts to initial purchasers) was $650.0 million. We used the proceeds, together with the financings described below, to consummate the Acquisition and to pay related fees and expenses.

          The following table reflects the sources and uses of cash related to the Acquisition (dollars in millions):

Sources		Uses
Revolving credit facility(a)	$40.0	Acquisition consideration(b)	$2,052.6
Tranche B term loan	1,330.0	Fees and expenses	140.3
Senior floating rate notes	250.0	Working capital	2.0
Senior subordinated notes	400.0	Loan to Boise Land & Timber Corp.(c)	164.0
Series A common units	36.4
Series B common units	302.5

Total sources	$2,358.9	Total uses	$2,358.9

(a)
Our revolving credit facility provided for borrowings and issuances of letters of credit of up to $400.0 million. As of March 31, 2005, we had $327.9 million of availability under our revolving credit facility, net of $72.1 million of outstanding and undrawn letters of credit.

(b)
Under the additional consideration agreement that we entered into with OfficeMax, the purchase price may be adjusted upward or downward based on paper prices during the six years following the closing date of the Acquisition. Over that period, we could pay to OfficeMax, or OfficeMax could pay to us, a maximum aggregate amount of $125.0 million, in each case net of payments received. The calculation of the purchase price does not include the effect, if any, of these potential adjustments.

(c)
In connection with the Acquisition, we loaned $164.0 million to Boise Land & Timber Corp., a subsidiary of Boise Land & Timber Holdings Corp., a sister corporation that is majority-owned by FPH. This loan bore interest at a rate of 6% per annum. The principal amount of the loan was adjusted from time to time to reflect the payments between these companies for allocated costs and expenses. This loan was repaid with proceeds from the Timberlands Sale.

          These exchange offers are intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

CAPITALIZATION

          The following table sets forth our capitalization as of March 31, 2005:

  •
  on a historical basis; and

  •
  on a pro forma basis to reflect (1) the amendment and restatement of our senior credit facilities, as described under "Description of Senior Credit Facilities—Amendment and Restatement" and (2) our conversion to a corporation, as described under "Our Corporate Structure—Reorganization as a Corporation."

          This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data" and the consolidated financial statements and the notes thereto included in this prospectus.

	Boise Holdings
	As of March 31, 2005
	Historical	Pro forma
	(dollars in millions) (unaudited)
Long-term debt, including current maturities:
Senior credit facilities:(1)
Revolving credit facility	$—	$—
Tranche B term loan	918.0	—
Tranche D term loan	—	840.0
Senior floating rate notes due 2012	250.0	250.0
7 1/8% senior subordinated notes due 2014	400.0	400.0
Loan from affiliate(2)	256.1	256.1

Total debt	1,824.1	1,746.1

Members'/stockholders' equity:
Series A common units	37.6	—
Series B common units	375.5	—
Series C common units	4.2	—
Preferred stock, $0.01 par value per share, 106,000,000 shares authorized; 66,000,000 shares issued and outstanding pro forma	—	37.6
Class A common stock, $0.01 par value per share, 150,000,000 shares authorized pro forma; no shares issued and outstanding pro forma	—	—
Class B common stock, $0.01 par value per share, 100,000,000 shares authorized pro forma; 41,309,446 shares issued and outstanding pro forma	—	0.5
Class C common stock, $0.01 par value per share, 10,000,000 shares authorized pro forma; 2,675,819 shares issued and outstanding pro forma	—	—
Additional paid in capital	—	334.0
Retained earnings	—	—
Accumulated other comprehensive income	—	7.4

Total members'/stockholders' equity	417.3	379.5

Total capitalization	$2,241.4	$2,125.6

(1)
Pro forma for the amendment and restatement of our senior credit facilities as of March 31, 2005, we had $402.9 million of availability under our $475.0 million revolving credit facility, net of $72.1 million of outstanding and undrawn letters of credit. We reduced our term borrowings by $78.0 million in connection with the amendment and restatement of our senior credit facilities on a pro forma basis as of March 31, 2005.

(2)
Represents a loan by a subsidiary of Timber Holdings from the proceeds it received in connection with the Timberlands Sale. We used the proceeds of this loan to repay a portion of our borrowings under our senior credit facilities.

UNAUDITED PRO FORMA FINANCIAL DATA

          We derived the following unaudited pro forma financial data by applying pro forma adjustments to our unaudited balance sheet as of March 31, 2005 and the audited statement of income (loss) of our predecessor for the period January 1 through October 28, 2004, our audited statement of income (loss) for the period October 29 (inception) through December 31, 2004 and our unaudited statement of income (loss) for the three months ended March 31, 2005 included in this prospectus. The unaudited pro forma financial data as of the date and for the periods presented give effect to:

  •
  the Acquisition;

  •
  the receipt and application of proceeds from Boise Land & Timber Corp. in connection with the Timberlands Sale, as described under "Certain Relationships and Related Transactions—Relationship Between Us and Boise Land & Timber Holdings Corp.";

  •
  the amendment and restatement of our senior credit facilities, as described under "Description of Senior Credit Facilities—Amendment and Restatement"; and

  •
  our conversion to a corporation, as described under "Our Corporate Structure—Reorganization as a Corporation;"

in each case, as if these transactions had occurred on March 31, 2005 for balance sheet purposes and January 1, 2004 for statement of income (loss) purposes, other than the Acquisition and the receipt and application of proceeds received in connection with the Timberlands Sale, which are already reflected in the balance sheet as of that date. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma financial data.

          The unaudited pro forma statements of income (loss) for the year ended December 31, 2004 and for the three months ended March 31, 2005 do not reflect (1) a $43.0 million non-cash charge related to the write-off of the Tranche B term loan deferred financing costs in connection with the amendment and restatement of our senior credit facilities, which was completed in April 2005, and (2) an $11.5 million non-cash charge to income tax provision to establish net deferred tax liabilities assuming that our conversion to a corporation had occurred on March 31, 2005. The $43.0 million charge will be reflected in our statement of income (loss) for the second quarter of 2005. The non-cash charge to income tax will be reflected in our statement of income (loss) in the second quarter of 2005. The unaudited pro forma statements of income (loss) for the three months ended March 31, 2005 also do not reflect $15.2 million in income due to the change in fair value of interest rate swaps that were no longer considered cash flow hedges of our expected future Tranche B term loan variable interest rate payments. These interest rate swaps could no longer be treated as hedges as of March 31, 2005 due to our decision to pursue an amendment and restatement of our senior credit facilities. As a result, the fair value of the interest rate swaps at March 31, 2005, which under hedge accounting was recorded in Series B common units on our balance sheet to be amortized against future interest expense, was immediately recognized in income. On April 28, 2005, these interest rate swaps were redesignated as hedges of the cash flow risk from the LIBOR-based variable interest payments on term loans borrowed under our senior credit facilities. As a result of the accounting treatment of these hedges, we recognized $15.2 million of non-cash income in the first quarter of 2005 and will recognize $5.3 million of non-cash expense in the second quarter of 2005. The net $9.9 million of income recognized during these periods will result in higher interest expense over the remaining life of the interest rate swaps. The above amounts are reflected on our unaudited pro forma balance sheet as of March 31, 2005.

          The unaudited pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Acquisition, the

Timberlands Sale, the amendment and restatement of our senior credit facilities and/or our conversion to a corporation been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or any future period. The unaudited pro forma financial data should be read in conjunction with the information contained in "Use of Proceeds," "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes included in this prospectus.

Unaudited Pro Forma Condensed Balance Sheet as of March 31, 2005

	Boise Holdings Historical(2)	Adjustments(5)		Boise Cascade Company Pro Forma
	(dollars in thousands)
ASSETS
Current
Cash	$142,074	$838,000	(a)	$62,074
		(918,000)	(b)
Receivables
Trade, less allowances	364,067	—		364,067
Related parties	48,011	—		48,011
Other	17,309	—		17,309
Inventories	647,705	—		647,705
Deferred income taxes	—	36,801	(e)	53,546
		16,745	(c)
Other	17,494	—		17,494

	1,236,660	(26,454)		1,210,206

Property
Property and equipment, net	1,465,180	—		1,465,180
Fiber farms and timber deposits	48,748	—		48,748

	1,513,928	—		1,513,928

Deferred financing costs	81,072	2,000	(a)	40,026
		(43,046)	(c)
Goodwill	11,773	—		11,773
Intangibles	33,715	—		33,715
Other assets	33,319	—		33,319

Total assets	$2,910,467	$(67,500)		$2,842,967

LIABILITIES AND CAPITAL
Current
Current portion of long-term debt	$—	$8,400	(a)	$8,400
Accounts payable
Trade	359,940	—		359,940
Related parties	236	—		236
Accrued liabilities
Compensation and benefits	78,967	—		78,967
Interest payable	15,103	—		15,103
Other	54,355	—		54,355

	508,601	8,400		517,001

Debt
Long-term debt, less current portion	1,568,000	831,600	(a)	1,481,600
		(918,000)	(b)
Note payable to related party, net	256,123	—		256,123

	1,824,123	(86,400)		1,737,723

Other
Deferred income taxes	—	48,281	(e)	48,281
Compensation and benefits	135,804	—		135,804
Other long-term liabilities	24,680	—		24,680

	160,484	48,281		208,765

Capital
Series A common units	37,595	(37,595)	(d)	—
Series B common units	375,464	(375,464)	(d)	—
Series C common units	4,200	(4,200)	(d)	—
Preferred stock	—	37,595	(d)	37,595
Class B common stock	—	413	(d)	413
Class C common stock	—	27	(d)	27
Additional paid in capital	—	(43,046)	(c)	333,998
		16,745	(c)
		371,779	(d)
		(11,480)	(e)
Accumulated other comprehensive income	—	7,445	(d)	7,445

Total capital	417,259	(37,781)		379,478

Total liabilities and capital	$2,910,467	$(67,500)		$2,842,967

See the accompanying notes to the unaudited pro forma condensed financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Statement of Income (Loss)
for the Year Ended December 31, 2004

	Predecessor	Boise Holdings
	Historical
	January 1 through October 28, 2004	October 29 (inception) through December 31, 2004	Acquisition Adjustments(3)		Timberlands Sale Adjustments(4)		Pro Forma for Acquisition and Timberlands Sale	Other Adjustments(6)		Boise Cascade Company Pro Forma
		(dollars in thousands)
Sales
Trade	$4,417,440	$779,953	$—		$—		$5,197,393	$—		$5,197,393
Related parties	444,608	92,774	—		—		537,382	—		537,382

	4,862,048	872,727	—		—		5,734,775	—		5,734,775

Materials, labor and other operating expenses	4,122,045	733,509	(2,245)	(a)	119,988	(d)	4,951,204	—		4,951,204
			(30,459)	(b)	10,000	(e)
			(1,634)	(c)
Fiber costs from related parties	95,537	24,451	—		(119,988)	(d)	—	—		—
Depreciation, amortization and depletion	193,816	20,037	(87,958)	(e)	—		127,468	—		127,468
			1,573	(f)
Selling and distribution expenses	211,319	40,118	(2,575)	(b)	—		248,293	—		248,293
			(569)	(c)
General and administrative expenses	79,317	10,608	(7,806)	(b)	—		76,945	—		76,945
			3,153	(d)
			(2,539)	(c)
			3,984	(g)
			(9,772)	(h)
Other (income) expense, net	25,348	(23)	(2,176)	(i)	—		23,149	—		23,149

	4,727,382	828,700	(139,023)		10,000		5,427,059	—		5,427,059

Income from operations	134,666	44,027	139,023		(10,000)		307,716	—		307,716

Equity in net income of affiliates	6,308	—	—		—		6,308	—		6,308
Gain on sale of affiliate	46,498	—	—		—		46,498	—		46,498
Foreign exchange gain	912	1,181	—		—		2,093	—		2,093
Interest expense	(72,124)	(22,182)	(22,774)	(j)	(20,104)	(b)	(126,951)	4,200	(a)	(122,751)
			(7,730)	(k)	17,963	(c)
Interest income	557	2,005	8,021	(l)	(8,021)	(a)	2,562	—		2,562

	(17,849)	(18,996)	(22,483)		(10,162)		(69,490)	4,200		(65,290)

Income (loss) before income taxes	116,817	25,031	116,540		(20,162)		238,226	4,200		242,426
Income tax (provision) benefit	(47,351)	(329)	47,680	(m)	—		—	(96,113)	(b)	(96,113)

Net income (loss) from continuing operations before nonrecurring charges directly attributable to the transactions	$69,466	$24,702	$164,220		$(20,162)		$238,226	$(91,913)		$146,313

See the accompanying notes to the unaudited pro forma condensed financial statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Statement of Income (Loss)
for the Three Months Ended March 31, 2005

	Boise Holdings Historical
	Three months ended March 31, 2005	Timberlands Sale Adjustments(4)		Pro Forma for Timberlands Sale	Other Adjustments(6)		Boise Cascade Company Pro Forma
	(dollars in thousands)
Sales
Trade	$1,281,935	$—		$1,281,935	$—		$1,281,935
Related parties	150,336	—		150,336	—		150,336

	1,432,271	—		1,432,271	—		1,432,271

Materials, labor and other operating expenses	1,220,658	17,609	(d)	1,238,267	—		1,238,267
Fiber costs from related parties	17,609	(17,609	)(d)	—	—		—
Depreciation, amortization and depletion	30,637	—		30,637	—		30,637
Selling and distribution expenses	62,336	—		62,336	—		62,336
General and administrative expenses	19,204	—		19,204	—		19,204
Other expense, net	127	—		127	—		127

	1,350,571	—		1,350,571	—		1,350,571

Income from operations	81,700	—		81,700	—		81,700

Equity in net income of affiliates	—	—		—	—		—
Foreign exchange loss	(793)	—		(793)	—		(793)
Change in fair value of interest rate swaps	15,200	—		15,200	(15,200	)(c)	—
Interest expense	(32,079)	(1,989	)(b)	(32,322)	1,050	(a)	(31,272)
		1,746	(c)
Interest income	1,350	(917	)(a)	433	—		433

	(16,322)	(1,160)		(17,482)	(14,150)		(31,632)

Income (loss) before income taxes	65,378	(1,160)		64,218	(14,150)		50,068
Income tax (provision) benefit	(639)	—		(639)	(19,883	)(b)	(20,522)

Net income (loss)	$64,739	$(1,160)		$63,579	$(34,033)		$29,546

See the accompanying notes to the unaudited pro forma condensed financial statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

Notes to Pro Forma Adjustments Related to the Acquisition

1.     Sources and Uses

        The following table reflects the sources and uses of cash related to the Acquisition (dollars in millions):

Sources		Uses
Revolving credit facility(a)	$40.0	Acquisition consideration(b)	$2,052.6
Tranche B term loan	1,330.0	Fees and expenses	140.3
Senior floating rate notes	250.0	Working capital	2.0
Senior subordinated notes	400.0	Loan to Boise Land & Timber Corp.(c)	164.0
Series A common units	36.4
Series B common units	302.5

Total sources	$2,358.9	Total uses	$2,358.9

(a)
Our revolving credit facility provided for borrowings and issuances of letters of credit of up to $400.0 million. As of March 31, 2005, we had $327.9 million of availability under our revolving credit facility, net of $72.1 million of outstanding and undrawn letters of credit.

(b)
Under the additional consideration agreement that we entered into with OfficeMax, the purchase price may be adjusted upward or downward based on paper prices during the six years following the closing date of the Acquisition. Over that period, we could pay to OfficeMax, or OfficeMax could pay to us, a maximum aggregate amount of $125.0 million, in each case, net of payments received. The calculation of the purchase price does not include the effect, if any, of these potential adjustments.

(c)
In connection with the Acquisition, we loaned $164.0 million to Boise Land & Timber Corp., a subsidiary of Boise Land & Timber Holdings Corp., a sister corporation that is majority-owned by FPH. This loan bore interest at a rate of 6% per annum. The principal amount of the loan was adjusted from time to time to reflect the payments between these companies for allocated costs and expenses. This loan was repaid with proceeds from the Timberlands Sale.

2.     Purchase Price Allocation

        As of March 31, 2005, the allocation of the purchase price for the Acquisition is reflected in our balance sheet. The purchase price was determined based on negotiations between Madison Dearborn and OfficeMax, plus fees and expenses. We allocated the purchase price to the assets acquired by us and the liabilities assumed by us in accordance with the asset purchase agreement based on their estimated fair values as of the date of the Acquisition. Estimated fair values were derived through consideration and application of standard valuation approaches and techniques. The initial purchase price allocation may be adjusted within one year of the date of the Acquisition for changes in estimates of the fair value of assets acquired and liabilities assumed. We have not completed the assessment of the fair value of our fiber farms and may allocate a higher portion of the purchase price to those assets. An increase in those values would reduce goodwill.

          In connection with the Acquisition, we are evaluating the acquired facilities and organizational structure. In accordance with the provisions of Emerging Issues Task Force, or EITF, 95-3, Recognition of Liabilities in Connection With a Purchase Business Combination, exit activities in connection with the Acquisition will increase goodwill. We have one year from the date of the Acquisition to develop our restructuring plans and adjust goodwill. As of December 31, 2004, we had finalized a portion of our plans in sufficient detail to meet the requirements of EITF 95-3 to record a liability. Accordingly, we recorded a reserve of $14.3 million, most of which related to severance costs for 310 of our employees. Of that amount, we recorded $7.3 million in our Paper segment, $0.6 million in our Packaging & Newsprint segment, $1.8 million in our Wood Products segment and $4.6 million in our Corporate and Other segment. Most of these costs are expected to be paid in 2005. Cost savings related to these restructuring activities will result primarily from lower salaries and benefits.

          At March 31, 2005, approximately $9.7 million of the 2004 restructuring reserves were included in accrued liabilities, compensation and benefits, and $0.3 million was included in accrued liabilities, other. Restructuring reserve liability account activity related to these 2004 charges is as follows:

	Severance	Other	Total
	(dollars in millions)
2004 restructuring reserve	$13.8	$0.5	$14.3
Charges against reserve	(1.0)	—	(1.0)

Restructuring reserve at December 31, 2004	$12.8	$0.5	$13.3
Charges against reserve	(3.9)	(0.3)	(4.2)
Reserve charged to goodwill	0.8	0.1	0.9

Restructuring reserve at March 31, 2005	$9.7	$0.3	$10.0

          We expect to complete our restructuring plans by the end of the second quarter of 2005. When those plans are finalized, we expect to record additional restructuring liabilities and increase goodwill.

3.     Adjustments to Unaudited Pro Forma Condensed Statement of Income (Loss) for the Acquisition

(a)
To adjust for the elimination of LIFO reserves as a result of the change to a FIFO basis.

(b)
To reduce pension and other post-retirement expense as a result of OfficeMax retaining the obligation for all former employees and to reduce pension expense to reflect the contribution by OfficeMax of additional assets to the plans. Approximately $22.8 million of the reduction in expense is due to the reduced liability and approximately $18.0 million is due to the increased funding.

(c)
To reduce excess defined contribution benefit expense related to OfficeMax's Employee Stock Ownership Plan.

(d)
To eliminate income from company-owned life insurance (COLI) retained by OfficeMax.

(e)
To reduce depreciation and depletion expense as a result of reducing the value of property, equipment and fiber farms as part of the purchase price allocation. The decrease is the result of allocating a lower value to the acquired assets than their historical carrying value based on our assessment of fair value. We also assigned new estimated useful lives, resulting in an average remaining useful life of 11.5 years, compared with nine years for our predecessor.

(f)
To increase amortization expense as a result of recording intangible assets as part of the purchase price allocation. Intangible assets arising from the Acquisition are as follows (dollars in millions):

Description	Amount	Amortization period
Trade names and trademarks	$22.8	—
Customer relationships	6.8	5 years
Technology	5.1	3 to 5 years

	$34.7

(g)
To eliminate income from a captive insurance company retained by OfficeMax.

(h)
To eliminate expenses associated with OfficeMax's restricted stock program, net of the cost of our new management equity units.

(i)
To eliminate expenses associated with OfficeMax's historical receivable sales program.

(j)
To record additional interest expense, excluding amortization of deferred financing costs, as follows:

		Assumed rate	Interest expense
	Principal amount	January 1 through October 28, 2004	January 1 through October 28, 2004
	(dollars in millions)
Revolving credit facility	$—	—%	$—
Tranche B term loan(1)	1,330.0	4.895%	54.3
Senior floating-rate notes(1)	250.0	6.593%	13.7
Senior subordinated notes	400.0	7.125%	23.8

	$1,980.0
Interest on notes and senior credit facilities, excluding amortization of deferred financing costs			91.8
Ongoing fees on senior credit facilities			3.1

Total new cash interest expense			94.9
Less historical interest expense			72.1

Adjustment			$22.8

Increase in interest expense if rates on variable rate debt increased by 25 basis points	$780.0	0.25%	$2.0

  (1)
  We entered into interest rate protection agreements with respect to our $250.0 million senior floating rate notes and $550.0 million of our Tranche B term loan. The assumed rate on our Tranche B term loan reflects a blended rate, while the assumed rate on the senior floating rate notes reflects the swap rate.

(k)
To record the amortization of additional deferred financing costs.

(l)
To record interest income on the loan to Boise Land & Timber Corp. at an annual rate of 6%.

(m)
To eliminate the historical income tax provision.

Notes to Pro Forma Adjustments Related to the Timberlands Sale

4.     Adjustments to Unaudited Pro Forma Condensed Statement of Income (Loss) for the Timberlands Sale

(a)
To eliminate interest income on our loan to Boise Land & Timber Corp. due to its repayment in full from the proceeds of the Timberlands Sale.

(b)
To record interest expense on the new loan from Boise Land & Timber Corp. at an annual rate of 8% between January 1, 2004 and February 4, 2005.

(c)
To reduce interest expense related to the Tranche B term loan repaid with the proceeds received by us from Boise Land & Timber Corp. in connection with the Timberlands Sale.

(d)
To reclassify "Fiber costs from related parties" to "Materials, labor, and other operating expenses."

(e)
To increase wood fiber costs for the effect of increased open-market purchases following the Timberlands Sale. Due to higher transportation costs and costs related to identifying potential vendors, we estimate that our wood fiber costs would have been $8 million to $12 million higher in 2004, had the Timberlands Sale occurred on January 1, 2004. This estimate is based on our historical costs of wood procurement and the ranges of harvest volumes available to us under the terms of the timber supply agreements. We used the midpoint of the range in our pro forma adjustment.

Notes to Pro Forma Adjustments Related to the Amendment and Restatement of Our Senior Credit Facilities and Conversion to a Corporation

5.     Adjustments to Unaudited Pro Forma Condensed Balance Sheet for the Amendment and Restatement of Our Senior Credit Facilities and Conversion to a Corporation

(a)
To record the new Tranche D term loan, net of financing costs, and to reflect current portion.

(b)
To record the prepayment of the Tranche B term loan.

(c)
To reflect the write-off of the Tranche B term loan deferred financing costs and related tax effect. No adjustment was made to the pro forma statement of income (loss) for this write-off since this expense represents a material nonrecurring charge resulting directly from the amendment and restatement of our senior credit facilities. This charge of $43.0 million will be reflected in the second quarter of 2005 statement of income (loss).

(d)
To exchange the Series A common units into preferred stock, exchange the Series B common units into Class B common stock and exchange the Series C common units for Class C common stock.

(e)
To record deferred income tax benefits and deferred income tax liabilities.

6.     Adjustments to Unaudited Pro Forma Condensed Statement of Income (Loss) for the Amendment and Restatement of Our Senior Credit Facilities and Conversion to a Corporation

(a)
To reduce interest expense to reflect a 50 basis point reduction in the annual interest rate on the new Tranche D term loan compared to the Tranche B term loan.

(b)
To reflect the recording of an income tax provision giving effect to our conversion to a corporation.

(c)
To eliminate the change in fair value of interest rate swaps due to our decision to refinance the Tranche B term loan.

7.     Reconciliation of EBITDA by Segment to Pro Forma EBITDA and Income (Loss) Before Interest and Taxes by Segment

        EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance. The following is a reconciliation of EBITDA by segment as set forth in Note 16 to our audited consolidated financial statements included in this prospectus to pro forma EBITDA and pro forma income (loss) before interest and taxes by segment, in each case, for the year ended December 31, 2004.

	Paper	Packaging & Newsprint	Wood Products	Building Materials Distribution	Corporate and Other	Total Boise Holdings
	(dollars in millions)
EBITDA	$110.4	$46.8	$245.4	$96.5	$(51.7)	$447.4
Benefit costs(a)	14.2	6.5	12.0	3.5	4.6	40.8
ESOP(b)	1.0	0.3	0.5	0.9	2.1	4.8
COLI(c)	—	—	—	—	(3.1)	(3.1)
LIFO(d)	3.8	—	(1.6)	—	—	2.2
Captive insurance(e)	—	—	—	—	(4.0)	(4.0)
Restricted stock(f)	2.7	0.3	1.7	1.4	3.7	9.8
Receivables securitization(g)	—	—	—	—	2.2	2.2
Wood fiber adjustment(h)	(0.7)	(2.5)	(6.8)	—	—	(10.0)

Pro forma EBITDA	$131.4	$51.4	$251.2	$102.3	$(46.2)	$490.1

Pro forma depreciation and amortization(i)	50.0	36.1	19.9	8.8	12.7	127.5

Pro forma income (loss) before interest and taxes	$81.4	$15.3	$231.3 (j)	$93.5	$(58.9)	$362.6

(a)
See Note 3(b) above.

(b)
See Note 3(c) above.

(c)
See Note 3(d) above.

(d)
See Note 3(a) above.

(e)
See Note 3(g) above.

(f)
See Note 3(h) above.

(g)
See Note 3(i) above.

(h)
See Note 4(e) above.

(i)
The following is a reconciliation of depreciation and amortization by segment as set forth in our audited consolidated financial statements included in this prospectus to pro forma depreciation and amortization by segment, in each case, for the year ended December 31, 2004:

	Paper	Packaging & Newsprint	Wood Products	Building Materials Distribution	Corporate and Other	Total Boise Holdings
	(dollars in millions)
Depreciation and amortization (historical)	$126.8	$40.7	$26.8	$7.6	$11.9	$213.8
Pro forma adjustments (see Notes 3(e) and 3(f) above)	(76.8)	(4.6)	(6.9)	1.2	0.8	(86.3)

Pro forma depreciation and amortization	$50.0	$36.1	$19.9	$8.8	$12.7	$127.5

(j)
Includes the gain on sale of Voyageur Panel of $46.5 million and equity in net income of affiliates of $6.3 million.

8.     Pro forma Ratio of Earnings to Fixed Charges

        The pro forma ratio of earnings to fixed charges gives effect to the Acquisition, the receipt and application of proceeds from Boise Land & Timber Corp. in connection with the Timberlands Sale, the amendment and restatement of our senior credit facilities and our conversion to a corporation as if these transactions had occurred on January 1, 2004 and was calculated using the same methodology used to compute our historical ratio of earnings to fixed charges in Exhibit 12.1 in this Registration Statement on Form S-4. For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings consist of the pro forma income from operations before income taxes plus fixed charges and fixed charges consist of interest expense plus the interest component of rent and the amortization of capitalized expenses related to indebtedness.

	Pro forma Year ended December 31, 2004	Pro forma Three months ended March 31, 2005
	(thousands, except ratios)

Interest costs	$122,751	$31,272
Interest factor related to noncapitalized leases(a)	2,937	663

Total fixed charges	$125,688	$31,935

Income before income taxes	$242,426	$50,068
Undistributed earnings of less than 50% owned entities, net of distributions received	(6,308)	—
Total fixed charges	125,688	31,935

Total earnings before fixed charges	$361,806	$82,003

Ratio of earnings to fixed charges	2.88	2.57

(a)
Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

SELECTED HISTORICAL FINANCIAL DATA

          We have derived the selected historical financial data as of December 31, 2000, December 31, 2001, March 31, 2004 and October 28, 2004 and for the years ended December 31, 2000 and 2001 from the unaudited financial statements of Boise Forest Products Operations, or our "predecessor," that are not included in this prospectus. We have derived the selected historical financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2002 and 2003, for the three months ended March 31, 2004 and for the period January 1 through October 28, 2004 from the audited and unaudited financial statements of our predecessor that are included in this prospectus. We have derived the selected historical financial data as of December 31, 2004 and for the period October 29 through December 31, 2004 from our audited consolidated financial statements included in this prospectus. We have derived the selected historical financial data as of March 31, 2005 and for the three months ended March 31, 2005 from our unaudited consolidated financial statements included in this prospectus. In the opinion of management, the unaudited financial data presented in this prospectus reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of our results of operations for those periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year or any future period.

          The selected historical financial data set forth below should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes included in this prospectus.

	Predecessor					Boise Holdings	Predecessor	Boise Holdings
						October 29 (inception) through December 31, 2004	Three months ended March 31,
	Year ended December 31,				January 1 through October 28, 2004
	2000	2001	2002	2003			2004	2005
	(dollars in millions)
Statements of income (loss) data:
Sales	$4,467.9	$4,251.7	$4,276.3	$4,653.7	$4,862.0	$872.7	$1,308.0	$1,432.3
Costs and expenses(1)	4,307.3	4,292.9	4,287.1	4,652.7	4,727.3	828.7	1,289.4	1,350.6

Income (loss) from operations	160.6	(41.2)	(10.8)	1.0	134.7	44.0	18.6	81.7
Equity in net income (loss) of affiliates(2)	2.3	(2.8)	(1.5)	8.7	6.3	—	5.1	—
Gain on sale of equity affiliate(3)	—	—	—	—	46.5	—	—	—
Change in fair value of interest rate swaps(4)	—	—	—	—	—	—	—	15.2
Foreign exchanges gain (loss)	(1.1)	(0.6)	(0.1)	2.7	0.9	1.2	0.1	(0.8)
Interest expense(5)	(109.5)	(93.5)	(94.8)	(92.9)	(72.1)	(22.2)	(20.6)	(32.1)
Interest income	2.5	1.5	1.0	0.8	0.5	2.0	0.2	1.4

Income (loss) before income taxes and cumulative effect of accounting change	54.8	(136.6)	(106.2)	(79.7)	116.8	25.0	3.4	65.4
Income tax (provision) benefit	(8.6)	58.2	45.3	36.5	(47.3)	(0.3)	(1.3)	(0.7)

Income (loss) before cumulative effect of accounting change	46.2	(78.4)	(60.9)	(43.2)	69.5	24.7	2.1	64.7
Cumulative effect of accounting change, net of income tax(6)	—	—	—	(4.1)	—	—	—	—

Net income (loss)(7)	$46.2	$(78.4)	$(60.9)	$(47.3)	$69.5	$24.7	$2.1	$64.7

Balance sheet data (at end of period):
Property and equipment and fiber farms, net	$2,404.1	$2,397.4	$2,299.0	$2,251.9	$2,191.1	$1,510.5	$2,231.4	$1,513.9
Total assets	3,301.5	3,225.8	3,164.8	3,123.8	3,365.5	2,932.1	3,196.0	2,910.5
Total long-term debt, including current portion and short term borrowings	1,387.5	1,276.8	1,270.4	1,271.3	1,289.1	1,980.0	1,237.2	1,824.1
Total capital	820.1	871.2	803.7	728.7	864.8	369.8	778.4	417.3
Other financial data:
Ratio of earnings to fixed charges(8)	N/A	N/A	N/A	N/A	N/A	2.10	N/A	3.00

(1)
Costs and expenses include the following amounts, which are reflected in our statement of income (loss) as other (income) expense, net: (1) $12.7 million of costs, recorded by our predecessor in October 2004, related primarily to a one-time retention bonus that became payable as a result of the Acquisition; (2) $7.1 million of costs related to the sale of our predecessor's plywood and lumber facilities in Yakima, Washington in February 2004; (3) a $14.7 million pre-tax charge recorded in December 2003 for the write-down of impaired assets at our predecessor's Yakima, Washington facilities; (4) $3.6 million of costs recorded in 2003 due to the early termination of an operating lease used in connection with our predecessor's paper business; (5) a $10.9 million pre-tax non-cash charge in 2001 to accrue for a one-time liability related to postretirement benefits for some of our predecessor's hourly workers and (6) restructuring charges of $57.9 million in 2001 and the reversal of prior restructuring charges of $0.8 million in 2002 and 2003. Additionally, we recorded $20.2 million of costs for the period October 29 (inception) through December 31, 2004 for a non-cash inventory purchase price adjustment in connection with the Acquisition, which is reflected in our statement of income (loss) as materials, labor and other operating expenses. We also recorded $14.6 million of costs for the period January 1 through October 28, 2004 for a non-cash restricted stock issue, which is reflected in our statement of income (loss) as general and administrative expenses.

(2)
Includes our predecessor's 47% interest in Voyageur Panel, which it sold in May 2004.

(3)
Represents a $46.5 million pre-tax gain on the May 2004 sale of our predecessor's interest in Voyageur Panel.

(4)
Represents income due to the change in fair value of interest rate swaps that were no longer considered cash flow hedges of expected future Tranche B term loan variable interest rate payments. See "Unaudited Pro Forma Financial Data."

(5)
In the predecessor periods presented, interest expense was allocated to our predecessor based on its average asset balances, which is not necessarily indicative of what interest expense would have been had our predecessor operated as a stand-alone company during these periods. For a discussion of interest on borrowings, see Note 11 to our audited consolidated financial statements and Note 9 to our unaudited consolidated financial statements, in each case included in this prospectus.

(6)
Our predecessor recorded a one-time after-tax charge of $4.1 million as a cumulative effect adjustment relating to its adoption in January 2003 of SFAS No. 143, Accounting for Asset Retirement Obligations, which affected the way it accounted for landfill closure costs.

(7)
Net income (loss) per common share is not applicable for the historical periods, as there were no shares outstanding during these periods.

(8)
For further information on the Ratio of Earnings to Fixed Charges, please see Exhibit 12.1 in this Registration Statement on Form S-4.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          As used in this Management's Discussion and Analysis of Financial Condition and Results of Operations, the term "Boise Holdings" means Boise Cascade Holdings, L.L.C., which was our name prior to our conversion to a corporation, and its consolidated subsidiaries, and the terms "Boise Forest Products Operations" and "predecessor" mean the paper and forest products assets of OfficeMax Incorporated, or OfficeMax, that we acquired in the Acquisition. The terms "we," "us" and "our" mean Boise Holdings with respect to periods after the Acquisition and Boise Forest Products Operations with respect to periods prior to the Acquisition.

          The statements regarding industry outlook and our expectations with respect to our performance, liquidity and capital resources and any other non-historical statements in the discussion and analysis are forward-looking. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." Our actual results may differ materially from those contained in or implied by any of these forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Forward-Looking Statements," "Unaudited Pro Forma Financial Data" and "Selected Historical Financial Data."

Overview

          We are a diversified North American paper and forest products company. We conduct our business in the following four operating segments:

  •
  Paper. We are a major producer of uncoated free sheet, including commodity and value-added papers.

  •
  Packaging & Newsprint. We manufacture containerboard, corrugated containers and newsprint.

  •
  Wood Products. We are a leading producer of engineered wood products, or EWP, plywood and ponderosa pine lumber.

  •
  Building Materials Distribution. We are a leading national distributor of a wide range of building materials manufactured by us and by third parties.

          Historically, our businesses were operated by OfficeMax. On October 29, 2004, we acquired OfficeMax's paper and forest products assets, other than its timberland operations, for an aggregate purchase price of $2,196.5 million, including approximately $140 million of related fees and expenses. We refer to this acquisition, including the related financing transactions, as the "Acquisition." The purchase price is subject to adjustment based on amounts paid under the additional consideration agreement that we entered into as part of the Acquisition. For information on the additional consideration agreement, see "—Effects of the Acquisition—Material Ongoing Agreements with OfficeMax—Additional Consideration Agreement." Concurrently with the Acquisition, Boise Land & Timber Holdings Corp., or Timber Holdings, an entity that is majority owned by our majority stockholder, Forest Products Holdings, L.L.C., or FPH, acquired OfficeMax's timberlands operations. Since the timberlands operations were not acquired by us and were never part of our business, we do not discuss the results of the timberlands operations in this Management's Discussion and Analysis of Financial Condition and Results of Operations and they are not included in our consolidated financial statements included in this prospectus.

Effects of the Acquisition

  Purchase Accounting

          We accounted for the Acquisition using the purchase method of accounting. As a result, the purchase price of $2,196.5 million was allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the Acquisition. The initial purchase price allocations may be adjusted within one year of the date of the Acquisition for changes in estimates of the fair value of assets acquired and liabilities assumed. We have not completed the assessment of the fair value of our fiber farms and may allocate a higher portion of the purchase price to those assets, which would reduce goodwill. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of October 29, 2004:

(dollars in millions)
Current assets	$1,045.8
Property and equipment	1,456.2
Fiber farms and timber deposits	43.5
Deferred financing costs	85.9
Goodwill	4.1
Intangible assets	34.7
Other assets	9.9

Assets acquired	2,680.1

Current liabilities	326.2
Long-term liabilities	157.4

Liabilities assumed	483.6

Net assets acquired	$2,196.5

          The excess of the purchase price over the fair values of assets acquired and liabilities assumed was allocated to goodwill. We recorded $1.5 million, $0.9 million, $1.4 million and $0.3 million of goodwill in our Paper, Packaging & Newsprint, Wood Products and Building Materials Distribution segments, respectively.

          The amount allocated to intangible assets was attributed to the following categories:

(dollars in millions)
Trade names and trademarks	$22.8
Customer relationships	6.8
Technology	5.1

$34.7

          Compared with the predecessor periods presented, the allocation of the purchase price resulted in a decrease in depreciation expense related to our acquired assets because we allocated a lower value to the acquired assets. We also assigned new estimated useful lives, resulting in an average useful life of 11.5 years, compared with nine years for our predecessor. We wrote up the value of the inventory by $20.2 million, resulting in increased costs and expenses recognized by us upon the sale of the inventory during the period October 29 through December 31, 2004.

  Restructuring Activities

          In connection with the Acquisition, we are evaluating the acquired facilities and organizational structure. In accordance with the provisions of Emerging Issues Task Force, or EITF, 95-3,

Recognition of Liabilities in Connection With a Purchase Business Combination, exit activities in connection with the Acquisition will increase goodwill. We have one year from the date of the Acquisition to develop our restructuring plans and adjust goodwill. As of December 31, 2004, we had finalized a portion of our plans in sufficient detail to meet the requirements of EITF 95-3 to record a liability. Accordingly, we recorded a reserve of $14.3 million, most of which related to severance costs for 310 employees. Of that amount, we recorded $7.3 million in our Paper segment, $0.6 million in our Packaging & Newsprint segment, $1.8 million in our Wood Products segment and $4.6 million in our Corporate and Other segment. Most of these costs are expected to be paid in 2005. During the three months ended March 31, 2005, we recorded an additional restructuring reserve of $0.9 million. This adjustment reflects additional severance costs and increases the total reserve recorded since the Acquisition to $15.2 million, most of which relates to severance costs for 330 employees. At March 31, 2005, we had terminated approximately 270 employees in connection with the Acquisition. Most of these costs will be paid during 2005.

          At March 31, 2005, approximately $9.7 million of the 2004 restructuring reserves were included in accrued liabilities, compensation and benefits and $0.3 million was included in accrued liabilities, other. Restructuring reserve liability account activity related to these 2004 charges is as follows:

	Severance	Other	Total
	(dollars in millions)
2004 restructuring reserve	$13.8	$0.5	$14.3
Charges against reserve	(1.0)	—	(1.0)

Restructuring reserve at December 31, 2004	$12.8	$0.5	$13.3
Charges against reserve	(3.9)	(0.3)	(4.2)
Reserve charged to goodwill	0.8	0.1	0.9

Restructuring reserve at March 31, 2005	$9.7	$0.3	$10.0

          We expect to complete our restructuring plans by the end of the second quarter of 2005. When those plans are finalized, we expect to record additional restructuring liabilities and increase goodwill.

  Increased Leverage

          To finance the Acquisition, we incurred $1,330.0 million of term borrowings under our senior credit facilities and issued $250.0 million of senior floating rate notes and $400.0 million of senior subordinated notes. In February 2005, we prepaid $412.0 million of our term borrowings, primarily with the proceeds of a related-party loan from Boise Land & Timber Corp., an affiliate that is majority owned by FPH, and the repayment by Boise Land & Timber Corp. of a loan we had previously made to it. The principal amount of the related-party loan, which initially was $264.8 million, is subject to adjustment based on transactions between us and Boise Land & Timber Corp. Our leverage may make us more vulnerable to a downturn in our business, the paper and forest products industry or the economy in general.

  Material Ongoing Agreements with OfficeMax

          In connection with the Acquisition, we entered into the following agreements with OfficeMax that could affect our results of operations in future periods:

          Paper Supply Agreement.    Under this agreement, OfficeMax is required to purchase from us all of its North American requirements for cut-size office paper, to the extent we choose to supply such paper to them, through December 2012, at prices approximating market prices. OfficeMax's purchase obligations under the agreement will phase out over a four-year period beginning one year after the delivery of notice of termination, but not prior to December 31, 2012.

          Additional Consideration Agreement.    Under this agreement, we will adjust the purchase price for the Acquisition based on changes in paper prices over the six-year period following the closing of the Acquisition. OfficeMax has agreed to pay us $710,000 for each dollar by which the average market price per ton of a specified benchmark grade of cut-size office paper during any twelve-month period ending on an anniversary of the closing of the Acquisition, or the annual paper price, is less than $800 per ton, and we have agreed to pay $710,000 to OfficeMax for each dollar by which the annual paper price exceeds $920 per ton. Neither party will be obligated to make a payment under the agreement in excess of $45 million in any one year. Payments are also subject to an aggregate cap of $125 million, which declines to $115 million for the period ending on October 29, 2009 and $105 million for the period ending on October 29, 2010, and, in each case, are calculated on a net basis. Any payments made or received pursuant to the additional consideration agreement will be treated as adjustments to the purchase price for the Acquisition and, therefore, will not be reported in our statement of income (loss) but will be included in consolidated EBITDA for purposes of certain covenants under our debt agreements.

  Segments

          We operate our business using five reportable segments: Paper, Packaging & Newsprint, Wood Products, Building Materials Distribution and Corporate and Other. These segments represent distinct businesses that are managed separately because of differing products and services. Each of these businesses requires distinct operating and marketing strategies. Management reviews the performance of the company based on these segments.

          Prior to the Acquisition, OfficeMax operated our business within three of its reportable segments: Boise Paper Solutions (which included both the paper and packaging and newsprint businesses), Boise Building Solutions (which included both the building products manufacturing and building materials distribution businesses) and Corporate and Other. We have recast the financial information of our predecessor in this prospectus to conform to our current segments.

  Pension and Benefit Plans

          The predecessor financial statements treat our participants in OfficeMax's pension plans as participants in multiemployer plans. Accordingly, no assets or liabilities related to OfficeMax's defined benefit pension plans are reflected in the predecessor balance sheet. OfficeMax transferred sufficient assets from its employee defined benefit pension plans to fund our accumulated benefit obligation for the employees of the acquired businesses at a 6.25% discount rate. As a result, we are not required to make any contributions in 2005, but may elect to make voluntary contributions in 2005. At December 31, 2004, our balance sheet reflected an unfunded net projected benefit obligation of $114.4 million, assuming a 5.75% discount rate and a 4.25% rate of compensation increase. In addition, under the terms of the asset purchase agreement, OfficeMax retained all pension costs related to employees who retired or were terminated on or before July 31, 2004, postretirement benefits costs related to employees who retired or were terminated prior to the Acquisition, and all pension and postretirement benefit costs related to active OfficeMax employees. As a result, we expect that our annual pension expense in future periods will be less than amounts included in the predecessor financial statements.

  Stand-Alone Company

          We have historically operated as business units of OfficeMax and not as a stand-alone company. Financial information for Boise Forest Products Operations that is included in this

Management's Discussion and Analysis of Financial Condition and Results of Operations has been derived from the historical consolidated financial statements of OfficeMax and includes the assets, obligations and activities of OfficeMax for Boise Forest Products Operations. The predecessor financial information included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone company without the shared resources of OfficeMax for the periods presented and may not be indicative of our future results of operations, financial position and cash flows.

          The predecessor financial information included in this Management's Discussion and Analysis of Financial Condition and Results of Operations includes amounts specifically attributable to Boise Forest Products Operations and a portion of OfficeMax's shared corporate general and administrative expenses. These shared services include, but are not limited to, finance, accounting, legal, information technology and human resource functions. Some of OfficeMax's corporate costs related solely to Boise Forest Products Operations and were allocated totally to these operations in the predecessor financial information included in this prospectus. Shared corporate general and administrative expenses that were not specifically attributable to Boise Forest Products Operations were allocated based on average sales, assets and labor costs. We believe these allocations are a reasonable reflection of the use of the shared services of OfficeMax. However, the amounts could differ from amounts that would have resulted if we had operated on a stand-alone basis and are not necessarily indicative of costs to be incurred in the future.

          OfficeMax transferred substantially all of the legacy corporate functions that were employed with respect to Boise Forest Products Operations to us in connection with the Acquisition. We and OfficeMax entered into a mutual administrative services agreement pursuant to which we and OfficeMax exchange certain accounting and financial management, legal and human resource services for terms ending between two and fourteen months after the Acquisition. Substantially all of these services are provided by us for OfficeMax. Fees for substantially all of the services provided under this agreement equal the provider's cost. We eliminated some of the costs of these functions at or immediately following the closing of the Acquisition and expect to eliminate additional costs currently being charged to OfficeMax upon the termination of the transition service period. Our reductions in costs have been reflected in the predecessor financial information through the allocation of costs to OfficeMax. However, there can be no assurance that we will be able to terminate the costs associated with these functions as planned. In the event we are unable to eliminate such functions, our actual operating costs will be higher than those reflected in the predecessor financial information.

          Our predecessor participated in OfficeMax's centralized cash management system. Cash receipts attributable to our operations were collected by OfficeMax, and cash disbursements were funded by OfficeMax. Cash advances necessary to fund our major improvements to and replacements of assets, acquisitions and expansion, to the extent not provided through internally generated funds, were provided by OfficeMax's cash or funded with debt. As such, the amounts of cash and cash equivalents recorded on our predecessor balance sheet do not represent the amounts required or generated by our businesses. In each of the periods presented in the predecessor financial information, OfficeMax's total debt and related interest expense were allocated to us based on our average asset balances. We believe the allocations of debt and interest expense are a reasonable reflection of our debt position and interest costs. However, the amounts are not necessarily indicative of debt balances and interest costs in the future. In connection with the Acquisition, we incurred a substantial amount of indebtedness, interest expense and repayment obligations. For more information, see "—Liquidity and Capital Resources" in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

  Taxes

          For the period October 29 through December 31, 2004 and the three months ended March 31, 2005, most of our businesses were held and operated by limited liability companies, which are not subject to entity-level federal income taxation. The taxes in respect of these operations are payable by our equity holders in accordance with their respective ownership percentage. Boise Holdings and affiliates have made cash distributions to permit the members of Boise Holdings and affiliates to pay these taxes. Both our senior credit facilities and the indenture governing our notes permit these distributions. We will not make these cash distributions following our conversion to a corporation.

          In addition to the businesses and assets held and operated by limited liability companies, there are small corporations that are subject to state and local income taxes. As of March 31, 2005, these corporations accrued income taxes of $639,000, which consisted of $459,000 accrued for U.S. federal taxes, $139,000 accrued for U.S. state taxes and $41,000 accrued for Canadian taxes. There are no deferred tax assets or liabilities for these corporations.

          In the predecessor periods presented, Boise Forest Products Operations results were included in the consolidated income tax returns of OfficeMax. However, in the predecessor financial statements, income taxes were provided based on a calculation of the income tax expense that would have been incurred if we had operated as a separate taxpayer. Income taxes have been provided for all items included in the statements of income (loss), regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded.

  Wood Fiber Supply

          Historically, we have met a significant part of our fiber needs through purchases, at prices that approximated market prices, from OfficeMax's timberlands operations, which in October 2004 were acquired from OfficeMax by Timber Holdings. In February 2005, Timber Holdings sold the timberlands operations to Forest Capital Partners, LLC, an unaffiliated party. We refer to this sale as the "Timberlands Sale." In connection with the Timberlands Sale, we entered into a series of fiber supply agreements with Forest Capital. These fiber supply agreements require Forest Capital to sell specified amounts of timber to us at prices that approximate market prices. We believe that our future cost of fiber may exceed those incurred during historical periods due to increased costs associated with the procurement of fiber, such as higher transportation costs and costs related to identifying potential vendors. We estimate that our wood fiber costs would have been $8 million to $12 million higher in 2004 had the Timberlands Sale occurred on January 1, 2004. We believe that we will be able to satisfy our timber requirements through a combination of purchases under supply agreements, including our fiber supply agreements with Forest Capital, and open-market purchases.

Factors that Affect our Operating Results

          The paper and forest products industry is highly cyclical. Over the past two decades, demand for our products has correlated with general economic conditions. The majority of our products are commodities whose prices are determined by industry supply and demand. In addition, our businesses are capital intensive and a large portion of our operating costs is fixed. As a result, relatively modest changes in our sales volumes can have a significant impact on our overall operating profitability.

          Our cash flows and earnings are influenced by a variety of factors, including the following:

  •
  commodity nature of our products and our ability to maintain margins;

  •
  industry cycles and capacity utilization rates; and

  •
  volatility in raw material and energy prices.

          These factors have historically produced cyclicality in our results of operations, and we expect this cyclicality to continue in future periods.

  Commodity and Value-Added Products and Product Margins

          Most of our products are widely available and can be readily produced by our competitors. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is primarily based on price, which is determined by supply relative to demand. Generally, market conditions beyond our control determine the price for our commodity products, and the price for any one or more of these products may fall below our cash production costs. Therefore, our profitability with respect to these products depends on managing our cost structure, particularly raw materials and energy prices, which also exhibit commodity characteristics.

          Not all of our products are commodities. Our value-added papers and EWP are differentiated from competing products based on superior quality and product design, as well as related customer service. In the case of these value-added products, we are generally able to influence price based on the strength of differentiation and levels of customer service, and are generally able to sell these products at higher margins than our commodity products. In order to reduce our sensitivity to the cyclicality of our industry, a fundamental component of our strategy is to increase production of value-added papers and EWP. However, even value-added papers and EWP are susceptible to commodity dynamics.

  Demand

          The overall level of demand for the products we make and distribute, and consequently our financial results, are affected by, among other things, manufacturing activity, construction, employment and consumer spending. Accordingly, we believe that our financial results depend in large part on general macroeconomic conditions in North America, as well as on regional economic conditions in the geographic markets in which we operate. While no single product line drives our overall financial performance, individual product lines are influenced by conditions in their respective industries. For example:

  •
  Demand for uncoated free sheet, like demand for paper products generally, has correlated positively with general economic activity. From 2000 to 2003, demand for uncoated free sheet was negatively impacted by the global economic downturn and the increased use of electronic transmission and document storage alternatives, according to the 2003-2004 Paper & Forest Products Industry Survey by Standard & Poor's. The demand for commodity printing grades and pre-printed forms has declined due to the increased use of desktop publishing and on-demand printing.

  •
  Demand for containerboard and corrugated containers depends upon the state of the durable and non-durable goods industries and is sensitive to movements in foreign currency exchange rates, which affect the cost-competitiveness of foreign manufacturers. Demand for containerboard and corrugated containers has been negatively impacted by the migration of the production of durable and non-durable goods overseas, as foreign producers tend to use local packaging suppliers.

  •
  Demand for newsprint depends upon prevailing levels of newspaper advertising and circulation. Demand for newsprint in North America declined approximately 15% between 2000 and 2004, according to RISI, due in part to the growth of online media as well as substitution towards uncoated groundwood grades.

  •
  Demand for wood products depends on new residential and light commercial construction and residential repair and remodeling activity, which are impacted by demographic trends, interest rate levels, weather and general economic conditions. In recent years, demand for wood products has been strong, due to strong new housing starts, the increasing size of new homes, a robust repair and remodeling market and a recovering light commercial construction market.

  Supply

          Industry supply of commodity paper and wood products is affected by the number of operational or idled facilities, the building of new capacity or the shutting down of existing capacity. Capacity also tends to increase gradually over time without significant capital expenditures, as manufacturers implement production efficiencies. Generally, more capacity is added or employed when supply is tight and margins are relatively high, and capacity is idled or eliminated when supply significantly exceeds demand and margins are poor. Margins tend to decrease with lower capacity utilization because of downward price pressure and because fixed costs attributable to a product are spread across lower volumes.

          While new capacity additions are constrained by the high capital investment and long lead times required to plan, obtain regulatory approvals for and build a new mill, a favorable pricing environment may prompt manufacturers to initiate expansion projects. For example, in response to the strong demand for EWP, some EWP manufacturers, including us, have initiated capacity expansion projects.

          In a weak pricing environment, capacity rationalization is typically determined on a mill-by-mill basis. In order to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which can prolong weak pricing environments due to oversupply. Large producers with a mix of high and low cost mills have the financial strength to withstand prolonged market downturns, either operating or idling their higher cost mills based on their expectations of realizing profits from a market recovery. Larger producers have become more disciplined and have responded to the most recent economic decline by rationalizing capacity. From 2000 to 2004, North American uncoated free sheet, containerboard and newsprint capacities have declined by 9%, 4% and 15%, respectively, according to RISI.

          Industry supply of commodity papers and wood products is also influenced by the level of imports and overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the level of imports in recent years, a strengthening in the U.S. dollar is likely to increase imports of commodity papers and wood products from overseas, thereby offsetting domestic capacity rationalization and putting downward pressure on prices.

  Recent Trends

          Improving economic trends have increased demand for uncoated free sheet and, combined with the reduction in North American uncoated free sheet capacity and the negative impact on imports of the weak U.S. dollar, have recently led to an improvement in uncoated free sheet prices. According to RISI, the price of 20 lb. copy paper, a benchmark grade of uncoated free sheet, increased from $730 per ton in December 2003 to $825 per ton in April 2005, an increase of 13%. While we and other manufacturers announced price increases for our uncoated free sheet products earlier this year, the majority of the increases have not been accepted by the market. During the first four months of 2005, plywood and lumber prices fell from the historical highs of 2004, but remained strong relative to historical levels.

  Sales Volumes and Prices

          Set forth below are sales volumes and average net selling prices for our principal products by segment for the years ended December 31, 2002 and 2003, for the periods January 1 through October 28, 2004 and October 29 (inception) through December 31, 2004, for the three months ended March 31, 2004 and 2005, and pro forma for the year ended December 31, 2004:

	Predecessor			Boise Holdings		Predecessor	Boise Holdings
	Year ended December 31,			October 29 (inception) through December 31, 2004		Three months ended March 31,
			January 1 through October 28, 2004		Pro forma Year ended December 31, 2004
	2002	2003				2004	2005
Sales Volumes:
Paper
	(thousands of short tons)
Uncoated free sheet	1,425	1,396	1,249	246	1,495	386	376
Containerboard (medium)	123	126	110	23	133	32	31
Market pulp and other	179	146	138	27	165	38	30

	1,727	1,668	1,497	296	1,793	456	437

Packaging & Newsprint
Containerboard (linerboard)	532	524	427	94	521	105	129
Newsprint	406	416	349	81	430	104	97

	938	940	776	175	951	209	226

Wood Products
	(in millions)
LVL (cubic feet)	7.8	9.8	10.1	1.8	11.9	2.7	3.2
I-joists (equivalent lineal feet)	166	200	192	31	223	50	57
Plywood (sq. ft.) (3/8" basis)	1,788	1,890	1,466	292	1,758	464	406
Lumber (board feet)	395	364	303	60	363	90	87
Particleboard (sq. ft.) (3/4" basis)	189	153	134	22	156	40	39
Building Materials Distribution
	(dollars in millions)
Sales	$1,696.1	$2,047.8	$2,442.4	$401.7	$2,844.1	$619.2	$696.2
Average Net Selling Prices:
Paper
	(dollars per short ton)
Uncoated free sheet	$722	$721	$718	$768	$727	$688	$752
Containerboard (medium)	371	360	388	452	399	336	364
Market pulp and other	324	355	400	394	399	370	419
Packaging & Newsprint
Containerboard (linerboard)	$336	$331	$360	$401	$367	$312	$351
Newsprint	363	397	434	445	436	430	456
Wood Products
	(dollars per unit)
LVL (100 cubic feet)	$1,483	$1,463	$1,640	$1,853	$1,673	$1,536	$1,860
I-joists (1,000 equivalent lineal feet)	886	874	978	1,032	986	907	1,052
Plywood (1,000 sq. ft.) (3/8" basis)	229	267	336	278	325	326	307
Lumber (1,000 board feet)	466	431	552	511	546	518	519
Particleboard (1,000 sq. ft.) (3/4" basis)	239	236	305	295	304	273	270

  Operating Costs

          Our major costs of production are labor, wood fiber, energy and chemicals. The relative importance of these costs varies by segment. Given the significance of raw materials and energy costs to our total operating expenses and our limited ability to control these costs as compared to other operating costs, volatility in these costs can materially affect our margins. In addition, the timing and degree of price cycles of raw materials and energy differ with respect to each type of raw material and energy we use.

          Labor.    Our labor costs tend to increase steadily due to inflation in health care as well as wage costs. However, labor costs are not as volatile as our energy and wood fiber costs. See "Business—Employees."

          Wood fiber.    Our primary raw material is wood fiber, which comprised the following percentages of materials, labor and other operating expenses and fiber costs from related parties for our Paper, Packaging & Newsprint and Wood Products segments: for the period January 1 through October 28, 2004, approximately 16%, 13% and 30%, respectively; for the period October 29 through December 31, 2004, approximately 19%, 13% and 30%, respectively; and for the three months ended March 31, 2005, approximately 16%, 13% and 34%, respectively. Our primary sources of wood fiber are timber and byproducts of timber, such as wood chips, wood shavings and sawdust. Historically, we acquired fiber from the timberlands operations and from outside sources. Since the Timberlands Sale, we have acquired substantially all of our fiber from outside sources, including pursuant to supply agreements with the buyer of the timberlands operations. We believe that our future cost of fiber may exceed that of historical periods due to increased costs associated with the procurement of fiber, such as higher transportation costs and costs related to identifying potential vendors. We convert the wood fibers to pulp at our paper mills. On an aggregate basis, we are able to produce all of our pulp needs, generally purchasing and selling similar amounts on the open market. During 2004, we met 46% of our wood fiber requirements through the timberlands operations and internal wood fiber sources, 46% through private sources and 8% through government sources. During 2003, these percentages were 47%, 42% and 11%, respectively, and in 2002, they were 49%, 39% and 12%, respectively. Wood fiber is a commodity and prices for wood fiber have historically been cyclical due to changing levels of demand. In addition, timber supply may be limited by fire, insect infestation, disease, ice storms, wind storms, flooding, other weather conditions and other natural and man-made causes. In recent years, declines in the timber supply have been severe enough to cause the closure of numerous facilities in some of the regions in which we operate. Any sustained undersupply and resulting increase in wood fiber prices would increase our operating costs. Prices for our products might not reflect increases in wood fiber prices and, as a result, our operating margins would decrease. Our sensitivity to these fluctuations may materially increase due to the Timberlands Sale.

          Energy.    Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and currently exceed historical averages. Energy costs comprised the following percentages of materials, labor and other operating expenses and fiber costs from related parties for our Paper, Packaging & Newsprint and Wood Products segments: for the period January 1 through October 28, 2004, approximately 13%, 12% and 3%, respectively; for the period October 29 through December 31, 2004, approximately 17%, 14% and 4%, respectively; and for the three months ended March 31, 2005, approximately 15%, 12% and 3%, respectively. When energy prices rise, our fuel costs increase, leading to higher costs and lower margins.

          Chemicals.    Important chemicals we use in the production of our products include precipitated calcium carbonate, sodium chlorate, sodium hydroxide, dyes, resins and adhesives. Purchases of chemicals comprised the following percentages of materials, labor and other operating expenses and fiber costs from related parties for our Paper, Packaging & Newsprint and

Wood Products segments: for the period January 1 through October 28, 2004, approximately 12%, 3% and 5%, respectively; for the period October 29 through December 31, 2004, approximately 13%, 3% and 5%, respectively; and for the three months ended March 31, 2005, approximately 12%, 3% and 6%, respectively.

          Raw material and energy purchasing and pricing.    We purchase raw materials and energy used in the manufacture of our products in both the open market and through long-term requirement contracts. These contracts are generally with regional suppliers, who agree to supply all of our needs for a certain raw material or energy at one of our facilities. These contracts normally contain minimum purchase requirements and are for terms of various length. They also contain price adjustment mechanisms that take into account changes in market prices. Therefore, although our long-term contracts provide us with supplies of raw materials and energy that are more stable than open-market purchases, in many cases they will not alleviate fluctuations in market prices.

          Our costs will rise if prices for our raw materials or energy rises and our margins are impacted by how much and how quickly we can pass such price increases through to our customers. Our ability to pass through price increases depends on several factors which vary based on product line. Generally, if energy prices rise, we are not able to pass the incremental cost to customers. However, if wood fiber prices rise, we can generally increase our prices for our products.

Divestitures

          In May 2004, we sold our 47% interest in Voyageur Panel, which owned an oriented strand board plant in Barwick, Ontario, Canada, to Ainsworth Lumber Co. Ltd. for $91.2 million in cash. We recorded a $46.5 million pre-tax gain in other (income) expense, net in the Wood Products segment. This item increased net income after tax by $28.4 million during 2004.

          We have historically accounted for Voyageur Panel under the equity method. Accordingly, our results do not include Voyageur Panel sales. For the years ended December 31, 2004 and 2003, our Wood Products segment results included $6.3 million and $8.7 million, respectively, of equity in earnings, compared with $0.6 million of equity losses for 2002.

          In February 2004, we sold our plywood and lumber facilities in Yakima, Washington. In connection with the sale, we recorded $7.1 million of costs and a $7.4 million reduction in our estimated LIFO reserve for the year ended December 31, 2004. In December 2003, we recorded a $14.7 million pre-tax charge for the write-down of impaired assets at these facilities after our internal review of the operations and indications of the current market value of such operations.

Results of Operations

          The following tables set forth our results of operations in dollars and as a percentage of sales for the predecessor years ended December 31, 2003 and 2002, the predecessor period January 1 through October 28, 2004, the predecessor three months ended March 31, 2004, the period October 29 through December 31, 2004 and the three months ended March 31, 2005. We have not included period-to-period comparisons for net income (loss) or other items below income (loss)

from operations, as we believe the comparisons with predecessor periods are not relevant for an understanding of our business following the Acquisition.

	Predecessor			Boise Holdings	Predecessor	Boise Holdings
	Year ended December 31,			October 29 (inception) through December 31, 2004	Three months ended March 31,
			January 1 through October 28, 2004
	2002	2003			2004	2005
	(dollars in millions)
Sales
Trade	$3,864.3	$4,217.3	$4,417.4	$780.0	$1,187.4	$1,282.0
Related parties	412.0	436.4	444.6	92.7	120.6	150.3

	4,276.3	4,653.7	4,862.0	872.7	1,308.0	1,432.3

Costs and expenses
Materials, labor and other operating expenses	3,653.5	3,982.2	4,122.1	733.5	1,115.1	1,220.7
Fiber costs from related parties	110.8	113.8	95.5	24.5	27.8	17.6
Depreciation, amortization and depletion	233.8	229.8	193.8	20.0	57.7	30.6
Selling and distribution expenses	203.6	224.4	211.3	40.1	60.1	62.4
General and administrative expenses	73.6	69.7	79.3	10.6	19.5	19.2
Other (income) expense, net	11.8	32.8	25.3	—	9.2	0.1

	4,287.1	4,652.7	4,727.3	828.7	1,289.4	1,350.6

Income (loss) from operations	$(10.8)	$1.0	$134.7	$44.0	$18.6	$81.7

	(percentage of sales)
Sales
Trade	90.4%	90.6%	90.9%	89.4%	90.8%	89.5%
Related parties	9.6	9.4	9.1	10.6	9.2	10.5

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor and other operating expenses	85.4%	85.6%	84.8%	84.1%	85.3%	85.2%
Fiber costs from related parties	2.6	2.4	2.0	2.8	2.1	1.2
Depreciation, amortization and depletion	5.5	4.9	4.0	2.3	4.4	2.2
Selling and distribution expenses	4.8	4.8	4.3	4.6	4.6	4.4
General and administrative expenses	1.7	1.5	1.6	1.2	1.5	1.3
Other (income) expense, net	0.3	0.8	0.5	—	0.7	—

	100.3%	100.0%	97.2%	95.0%	98.6%	94.3%

Income (loss) from operations	(0.3)%	—	2.8%	5.0%	1.4%	5.7%

          The consolidated financial statements present the financial results of Boise Holdings for the three months ended March 31, 2005 and for the period October 29 (inception) through December 31, 2004, and the financial results of Boise Forest Products Operations for the years prior to 2004, for the period January 1 through October 28, 2004 and for the three months ended March 31, 2004. We refer to the period October 29 (inception) through December 31, 2004, which represents the portion of 2004 following the closing of the Acquisition, as the "last two months of 2004" and the period January 1 through October 28, 2004 as the "first ten months of 2004."

Three Months Ended March 31, 2005 Compared with Three Months Ended March 31, 2004

  Sales

          For the three months ended March 31, 2005, total sales increased $124.3 million, or 9.5%, to $1.4 billion, compared with the three months ended March 31, 2004. Sales in each of our segments increased during the three months ended March 31, 2005, compared with the same period in the prior year.

          Paper.    Sales increased $27.1 million, or 8%, to $357.8 million for the three months ended March 31, 2005 from $330.7 million for the three months ended March 31, 2004. The increase was due primarily to a 9% increase in weighted average paper prices, partially offset by a 4% decrease in average sales volume. Sales volume in the three months ended March 31, 2004 was particularly strong as customers ordered paper ahead of announced price increases, and we shipped volume in excess of our production, selling approximately 26,000 tons of paper from inventory during the period. Office papers sold to OfficeMax increased 11% to approximately 187,000 tons during the three months ended March 31, 2005, compared to sales of office paper to Office Max during the same period in the prior year. We also reduced our market-related curtailment by 67%, from 15,000 tons of market-related downtime for the three months ended March 31, 2004 to 5,000 tons of market-related downtime for the same period in 2005. All market-related downtime in the three months ended March 31, 2005 occurred in uncoated free sheet production, primarily in the first part of the quarter. Average paper prices for uncoated free sheet and medium increased 9% and 8%, respectively, for the three months ended March 31, 2005, compared to paper prices for the same period in 2004.

          Packaging & Newsprint.    Sales increased $40.1 million, or 26%, to $193.8 million for the three months ended March 31, 2005 from $153.7 million for the three months ended March 31, 2004. The increase was primarily due to a 9% increase in weighted average prices for linerboard and newsprint. Newsprint sales volume decreased 7%, while linerboard sales volume increased 23%. Linerboard sales volume increased from the prior year primarily due to a 23% increase in production, which mainly resulted from a decrease in maintenance downtime. Maintenance downtime for linerboard decreased significantly to 4,000 tons during the three months ended March 31, 2005, compared with 24,000 tons during the same period in the prior year. This decrease was the result of the planned replacement of the linerboard machine dryer hood at our DeRidder, Louisiana mill in 2004. Additionally, market curtailment for newsprint for each of the three months ended March 31, 2004 and 2005 was approximately 7,000 tons.

          Wood Products.    Sales increased $1.1 million to $322.4 million for the three months ended March 31, 2005 from $321.3 million for the three months ended March 31, 2004. Sales of our EWP increased 42% compared to the same period in 2004, due to a 21% increase in prices and a 17% increase in sales volume for LVL, and a 16% increase in prices and a 14% increase in sales volume for I-joists. Average plywood prices declined 6% and average lumber prices were relatively flat for the three months ended March 31, 2005, compared with the same period in the prior year. At the same time, unit sales volume for plywood and lumber decreased 12% and 4%, respectively, primarily due to the sale of our predecessor's plywood and lumber facilities in Yakima, Washington in February 2004.

          Building Materials Distribution.    Sales increased $77.0 million, or 12%, to $696.2 million for the three months ended March 31, 2005 from $619.2 million for the three months ended March 31, 2004. Prices and sales volume increased by 5% and 7%, respectively, for the three months ended March 31, 2005, as a result of continued strong housing activity and commodity pricing, offset somewhat by extreme weather, including rain in southern California and snow in the Northeast.

  Costs and Expenses

          Materials, labor and other operating expenses and fiber costs from related parties increased $95.4 million, or 8%, to $1.2 billion for the three months ended March 31, 2005, compared with $1.1 billion during the same period in the prior year. Total unit manufacturing costs, excluding depreciation expense, decreased 1% in our Paper segment and remained flat in our Packaging & Newsprint segment, primarily because of a reduction in payroll and benefit costs, offset by increases in energy, fiber and chemical costs. In the three months ended March 31, 2005, our Wood Products segment experienced higher delivered log costs. As a percentage of sales, however, materials, labor and other operating expenses and fiber costs decreased to 86.4% in the three months ended March 31, 2005 from 87.4% in the same period in the prior year. The percentage decrease was primarily attributable to increased sales in our Building Materials Distribution segment, which resulted primarily from higher sales prices and volume and, to a lesser extent, an increase in sales in our Packaging & Newsprint segment.

          Depreciation, amortization and depletion expenses decreased $27.1 million, or 47%, to $30.6 million for the three months ended March 31, 2005, compared with $57.7 million for the same period in the prior year. This decrease was a result of the reduction in the value of property and equipment due to the application of purchase accounting for the Acquisition. As a percentage of sales, depreciation, amortization and depletion expenses decreased to 2.2% in the three months ended March 31, 2005 from 4.4% in the same period in the prior year.

          Selling and distribution expenses increased $2.3 million, or 4%, to $62.4 million for the three months ended March 31, 2005, compared with $60.1 million for the same period in the prior year. As a percentage of sales, however, selling and distribution expenses decreased to 4.4% for the three months ended March 31, 2005 from 4.6% in the same period in 2004 because of increased sales in our Building Materials Distribution segment, which resulted from higher sales prices and volume.

          General and administrative expenses decreased $0.3 million, or 1%, to $19.2 million for the three months ended March 31, 2005, compared with $19.5 million for the same period in the prior year. General and administrative expenses as a percentage of sales decreased 0.2%, from 1.5% for the three months ended March 31, 2004 to 1.3% for the three months ended March 31, 2005.

          Other (income) expense, net, decreased $9.1 million to $0.1 million of expense for the three months ended March 31, 2005, compared with $9.2 million of expense for the same period in the prior year. Other (income) expense, net, for the three months ended March 31, 2004 included $7.1 million of expenses related to the sale of our predecessor's plywood and lumber operations in Yakima, Washington.

          Reflected in the costs and expenses discussed above is the positive impact of the reduced benefit costs we realized as a result of the Acquisition due to OfficeMax retaining the benefit obligation for all of its former employees. For the three months ended March 31, 2005, our pension and other post-retirement benefit expense decreased $16.3 million, or 70%, to $7.1 million from $23.4 million for the three months ended March 31, 2004. The three months ended March 31, 2004 included $4.3 million of expense for pension curtailment costs, which were included in the $7.1 million of expenses related to the sale of our predecessor's plywood and lumber operations in Yakima, Washington.

  Income (Loss) from Operations

          Income (loss) from operations increased $63.1 million, or 339%, for the three months ended March 31, 2005, compared with the same period for the prior year. Both our Paper and Packaging & Newsprint segments reported increased income before interest and taxes for the three months ended March 31, 2005, while our Wood Products and Building Materials Distribution segments reported decreased income before interest and taxes for the period. Compared with the same period in the prior year, the largest increase in income from operations for the three months ended March 31, 2005 occurred in our Paper segment. Paper segment income before interest and taxes increased $55.0 million due primarily to higher paper prices and, to a lesser extent, decreased depreciation expense and benefit costs. Income before interest and taxes also increased in our Packaging & Newsprint segment, due to increased prices and sales volumes for linerboard and increased prices for newsprint. Income before interest and taxes in our Wood Products segment declined primarily because of the decrease in sales volume and price for plywood. Income before interest and taxes in our Building Materials Distribution segment declined slightly due to an increase in materials, labor and other operating expenses, compared to the same period in the prior year.

          Paper.    Segment income before interest and taxes increased $55.0 million to $29.2 million for the three months ended March 31, 2005 compared with a loss before interest and taxes of $25.8 million for the three months ended March 31, 2004. The improved results were primarily attributable to a 9% increase in average paper prices and a decrease in depreciation expense of approximately $22.5 million, primarily due to the reduction in the value of property and equipment due to the application of purchase accounting for the Acquisition.

          Packaging & Newsprint.    Segment income before interest and taxes increased $16.9 million to $4.5 million for the three months ended March 31, 2005, compared with a $12.4 million loss for the three months ended March 31, 2004. The weighted average selling prices for linerboard and newsprint were 9% greater, and average sales volumes were 8% greater, than in the prior year. Partially offsetting the favorable price and volume increases were increased raw materials and energy costs.

          Wood Products.    Segment income before interest and taxes decreased $11.0 million, or 25%, to $33.1 million for the three months ended March 31, 2005, compared with $44.1 million for the three months ended March 31, 2004. Volume and price increases for our EWP were offset by volume and price decreases for plywood and increased wood fiber costs. Additionally, prior to the sale of our interest in Voyageur Panel, our predecessor accounted for the joint venture under the equity method. Accordingly, while segment results do not include the joint venture's sales, they do include $5.1 million of equity in earnings for the three months ended March 31, 2004. Income before interest and taxes for the three months ended March 31, 2004 included $7.1 million of expense related to the sale of our predecessor's plywood and lumber operations in Yakima, Washington and $6.1 million of income due to changes in LIFO inventory reserves.

          Building Materials Distribution.    Segment income before interest and taxes decreased $0.5 million, or 2%, to $24.4 million for the three months ended March 31, 2005 from $24.9 million of income for the three months ended March 31, 2004, despite the increase in sales driven by price and volume increases. Materials, labor and other operating expenses increased $74.0 million, or 13%, from the same period in the prior year, due primarily to increased sales volume and higher material costs.

          Corporate and Other.    Segment loss before interest and taxes increased $3.3 million for the three months ended March 31, 2005, compared with the same period in 2004. The amounts for the three months ended March 31, 2004 included $4.7 million of credits related to changes in intersegment profit in inventory reserves and income from operations that remained with OfficeMax. The amounts for the three months ended March 31, 2005 included an additional $0.9 million of foreign exchange expense compared to the same period in 2004. These unfavorable variances were partially offset by a $2.2 million decrease in depreciation and amortization expense in the three months ended March 31, 2005, compared with the three months ended March 31, 2004, as a result of the Acquisition.

Two Months Ended December 31, 2004

  Sales

          Total sales during the last two months of 2004 were $872.7 million. Sales in our Paper, Packaging & Newsprint, Wood Products and Building Materials Distribution segments were $230.1 million, $128.9 million, $200.1 million and $401.7 million, respectively, during that period. Our Paper segment realized a 7% price increase for uncoated free sheet, compared to prices for the first ten months of 2004. Containerboard and newsprint prices in our Packaging & Newsprint segment increased 11% and 3%, respectively, compared to prices for the first ten months of 2004. Our Wood Products and Building Distribution segments benefited from favorable prices for EWP, offset by generally lower prices for plywood and lumber, compared to prices for these products in the first ten months of 2004.

  Costs and Expenses

          The aggregate amount of materials, labor and other operating expenses and fiber costs from related parties was $758.0 million for the last two months of 2004. As a percentage of sales, these expenses and costs were flat compared to the first ten months of 2004.

          Selling and distribution expenses were $40.1 million in the last two months of 2004. As a percentage of sales, selling and distribution expenses increased slightly from 4.3% for the first ten months of 2004 to 4.6% in the last two months of 2004, due primarily to higher transportation costs.

          General and administrative expenses were $10.6 million in the last two months of 2004. General and administrative expenses as a percentage of sales decreased in the last two months of 2004 from 1.6% for the first ten months of 2004 to 1.2% in the last two months of 2004. This decrease was due in part to our lower benefit costs as a result of the Acquisition.

  Income from Operations

          Income from operations for the last two months of 2004 was $44.0 million. Each operating segment reported positive results for that period, with income before interest and taxes in our Paper segment of $19.0 million, in our Packaging & Newsprint segment of $7.3 million, in our Wood Products segment of $15.6 million and in our Building Materials Distribution segment of $10.1 million. As a percentage of sales, income from operations increased to 5% for the last two months of 2004 from 3% for the first ten months of 2004. This improvement reflects a decrease in depreciation, amortization and depletion expenses as a percentage of sales from 4% in the first ten months of 2004 to 2% in the last two months of 2004, due to a lower depreciable asset base as a result of the Acquisition. Income from operations for the last two months of 2004 reflects a $20.2 million non-cash charge due to an inventory valuation adjustment recorded as a result of the Acquisition.

Ten Months Ended October 28, 2004 Compared with 2003

  Sales

          Total sales increased $0.2 billion, or 4%, to $4.9 billion in the first ten months of 2004 from $4.7 billion in the full year 2003. Sales in our Building Materials Distribution and Wood Products segments increased 19% and 4%, respectively, for the first ten months of 2004, compared with full year 2003 sales. Paper sales decreased 9% primarily due to decreased sales volume given the shorter reporting period and relatively flat paper prices. Packaging & Newsprint sales decreased

11% primarily due to a 17% decrease in sales volume given the shorter reporting period, partially offset by a 9% increase in weighted average prices. Despite the shorter reporting period, Wood Products sales increased 4% due to plywood and lumber prices that were 26% and 28%, respectively, higher for the first ten months in 2004 than for the full year 2003, as well as increased prices for our EWP. Building Materials Distribution sales rose 19% primarily due to 22% higher prices, offset by a 2% decrease in sales volume given the shorter reporting period.

          Paper.    Sales decreased $116.7 million, or 9%, to $1.1 billion in the first ten months of 2004 from $1.3 billion in the full year 2003. The decrease was due primarily to an 11% decrease in sales volume of our uncoated free sheet as stronger average monthly sales volume was more than offset by the shorter reporting period in 2004. In 2004, we began to sell our paper products to OfficeMax's retail operation. The volume of our office paper sales to OfficeMax was 579,000 tons for the first ten months in 2004. The increase in average monthly sales volume, as a result of increased sales to OfficeMax, led to an 80% decrease in market-related downtime from 172,000 tons of market-related downtime in the full year 2003 to 34,750 tons of market-related downtime in the first ten months of 2004. Average paper prices for uncoated free sheet were relatively flat for the first ten months of 2004 compared to the full year 2003, as paper prices rebounded during the second half of 2004 from a decline experienced during the second half of 2003.

          Packaging & Newsprint.    Sales decreased $72.5 million, or 11%, to $565.6 million in the first ten months of 2004 from $638.1 million in the full year 2003. The decrease was primarily due to decreased newsprint and containerboard sales volumes of 16% and 19%, respectively, in the first ten months of 2004 due primarily to the shorter reporting period, partially offset by a 9% increase in weighted average prices for linerboard and newsprint. Maintenance downtime in linerboard more than doubled to 24,000 tons in 2004 as a result of a planned replacement of the linerboard machine dryer hood at our DeRidder, Louisiana mill.

          Wood Products.    Sales increased $44.2 million, or 4%, to $1.2 billion in the first ten months of 2004 from $1.1 billion in the full year 2003. The increase was due to strong product pricing. Average prices for our EWP increased 12% in the first ten months of 2004 compared to the full year 2003. As a result of increased demand from new residential construction and lower interest rates, average plywood prices rose 26% and average lumber prices rose 28%, in each case, compared to the full year 2003 average prices. At the same time, unit sales volume for plywood decreased 22% and sales volume of lumber decreased 17% compared with the full year 2003, due primarily to the shorter reporting period. The decrease in the plywood sales volume was also due to the sale of our predecessor's plywood and lumber facilities in Yakima, Washington in February 2004. The sale of the Yakima, Washington facilities did not have a material impact on our predecessor's results of operations for the first ten months of 2004.

          Building Materials Distribution.    Sales increased $394.6 million, or 19%, to $2.4 billion in the first ten months of 2004 from $2.0 billion in the full year 2003. Average prices increased 22% and sales volume decreased 2% in the first ten months of 2004 compared to the full year 2003. The increase in prices resulted from a strong housing market and the decrease in volume resulted from the shorter reporting period in 2004.

  Costs and Expenses

          The aggregate amount of materials, labor and other operating expenses and fiber costs from related parties increased $121.6 million, or 3.0%, to $4.2 billion in the first ten months of 2004 from $4.1 billion in the full year 2003. As a percentage of sales, however, these expenses and costs decreased to 86.8% in the first ten months of 2004 from 88.0% in the full year 2003. The percentage decrease was primarily attributable to increased sales in our Wood Products segment, mostly as a result of higher prices.

          Selling and distribution expenses decreased $13.1 million, or 6%, to $211.3 million in the first ten months of 2004 from $224.4 million for the full year 2003. As a percentage of sales, selling and distribution expenses decreased to 4.3% in the first ten months of 2004 from 4.8% for the full year 2003 because of higher sales in our Wood Products and Building Materials Distribution segments, primarily as a result of higher prices.

          General and administrative expenses increased $9.6 million, or 14%, to $79.3 million in the first ten months of 2004 from $69.7 million for the full year 2003, due primarily to higher pension, healthcare and benefit expenses. Because of the increase in sales in the first ten months of 2004 compared to the full year 2003, general and administrative expenses as a percentage of sales increased only 0.1% in the first ten months of 2004, from 1.5% in the full year 2003 to 1.6% in the first ten months of 2004.

          Other (income) expense, net, decreased $7.5 million, from $32.8 million of expense in full year 2003 to $25.3 million of expense in the first ten months of 2004. Other (income) expense, net, in the first ten months of 2004 included $12.7 million of expense related to a one-time retention bonus OfficeMax granted to our employees, $7.1 million of expenses related to the sale of our predecessor's plywood and lumber operations in Yakima, Washington, and a $3.0 million loss on sale of assets. Other (income) expense, net, for the full year 2003 included a $14.7 million pre-tax charge for the write-down of impaired assets at our predecessor's plywood and lumber operations in Yakima, Washington, $3.6 million of costs associated with the September 2003 early termination of an operating lease used in connection with our Paper segment, $4.6 million for the write-down of miscellaneous assets and a $3.1 million loss on sale of assets.

  Income (Loss) from Operations

          Each of our operating segments other than the Paper segment reported increased income from operations in the first ten months of 2004 compared to the full year 2003, despite a shorter reporting period and higher pension, healthcare and benefit expenses. Income before interest and taxes in our Packaging & Newsprint segment improved 92% due to 9% higher weighted average selling prices for linerboard and newsprint. Our Wood Products segment increased its income before interest and taxes in the first ten months of 2004 over full year 2003 results at a greater percentage than any of our other operating segments. In our Wood Products segment, income before interest and taxes increased by $159.5 million, due primarily to increased prices for plywood, lumber and EWP. In addition, results for our Wood Products segment included a $46.5 million pre-tax gain for the sale of our 47% interest in Voyageur Panel, which was completed in May 2004. The increase in income before interest and taxes for our Building Materials Distribution segment was due to increased prices.

          Paper.    Segment loss before interest and taxes increased $11.7 million, or 49%, to a $35.4 million loss before interest and taxes in the first ten months of 2004 from a $23.7 million loss for the full year 2003. In addition to volume decreases in uncoated free sheet, we incurred $2.8 million of costs and/or lost income due to mill damage and lost production at our Alabama paper mill related to disruption from hurricanes in September 2004 and adverse weather conditions and operating difficulties experienced in the first quarter of 2004. Relative to the full year 2003, the largest manufacturing cost increases for the first ten months of 2004 were fiber costs, which increased 9% due to higher prices paid for pulp and wood.

          Packaging & Newsprint.    Segment income before interest and taxes increased $13.8 million, or 92%, to a $1.2 million loss in the first ten months of 2004 from a $15.0 million loss for the full year 2003. The weighted average selling prices for linerboard and newsprint were 9% higher in the first ten months of 2004 than in the full year 2003.

          Wood Products.    Fueled by continued strong plywood and lumber markets, Wood Products income before interest and taxes increased $159.5 million to $203.0 million of income in the first ten months of 2004 from $43.5 million of income for the full year 2003. In the first ten months of 2004, we recorded a $46.5 million pre-tax gain for the sale of our predecessor's 47% interest in Voyageur Panel. This gain was offset by $7.1 million of expenses related to the sale of our predecessor's plywood and lumber facilities in Yakima, Washington. Prior to the sale of our interest in Voyageur Panel, we accounted for the joint venture under the equity method. Accordingly, segment results do not include the joint venture's sales but do include $6.3 million of equity in earnings in the first ten months of 2004, compared with $8.7 million of equity in earnings in the full year 2003. Before the gain recorded from the sale of our interest in Voyageur Panel, segment income before interest and taxes increased 260% in the first ten months of 2004 to $156.5 million, primarily due to increased product prices.

          Building Materials Distribution.    Segment income before interest and taxes increased $31.1 million, or 65%, to $78.8 million of income before interest and taxes in the first ten months of 2004 from $47.7 million of income in the full year 2003. The increase resulted from strong plywood and lumber markets driven by a strong housing market. Prices increased 22% and sales volumes decreased 2% for the first ten months of 2004 compared to the full year 2003.

2004 Pro Forma Sales Compared with 2003

          Sales volumes and prices are two of the most important factors in understanding our results of operations. The following presents a discussion of pro forma 2004 sales compared to 2003 sales.

  Sales

          Total sales increased $1.1 billion, or 23%, to $5.7 billion in 2004 from $4.7 billion in 2003. Sales in all of our segments increased during 2004, compared to 2003. Paper sales increased 9% due to increased sales volumes and an increase in weighted average paper prices. Packaging & Newsprint sales increased 9% due primarily to a 10% increase in weighted average prices. Wood Products sales increased 22% due to plywood and lumber prices that were 22% and 27%, respectively, higher than 2003 prices, as well as increased prices for and sales volumes of our EWP. Building Materials Distribution sales rose 39% due to a 15% increase in sales volume and 21% higher prices.

          Paper.    Sales increased $113.4 million, or 9%, to $1.4 billion in 2004 from $1.3 billion in 2003. The increase was due primarily to a 7% increase in sales volumes, as sales volumes were up for all of our paper product categories. Sales volumes increased in 2004 compared to 2003 due to a stronger economy and weaker U.S. dollar, which resulted in lower paper imports. In addition, in 2004, we began to sell our paper products to OfficeMax's retail operation. The volume of our office paper sales to OfficeMax increased 23% in 2004 to approximately 701,000 tons. The increase in sales volume, including the increase in our sales to OfficeMax, led to a 71% decrease in market- related downtime, from 172,000 tons of market-related downtime in 2003 to 50,000 tons of market-related downtime in 2004. All market-related downtime in 2004 and 2003 related to uncoated free sheet. Consistent with our strategy, the volume of value-added papers sold increased 14% in 2004 to approximately 426,000 tons. Average paper prices rose 2% in 2004 compared to 2003. Average prices for uncoated free sheet and containerboard increased 1% and 11%, respectively, in 2004 compared to 2003 prices.

          Packaging & Newsprint.    Sales increased $56.4 million, or 9%, to $694.5 million in 2004 from $638.1 million in 2003. The increase was due to a 10% increase in average linerboard and newsprint prices. Sales volume of newsprint increased 1% in 2004 from 2003, while containerboard sales volume remained flat. Maintenance downtime in linerboard more than doubled to 24,000 tons in 2004 due to a planned replacement of the linerboard machine dryer hood at our DeRidder, Louisiana mill.

          Wood Products.    Sales increased $244.3 million, or 22%, to $1.4 billion in 2004 from $1.1 billion in 2003. The increase was due to strong product pricing. Sales of EWP increased 36% in 2004 due to increased prices and sales volume. As a result of increased demand from new residential construction and historically low interest rates in 2004, average plywood prices rose 22% and average lumber prices rose 27%, compared to 2003. At the same time, unit sales volume for plywood decreased 7% and the volume of lumber sold remained relatively flat compared to 2003. The decrease in the volume of plywood sold was due to the sale of our predecessor's plywood and lumber operations in Yakima, Washington in February 2004. The sale of the Yakima, Washington facilities did not have a material impact on our predecessor's results of operations in 2004.

          Building Materials Distribution.    Sales increased $796.4 million, or 39%, to $2.8 billion in 2004 from $2.0 billion in 2003. Prices increased 21%, and sales volume increased 15% compared to 2003. The increase in sales volume and prices resulted from a strong housing market and increased volume from new and upgraded facilities.

2003 Compared with 2002

  Sales

          Total sales increased $377.5 million, or 9%, to $4.7 billion in 2003 from $4.3 billion in 2002. The increase was due to increased sales in our Wood Products and Building Materials Distribution segments and a slight increase in our Packaging & Newsprint segment, offset by a 2% decline in sales in our Paper segment due primarily to lower sales volume. Packaging & Newsprint sales increased 1% because average paper prices increased 3%. Wood Products sales increased 11% due to higher plywood prices and increased EWP sales, which were driven primarily by increased sales volume. Building Materials Distribution sales increased 21% due to increased commodity prices and sales volume.

          Paper.    Sales decreased $28.0 million, or 2%, to $1,257.1 million in 2003 from $1,285.1 million in 2002, primarily because weak demand led to a 2% decrease in sales volume. Sales volume decreased despite a 4% increase in the volume of our office paper sales to OfficeMax in 2003. Weak demand throughout 2003 led to market-related downtime of nearly 172,000 tons, up 64% from the downtime taken in 2002. The market-related downtime related to uncoated free sheet. Average prices were relatively flat in 2003, compared to 2002 prices.

          In 2003, volume of specialty papers sold increased 3% to approximately 374,000 tons. Overall, the average net selling price of the specialty grades we sold in 2003 was $181 per ton higher than the average net selling price of our uncoated commodity grades.

          Packaging & Newsprint.    Sales increased $4.7 million, or 1%, to $638.1 million in 2003, compared to $633.4 million in 2002, primarily because average sales prices increased 3%. Sales volume for newsprint increased 3%, while linerboard sales volume decreased 2%. Average prices for newsprint increased 9% from 2002 prices, while linerboard prices decreased 1%.

          Wood Products.    Sales increased $111.5 million, or 11%, to $1.1 billion in 2003 from $1.0 billion in 2002. This increase was due to a strong building season beginning late in the second quarter of 2003 and continuing through the first two months of the fourth quarter of 2003, after a slow start earlier in the year due to adverse weather conditions, particularly in the eastern United States. Sales of EWP increased 20% in 2003, compared to 2002, due to increased sales volume. As a result of increased demand from housing construction, prices for our major grades of structural panels reached record levels in 2003. Average plywood prices and sales volume increased 17%

and 6%, respectively, in 2003. In contrast, average prices and sales volume for our lumber products, which are mostly ponderosa pine, declined 8% due to an unfavorable balance of supply and demand during the first half of 2003. Lumber prices began to recover late in 2003.

          Building Materials Distribution.    Sales increased 21% in 2003, compared to 2002, due to strong pricing coupled with an 11% increase in unit sales volume. The increase in unit sales volume resulted from a stronger building season in 2003, compared to 2002.

  Costs and Expenses

          Materials, labor and other operating expenses increased $328.7 million, or 9%, to $4.0 billion for 2003 compared to $3.7 billion in 2002 because of increased unit manufacturing costs in our Paper and Packaging & Newsprint segments due to higher wood fiber, chemical and pension costs, partially offset by favorable wood fiber costs in our Wood Products segment. As a percentage of sales, materials, labor and other operating expenses increased to 85.6% in 2003 from 85.4% in 2002.

          Selling and distribution expenses increased $20.8 million, or 10%, to $224.4 million in 2003 from $203.6 million in 2002. As a percentage of sales, selling and distribution expenses in 2003 were relatively consistent with 2002, despite higher pension, healthcare and benefit expenses.

          General and administrative expenses decreased $3.9 million, or 5%, to $69.7 million in 2003 from $73.6 million in 2002. As a percentage of sales, general and administrative expenses decreased to 1.5% in 2003, compared to 1.7% in 2002, due to improved cost controls, despite higher pension, healthcare and benefit expenses.

          Other (income) expense, net, increased $21.0 million, or 177%, to $32.8 million of expense in 2003 from $11.8 million of expense in 2002. In 2003, other (income) expense, net, included a $14.7 million pre-tax charge for the write-down of impaired assets at our predecessor's plywood and lumber operations in Yakima, Washington, a $3.6 million loss on the termination of a cottonwood fiber farm lease and a $7.7 million loss on the sale and write-down of assets and other miscellaneous income and expense items.

  Income (Loss) from Operations

          Income (loss) from operations increased $11.8 million to $1.0 million of income in 2003, compared to a $10.8 million loss in 2002. The increase in income from operations in 2003 resulted from increased plywood prices, equity in earnings and favorable wood fiber costs in our Wood Products segment, increased sales in our Building Materials Distribution segment and improved results in our Packaging & Newsprint segment, offset by the pre-tax charge for the write-down of impaired assets at our predecessor's plywood and lumber operations in Yakima, Washington and operating losses in our Paper segment.

          Paper.    Segment income (loss) before interest and taxes decreased $57.6 million, or 170%, to a $23.7 million loss in 2003 from $33.9 million of income in 2002. The decrease resulted from lower unit sales volumes, more market-related curtailment and increased unit manufacturing costs. Total paper manufacturing cost of sales increased $19 per ton, or 3.2%, compared to 2002. The increase was due to higher wood fiber, chemical and energy costs.

          Packaging & Newsprint.    Segment income (loss) before interest and taxes improved $5.1 million, or 26%, to a $15.0 million loss in 2003, compared to a $20.1 million loss in 2002. Improved results were primarily attributable to a 3% increase in average sales prices. A 3% increase in newsprint sales volume, which was primarily the result of capacity closures by other major producers, was partially offset by a 1% decrease in linerboard sales volume. Offsetting the favorable price and volume increases were total unit manufacturing costs that increased $7 per ton, or 2%.

          Wood Products.    Segment income before interest and taxes increased $42.3 million to $43.5 million of income in 2003 from $1.2 million of income in 2002. As discussed above, the increase was due to a strong building season that began late in the second quarter of 2003, after a slow start earlier in the year. The primary reasons for the increase were increased structural panel prices and favorable wood costs, partially offset by a $14.7 million pre-tax charge for the write-down of impaired assets at our predecessor's plywood and lumber operations in Yakima, Washington. The write-down resulted from our internal review of the operations and indications of current market value. The write-down was recorded in other (income) expense, net. For the year ended December 31, 2003, the write-down decreased net income by $9.0 million.

          Building Materials Distribution.    Segment income before interest and taxes increased $22.6 million, or 90%, to $47.7 million of income in 2003 from $25.1 million of income in 2002. The increase was due to strong pricing coupled with an 11% increase in unit sales volume. The increase in unit sales volume resulted from a stronger building season, driven by higher housing starts, which are estimated by RISI to have been 8% higher in 2003 compared to 2002.

Liquidity and Capital Resources

  Operating Activities

          For the three months ended March 31, 2005, our operating activities provided $22.6 million in cash, compared with $26.0 million in the same period in 2004. For the three months ended March 31, 2005, items included in net income provided $92.4 million of cash, and increases in working capital items used $69.8 million of cash from operations. The increase in working capital for the period ended March 31, 2005 was primarily attributable to higher receivables and inventories within our Paper and Building Materials Distribution segments. Higher receivables in these segments reflected increased sales volumes and increased sales prices. Higher inventory in our Building Materials Distribution segment was primarily due to increased volumes in anticipation of the spring building season. Higher inventory in our Paper segment was primarily due to increased purchases of fiber in anticipation of the spring thaws, when harvesting of logs is more difficult. The higher accounts receivable and inventory balances did not materially change our accounts receivable and inventory turnover ratios, as compared to prior periods. For the three months ended March 31, 2004, items included in net income provided $77.9 million of cash, and increases in working capital items used $51.9 million of cash from operations.

          For the period October 29 through December 31, 2004, our operating activities provided $230.5 million of cash. This cash generation was due primarily to favorable changes in working capital items. The collection of receivables related to strong sales provided $122.0 million of cash and increases in accounts payable and accrued liabilities provided $85.6 million of cash. Increases in inventories used $21.4 million of cash.

          For the period January 1 through October 28, 2004, operating activities used $47.8 million of cash. Increases in receivables used $320.9 million of cash in the period due in part to the changes in the receivable sales program discussed below. Increases in inventories used $15.4 million of cash and increases in accounts payable and accrued liabilities provided $74.4 million of cash.

          In 2003, items included in net income provided $258.6 million of cash, and unfavorable changes in working capital items used $39.3 million of cash from operations. Net income items provided $207.6 million of cash in 2002, and changes in working capital items used $47.4 million of cash from operations.

          During the predecessor periods presented, Boise Forest Products Operations participated in OfficeMax's receivable sales program. Under that program, OfficeMax sold fractional ownership interests in a defined pool of trade accounts receivable. In anticipation of the Acquisition, we ceased to participate in OfficeMax's receivable sales program. Accordingly, at October 28, 2004, no sold accounts receivable were excluded from receivables on our balance sheet, compared with $148.8 million and $105.4 million of receivables excluded at December 31, 2003 and 2002. The decrease of $148.8 million in sold accounts receivable at October 28, 2004 compared to the amount of sold accounts receivable at December 31, 2003 used cash from operations for the period ended October 28, 2004. The increase at December 31, 2003 in sold accounts receivable of $43.4 million at December 31, 2003 compared to the amount of sold accounts receivable at December 31, 2002 provided cash from operations in 2003. The portion of fractional ownership interest we retain is included in receivables in our balance sheet.

  Investment Activities

          Our cash investing activities provided $122.0 million for the three months ended March 31, 2005, compared with $39.2 million used for investing activities during the same period in 2004. Investing activities included $157.5 million for collection of a loan to a subsidiary of Timber Holdings, offset by $33.5 million used for purchases of property and equipment. In the predecessor period, cash investing activities included $41.0 million for purchases of property and equipment, partially offset by $9.0 million of proceeds from the sale of our predecessor's Yakima, Washington, plywood and lumber facilities in February 2004.

          We expect capital investments in 2005 to total approximately $185 million, excluding acquisitions. Our capital spending in 2005 will be for quality and efficiency projects, replacement projects and ongoing environmental compliance. During 2004, we spent $8 million on environment compliance. We expect to spend approximately $18 million in 2005 for this purpose.

          For the period October 29 through December 31, 2004, our cash investing activities used $2.4 billion of cash. This cash usage included $2.2 billion for the acquisition of OfficeMax's paper and forest products assets and $157.5 million for our loan to Timber Holdings.

          For the period January 1 through October 28, 2004, our cash investing activities used $37.1 million of cash. This cash usage included $140.0 million for property plant and equipment purchases, offset by $103.2 million of proceeds from the sale of our predecessor's Yakima, Washington, plywood and lumber facilities in February 2004 and the sale of our Voyageur Panel interest in May 2004.

          Our cash investing activities used $192.6 million in 2003 and $146.2 million in 2002. In 2003 and 2002, this included $175.1 million and $146.1 million, respectively, for property and equipment and fiber farm purchases. Additionally, in 2002, investing activities included $6.1 million for the acquisition of assets of a wholesale building products distribution and reload operation in Riverside, California. In all periods, capital expenditures for property and equipment consisted primarily of facility and equipment modernization, energy and cost-saving projects and environmental compliance.

          Details of 2004 capital investment by segment are included in the table below:

	Boise Holdings
	October 29 (inception) through December 31, 2004
	Acquisition/Expansion	Quality/Efficiency(1)	Replacement, Environmental and Other	Total
	(dollars in millions)
Paper	$0.5	$4.4	$11.6	$16.5
Packaging & Newsprint	—	0.9	1.9	2.8
Wood Products	5.4	0.5	1.7	7.6
Building Materials Distribution	0.5	—	0.6	1.1
Corporate and Other	—	0.1	0.8	0.9
Acquisition of paper and forest products businesses	2,196.5	—	—	2,196.5
Loan to related party	157.5	—	—	157.5

	$2,360.4	$5.9	$16.6	$2,382.9

(1)
Quality and efficiency projects include quality improvements, modernization, energy and cost-saving projects.
	Predecessor
	January 1 through October 28, 2004
	Acquisition/Expansion	Quality/Efficiency(1)	Replacement, Environmental and Other	Total
	(dollars in millions)
Paper	$0.6	$8.2	$47.4	$56.2
Packaging & Newsprint	0.2	5.2	21.7	27.1
Wood Products	11.4	4.0	25.9	41.3
Building Materials Distribution	3.1	—	6.7	9.8
Corporate and Other	0.4	0.7	4.7	5.8

	$15.7	$18.1	$106.4	$140.2

(1)
Quality and efficiency projects include quality improvements, modernization, energy and cost-saving projects.

  Financing Activities

          Cash used for financing activities was $165.8 million for the three months ended March 31, 2005. Cash provided by financing activities was $13.3 million for the three months ended March 31, 2004. Cash used for financing activities in the first three months of 2005 included $412.0 million of debt prepayments related to our Tranche B term loan, which was primarily paid down with proceeds from the related-party loan received from a subsidiary of Timber Holdings. Additionally, $9.4 million of cash was used to pay our equity investors amounts to fund their 2004 tax obligations related to their investment in us. Cash provided by financing activities in the three months ended March 31, 2004 included $47.4 million of cash received from net equity transactions with OfficeMax, partially offset by $34.2 million in long-term debt payments.

  Debt Transactions

          Our primary source of liquidity for our business is cash flow generated from operations and borrowing capacity available under our revolving credit facility. We expect that our primary liquidity requirements will be debt service, working capital and capital expenditures.

          As a result of the Acquisition, we incurred $2.0 billion of indebtedness. At March 31, 2005, long-term debt consisted of the following:

(dollars in millions)
Revolving credit facility, due 2010	$—
Tranche B term loan, due 2011	918.0
Senior floating rate notes due 2012	250.0
7 1/8% Senior subordinated notes due 2014	400.0
Note payable to related party	256.1

1,824.1
Less current portion	—

$1,824.1

          Prior to the amendment and restatement of our senior credit facilities described below, our senior secured credit facilities, which we entered into in October 2004 in connection with the Acquisition, consisted of a six-year senior secured revolving credit facility and a seven-year senior secured Tranche B term loan.

          Under that revolving credit facility, we could have borrowed up to $400.0 million for general corporate purposes at variable interest rates based on LIBOR, the prime rate or the federal funds effective rate, plus an interest rate spread based upon our leverage ratio. At March 31, 2005, we had no loans and $72.1 million of undrawn letters of credit outstanding under the revolving credit facility, and had remaining borrowing capacity of $327.9 million. Letters of credit are subject to a 0.25% fronting fee, payable to the issuing bank, and a fee payable to the lenders equal to the product of the interest rate spread applicable to LIBOR borrowings under our revolving credit facility and the daily average amount available for drawing under the outstanding letters of credit. In addition, the revolving credit facility provides for a commitment fee of 0.50% per annum, payable to the lenders on the average daily unused portion of the revolving credit facility.

          We used the proceeds of our $1,330.0 million senior secured Tranche B term loan to fund a portion of the purchase price for the Acquisition. The Tranche B term loan bore interest at a variable interest rate based on LIBOR, the prime rate or the federal funds effective rate, plus a fixed interest rate spread. At March 31, 2005, our borrowing rate under the Tranche B term loan was 5.1% per annum.

          In October 2004, we issued $250.0 million of senior unsecured floating rate notes due 2012 and $400.0 million of 7 1/8% senior subordinated notes due 2014. We may redeem all or part of the notes at any time at redemption prices defined in the indenture. Net proceeds from the notes were used to fund a portion of the purchase price for the Acquisition. If we sell specific assets or experience specific kinds of changes in control, we must offer to purchase the notes. At March 31, 2005, our borrowing rate for the $250.0 million senior floating rate notes was 5.5%. We have entered into interest rate swaps to hedge the cash flow risk from the variable interest payments on the $250.0 million senior floating rate notes, which gave us an effective interest rate of 6.6% at March 31, 2005. For additional information on these interest rate swaps, see "—Disclosure of Financial Market Risk."

          We paid approximately $85.9 million in fees and expenses associated with the foregoing debt transactions. The fees are being amortized over the shorter of the call period or the term of the loan. At March 31, 2005, we had $81.1 million of costs recorded in deferred financing costs on our balance sheet.

          At March 31, 2005, there were no scheduled payments of long-term debt through 2009. In February 2005, we prepaid $412.0 million of our Tranche B term loan, primarily with the proceeds of a related-party loan from a subsidiary of Timber Holdings and the repayment by such subsidiary of a loan we had previously made to it. This prepayment eliminated our scheduled payments of long-term debt through 2009, and reduced the payments thereafter to $1.6 billion. The principal amount of the related-party loan we received from a subsidiary of Timber Holdings, which initially was $264.8 million, is subject to adjustment based on transactions between such subsidiary and us and matures on February 4, 2015. At March 31, 2005, the related-party loan balance was $256.1 million and was recorded as a note payable to related-party on our consolidated balance sheet. The note accrues interest at 8%. For the three months ended March 31, 2005, we recorded $3.1 million of interest expense related to the note.

          On April 18, 2005, we amended and restated our senior credit facilities, which now consist of a $840.0 million Tranche D term loan and a $475.0 million revolving credit facility. In connection therewith, we repaid all amounts outstanding under our Tranche B term loan. We are required to make scheduled principal payments on the Tranche D term loan in the amount of approximately $6.3 million in 2005, $8.4 million in each of 2006 through 2009 and $6.3 million in 2010. The Tranche D term loan will mature in 2011. The maturity on our revolving credit facility did not change as a result of this amendment and restatement. We will incur a $43.0 million charge related to the write-off of the Tranche B term loan deferred financing costs in connection with the amendment and restatement of our senior credit facilities. This $43.0 million charge will be reflected in our statement of income (loss) for the second quarter of 2005. See "Description of Senior Credit Facilities—Amendment and Restatement."

          For the periods October 29 through December 31, 2004, January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, cash payments for interest, net of interest capitalized, were $11.3 million, $64.8 million, $90.0 million and $91.6 million, respectively.

          During the predecessor periods, our principal source of liquidity in excess of that provided by cash flow generated from operations was borrowings from OfficeMax. Since our predecessor's financing activities have been represented historically by borrowings from OfficeMax, Boise Forest Products Operations financing activities are not comparable with our current operations.

  Equity Transactions

          On October 29, 2004, FPH and OfficeMax made a cash equity investment in us of $338.9 million. The equity investment consisted of $242.4 million invested by FPH in exchange for 440 million Series B common units and $96.5 million invested by OfficeMax in exchange for 109 million and 66 million Series B and Series A common units, respectively. See our statement of capital and Note 14 to our audited consolidated financial statements included in this prospectus for a discussion of the change in equity units and their holders since the date of the Acquisition and a discussion of the rights and privileges of the equity units.

  Other

          We believe that funds generated from operations and planned borrowing capacity will be adequate to fund debt service requirements, capital expenditures and working capital requirements for the next 12 months. Our ability to continue to fund these items may be affected by general economic, financial, competitive, legislative and regulatory factors.

          We believe that our current financial position and financing plans will provide flexibility in financing activities and permit us to respond to changing conditions in credit markets. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available for use under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

  Contractual Obligations

          In the table below, we set forth our contractual obligations as of December 31, 2004, unless otherwise noted. Some of the amounts we include in this table are based on management's estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties and other factors. Because these estimates and assumptions are necessarily subjective, the enforceable and legally binding obligations we will actually pay in future periods may vary from those reflected in the table.

	Payments Due by Period
	2005	2006-2007	2008-2009	Thereafter	Total
	(dollars in millions)
Long-term debt, including current portion(1)	$752.4	$16.8	$16.8	$1,450.1	$2,236.1
Interest(1)	90.8	173.3	168.8	244.5	677.4
Operating leases(2)	11.7	18.4	14.9	26.5	71.5
Purchase obligations
Raw materials(3)(6)	174.8	290.5	228.0	458.9	1,152.2
Utilities(4)	97.9	15.1	5.2	—	118.2
Capital spending	20.5	26.6	13.4	—	60.5
Other	0.7	0.6	0.4	—	1.7
Other long-term liabilities reflected on our balance sheet
Compensation and benefits(5)	0.4	1.7	29.6	101.9	133.6
Other	—	5.0	2.6	16.0	23.6

	$1,149.2	$548.0	$479.7	$2,297.9	$4,474.8

(1)
These borrowings are further explained in Note 11 to our audited consolidated financial statements and Note 9 to our unaudited consolidated financial statements, in each case included in this prospectus. The table assumes our long-term debt is held to maturity. In February 2005, in connection with the Timberlands Sale, we repaid $412.0 million of our Tranche B term loan and incurred a $264.8 million related-party loan from Boise Land & Timber Corp. The related party loan is due in 2015 and is subject to adjustment based on transactions between us and Boise Land & Timber Corp. See "Certain Relationships and Related Transactions—Loans between Us and Boise Land & Timber Corp." and "—Timberlands Sale". In addition, we amended and restated our senior credit facilities on April 18, 2005, pursuant to which we repaid the remaining balance of the Tranche B term loan in the amount of $918.0 million and entered into a new $840.0 million Tranche D term loan. The Tranche D term loan matures in 2011 and provides for scheduled payments of $6.3 million in 2005, $8.4 million in each of 2006 through 2009, and $6.3 million in 2010. The table above reflects these transactions.

(2)
In the normal course of business, we enter into operating leases for the lease of property and equipment. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our future operating lease obligations would change if we exercised these renewal options or if we entered into additional operating lease agreements. For more information, see Note 7 to the audited consolidated financial statements included in this prospectus.

(3)
Included in raw materials is $1.0 billion for contracts to purchase timber. This includes the obligations related to the long-term supply agreements entered into in February 2005 in connection with the Timberlands Sale. Under these supply contracts, we have the right to cancel or reduce our commitment in the event of a mill curtailment or shutdown. The price for these contracts is set quarterly or semiannually based on regional market prices. These agreements expire on December 31, 2014. Estimates are based on contract terms or first quarter 2005 pricing. These obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, timber availability and the status of environmental appeals. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our financial statements until contract payment terms take effect.

(4)
We enter into utility contracts for the purchase of electricity and natural gas. We also purchase these services under utility tariffs. The contractual and tariff arrangements include multiple-year commitments and minimum annual purchase requirements. Our payment obligations were valued at prices in effect on December 31, 2004, or contract terms, if available. These obligations represent the face value of the contracts and do not consider resale value, as we use the energy to manufacture our products.

(5)
Compensation and benefits include $114.4 million for pensions, $19.1 million for postretirement benefits other than pensions and $0.1 million for employee deferred compensation.

(6)
A hardwood pulp contract that existed at the end of 2004 at our Jackson, Alabama, paper mill expired on March 31, 2005, and was replaced by a new contract that expires in September 2008. Under this contract, we will make purchases in an aggregate amount of $100.7 million, of which $23.0 million is expected to be made in the remainder of 2005, $30.9 million in 2006, $31.2 million in 2007 and $15.6 million in 2008. These amounts are included in the contractual obligations table. However, in the event of the shutdown of the smaller paper machine at the Jackson mill, our purchase obligations under this contract would be reduced.

          In addition to the contractual obligations quantified in the table above, we have other obligations for goods and services and raw materials entered into in the normal course of business. We expect to make tax distributions to our equityholders equal to 38.9% of our taxable income with respect to periods prior to our conversion to a corporation. Furthermore, pursuant to our additional consideration agreement between us and OfficeMax, we may be required to make substantial cash payments to, or receive substantial cash payments from, OfficeMax. Under the additional consideration agreement, the purchase price may be adjusted upward or downward based on paper prices during the six years following the closing date, subject to annual and aggregate caps. Neither party will be obligated to make a payment under the additional consideration agreement in excess of $45 million in any one year. Payments are also subject to an aggregate cap of $125 million that declines to $115 million in the fifth year and $105 million in the sixth year.

          The Series A common units issued to OfficeMax in connection with the Acquisition, which were converted to Series A preferred stock in connection with our conversion to a corporation, accrued dividends daily at a rate of 8% per annum on the holder's capital contributions (net of any distributions previously received by such holder) plus any accumulated dividends. Accrued and unpaid dividends accumulate on the Series A preferred stock on June 30 and December 31 of each year. At December 31, 2004 and March 31, 2005, $0.5 million and $1.2 million, respectively, of dividends were recorded in Series A equity units in our balance sheet.

  Off-Balance-Sheet Activities

          At March 31, 2005, we did not have any off-balance-sheet arrangements with unconsolidated entities.

          In the predecessor periods presented, Boise Forest Products Operations participated in OfficeMax's receivable sales program. This program consisted of selling fractional ownership interests in a defined pool of accounts receivable. The sales program was accounted for under Statement of Financial Accounting Standards, or SFAS, No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Our predecessor entered into this program to provide funding at rates favorable to other borrowing arrangements. Under this program, OfficeMax sold substantially all of its domestic trade accounts receivable on a revolving basis to a fully consolidated, wholly owned subsidiary. The subsidiary in turn sold a fractional ownership interest in the receivables to affiliates of two banks. Based on the terms of the sale, OfficeMax recorded the sales as true sales and not as loans secured by the receivables. At October 28, 2004, no sold accounts receivable were excluded from receivables, compared with $148.8 million and $105.4 million at December 31, 2003 and 2002, respectively. The portion of fractional ownership interest our predecessor retained is included in receivables on our balance sheet. A portion of the retained interest is subordinate to the interests of the bank affiliates, providing them credit support if the receivables become uncollectible. The anticipated impact of the credit support is reflected in the allowance for uncollectible receivables. The proceeds available under this program could be reduced, based on the level of eligible receivables, restrictions on the concentrations of receivables and the historical performance of the receivables. Costs under this program vary based on changes in interest rates. Costs incurred related to Boise Forest Products Operations totaled $2.2 million, $1.9 million, and $2.3 million for the period January 1 through October 28, 2004, and for the years ended December 31, 2003 and 2002, respectively.

          In anticipation of the Acquisition, during the third quarter of 2004, OfficeMax stopped selling receivables related to Boise Forest Products Operations' businesses. We do not currently participate in a receivable sales program. Compared with the predecessor period financial statements, not participating in a securitization program may increase interest expense, assets and liabilities.

  Guarantees

          See Note 17 to our audited consolidated financial statements and Note 13 to our unaudited consolidated financial statements, in each case included in this prospectus for a description of our guarantees and the nature of our guarantees, including the approximate terms of the guarantees, how the guarantees arose, the events or circumstances that would require us to perform under the guarantees and the maximum potential undiscounted amounts of future payments we could be required to make.

  Inflationary and Seasonal Influences

          We believe inflation has not had a material effect on our financial condition or results of operations. However, there can be no assurance that we will not be affected by inflation in the future. Seasonal changes in levels of building activity affect our building products businesses, and we typically have higher sales and working capital in the second and third quarters. In addition, cold weather may affect our operating costs (including energy) at our manufacturing facilities.

  Disclosures of Financial Market Risks

          At December 31, 2004, the estimated current market value of our debt, based on then-current interest rates for similar obligations with like maturities, was approximately $9.7 million more than the amount of debt reported on our balance sheet. The estimated fair values of our other financial instruments, cash and cash equivalents and receivables are the same as their carrying values. During 2004, $534.8 million, or 9%, and during the three months ended March 31, 2005, $150.3 million, or 10%, of our total sales were to OfficeMax, which represents a concentration in the volume of business transacted and the revenue generated from these transactions. Apart from these sales, concentration of credit risks with respect to trade receivables is limited due to the wide variety of customers and channels to and through which our products are sold, as well as their dispersion across many geographic areas.

          Changes in interest and currency rates expose the company to financial market risk. We occasionally use derivative financial instruments, such as interest rate swaps, rate hedge agreements, forward purchase contracts and forward exchange contracts, to hedge underlying debt obligations or anticipated transactions. We do not use them for trading purposes. For qualifying interest hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swap or underlying debt.

          Our obligations under our senior credit facilities and senior floating rate notes expose us to changes in short-term interest rates because interest rates on this debt are variable. In November 2004, we entered into four interest rate swaps with a total notional amount of $550 million to hedge our exposure to interest rate fluctuations associated with our Tranche B term loan. The swaps on $300 million of our Tranche B term loan were fixed at an average pay rate of 3.3% and expire in December 2007, while the swaps on $250 million of the loan were fixed at an average pay rate of 3.5% and expire in December 2008. We also entered into two 3.7% interest rate swaps with an aggregate notional amount of $250 million to hedge the exposure to floating rate interest rate risks associated with our senior floating rate notes. These swaps expire in October 2009. All of the swaps were designated as cash flow hedges. Accordingly, changes in the fair value of the swaps, net of taxes, were recorded in Series B equity units and reclassified to interest expense, as interest expense was recognized on the LIBOR-based debt. Amounts reclassified in the period October 29 through December 31, 2004 increased interest expense by $1.8 million. Assuming no change in interest rates, $1.7 million would be reclassified in 2005. Ineffectiveness related to these hedges, which was calculated using the hypothetical derivative method, was not significant. The $300 million interest rate swaps expiring in December 2007 and the $250 million interest rate swaps expiring in December 2008 were specifically designated to hedge the variable interest rate exposure associated with our Tranche B term loan. Prior to March 31, 2005, we decided to pursue a refinancing of our Tranche B term loan in anticipation of our planned initial public offering. Because it was probable at March 31, 2005 that we would no longer have future variable rate interest payments under the Tranche B term loan, the original designation of the cash flow hedging relationship could not be maintained. We were required under generally accepted accounting principles to reclassify amounts in other comprehensive income related to these interest rate swaps and recognize the change in the fair value of interest rate swaps in our income statement. On April 28, 2005, these interest rate swaps were redesignated as hedges of the cash flow risk from the LIBOR-based variable interest payments on the term loans borrowed under our senior credit facilities. As a result of the accounting treatment of these hedges, we recognized $15.2 million of non-cash income in the first quarter of 2005 and will recognize $5.3 million of non-cash expense in the second quarter of 2005. The $9.9 million of net income recognized during these periods will result in higher interest expense over the remaining life of the interest rate swaps. This will increase our interest expense by approximately $2.3 million in 2005, $3.3 million in 2006, $3.1 million in 2007 and $1.2 million in 2008.

          As described in Note 11 to our audited consolidated financial statements and Note 9 to our unaudited consolidated financial statements, in each case included in this prospectus, in each of the predecessor periods presented, OfficeMax allocated debt and interest costs to us based on our average asset balances. OfficeMax occasionally used derivative financial instruments, such as interest rate swaps, rate hedge agreements and forward exchange contracts, to hedge underlying debt obligations or anticipated transactions. The effects of these financial instruments are not included in the predecessor financial statements other than through OfficeMax's allocations to us.

          The table below provides information as of December 31, 2004 about our financial instruments that are sensitive to changes in interest rates or utility indexes. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For obligations with variable interest rates and sensitivity to energy market risk, the table sets forth payout amounts based on current rates and does not attempt to project future rates. Other instruments subject to market risk, such as obligations for pension plans and other postretirement benefits, are not reflected in the table.

  Financial Instruments

									Predecessor
							2004		2003
	2005	2006	2007	2008	2009	There -after	Total	Fair Value	Total	Fair Value
	(dollars in millions)
Debt
Short-term borrowings	$—	$—	$—	$—	$—	$—	$—	$—	$2.9	$2.9
Average interest rates	—	—	—	—	—	—	—	—	—	—
Long-term debt
Fixed-rate debt payments	$—	$—	$—	$—	$—	$400.0	$400.0	$409.7	$1,042.5	$1,074.9
Average interest rates	—	—	—	—	—	7.1%	7.1%	—	7.3%	—
Variable-rate debt payments(1)	$13.3	$13.3	$13.3	$13.3	$13.3	$1,513.5	$1,580.0	$1,580.0	$225.9	$225.9
Average interest rates(2)	4.7%	4.7%	4.7%	4.7%	4.7%	4.7%	4.7%	—	3.3%	—
Interest rate swaps
Notional principal amount of interest rate exchange agreements maturing
Variable to fixed	$—	$—	$300.0	$250.0	$250.0	$—	$800.0	$6.3	$—	$—
Average pay rate	—	—	3.3%	3.5%	3.7%	—	3.5%	—	—	—
Average receive rate	—	—	2.4%	2.4%	2.2%	—	2.3%	—	—	—
Energy swaps	$—	$—	$—	$—	$—	$—	$—	$—	$1.4	$1.4

(1)
These borrowings are further explained in Note 11 to our audited consolidated financial statements and Note 9 to our unaudited consolidated financial statements, in each case included in this prospectus. The table assumes our long-term debt is held to maturity. However, we amended and restated our senior credit facilities on April 18, 2005 pursuant to which we repaid the remaining balance of our Tranche B term loan in the amount of $918.0 million and entered into a new $840.0 million Tranche D term loan and a $475.0 million revolving credit facility. The Tranche D term loan provides for scheduled payments of approximately $6.3 million in 2005, $8.4 million in each of 2006 through 2009 and $6.3 million in 2010. The Tranche D term loan will mature on October 28, 2011. Additionally, concurrent with the Timberlands Sale, we incurred a $264.8 million related-party loan from Boise Land & Timber Corp. The table above does not reflect these transactions.

(2)
Does not include the effect of interest rate swaps.

  Environmental

          Our businesses are subject to a wide range of general and industry-specific environmental laws and regulations. In particular, we are affected by laws and regulations covering air emissions, wastewater discharges, solid and hazardous waste management and site remediation. Compliance with these laws and regulations is a significant factor in the operation of our businesses. We believe that we have created a corporate culture of strong compliance by taking a conservative approach to environmental issues in order to assure that we are operating well within the bounds of regulatory requirements. However, we cannot assure you that we will at all times be in full compliance with environmental requirements, and we cannot assure you that we will not incur fines and penalties in the future.

          In 2002, OfficeMax entered into a consent decree with the Environmental Protection Agency, or EPA, to settle alleged air permit violations at eight of the plywood and particleboard manufacturing facilities that we now own. The EPA alleged these plants failed to obtain New Source Review air permits. The final installation of control equipment required under the Consent Decree was completed in April 2005.

          We incur substantial capital and operating expenditures to comply with federal, state and local environmental laws and regulations. Failure to comply with these laws and regulations could result in civil or criminal fines or penalties or in enforcement actions. Our failure to comply could also result in governmental or judicial orders that stop or interrupt our operations or require us to take corrective measures, install additional pollution control equipment or take other remedial actions. During 2004, we made approximately $8 million in capital expenditures to comply with environmental requirements. We anticipate capital expenditures of approximately $18 million in 2005 to comply with environmental requirements, and we expect to spend similar or greater amounts on environmental capital expenditures in the years ahead.

          In 2004, the EPA promulgated rules to control air toxics emissions from wood and panel plants and industrial boilers. Compliance with these rules is required in 2007. The rules will require capital spending at our wood panel plants and paper mills. We are currently evaluating the rules and the amount of capital spending that will be required to comply with them. We expect capital spending on these projects to range from $13 million to $37 million for the period from 2005 to 2007. This range will be refined as mills develop their detailed compliance strategies.

          As an owner and operator of real estate, we may be liable under environmental laws for the cleanup of past and present spills and releases of hazardous or toxic substances on or from our properties and operations. We can be found liable under these laws if we knew of, or were responsible for, the presence of such substances. In some cases, this liability may exceed the value of the property itself.

          Some of our properties have been the subject of investigation or cleanup in connection with environmental contamination. In 2001, the EPA and the Oregon Department of Environmental Quality began an investigation at our paper mill in St. Helens, Oregon. The investigation is being conducted under Oregon's Voluntary Cleanup Program. The investigation has focused on polychlorinated biphenyls, pentachlorophenol, volatile and semi-volatile organic compounds, dioxins and heavy metals. Although we cannot assure you regarding the outcome of this investigation, based on current information, we do not expect it to result in material liabilities. Given that the investigation concerns hazardous substance releases that occurred prior to closing of the Acquisition, OfficeMax retained responsibility for this matter pursuant to the asset purchase agreement, as described below.

          OfficeMax retains responsibility for environmental liabilities incurred with respect to businesses, facilities and other assets not purchased by us in connection with the Acquisition, and indemnifies us for hazardous substance releases and other environmental regulatory violations related to our business that occurred prior to the closing of the Acquisition or arise out of pre-closing operations. However, OfficeMax may not have sufficient funds to satisfy in full its indemnification obligations when required, and, in some cases, we may not be entitled to indemnification under the asset purchase agreement.

Critical Accounting Estimates

          Critical accounting estimates as those that are most important to the portrayal of our financial condition and results. These estimates require management's most difficult, subjective, or complex judgments, often as a result of the need to estimate matters that are inherently uncertain. We reviewed the development, selection and disclosure of the following critical accounting estimates with our board of directors. Our current critical accounting estimates are as follows:

  Purchase Price Allocation

          On October 29, 2004, we acquired the paper, forest products and timberland assets of OfficeMax. We accounted for the business combination under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, and allocated the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The determination of the fair values of the assets acquired and liabilities assumed, as well as associated asset useful lives, required management to make estimates. Estimated fair values were derived through consideration and application of standard valuation approaches and techniques.

          We estimated the value of property, plant and equipment assets based on the application of either a cost, market or income approach. Under the cost approach, replacement cost new was estimated and then adjusted for depreciation due to physical, functional and economic obsolescence. The market approach derived value was based on an analysis of comparable asset sale information. The income approach derived value was based on the forecasted cash flow potential of the asset. We estimated the fair value of the trade names and trademarks and technology based on the application of the income approach. The critical assumptions involved with valuing the trade names and trademarks and technology were the expected revenue and cash flow levels anticipated over the assets' expected lives and the risk profile of the assets. The fair value of the customer relationships was based on the application of the cost approach. The critical assumptions involved with valuing the customer relationships were associated with estimating the costs required to replicate these assets to their current condition.

          Liabilities subjective in nature primarily include estimates of costs to restructure the operations of the acquired company. We have not completed our restructuring plans for the acquired company. In accordance with the provision of EITF 95-3, Recognition of Liabilities in Connection With a Purchase Business Combination, restructuring activities in connection with the Acquisition will increase goodwill. We have one year from the acquisition date to develop our restructuring plans and adjust for changes in estimates of the fair value of assets acquired and liabilities assumed. The initial purchase price allocations may be adjusted within one year of the date of the Acquisition for changes in estimates of the fair value of assets acquired and liabilities assumed. We have not completed the assessment of the fair value of our fiber farms and may allocate a higher portion of the purchase price to those assets. An increase in those values would reduce goodwill.

          The purchase price may also be adjusted upward or downward based on paper sales prices during the six years following the closing date pursuant to the additional consideration agreement. Over that period, we could pay OfficeMax a maximum aggregate amount of $125.0 million, or OfficeMax could pay us a maximum aggregate amount of $125.0 million, in each case net of payments received. The purchase price allocation does not include the effect, if any, of this contingent consideration.

          Due to the numerous variables associated with our judgments and assumptions relating to the valuation of the assets acquired and liabilities assumed, both the precision and reliability of the resulting estimates are subject to uncertainty.

  Valuation of Management Equity Units

          We account for awards granted under our management equity agreement in accordance with SFAS No. 123 (revised 2004), Share Based Payment. On December 10, 2004, key managers purchased 18.6 million Series B common units in FPH at $1.00 per unit, which was more than the estimated fair value on the date of purchase of $0.99 per unit. Managers who purchased Series B common units received a grant of 35.6 million Series C common units (profit interests) that represent the right to participate in profits after capital is returned to the holders of the FPH Series B common units. The Series C common units had no value to the holder on the date of grant and will have no value to the holder until the equity value appreciates above a specified level. Generally, the Series B common units held by management and 50% of the Series C common units vest 20% at the end of each year through 2009. Upon either the sale of the company (as defined in the agreement) or an initial public offering, all of the Series B common units will vest. In addition, of the one-half of the Series C common units that vest solely based on time served as an employee, those that were scheduled to vest within two years will vest. The other 50% of the Series C common units vest at the end of 2009 if specific criteria tied to internal rates of return are met. The vesting schedules are shortened for managers who were at least 60 years old as of December 31, 2004, so that the units fully vest by December 31 of the year in which the manager reaches age 65 and at least two vesting periods have been met. Compensation expense attributable to these equity awards by FPH is required to be reflected in our operating results. We did not recognize compensation expense for the Series B common units on the date of grant because the purchase price paid by management was equal to or more than the fair value of the units. The Series C common units are accounted for as restricted stock. We will accrue compensation expense over the vesting periods for the Series C common units based on the fair value on the date of the grant. We determined the fair value on the date of grant of the Series C common units that vest over time to be approximately $8.2 million, or an average $0.46 per unit. We determined the fair value on the date of grant of the Series C common units that vest based on internal rates of return to be approximately $4.2 million, or an average of $0.24 per unit.

          The determination of the fair values of the common units is complex, requiring the use of valuation professionals, and represents a critical accounting estimate. Due to time constraints at the time of issuance in December 2004, we did not perform a contemporaneous valuation as of the date of grant or purchase. We obtained a retrospective valuation as soon as practicable in the first quarter following the grant date.

          Series B Common Units.    The determination of the fair value of the common units purchased by management required a determination of our enterprise value. The purchase price for the Acquisition, which was determined on an arms-length basis following extensive negotiations between Madison Dearborn and OfficeMax and their respective financial advisors and was the culmination of a sales process conducted by OfficeMax over several months involving numerous potential buyers for all or a portion of the sold businesses, represented the best evidence of the fair market value of our businesses at the time of the Acquisition. Since the Acquisition occurred only 42 days prior to management's purchase of Series B common units and the grant to management of Series C common units, the enterprise value indicated by the purchase price for the Acquisition was the primary factor considered in determining our enterprise value for the purpose of valuing management's equity units. We considered whether any adjustment to the value of the Series B common units as implied in the Acquisition was warranted using a form of income approach, known as discounted cash flow analysis, and a market approach, which used an event analysis and a trend analysis.

          The discounted cash flow analysis incorporated Madison Dearborn's expectation of our future performance and applied a weighted average cost of capital of 10.5%. Madison Dearborn's expectations as to our future performance were based on certain assumptions relating to product sale prices, sales volume, product mix and costs and expenses with respect to each of our operating segments. Madison Dearborn's projections were prepared for its own use in connection with the Acquisition, and the assumptions that underlie such projections are inherently uncertain and are subject to change based on changing market conditions. These assumptions involved judgments with respect to future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are outside our control. The assumptions set forth below were the assumptions used by Madison Dearborn at the time of the Acquisition and have not been updated or revised to reflect changes in our expected future performance as a result of current market conditions or recent initiatives implemented by our new senior management team since the completion of the Acquisition. As a result, many of the assumptions set forth below may no longer be accurate or the current view of Madison Dearborn or Boise Holdings. All of the assumptions set forth below were "forward-looking statements," and our actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition. In view of these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements. We note that RISI has published more recent pricing forecasts than the June 2004 forecast used by Madison Dearborn and described below.

          The pricing assumptions used by Madison Dearborn for our key product areas were derived from RISI's June 2004 price forecast, with adjustments for the historical difference between the net selling prices for our key products compared to the specific RISI benchmark products. The other significant assumptions used by Madison Dearborn for each of our operating segments are set forth below:

          Paper.    The key drivers of financial performance in our Paper segment are product prices, sales volumes and raw material costs. Based on the June 2004 RISI price forecast, average selling prices for uncoated freesheet product papers were assumed to continue to increase in 2005, fall modestly in 2006 and 2007 as a result of a forecasted recession, and then recover again in 2008. Madison Dearborn forecasted our value-added paper sales volumes to grow at an average annual rate of approximately 5% and our commodity paper sales volumes to grow by approximately 1% annually, reflecting a continued focus on improving our sales mix.

          Purchased wood fiber and pulp costs were based on the June 2004 RISI forecast. Wood fiber costs were projected to increase for the volumes sourced from the timberlands operations, reflecting an expected increase in fiber procurement costs if the timberlands were sold to a third-party. Madison Dearborn's projection assumed that the timberlands operations would be sold in equal increments over a three-year period beginning in 2006. Other significant raw material costs were projected to increase 3% annually over the projection period.

          Packaging & Newsprint.    The key drivers of financial performance in our Packaging & Newsprint segment are product prices, sales volumes and raw material costs. Based on the June 2004 RISI price forecast, average selling prices for linerboard and newsprint were expected to continue to increase during 2005, fall during 2006 and 2007, and recover again in 2008. Annual sales volume growth in this segment was projected at slightly less than 1%. Raw material cost assumptions were consistent with those described for our Paper segment.

          Wood Products.    The key drivers of financial performance in our Wood Products segment are product prices, sales volumes and raw material costs. Price forecasts for EWP, plywood, lumber and particleboard were based on the June 2004 RISI forecasts. The price projections, particularly for plywood and lumber, reflected an anticipated slowdown in the homebuilding market relative to the levels experienced in 2004. Product selling prices were projected to fall in 2005 and 2006, with a recovery in 2007 and 2008. EWP sales volumes were assumed to grow at approximately 5% annually over the projection period, with other product sales volumes essentially flat compared with 2004. Raw material cost assumptions were consistent with those described for our Paper segment.

          Building Materials Distribution.    The key drivers of financial performance in our Building Materials Distribution segment are sales volumes and gross margins. Revenue for 2005 in this segment was assumed to decline by approximately 20% from the record levels experienced in 2004. This was based on an assumption of a slowdown in the homebuilding market and lower prices for commodity wood products. For 2006 through 2008, Madison Dearborn forecasted growth in EWP sales in this segment of 5% annually, with general line and commodity product sales growing at annual rates of 3% and 1%, respectively. The forecast did not assume any new facilities. Gross margins on sales were assumed to decline modestly from 2004 to 2005 for EWP and commodity products and then remain level through the forecast period. Gross margins for general line products were assumed to increase modestly in 2005 and remain flat thereafter.

          A market approach considering an event analysis and a trend analysis was also considered in the valuation of the Series B common units purchased by management. The event analysis consisted of analyzing the effect of significant events on us and eleven comparable publicly-traded companies between the date of the Acquisition and the date of management's purchase of Series B common units. Significant events affecting the comparable companies included earnings announcements, changed outlooks on earnings or demand estimates and announcements of restructuring and new supply agreements. In contrast, the only significant event affecting us during the period was the availability of the financial results for the one-month period between the date of the Acquisition and the date of the purchase by management of the Series B common units. Since we were not affected by the types of significant events affecting comparable companies, the valuation also considered the general stock price movement for the comparable companies. The median equity price appreciation for the comparable companies over the relevant period was an increase of between 5% and 6%. Furthermore, we considered how returns on our equity compared, after adjusting for leverage, to the returns on equity of the comparable companies. Adjusting for the significant events affecting the comparable companies but not us, our leverage adjusted returns were similar to the industry return. The results of the event analysis indicated no significant departures in events and a slight upward movement in industry returns. Therefore, a 5% increase in our equity value, or an indicated value of $1.05 per Series B common unit, was used.

          The trend analysis identified key financial indicators of value of the Series B common units on the date of the Acquisition compared with similar indicators on the date of management's purchase of the Series B common units. As part of this trend analysis, an implied EBITDA multiple for the Acquisition was calculated based on the purchase price for the Acquisition and trailing twelve months EBITDA as of the closing date of the Acquisition. This implied EBITDA multiple was applied to the trailing twelve months EBITDA as of the purchase date of management's Series B common units. The trailing twelve months EBITDA increased approximately $28 million between the closing date of the Acquisition and the date of management's purchase of Series B common units. The trend analysis indicated an upward movement in the equity value of management's Series B common units and resulted in a valuation of $1.23 per Series B common unit.

          The outcomes of the discounted cash flow analysis, the event analysis and the trend analysis were given equal consideration. This resulted in an average value indication of $1.10 per unit for the Series B common units. A 10% discount for lack of marketability was applied to management's Series B common units based upon a consideration of specific liquidity factors, including transfer restrictions imposed by the operating agreement, the lack of an active market for the units, and the limited circumstances in which the Company is required to redeem the units for cash. After application of the discount, the value per unit of management's Series B common units was estimated to be $0.99 per unit on the date of purchase.

          Series C Common Units.    The fair value of the Series C common units as of the grant date was estimated by analyzing the possible future events for our Company, the paths to liquidity for the holders of the Series C common units and how these paths may affect the valuation of the Series C common units. These possible future events included a sale of the Company, an initial public offering and remaining a private company. We estimated probabilities of these events occurring based on the Company's strategies as of the grant date. We assigned probabilities to these events for the remainder of 2004 and years 2005 through 2009, the vesting period for the Series C common units, and the assigned likelihood varied by year, with a higher probability of being sold or becoming a public company in later years. For example, in 2005 we assigned probabilities of 10% to being sold, 15% to becoming a public company and 75% to remaining a private company. In 2007, we assigned probabilities of 30% to being sold, 45% to becoming a public company and 25% to remaining a private company. In 2009, we assigned probabilities of 40% to being sold, 45% to becoming a public company and 15% to remaining a private company. A decision tree analysis that incorporated these event outcomes and the likelihood of their occurrences was created. Payoffs to the holders of the Series C common units were constructed at each event outcome on the decision tree. Based on this framework, a simulation analysis was run to arrive at the fair values of the Series C common units.

          SFAS 123 (revised 2004) requires different valuation calculations for equity grants that have a service condition and equity grants that have a market condition. The 50% of the Series C common units that vest over time are "service condition" awards. Under the requirements of SFAS 123 (revised 2004), the fair value of these awards is measured assuming that all conditions have been met, or as if they were fully vested on grant date. Compensation expense is recognized over the vesting period and adjusted if the service condition is not met. We determined the fair value on the date of grant of the Series C common units that vest over time to be approximately $8.2 million, or an average of $0.46 per unit. The vesting period and compensation expense recognition for these awards accelerates in the event of a public offering.

          The 50% of the Series C common units that vest based on internal rates of return are "market condition" grants under the requirements of SFAS 123 (revised 2004). The standard requires that the valuation of market condition awards considers the likelihood that the market condition will be satisfied rather than assuming that the award is vested on the award date. Because the internal rate of return represents a more difficult threshold to meet before payout, with greater uncertainty that the market condition will be satisfied, these awards have a lower fair value than those that vest based solely on the passage of time. However, compensation expense is required to be recognized under SFAS 123 (revised 2004) for an award regardless of when, if ever, the market condition is satisfied. We determined the fair value on the date of grant of the Series C common units that vest based on internal rates of return to be approximately $4.2 million, or an average of $0.24 per unit. Vesting of the 50% of the Series C common units that vest based on internal rates of return is not accelerated as a result of an initial public offering.

  Pensions

          During the predecessor periods, most of Boise Forest Products Operations employees, along with some other employees of OfficeMax, participated in OfficeMax's defined benefit pension plans, and were treated as participants in multiemployer plans. Accordingly, there are no assets or liabilities related to defined benefit pension plans in the predecessor balance sheet. Our predecessor did, however, incur costs associated with the employees who participated in OfficeMax's plans in the statements of income (loss). During the three months ended March 31, 2005 and March 31, 2004, we incurred $6.7 million and $21.7 million of pension expenses, respectively. For the periods October 29 through December 31, 2004, and January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, pension expense was

$2.6 million, $60.9 million, $52.9 million and $19.2 million, respectively. In connection with the Acquisition, OfficeMax transferred to us the portion of the pension plan liability that was attributable to active employees who became employed by us immediately following the Acquisition. Pension assets transferred by OfficeMax were sufficient to fund our accumulated benefit obligation at a 6.25% discount rate. At December 31, 2004, our balance sheet reflected a projected benefit obligation of $114.4 million, assuming a 5.75% discount rate and a 4.25% rate of compensation increase. Under the terms of the Acquisition, OfficeMax also retained all pension costs related to employees who retired or were terminated on or before July 31, 2004, all postretirement benefits costs related to employees who retired or were terminated before the Acquisition, and all pension and postretirement benefit costs related to active OfficeMax employees. As a result, we expect that our annual pension expense going forward will be less than amounts included in our predecessor's financial statements.

          We account for pension expense in accordance with SFAS No. 87, Employer's Accounting for Pensions. This statement requires us to calculate pension expense and liabilities using actuarial assumptions, including a discount rate assumption and a long-term asset return assumption. We base our discount rate assumption on the rates of return on high-quality bonds currently available and expected to be available during the period to maturity of the pension benefits. We base our long-term asset return assumption on the average rate of earnings expected on invested funds. We believe that the accounting estimate related to pensions is a critical accounting estimate because it is highly susceptible to change from period to period, based on the performance of plan assets, actuarial valuations and changes in interest rates, and the effect on our financial position and results of operations could be material. The estimate for pensions is a critical accounting estimate for all of our segments.

          Our discount rate assumption was 5.75% for the period October 29 through December 31, 2004, and 6.25% for the predecessor period January 1 through October 28, 2004, and our long-term asset return assumption was 7.25% and 8.25%, respectively. Using these assumptions, our 2004 pension expense was $63.5 million, compared with $52.9 million and $19.2 million of expense in 2003 and 2002. If we had used a 6.0% estimated discount rate and a 7.75% expected return on plan assets during all of 2004, our 2004 pension expense would have been $67.8 million, and net income would have decreased approximately $4.3 million.

          For 2005, our discount rate assumption is 5.75%, and our expected return on plan assets is 7.25%. Using these assumptions, we estimate that our 2005 pension expense will be approximately $28.7 million. If we were to decrease our estimated discount rate assumption to 5.5% and our expected return on plan assets to 7.0%, our 2005 pension expense would be approximately $31.0 million. If we were to increase our discount rate assumption to 6.0% and our expected return on plan assets to 7.5%, our 2005 pension expense would be approximately $27 million.

          In 2005, there is no required minimum contribution to our pension plans. However, we may make voluntary contributions.

  Long-Lived Asset Impairment

          We account for the impairment of long-lived assets in all of our segments in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment of a long-lived asset exists when the carrying value of an asset exceeds its fair value and when the carrying value is not recoverable through future operations. We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

          Long-lived asset impairment is a critical accounting estimate, as it is susceptible to change from period to period. To estimate whether the carrying value of an asset or asset group is impaired, we estimate the cash flows that could be generated under a range of possible outcomes, and we estimate the likelihood of possible outcomes. To measure future cash flows, we are required to make assumptions about future production volumes, future product pricing and future expenses to be incurred. In addition, estimates of future cash flows may change based on the availability of timber, environmental requirements, capital spending and other strategic management decisions. We estimate the fair value of an asset or asset group based on quoted market prices (the amount for which the asset(s) could be bought or sold in a current transaction with a third party) when available. When quoted market prices are not available, we use a discounted cash flow model to estimate fair value.

          Due to the numerous variables associated with our judgments and assumptions relating to the valuation of assets and the effects of changes in circumstances (timber availability, environmental requirements, capital spending and other management decisions) on these valuations, both the precision and reliability of our estimates are subject to uncertainty. As additional information becomes known, we may change our estimates.

INDUSTRY

          The paper and forest products industry is capital intensive and highly cyclical. The North American industry is mature, and long-term demand and financial performance tend to correlate with changes in U.S. gross domestic product. Over the last several years, the industry has seen significant consolidation and disciplined capital management, resulting in improving industry fundamentals, as described below.

Paper

          We compete in the uncoated paper segment of the paper industry. According to RISI, uncoated free sheet accounted for approximately 12% of all paper and paperboard production in North America in 2004. Uncoated free sheet is uncoated white paper primarily produced from bleached hardwood chemical pulp. End uses for uncoated free sheet include cut-size office paper, commercial printing paper, business forms and envelopes and a wide range of value-added grades. Value-added grades include bright and colored cut-size office papers and specialty papers such as label and release, security and other custom applications.

          According to RISI, North America is the world's largest consumer of uncoated free sheet, with production capacity of approximately 15.4 million tons in 2004. Historically, demand for uncoated free sheet, like demand for paper products generally, has correlated positively with general economic activity. In addition, demand for cut-size office paper, which, according to RISI, comprised approximately 42% of U.S. uncoated free sheet production in 2004, fluctuated historically with white-collar employment. In recent years, demand for uncoated free sheet has been negatively impacted by the global economic downturn and the increased use of electronic transmission and document storage alternatives. In response, North American uncoated free sheet capacity declined from 2000 through 2004 by approximately 1.5 million tons, according to RISI. Consolidation has played a major role in capacity rationalization, enabling companies to reallocate production more efficiently by closing higher-cost facilities. The four largest producers of uncoated free sheet in North America comprised approximately 68% of the North American uncoated free sheet market in 2003, according to the 2003-2004 Pulp & Paper Global Fact & Price Book, compared to approximately 44% in 1997, according to Pulp & Paper 1998.

          Recent economic improvements have increased demand for uncoated free sheet and, combined with the reduction in North American uncoated free sheet capacity and the negative impact the weak U.S. dollar has had on imports, led to an improvement in uncoated free sheet prices. According to RISI, the price of 20 lb. copy paper, a benchmark grade of uncoated free sheet, increased from $730 per ton in December 2003 to $825 per ton in April 2005, or 13%. While we and other manufacturers announced price increases for our uncoated free sheet products earlier this year, the majority of the increases have not been accepted by the market.

Packaging & Newsprint

          We compete in the following segments of the packaging and newsprint industries:

  Containerboard and Corrugated Containers

          According to RISI, containerboard accounted for approximately 33% of all paper and paperboard production in North America in 2004. Containerboard, which includes both linerboard and corrugating medium, can be manufactured from virgin or recycled fiber, and is used to make corrugated containers. Linerboard is the material used as the inside and outside facing surfaces in corrugated containers. Corrugating medium is the fluting material that is laminated between linerboard to form sheets that are then printed, cut, folded and glued at converting plants to produce corrugated containers. In 2003, approximately 25% of U.S. containerboard production was exported or sold in the open market to independent corrugated container producers, according to the 2003-2004 Pulp & Paper Global Fact & Price Book. The remaining 75% was sold by integrated producers to their own corrugated container plants. Corrugated containers are used primarily for packaging in the food and beverage, agricultural and durable and non-durable goods industries, and is the most widely used form of packaging for the transportation of manufactured and bulk goods. According to the 2003-2004 Pulp & Paper Global Fact & Price Book, the United States is the world's largest corrugated container producer and, in 2003, accounted for approximately 28% of global production.

          Containerboard and corrugated container demand is influenced by growth in non-durable industrial output and consumer spending, as well as foreign currency exchange rates. During the early part of this decade, the North American containerboard market was adversely affected by overcapacity and reduced economic activity, which negatively impacted prices and resulted in the closure of a number of inefficient production facilities. From 2000 through 2004, according to RISI, approximately 4.8 million tons of North American containerboard capacity were permanently closed or indefinitely idled. The significant consolidation experienced in the containerboard industry in recent years has contributed to this reduction in capacity. The four largest producers of linerboard in North America collectively comprised approximately 59% of the North American market in 2003, according to the 2003-2004 Pulp & Paper Global Fact & Price Book, compared to approximately 38% in 1997, according to Pulp & Paper 1998.

          Industry conditions improved during 2004, as the strengthening economy led to greater box shipments and increased demand for corrugated containers. As a result of the increased demand and reduced capacity, the transaction price of 42 lb. eastern, a benchmark linerboard grade, increased, according to RISI, from $350 per ton in December 2003 to $430 per ton in April 2005, or 23%.

  Newsprint

          According to RISI, newsprint accounted for approximately 13% of all paper and paperboard production in North America in 2004. The primary customers for North American newsprint are daily newspapers, which, according to Conservatree, consumed approximately 80% of North American production. Other uses for newsprint include weekly newspapers, pre-printed newspaper inserts and paperback books. National newsprint consumption by daily newspapers is affected primarily by advertising levels, which correlate positively with economic growth. Demand for newsprint in North America declined approximately 15% between 2000 and 2004, according to RISI, due in part to the growth of online media and substitution towards other uncoated groundwood grades. In response to declining demand, North American producers have permanently closed, indefinitely idled or converted to other groundwood specialties approximately 2.6 million metric tonnes of capacity from 2000 through 2004, according to data provided by RISI. Consolidation has also increased capacity concentration. The four largest producers of newsprint in North America collectively comprised approximately 66% of the North American market in 2003, according to Paperloop, compared to approximately 52% in 1997, according to Pulp & Paper 1998.

          The reduction in capacity has allowed the newsprint industry to effect several price increases during 2004, notwithstanding a decline in demand. According to RISI, the price of 48.8 gram, a benchmark newsprint grade, increased from $515 per metric tonne in December 2003 to $584 per metric tonne in April 2005, or 13%.

Wood Products

          Consumption of wood products and other building materials is primarily driven by new housing starts, which in turn depend on, among other things, demographic trends and interest rates. In recent years, the housing starts have been very strong, in part due to historically low interest rates. According to RISI, the housing starts were 1.94 million units in 2004, 1.85 million units in 2003 and 1.71 million units in 2002, compared to the average of 1.4 million units per year during the 1990s. While the anticipated rise in interest rates is expected to negatively impact the growth in new housing starts, RISI projects that new housing starts will average 1.7 million units per year during the period from 2005 to 2009, driven principally by favorable demographic trends. Demand for wood products and other building materials is also influenced by the size of new homes built, light commercial construction and repair and remodeling activity. In that regard, according to RISI, the average size of new homes is also increasing, with the average square footage of new homes built in 2004 more than 14% greater than of homes constructed in 1990.

          We compete in the EWP and commodity wood product segments of the wood products industry.

  Engineered Wood Products

          EWP consists of LVL, a high-strength engineered lumber often used in beams, and I-joists, a structural support typically used in floors and roofs; and laminated beams. These products are manufactured in a manner that maximizes physical strength and dimensional stability while minimizing the amount of wood used as a raw material. For example, I-joists are an attractive replacement product for solid wide-dimension lumber joists because they have lower installed costs and are generally stronger, straighter and lighter. According to RISI, LVL consumption has increased from about 27.4 million cubic feet in 1995 to 84.9 million cubic feet in 2004, resulting in a compound annual growth rate of 13%. RISI also estimates that I-joist consumption increased from approximately 390 million lineal feet in 1995 to approximately 1.3 billion lineal feet in 2004, representing a compound annual growth rate of 14%.

          In response to the strong demand for EWP, several of EWP manufacturers, including us, have initiated capacity increases. This increase in capacity could create downward pressure on EWP prices.

  Commodity Wood Products

          Commodity wood products include structural panels, lumber and non-structural panels. Structural panels, including plywood and OSB, are used in new residential construction, residential repair and remodeling, and industrial applications such as truck floors, fruit bins and walls. Historically, plywood has been the preferred structural panel, but as OSB quality has improved and production methods have become less expensive, plywood's market share has eroded. We do not manufacture OSB. Lumber is manufactured from both softwoods and hardwoods. Structural softwood lumber is used in framing roofs, walls and floors, and hardwood lumber is used in the production of flooring, furniture and other home furnishings. Non-structural panels, including medium density fiberboard, or MDF, and particleboard, are less sturdy than structural panels, and consequently are used in non-load bearing applications such as furniture, cabinets and bookshelves. We do not manufacture MDF.

          General line products include reinforcement materials, framing accessories, insulation, roofing, brick, stucco, composite decking and other specialty materials. We do not manufacture any general line products.

Building Materials Distribution

          While building products manufacturers may distribute their products directly to home builders, industrial users and retailers, a significant portion of building products is distributed through wholesale distributors in a two-step distribution model. Two-step distributors, such as our Building

Materials Distribution segment, buy building products from manufacturers and sell these products to industrial users and building materials dealers and retailers, who in turn sell these products directly to the ultimate end user. Distributors generally add value by creating flexibility in the supply chain, breaking bulk shipments down into smaller lots, providing product assortment and storage capabilities, performing just-in-time service and providing "one-stop" shopping for a variety of products. Building products may be either manufacturer controlled, like us, or independent. Manufacturer controlled distributors are generally able to capitalize on a stable supply of products.

          National building products distributors have gained market share in recent years due to the significant economies of scale they can employ to better serve their customers. Nationwide distributors have the ability to serve multi-regional accounts, as well as leverage greater purchasing power, a broader offering of products and services, real-time nationwide market intelligence and sophisticated operating systems that offer value-added service to customers. National distributors also provide manufacturers with greater access to sales and distribution resources. Due in large part to significant consolidation among building products retailers and retailers' demand for nationwide service, there is considerable pressure among wholesalers to consolidate. As of 2003, the 150 largest wholesale distributors of building materials had aggregate sales of $50.0 billion, according to Home Channel News, with the top ten accounting for 54% of that total.

          Sales volumes of building materials distributors are influenced by many of the same factors that influence sales volumes of building products manufacturers, including new housing starts and the strength of the repair and remodeling market. The operating results of inventory-carrying distributors also depend on volatility of prices for the underlying products held in inventory.

BUSINESS

Company Overview

          We are a diversified North American paper and forest products company. We conduct our business in the following four operating segments:

  •
  Paper. We are a major producer of uncoated free sheet, including commodity and value-added papers.

  •
  Packaging & Newsprint. We manufacture containerboard and corrugated containers, as well as newsprint.

  •
  Wood Products. We are a leading producer of EWP, plywood and ponderosa pine lumber.

  •
  Building Materials Distribution. We are a leading national inventory-carrying wholesale distributor of a wide range of building materials manufactured by us and by third parties.

          For additional information about the segments in which we operate, see Note 16 to our audited consolidated financial statements and Note 12 to our unaudited consolidated financial statements, in each case included in this prospectus.

          Historically, our paper and building products businesses were operated as business units of OfficeMax, formerly known as Boise Cascade Corporation. On October 29, 2004, shortly after our organization, we acquired these businesses, and the timberlands operations of OfficeMax were acquired by Boise Land & Timber Corp., an entity that is majority-owned by FPH, our majority stockholder, which is in turn controlled by Madison Dearborn. On February 4, 2005, the timberlands operations were sold to an unaffiliated third party for cash, and the net proceeds were used to repay borrowings incurred in connection with these acquisitions. See "Certain Relationships and Related Transactions—The Acquisition" and "—Timberlands Sale."

Our Competitive Strengths

  Leadership in Key Markets

          We are among the industry's largest producers in many of our key product categories, holding what we believe to be strong competitive positions in some of the most attractive market segments within the paper and forest products industry. According to the 2003-2004 Pulp & Paper Global Fact & Price Book, we are the fourth-largest manufacturer of uncoated free sheet in North America, with annual production capacity of approximately 1.6 million tons and market share of approximately 10% in 2003. We are the second-largest manufacturer of EWP in North America, with an estimated market share of approximately 20% in 2004, according to RISI. In addition, we believe we have leading market positions in the manufacture of plywood and ponderosa pine lumber. We are a leading national inventory-carrying wholesale distributor of building materials, according to Home Channel News, and one of a small number of distributors with a national presence.

  Strong Paper Business Supported by Long-Term Customer Contract

          The most significant portion of our uncoated free sheet business is the manufacture of cut-size office paper. Our two newest paper machines, which became operational in 1990 and 1997 as part of a $1.1 billion expansion and modernization of our International Falls, Minnesota and Jackson, Alabama mills, are among the largest in North America. Our supply relationship with OfficeMax allows us to maximize utilization of these machines, optimize production runs and achieve supply chain efficiencies such as maintenance of lower inventories through the system and more efficient distribution. The operating benefits we enjoy as a result of our relationship with OfficeMax have increased with the growth in our sales to OfficeMax from $356.2 million in 2000 to $534.8 million in

2004, representing a compound annual growth rate of 11%. During 2004, which period includes the ramp-up of sales to OfficeMax's retail network, OfficeMax accounted for $534.8 million of our sales and approximately 47% of our uncoated free sheet sales volume. During the first quarter of 2005, sales volumes to OfficeMax increased 11% compared to the same period in the prior year and accounted for $150.3 million of our sales and approximately 50% of our uncoated free sheet sales volume during the period. We believe the growth and stability provided by our relationship with OfficeMax will allow us to further streamline our cut-size office paper production in the future.

  Efficient Manufacturer of Higher-Margin Products in Attractive Markets

          Our assets are well suited to the efficient production of value-added papers and EWP, two attractive markets within the paper and forest products industry. Leveraging our existing assets and knowledge of value-added papers, we continue to increase production of these higher-margin grades on our smaller machines, displacing production of lower-margin commodity grades. We operate these machines within integrated mills that produce pulp and energy, which we believe provides us with a cost advantage over many of our competitors. EWP commands premium pricing and higher margins than traditional alternatives and continues to grow in popularity due to its superior performance characteristics, ease of use and competitive installed cost. Our large-scale EWP production facilities in Louisiana and Western Oregon are integrated with our plywood operations to optimize our veneer utilization and are located near attractive fiber baskets, which we believe positions us as a cost-effective producer of LVL and I-joists.

  Rapidly Growing Nationwide Distribution Business

          Our Building Materials Distribution segment grew from $1.3 billion of sales in 1999 to $2.8 billion of sales in 2004, establishing its position as a leading national inventory-carrying wholesale distributor of building materials. During this period, our growth, operational excellence and decentralized business model have allowed us to generate returns significantly in excess of our cost of invested capital. This growth has also provided our Wood Products segment, which sold approximately 37% of its manufactured products through our Building Materials Distribution segment in 2004, with access to one of the industry's broadest and fastest-growing distribution channels. This channel has been particularly effective in driving the growth of our EWP, more than half of which is sold through our Building Materials Distribution segment. Total sales from our Wood Products segment to our Building Materials Distribution segment grew at a compound annual rate of 19% from 1999 to 2004, from $171.6 million to $409.4 million.

  Favorable Acquisition Structure

          As compared to the historical expenditures in our businesses, we expect the terms and structure of the Acquisition to reduce our future cash tax payments, pension and other postretirement benefit obligations and exposure to pre-Acquisition liabilities. Since the Acquisition was structured as an asset purchase, our assets were written-up for tax purposes and their depreciable lives were reset, potentially reducing our future cash tax payments. In addition, the asset purchase agreement relating to the Acquisition limits our exposure to many of the legacy obligations typically associated with companies in our industry. For example, we did not assume pension and post-retirement benefit obligations related to former employees, and OfficeMax funded a significant portion of our accumulated benefits obligations. Consequently, we do not expect to be required to make contributions to our pension plan in 2005. Similarly, OfficeMax retained and indemnified us against substantially all of the pre-Acquisition environmental liabilities related to our businesses, limiting the future earnings and cash flow impact of these liabilities.

  Experienced Management Team with Substantial Equity Incentives

          Our senior management team has a track record of financial and operational excellence in the paper and forest products industry. Tom Stephens, our chief executive officer since October 2004, served as chief executive officer of MacMillan Bloedel from 1997 to 1999, Manville Corporation from 1986 to 1996 and Riverwood Corp. from 1982 to 1985. Our newly-appointed senior management team has extensive industry experience and deep knowledge of our businesses and assets. Approximately 170 of our key managers purchased a total of $18.6 million of common equity of FPH, our majority owner, and received substantial equity incentives in FPH in connection with the Acquisition. Management owns equity interests in FPH representing       % of our outstanding common stock. For more information, see "Management—Management Equity Arrangements," "Our Corporate Structure—Reorganization as a Corporation."

  Principal Stockholder with Proven Paper, Packaging and Forest Products Expertise

          Our principal stockholder, Madison Dearborn, is one of the most active global investors in the paper, packaging and forest products industries. Since 1993, Madison Dearborn has consummated approximately $15.5 billion of management buyout transactions in these industries, including buyouts of Jefferson Smurfit Group, Packaging Corporation of America, Riverwood Holding Corp. (now known as Graphic Packaging Corporation) and Buckeye Technologies, Inc. Madison Dearborn was the lead sponsor in each of these transactions, other than Graphic Packaging Corporation.

Our Strategy

          Our new management team intends to generate shareholder value by implementing focused business strategies, streamlining our organization and maximizing free cash flow. Our business strategies revolve around growing our leadership position in value-added products and services and focusing on efficiency and cost reduction in commodity product areas. We are committed to transforming our company by creating a culture of empowerment and accountability in a flat, decentralized organization. We seek to enhance our cash flow by optimizing the use of our assets, improving our operational efficiencies, reducing our costs and taking advantage of selective growth opportunities.

          Immediately after the Acquisition, our management completed an in-depth business review and developed the strategies outlined below.

  Implement Operational Enhancements and Cost Reductions

          Our management, through its in-depth business review, has identified a range of potential operating cash flow improvements across our business segments and corporate organization. Management has reduced headcount by approximately 700 since the announcement of the Acquisition in 2004. We intend to aggressively pursue substantial additional profit improvement initiatives over the next two years. Major elements of this plan include energy efficiency projects, operational optimization of our paper and wood products facilities, productivity and technology enhancements, and reduction of overhead. Furthermore, our management is focused on managing capital expenditures and working capital and aggressively monetizing non-core and non-operating assets.

  Leverage Cut-Size Office Paper Manufacturing and Marketing Expertise

          We intend to build on our successful customer relationship with OfficeMax. Our long-term supply agreement with OfficeMax allows us to focus our largest paper machines on producing commodity products in long, high-volume production runs, resulting in improved capacity utilization and supply-chain efficiencies. This relationship allows us to gain a deeper understanding of end-user needs and provides us with a unique channel to develop and test product and packaging innovations. We intend to leverage the expertise developed through this relationship to better service our other customers and develop new customers and products. We also intend to apply the operational expertise acquired as a result of our relationship with OfficeMax to achieve further productivity improvements, cost reductions and inventory and distribution efficiencies.

  Increase Value-Added Paper Production and Innovation

          We believe that our smaller paper machines are well suited to the competitive production of value-added papers and our paper marketing and development organization is well positioned to support the growth and innovation of these products. To grow our sales of higher-margin value-added papers, we continue to work closely with our customers to develop and manufacture innovative value-added papers and service programs that respond to their changing needs and technical requirements. We will support this increased demand by displacing the production of commodity grades on our smaller machines with higher-margin value-added grades. By leveraging our existing customer relationships, design capabilities, cost-competitive position and efficient logistics network, we intend to become a leading North American supplier of these products.

  Grow Our Leadership Position in EWP

          We seek to further expand our market position in EWP. We believe EWP will continue to gain market share from traditional building products and that margins for EWP, on average, will continue to exceed those for most commodity wood-based building products. We are focused on leveraging our competitive cost structure, comprehensive customer service offering, design support capabilities and efficient distribution network to continue gaining market share among homebuilders, building products retailers and other distributors. To that end, we seek to expand our presence in EWP by adding capacity in a cost-effective manner. With demand for EWP at record levels over the last year and North American producers straining to meet demand, according to RISI, EWP markets have been operating on an allocation basis. We are currently expanding our LVL capacity by 7.5 million cubic feet, or approximately 40%. We have entered into new customer relationships and increased our volume commitments to our existing customers based on this expected increase in capacity. We believe we have further opportunities to increase our EWP capacity with low capital requirements due to the design of our EWP production facilities and their integration with our plywood plants.

  Expand Building Materials Distribution Business

          We intend to continue expanding our building materials distribution network into new geographic markets and aggressively grow in our existing markets. Since 1999, we have expanded our distribution network from 15 to 28 facilities, with much of this expansion occurring in the eastern United States, providing us with a national footprint. As a result, our sales in this segment grew from $1.3 billion in 1999 to $2.8 billion in 2004. We have grown successfully by acquiring facilities, opening new locations, relocating and expanding existing facilities and capturing local market share through superior customer service and broadening of our product and service offering. We expect to continue to grow sales and profitability at our existing facilities by expanding our product line, improving marketing, adding value-added services, and growing the proportion of higher-margin products, such as EWP, in our business mix.

Paper

  Products

          We manufacture and sell uncoated free sheet, including commodity and value-added papers, as well as market pulp and corrugating medium. According to the 2003-2004 Pulp & Paper Global Fact & Price Book, we are the fourth-largest manufacturer of uncoated free sheet in North America, with annual uncoated free sheet production capacity of approximately 1.6 million tons and market share of approximately 10% in 2003. Our Paper segment generated sales, pro forma income before interest and taxes and pro forma EBITDA of $1.37 billion, $81.4 million and $131.4 million, respectively, during 2004. This segment also generated sales, income before interest and taxes and EBITDA of $357.8 million, $29.2 million and $42.2 million, respectively, during the three months ended March 31, 2005.

          Our uncoated free sheet products include cut-size office paper, commercial printing paper, papers for business forms and envelopes and value-added papers. Our value-added grades include bright and colored cut-size office papers and specialty papers that are custom-developed for various uses, including label and release, security and food wrap applications. Our larger paper machines produce primarily commodity grades in long, high-volume production runs that achieve economies of scale. On our smaller paper machines, which allow us to cost-effectively accommodate shorter production runs and more frequent grade changes, production of value-added grades is displacing the production of commodity grades. Value-added grades tend to require shorter production runs, and they also tend to generate higher and more stable prices and higher margins than commodity grades. Sales volumes of value-added grades increased by 14%, from 374,000 tons in 2003 to 426,000 tons in 2004 and declined 3% during the three months ended March 31, 2005, compared to the same period in the prior year. An increased focus on value-added grades is an important component of our strategy.

          Since we produce market pulp in volumes approximately equivalent to the market pulp we purchase, we are largely insulated from the cyclical price changes in this product. We also produce corrugating medium for use by our Packaging & Newsprint segment.

  Facilities

          We manufacture our uncoated free sheet at four mills in the United States. Our mills had a total annual uncoated free sheet capacity of 1.6 million short tons as of December 31, 2004. Our uncoated free sheet paper mills are supported by converting machines that have the capacity to convert 994,000 tons of roll paper into cut- and folio-sized sheets annually. From 1999 to 2004, approximately $483 million was invested in these mills to improve their cost position, expand capacity, enhance product capabilities, maintain facilities and comply with environmental regulations.

          The following table sets forth annual capacities of manufacturing locations in our Paper segment as of, and production for the year ended, December 31, 2004:

	Number of Machines	Capacity(1)	Production
		(short tons in thousands)
Pulp and paper mills
Jackson, Alabama
Uncoated free sheet	2	519	451
International Falls, Minnesota
Uncoated free sheet	4	563	523
St. Helens, Oregon
Uncoated free sheet	3	251	249
Market pulp	—	103	97
Wallula, Washington
Uncoated free sheet	1	243	236
Market pulp	1	129	126
Containerboard (corrugating medium)	1	134	132
Annual capacity by product
Uncoated free sheet	10	1,576	1,459
Containerboard (corrugating medium)	1	134	132
Market pulp	1	232	223

(1)
Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance.

  Raw Materials and Input Costs

          Wood fiber is the principal raw material in this segment. The primary sources of wood fiber are timber and its byproducts, such as wood chips, wood shavings and sawdust. Prior to the Timberlands Sale, we supplied our paper mills with fiber from the timberlands operations, as well as from third parties. Concurrent with the Timberlands Sale, we entered into long-term supply contracts with Forest Capital for a portion of our fiber needs. These agreements expire on December 31, 2014, and fiber purchased under these agreements is purchased at prices that approximate market levels. We currently supply our paper mills with fiber pursuant to these contracts, as well as pursuant to agreements with other third parties and open-market purchases. As a result of the Timberlands Sale, we increased our open-market purchases of wood fiber. Since most of our manufacturing facilities are located in close proximity to active wood markets, we believe the Timberlands Sale will not adversely affect our access to fiber at competitive prices. However, we may incur costs associated with the procurement of fiber, such as higher transportation costs and costs related to identifying potential vendors, that exceed historical levels. We obtain some of our wood byproducts from our sawmills and panel plants in the Northwest and, to a lesser extent, in the South, and purchase the remainder from outside sources. We also obtain fiber for our pulp mills in the Pacific Northwest from our cottonwood fiber farm near Wallula, Washington.

          All of our paper mills have onsite pulp production facilities. Some of our paper mills also purchase pulp from third parties. In addition to wood fiber and market pulp, we purchase waste paper to convert into recycled pulp for use in our paper products. Other important raw materials used in this segment include precipitated calcium carbonate, sodium chlorate, sodium hydroxide and dyes.

          Our Paper segment consumes substantial amounts of energy, such as electricity, natural gas and fuel oil. During 2004 and the three months ended March 31, 2005, energy costs comprised approximately 13% and 15%, respectively, of the aggregate amount of materials, labor and other operating expenses and fiber costs from related parties in this segment. We purchase substantial portions of our natural gas and electricity under supply contracts, most of which are between a specific plant and a specific local provider. Under most of these contracts, the providers are bound to provide us with all of our needs for a particular type of energy at a specific facility. Most of these contracts have pricing mechanisms that adjust or set prices based on current market prices.

  Sales, Marketing and Distribution

          Our uncoated free sheet is sold primarily by our own sales personnel. We sell to end users both directly from our mills and through distribution centers. This allows us to respond quickly to customer demands. During 2004, we processed 42% of our uncoated free sheet orders electronically, either over the internet or using Electronic Data Interchange, a computer-to-computer purchase ordering and tracking system.

  Customers

          During 2004 and the three months ended March 31, 2005, OfficeMax accounted for $534.8 million and $150.3 million, respectively, of Paper segment sales, including 47% and 50%, respectively, of our uncoated free sheet sales volume. In October 2004, OfficeMax agreed to purchase from us its full North American requirements for cut-size office paper, to the extent we choose to supply such paper to them, through December 2012. The price for paper sold under this supply agreement approximates market levels. OfficeMax's purchase obligations under the agreement will phase out over a four-year period beginning one year after the delivery of notice of termination, but not prior to December 31, 2012. This supply agreement provides us with access to one of North America's largest office products sales and distribution networks, giving us a competitive advantage of market access and customer supply chain management. For additional details on our contracts with OfficeMax, see "Certain Relationships and Related Transactions."

          In addition to Office Max, we have over 1,100 uncoated free sheet paper customers, none of which individually represents a material portion of our sales. Our customers include paper merchants, commercial and financial printers, paper converters, such as envelope and form manufacturers, and customers who use our paper for specialty applications, such as label and release products or food wrap. The majority of these customers purchase products through individual purchase orders. In addition to our paper supply agreement with OfficeMax, we have long-term agreements with certain of our other customers, including contracts establishing terms and, in some cases, pricing mechanisms for future orders and sales.

  Competition

          The markets in which our Paper segment competes are large and highly competitive. Commodity grades of uncoated free sheet are globally traded, with numerous worldwide manufacturers. All of our paper manufacturing facilities are located in the United States. Although we compete largely in the domestic market, we do face competition from foreign producers, many of which have lower operating costs than we do. The level of this competition varies, depending on domestic and foreign demand and foreign currency exchange rates. In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades.

          About a dozen major manufacturers compete in the North American uncoated free sheet market. Some of our competitors in this segment are more vertically integrated than we are, and/or have access to internal sources of wood fiber, which may allow them to subsidize their base manufacturing business in periods of rising fiber prices. Although price is the primary basis for competition in most of our paper grades, quality and service are important competitive determinants, especially in value-added grades. Our paper products also compete with other paper grades, electronic transmission and document storage alternatives. As the use of these alternative products continues to grow, we may see variances in the overall demand for paper products or shifts from one type of paper to another.

Packaging & Newsprint

  Products

          We manufacture and sell containerboard and corrugated containers, as well as newsprint. Our Packaging & Newsprint segment generated sales, pro forma income before interest and taxes and pro forma EBITDA of $694.5 million, $15.3 million and $51.4 million, respectively, during 2004. This segment also generated sales, income before interest and taxes and EBITDA of $193.8 million, $4.5 million and $13.7 million, respectively, during the three months ended March 31, 2005.

          Containerboard is used in the production of corrugated containers. Our corrugated containers are used in the packaging of fresh fruit and vegetables, processed food, beverages and other industrial and consumer products. We sold approximately 521,000 tons of linerboard and approximately 4.7 billion square feet of corrugated containers during 2004, and approximately 129,000 tons of linerboard and 1.14 billion square feet of corrugated containers during the three months ended March 31, 2005. During 2004, our corrugated container plants consumed (either directly or through trades with other containerboard producers) approximately 54% of our containerboard production, including the corrugating medium manufactured in our Paper segment.

          We sold approximately 427,000 tons of newsprint during 2004 and 97,000 tons of newsprint during the three months ended March 31, 2005, primarily for use in printing daily newspapers and other publications in North America.

  Facilities

          We manufacture containerboard and newsprint at our mill in DeRidder, Louisiana. This mill had an annual production capacity of 1.0 million short tons as of December 31, 2004. From 1999 to 2004, our Packaging & Newsprint segment invested approximately $209 million in the DeRidder mill to improve its cost position, expand capacity, enhance product capabilities, maintain the facility and comply with environmental regulations. We also manufacture corrugated containers at five plants in the Pacific Northwest, with an aggregate annual capacity of approximately 4.5 billion square feet, based on operating the plants five days a week, 24 hours a day.

          The following table sets forth annual capacities of our containerboard and newsprint mill in DeRidder, Louisiana as of, and production for the year ended, December 31, 2004:

	Number of Machines	Capacity(1)	Production
		(short tons in thousands)
DeRidder, Louisiana
Containerboard (linerboard)	1	555	521
Newsprint	2	448	427

(1)
Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance.

  Raw Materials and Input Costs

          Wood fiber is the principal raw material in this segment. The primary sources of wood fiber are timber and its byproducts, such as wood chips, wood shavings and sawdust. Prior to the Timberlands Sale, we supplied our DeRidder mill with fiber from the timberlands operations, as well as from third parties. Concurrently with the Timberlands Sale, we entered into long-term supply contracts with the buyer of the timberlands operations for a portion of our fiber needs. These agreements expire on March 31, 2014, and fiber purchased under these agreements is purchased at prices that approximate market levels. We currently supply our DeRidder mill with fiber pursuant to these contracts, as well as pursuant to agreements with other third parties and open-market purchases. As a result of the Timberlands Sale, we have increased our open-market purchases of wood fiber. Since most of our manufacturing facilities are located in close proximity to active wood markets, we believe the Timberlands Sale will not adversely affect our access to fiber at competitive prices. However, we may incur costs associated with the procurement of fiber, such as higher transportation costs and costs related to identifying potential vendors, that exceed historical levels. We obtain some of our wood byproducts from our wood product plants in the South, and purchase the remainder from outside sources.

          Our Packaging & Newsprint segment consumes substantial amounts of energy, such as electricity and natural gas. During 2004 and the three months ended March 31, 2005, energy costs accounted for approximately 12% of the sum of materials, labor and other expenses and fiber costs from related third parties in this segment. We purchase substantial portions of our natural gas and electricity under supply contracts. Under most of these contracts, the providers are bound to provide us with all of our needs for a particular type of energy at a specific facility. Our gas supply contracts have pricing mechanisms based primarily on current market prices, and our electricity supply contracts have pricing mechanisms based primarily on published tariffs.

  Sales, Marketing and Distribution

          Our containerboard and corrugated container products are sold by brokers and our own sales personnel. We market our newsprint through Abitibi-Consolidated, the world's largest producer and marketer of newsprint, pursuant to an arrangement whereby Abitibi purchases all of the newsprint we produce, at price equal to the price at which Abitibi sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. We recently extended our contract with Abitibi through 2008.

  Customers

          During 2004 and the three months ended March 31, 2005, we sold approximately 60% of our linerboard in the open market, of which approximately half was sold domestically. We sell our corrugated containers to over 1,200 active customers, including large agricultural producers and food and beverage processors. We sell our newsprint to Abitibi-Consolidated, which sells it primarily to newspaper publishers located near our DeRidder, Louisiana mill.

  Competition

          Containerboard and newsprint are globally traded commodities with numerous worldwide manufacturers and, as a result, these products compete primarily on the basis of price. The intensity of competition in these industries fluctuates based on demand levels and prevailing foreign currency exchange rates. Our corrugated container business, based in the Pacific Northwest, has a leading regional market position and competes with several national and regional manufacturers. Some of our competitors have lower operating costs than we do, and/or enjoy greater integration between their containerboard production and corrugated container production. During 2004, we had market shares of approximately 2% and 3% in the North American linerboard and newsprint markets, respectively.

Wood Products

  Products

          According to RISI, we are a leading producer of engineered wood products, or EWP, comprised of laminated veneer lumber, or LVL, a high-strength engineered lumber often used in beams; I-joists, a structural support typically used in floors and roofs; and laminated beams. We believe we are the second-largest EWP manufacturer in North America, with an estimated market share of approximately 20% in 2004, according to RISI. Over the past ten years, we have shifted our product focus from commodity products such as plywood and lumber, to more stable, higher-margin EWP. EWP accounted for 34% of our sales in this segment in 2004. As a result of growth in new housing construction and substitution trends away from traditional wide-dimension lumber to EWP, our EWP sales grew from 1997 through 2004 at a compound annual rate of 18%. We also produce plywood, dimension lumber and high-quality ponderosa pine lumber, a premium lumber grade sold primarily to manufacturers of specialty wood windows, moldings and doors. Our wood products are used in new residential and light commercial construction and in residential repair and remodeling. Our Wood Products segment generated sales, pro forma income before interest and taxes and pro forma EBITDA of $1.36 billion, $178.4 million and $251.2 million, respectively, during 2004. This segment also generated sales, income before interest and taxes and EBITDA of $322.4 million, $33.1 million and $38.4 million, respectively, during the three months ended March 31, 2005.

  Facilities

          We currently operate an integrated network of three EWP facilities and ten plywood and veneer plants, some of which manufacture inputs used in our EWP facilities. We also operate five sawmills and one particleboard plant. The following table lists annual capacities of our Wood Products facilities as of, and production for the year ended, December 31, 2004:

	Number of Mills	Capacity(1)	Production
		(in millions)
Engineered wood products(2)	3
Laminated veneer lumber (LVL) (cubic feet)		20	18
I-joists (equivalent lineal feet)		—	229
Plywood and veneer (sq. ft.) (3/8" basis)(3)	10	1,600	1,666
Lumber (board feet)(4)	6	275	288
Particleboard (sq. ft.) (3/4" basis)	1	200	156
Brazilian veneer (sq. ft.) (3/8" basis)(5)	1	150	85

(1)
Capacity is production assuming normal operating shift configurations. Accordingly, production can exceed capacity under some operating conditions.

(2)
A portion of LVL production is used to manufacture I-joists at two EWP plants. Capacity is based on LVL production only. We are currently expanding capacity at our Alexandria, Louisiana facility by an additional 7.5 million cubic feet.

(3)
Production and capacity applicable to plywood only.

(4)
We own one sawmill in Jackson, Alabama that is managed as part of our Jackson pulp and paper mill complex. The financial results for this mill are reported in our Paper segment, and the production and capacity data in this table exclude this facility.

(5)
Most of the veneer is used for production of LVL at our plant in Alexandria, Louisiana. The remainder is processed into plywood in Brazil or sold in the open market.

          Our manufacturing facilities are located primarily in integrated clusters in areas with ample timber resources, increasing our access to fiber and limiting inbound freight costs.

  Raw Materials and Input Costs

          Our domestic plywood and veneer facilities use Douglas fir, spruce and white fir, and southern pine logs as raw materials. We use ponderosa pine, spruce and white fir logs to manufacture various grades of lumber. Our EWP facilities in Louisiana and Oregon use veneers and parallel laminated veneer panels produced by our facilities and purchased from third parties, together with OSB purchased from third parties, to manufacture LVL and I-joists. Concurrently with the Timberlands Sale, we entered into long-term supply agreements with the buyer of the timberlands operations for a portion of our fiber needs in most of the areas where we still have significant manufacturing capacity. These agreements expire on December 31, 2014, and the prices for fiber purchased under these agreements approximate market levels. We believe that we will be able to access sufficient wood resources for our facilities through our supply agreements and open-market purchases from third parties. As a result of the Timberlands Sale, we increased our open-market purchases of wood fiber. Since all of our Wood Products manufacturing facilities are located in active wood markets, we believe the Timberlands Sale will not adversely affect our access to raw materials at competitive prices. However, we may incur costs associated with the procurement of fiber, such as higher transportation costs and costs related to identifying potential vendors, that exceed historical levels.

          Other important materials used to manufacture and prepare our wood products for sale include resins, adhesives, plastic strapping and lumber wrap, which we purchase both on the open market and through long-term requirement contracts.

          During 2004 and the three months ended March 31, 2005, energy, primarily electricity, natural gas and fuel oil accounted for approximately 3% of the sum of our materials, labor and other operating expenses and fiber costs from related parties in this segment. We purchase substantial portions of our natural gas and electricity under supply contracts, most of which are with local providers in regions in which our facilities are located. Most of these contracts are requirements contracts, whereby the providers are bound to provide us with all of our needs for a particular type of energy at a specific facility. Our gas supply contracts have pricing mechanisms based primarily on current market prices, and our electricity supply contracts have pricing mechanisms based primarily on published tariffs.

  Sales, Marketing and Distribution

          Sales of plywood, lumber and particleboard are managed centrally by product. Our EWP sales force is managed centrally through a main office that oversees regional sales teams. Our sales force provides a variety of technical support services for our EWP, including integrated design, engineering, product specification software, distributor inventory management software and job-pack preparation systems.

  Customers

          Our largest customer in this segment in 2004 was our Building Materials Distribution segment, representing approximately 37% of the products we manufacture, including 58% of our EWP sales. Our third-party customers in this segment include integrated and independent wholesalers, major retailers and industrial converters in both domestic and export markets.

  Competition

          Our markets in this segment are large, fragmented and highly competitive. There are several major producers for most of our products, including EWP and plywood, as well as numerous local and regional manufacturers. According to RISI, we have leading market positions in the manufacture of EWP, plywood and ponderosa pine lumber. We hold much smaller competitive positions with respect to our other building products. Some of our competitors, though, enjoy strong reputations for product quality and customer service, and these competitors may have strong relationships with certain distributors, making it difficult for our products to gain additional market share. Most of our competitors are located in the United States and Canada, although competition from manufacturers in other countries has increased in recent years. Many of these foreign competitors have lower operating costs than we do. We compete not only with manufacturers and distributors of similar building products but also with products made from alternative materials, such as steel and plastic. Our products in this segment compete primarily on the basis of price, quality and, particularly with respect to EWP, levels of customer service. We believe our cost-competitive production facilities and our customer service are our principal competitive advantages in this segment.

Building Materials Distribution

  Products

          We are a leading national inventory-carrying wholesale distributor of building materials, according to Home Channel News. We distribute a broad line of building materials, most of which we purchase from third parties, including EWP, OSB, plywood, lumber, siding and general line items such as framing accessories, composite decking, roofing and insulation. In 2004, our Building Materials Distribution segment generated approximately 13% of its sales from EWP, a high-growth product category with higher margins than most building materials we distribute. We believe our broad product line provides our customers with a one-stop resource for their needs and lowers per-unit freight costs. We also have expertise in special-order sourcing and merchandising support, and our nationwide supplier relationships allow us to offer excellent customer service on top brands in the building materials industry. Our Building Materials Distribution segment generated sales, pro forma income before interest and taxes and pro forma EBITDA of $2.84 billion, $93.5 million and $102.3 million, respectively, during 2004. This segment also generated sales, income before interest and taxes and EBITDA of $696.2 million, $24.4 million and $26.4 million, respectively, during the three months ended March 31, 2005.

  Facilities

          We operate a network of 28 strategically located distribution facilities in this segment, located throughout the United States. We have expanded from 15 to 28 facilities since 1999, with much of this growth occurring in the eastern United States, providing us with a national footprint. This expansion has occurred through both acquisitions and organic growth.

  Raw Materials and Input Costs

          We purchase the majority of the building materials we distribute from third-party suppliers. Approximately 18% of the products purchased by Building Materials Distribution during 2004 were purchased from our Wood Products segment. Our vendor base includes over 1,300 suppliers. Because we purchase large volumes of products from certain of our suppliers, we believe we are able to obtain favorable price and term arrangements. We generally do not have long-term supply contracts with our vendors, which allows us to use the leverage provided by our national presence to obtain favorable vending relationships on a constant basis.

  Sales, Marketing and Distribution

          Each of our distribution centers implements its own distribution and logistics model tailored to the customers it serves. We operate a fleet of trucks to deliver materials on a regularly scheduled basis. We have a large decentralized sales force that uses timely and accurate market information and local product knowledge to support customers.

  Customers

          Our customer base in this segment includes a wide range of customers across multiple market segments and various end markets. In 2004, a majority of our sales in this segment were to "pro dealers," retail distributors that sell building materials to professional builders in the residential, light commercial construction and repair and remodeling markets. We also service retail lumber yards, home improvement centers and other industrial accounts.

  Competition

          The building materials distribution markets in which we operate are highly fragmented, and we compete in each of our geographic and product markets with national, regional and local distributors, wholesale brokers and/or buying cooperatives, some of which are larger than we are and/or have more extensive relationships with professional builders. We compete on the basis of delivery cost and speed, quality of service and compatibility with customers' needs. If one or more of our competitors is able to leverage its geographic coverage and/or customer relationships into expansion in new markets, our growth strategy in this segment could be impeded. Proximity to customers is an important factor in minimizing shipping costs and facilitating quick order turnaround and on-time delivery. We believe our ability to obtain quality materials, from both internal and external sources, and our focus on customer service are our primary competitive advantages in this segment.

Employees

          As of March 31, 2005, we had 10,185 employees. Approximately 4,920, or 48%, of these employees were covered by collective bargaining agreements. Several of these agreements have expired or will expire in 2005. In March 2005, an agreement covering 860 workers in our paper facilities in St. Helens, Oregon, Vancouver, Washington, Salem, Oregon, and Wallula, Washington expired. Negotiations continue with these groups. In July 2005, agreements covering approximately 100 employees in our Jackson, Alabama sheeter facility and 700 workers in our Oakdale, Louisiana and Florien, Louisiana plywood facilities will expire. In addition, an agreement covering approximately 100 workers in our Salt Lake City, Utah corrugated container plant will expire in October 2005.

Properties

          We own substantially all of our facilities. Our properties are in good operating condition and are suitable and adequate for the operations for which they are used. We own substantially all of the equipment used in our facilities. The following is a list of our facilities by segment as of March 31, 2005.

  Paper

          The following table summarizes facilities in our Paper segment:

Facility Type	Number of facilities	Locations
Pulp and paper mills	4	Alabama, Minnesota, Oregon and Washington
Distribution centers	4	California, Illinois, New Jersey and Oregon
Converting facilities	2	Oregon and Washington

  Packaging & Newsprint

          The following table summarizes facilities in our Packaging & Newsprint segment:

Facility Type	Number of facilities	Locations
Pulp and paper mill	1	Louisiana
Corrugated container plants	5	Idaho (2), Oregon, Utah and Washington

  Wood Products

          The following table summarizes facilities in our Wood Products segment:

Facility Type	Number of facilities	Locations
LVL/I-joist plants	3	Louisiana, Oregon and Canada
Plywood and veneer plants	11	Louisiana (2), Oregon (7), Washington and Brazil
Sawmills(1)	6	Alabama, Oregon (3) and Washington (2)
Particleboard plant	1	Oregon
Wood beam plant	1	Idaho

  (1)
  The Alabama sawmill is managed by our Paper segment.

  Building Materials Distribution

          The following table summarizes facilities in our Building Materials Distribution segment:

Location	Owned or leased	Approximate Warehouse square footage
Phoenix, Arizona	Owned/Leased	32,027
Riverside, California	Leased	131,263
Denver, Colorado	Owned	203,212
Grand Junction, Colorado	Owned	82,000
Orlando, Florida	Owned	105,000
Tucker, Georgia	Leased	79,620
Boise, Idaho	Owned	62,297
Idaho Falls, Idaho	Owned	51,752
Rochelle, Illinois	Owned	86,000
Annapolis Junction, Maryland	Owned/Leased	14,000
Westfield, Massachusetts	Leased	112,400
Wayne, Michigan	Leased	40,500
Lakeville, Minnesota	Owned	72,000
Billings, Montana	Owned	77,024
Portsmouth, New Hampshire	Owned/Leased	39,400
Delanco, New Jersey	Owned/Subleased	15,000
Albuquerque, New Mexico	Owned	30,000
Greensboro, North Carolina	Leased	88,140
Marion, Ohio	Leased	*
Tulsa, Oklahoma	Owned	128,552
Memphis, Tennessee	Owned	38,926
Dallas, Texas	Owned	137,840
Sugarland, Texas	Leased	104,949
Salt Lake City, Utah	Owned	114,610
Spokane, Washington	Owned/Leased	43,060
Vancouver, Washington	Leased	50,600
Woodinville, Washington	Owned/Leased	32,200
Yakima, Washington	Owned/Leased	33,779

*
We do not currently maintain indoor storage at our Marion, Ohio facility.

Environmental Matters

          Our businesses are subject to a wide range of general and industry-specific environmental laws and regulations. In particular, we are affected by laws and regulations covering air emissions, wastewater discharges, solid and hazardous waste management and site remediation. Compliance with these laws and regulations is a significant factor in the operation of our businesses. We believe that we have created a corporate culture of strong compliance by taking a conservative approach to environmental issues in order to assure that we are operating well within the bounds of regulatory requirements. However, we cannot assure you that we will at all times be in full compliance with environmental requirements, and we cannot assure you that we will not incur fines and penalties in the future.

          In 2002, OfficeMax entered into a Consent Decree with the EPA to settle alleged air permit violations at eight of the plywood and particleboard manufacturing facilities that we now own. The EPA alleged these plants failed to obtain New Source Review air permits. The final installation of control equipment required under the Consent Decree was completed in April 2005.

          We incur substantial capital and operating expenditures to comply with federal, state and local environmental laws and regulations. Failure to comply with these laws and regulations could result in civil or criminal fines or penalties or in enforcement actions. Our failure to comply could also result in governmental or judicial orders that stop or interrupt our operations or require us to take corrective measures, install additional pollution control equipment or take other remedial actions. During 2004, we made approximately $8 million in capital expenditures to comply with environmental requirements. We anticipate capital expenditures of approximately $18 million in 2005 to comply with environmental requirement, and we expect to spend similar or greater amounts on environmental capital expenditures in the years ahead.

          In 2004, the EPA promulgated rules to control air toxic emissions from wood and panel plants and industrial boilers. Compliance with these rules is required in 2007. The rules will require capital spending at our wood panel plants and paper mills. We are currently evaluating the rules and the amount of capital spending that will be required to comply with them. We expect capital spending for these projects to range from $13 million to $37 million for the period from 2005 to 2007. This range will be refined as mills develop their detailed compliance strategies.

          As an owner and operator of real estate, we may be liable under environmental laws for the cleanup of past and present spills and releases of hazardous or toxic substances on or from our properties and operations. We can be found liable under these laws if we knew of, or were responsible for, the presence of such substances. In some cases, this liability may exceed the value of the property itself.

          Some of our properties have been the subject of investigation or cleanup in connection with environmental contamination. In 2001, the EPA and the Oregon Department of Environmental Quality began an investigation at our paper mill in St. Helens, Oregon. The investigation is being conducted under Oregon's Voluntary Cleanup Program. The investigation has focused on polychlorinated biphenyls, pentachlorophenol, volatile and semi-volatile organic compounds, dioxins and heavy metals. Although we cannot assure you regarding the outcome of this investigation, based on current information, we do not expect it to result in material liabilities. Given that the investigation concerns hazardous substance releases that occurred prior to the closing of the Acquisition, OfficeMax retained responsibility for this matter pursuant to the asset purchase agreement, as described below.

          OfficeMax retains responsibility for environmental liabilities incurred with respect to businesses, facilities and other assets not purchased by us in connection with the Acquisition, and indemnifies us for hazardous substance releases and other environmental regulatory violations related to our business that occurred prior to the closing of the Acquisition or arise out of pre-closing operations. However, OfficeMax may not have sufficient funds to satisfy in full its indemnification obligations when required, and, in some cases, we may not be entitled to indemnification under the asset purchase agreement.

Other Legal Proceedings

          Under the purchase agreement entered into in connection with the Acquisition, we have assumed responsibility for a small number of claims and litigation matters that arose prior to the Acquisition in the ordinary course of business. There are currently no material legal proceedings pending against us. Also, OfficeMax has agreed to retain responsibility for all claims and litigation not explicitly assumed by us pursuant to the Acquisition, including all litigation with respect to asbestos claims.

MANAGEMENT

Directors and Executive Officers

          Set forth below is information concerning our directors and executive officers.

Name	Age	Position
W. Thomas Stephens	62	Chairman and Chief Executive Officer, Director
John W. Holleran	50	Executive Vice President, Administration and Chief Legal Officer
Stanley R. Bell	58	Senior Vice President, Building Materials Distribution
Thomas E. Carlile	54	Senior Vice President and Chief Financial Officer
Miles A. Hewitt	46	Senior Vice President, Paper
Thomas A. Lovlien	49	Senior Vice President, Wood Products
Samuel K. Cotterell	54	Vice President and Controller
Zaid F. Alsikafi	29	Director
John W. Madigan	68	Director
Christopher J. McGowan	34	Director
Samuel M. Mencoff	48	Director
Thomas S. Souleles	36	Director

          W. Thomas Stephens became our Chief Executive Officer and Chairman and a director in October 2004 following a period of retirement. Mr. Stephens served as the President and Chief Executive Officer of MacMillan Bloedel from 1997 until his retirement in 1999. From 1986 to 1996, Mr. Stephens served as the President and Chief Executive Officer of Manville Corporation. From 1982 to 1985, Mr. Stephens served as the Chief Executive Officer of Riverwood Corporation. Mr. Stephens currently serves as a Trustee of Putnam Funds and as a director of TransCanada Pipelines.

          John W. Holleran became our Executive Vice President, Administration and Chief Legal Officer in connection with the Acquisition. From 1999 until 2004, he served as the Senior Vice President, Human Resources and General Counsel of Boise Cascade Corporation.

          Stanley R. Bell became our Senior Vice President, Building Materials Distribution in connection with the Acquisition. From 2000 until 2004, he served as the Senior Vice President and General Manager, Boise Building Solutions, Distribution of Boise Cascade Corporation.

          Thomas E. Carlile became our Senior Vice President and Chief Financial Officer in connection with the Acquisition. From 1994 to 2004, Mr. Carlile served as the Vice President and Controller of Boise Cascade Corporation.

          Miles A. Hewitt became our Senior Vice President, Paper in connection with the Acquisition. From 2001 to 2004, Mr. Hewitt served as the Vice President, General Manager, Boise Paper Solutions, Boise Cascade Corporation. From 1999 to 2001, Mr. Hewitt served as the Vice President, Boise Paper Solutions—Minnesota Operations, Boise Cascade Corporation.

          Thomas A. Lovlien became our Senior Vice President, Wood Products in connection with the Acquisition. From 2000 to 2004, Mr. Lovlien served as the Vice President of Operations, Boise Building Solutions Manufacturing of Boise Cascade Corporation. From 1999 to 2000, Mr. Lovlien served as the operations manager of Boise Cascade Corporation's Timber and Wood Products Division.

          Samuel K. Cotterell became our Vice President and Controller in connection with the Acquisition. From 1999 until 2004, he served as the Director of Financial Reporting of Boise Cascade Corporation.

          Zaid F. Alsikafi became a director in October 2004. Mr. Alsikafi has been employed by Madison Dearborn since 2003 and currently serves as a Vice President. From 2001 to 2003, Mr. Alsikafi attended Harvard Business School. Mr. Alsikafi was employed by Madison Dearborn from 1999 to 2001 as an Associate.

          John W. Madigan became a director in January 2005. Mr. Madigan retired in December 2003 from Tribune Company, where he served as Chairman and Chief Executive Officer since 1996. Mr. Madigan currently serves as a consultant with Madison Dearborn. Mr. Madigan is also a member of the Board of Directors of Morgan Stanley.

          Christopher J. McGowan became a director in October 2004. Mr. McGowan has been employed by Madison Dearborn since 1999 and currently serves as a Director. Mr. McGowan is a member of the boards of directors of Jefferson Smurfit Group Limited and Auto Trade Center, Inc.

          Samuel M. Mencoff became a director in October 2004. Mr. Mencoff has been employed by Madison Dearborn since 1993 and currently serves as Co-President. From 1987 to 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the boards of directors of Buckeye Technologies, Inc., Great Lakes Dredge & Dock Corporation, Jefferson Smurfit Group Limited and Packaging Corporation of America.

          Thomas S. Souleles became a director in October 2004. Mr. Souleles has been employed by Madison Dearborn since 1995 and currently serves as a Managing Director. Mr. Souleles is a member of the boards of directors of Great Lakes Dredge & Dock Corporation, Jefferson Smurfit Group Limited, Magellan Midstream Partners, L.P. and Packaging Corporation of America.

          Except as described in this prospectus, there are no arrangements or understandings between any member of the board of directors or executive officer, and any other person pursuant to which that person was elected or appointed to his or her position.

          Our board of directors has the power to appoint our officers. Each officer will hold office for the term determined by the board of directors and until such person's successor is chosen and qualified or until such person's death, resignation or removal.

          There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors

          Our certificate of incorporation provides for a classified board of directors consisting of three staggered classes of directors, as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2006 for the Class I directors, 2007 for the Class II directors and 2008 for the Class III directors.

          Our by-laws provide that the authorized number of directors, which will initially be seven, may be changed by a resolution adopted by at least two-thirds of our directors then in office. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors and will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors could have the effect of delaying or preventing changes in control or changes in our management.

Committees of the Board of Directors

          Our board of directors currently has an audit committee and an executive compensation committee. The composition, duties and responsibilities of these committees are set forth below. Committee members will hold office for a term of one year.

          Audit Committee.    The audit committee is responsible for (1) selecting the independent auditor, (2) approving the overall scope of the audit, (3) discussing the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or NYSE requirements, with management and the independent auditor, (4) discussing earnings press releases, guidance provided to analysts and other financial information provided to the public, with management and the independent auditor, as appropriate, (5) discussing with management and the independent auditor, as appropriate, any audit problems or difficulties and management's response, (6) discussing the company's risk assessment and risk management policies, (7) reviewing the company's financial reporting and accounting standards and principles, significant changes in such standards or principles and the key accounting decisions affecting the company's financial statements, (8) reviewing and approving the internal corporate audit staff functions, (9) reviewing the company's internal system of audit, financial and disclosure controls and the results of internal audits, (10) annually reviewing the independent auditor's written report describing the auditing firm's internal quality-control procedures and any material issues raised by the auditing firm's internal quality-control review or peer review of the auditing firm, (11) setting hiring policies for employees or former employees of the independent auditors, (12) reviewing and investigating matters pertaining to the integrity of management, (13) establishing procedures concerning the treatment of complaints and concerns regarding accounting, internal accounting controls or audit matters, (14) meeting separately with management, the corporate audit staff and the independent auditor, (15) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (16) reporting regularly to the full board of directors.

          Our audit committee currently consists of Messrs. Souleles, Mencoff and Madigan. Mr. Madigan has been determined to be an independent director according to the rules and regulations of the SEC and NYSE and an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K.

          Executive Compensation Committee.    The executive compensation committee is responsible for (1) reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and annually evaluating the chief executive officer's performance in light of these goals, (2) reviewing and approving the compensation and incentive opportunities of our executive officers, (3) reviewing and approving employment contracts, severance arrangements, incentive arrangements, change-in-control arrangements and other similar arrangements between us and our executive officers, (4) receiving periodic reports on the company's compensation programs as they affect all employees, (5) reviewing executive succession plans for business and staff organizations and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time. Our compensation committee consists of Messrs. Mencoff, Madigan and Souleles.

          Corporate Governance and Nominating Committee.    Our board of directors has established a corporate governance and nominating committee. Our corporate governance and nominating committee's purpose is to assist our board in identifying individuals qualified to become members of our board of directors, assess the effectiveness of the board and develop our corporate governance principles. This committee is responsible for (1) identifying and recommending for election individuals who meet the criteria the board has established for board membership, (2) recommending nominees to be presented at the annual meeting of stockholders, (3) reviewing the board's committee structure and recommending to the board the composition of each committee, (4) annually reviewing director compensation and benefits, (5) establishing a policy for considering stockholder nominees for election to our board, (6) developing and recommending a set of corporate governance guidelines and reviewing them on an annual basis and (7) developing and recommending an annual self evaluation process of the board and its committees and overseeing such self-evaluations.

          Other Committees.    Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Compensation of Executive Officers

          None of our executive officers received compensation from us prior to the closing of the Acquisition, with the exception of Mr. Stephens who received a fee for consulting services prior to the closing. Therefore, all compensation figures cover the period between the closing of the Acquisition and December 31, 2004, the end of our last completed fiscal year. Prior to the closing of the Acquisition, each of our executive officers, other than Mr. Stephens, was employed by, and received compensation from, OfficeMax or its affiliates.

          The following table presents information regarding compensation paid by us relating to the fiscal year ended December 31, 2004 to our chief executive officer and our four next most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2004. These executives are referred to as the "named executive officers" elsewhere in this prospectus.

Summary Compensation Table

			Long Term Compensation
	Annual Compensation
Name and Principal Position			Restricted Stock Awards(3)	All Other Compensation(4)
	Salary(1)	Bonus(2)
W. Thomas Stephens Chairman and Chief Executive Officer	$166,667	$192,128	$0	$438,757
John W. Holleran Executive Vice President, Administration and Chief Legal Officer	83,453	118,179	0	—
Thomas E. Carlile Senior Vice President and Chief Financial Officer	71,230	120,067	0	—
Stanley R. Bell Senior Vice President, Building Materials Distribution	61,865	80,082	0	—
Thomas A. Lovlien Senior Vice President, Wood Products	55,313	71,410	0	—

(1)
Includes amounts deferred under our Savings Plan. The Savings Plan is a profit-sharing plan intended to be qualified under Section 401(a) of the Internal Revenue Code that contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

(2)
Represents payments under our variable incentive compensation plan and excellence awards. Of the amounts reported for Messrs. Holleran and Carlile, $22,115 and $38,413, respectively, represent special cash bonuses recognizing their individual contributions to the Acquisition.

(3)
The named executive officers were granted Series C common units of FPH. The Series C common units of FPH have no value to the holder until FPH's equity value appreciates above a specified level. One half of the Series C common units issued to such named executive officers were subject to vesting over a five-year period, and the other half of the Series C common units were subject to vesting only if the original investors achieved a specified rate of return on their total investment in FPH. As of December 31, 2004, the named executive officers held the following Series C common units of FPH:

Name	Series C common units
W. Thomas Stephens	11,183,000
John W. Holleran	2,812,000
Thomas E. Carlile	2,396,000
Stanley R. Bell	1,917,000
Thomas A. Lovlien	851,000
(4)
Amounts disclosed in this column include the following:

Name	Company matching contributions to the savings plan(1)	Company paid portion of executive officer life insurance	Consulting agreement(2)
W. Thomas Stephens	$1,750	$7,555	$429,452

  (1)
  The company's savings plan is a profit-sharing plan intended to be qualified under Section 401(a) of the Internal Revenue Code that contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

  (2)
  Payment of consulting fees due for services performed for the company from July 26 to October 29, 2004.

Stock Option Grants in 2004

          We did not grant any stock options stock appreciation rights, or SARs, to our named executive officers during the fiscal year ended December 31, 2004. There were no outstanding options to purchase common stock or SARs held by our named executive officers as of December 31, 2004.

Compensation of Directors

          We do not currently compensate directors for their service on our board of directors. To the extent any future directors are neither our employees nor our equity investors, such directors may receive fees.

Compensation Committee Interlocks and Insider Participation

          None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our executive compensation committee. No interlocking relationship exists between the board or directors or the compensation committee of any other company.

Employment Agreement

          Mr. Stephens is party to an employment agreement with us pursuant to which he will serve as our Chairman and Chief Executive Officer. This agreement is scheduled to expire in October 2007, but will be automatically renewed each year thereafter for successive one-year terms unless either party gives the other party 60 days notice prior to the expiration of the then-current term. Mr. Stephens receives an initial annual base salary of $1,000,000, subject to adjustment at the discretion of the board of directors, and will be eligible to receive an annual performance bonus, up to a maximum of 146% of his annual salary, based upon the achievement of performance goals as determined by the compensation committee of our board of directors.

          In the event of termination for reasons other than for cause and other than as a result of expiration and non-renewal of the employment agreement term, or if Mr. Stephens resigns for good reason, as defined in the agreement, subject to his execution of a valid release of employment-related claims, Mr. Stephens will be entitled to receive a lump sum payment of two times the sum of his base salary and target bonus and will remain eligible to participate in our benefit plans for a period of two years. We would also be required in such an event to purchase real property in Boise, Idaho from Mr. Stephens at fair market value, which is currently estimated to be approximately $850,000. We also maintain a term life insurance policy on Mr. Stephens' life with a face amount of $2,000,000, which policy is payable to beneficiaries designated by Mr. Stephens.

          As part of the agreement, we would become obligated to purchase real property in Vancouver, British Columbia and a boat from Mr. Stephens at fair market value, which is currently estimated to total approximately $1.7 million, in the event that Mr. Stephens does not sell the property. Mr. Stephens is currently in negotiations with an unaffiliated party to sell the property. If we purchase the property, Mr. Stephens may also require us to lease this property to him at fair market value until it is sold. We intend to promptly dispose of any property purchased in connection with this agreement. Upon the closing of the Acquisition, we also made a one-time payment to Mr. Stephens in exchange for consulting services performed in connection with the Acquisition, totaling $429,452.

          Mr. Stephens has the right under this agreement to be nominated for a position on our board of directors for so long as he is employed under the terms of this agreement. We have also agreed to use our reasonable efforts to have him elected as the chairman of our board during such period. The employment agreement also imposes on Mr. Stephens certain confidentiality, non-compete and non-solicitation obligations. The non-compete and non-solicitation obligations will continue to be in effect for two years after termination of his employment.

Severance Agreements

          Prior to the Acquisition, OfficeMax entered into agreements with most of our current executive officers to provide for severance benefits if we terminated the officer after the Acquisition. In connection with the Acquisition, we assumed these agreements and agreed to perform these agreements following the closing of the Acquisition. These agreements generally expire in October 2007. Pursuant to the terms of these severance agreements, each of our named executive officers (other than Mr. Stephens, who was not an officer of OfficeMax) is entitled to the following benefits subject to his execution of a valid release of employment-related claims: if the officer's employment is terminated "without cause" or if the officer terminates employment for "good reason," as such terms are defined in the agreements, the officer will be entitled to severance pay equal to the following: two times the officer's annual base salary plus the greater of (1) the officer's annual target incentive bonus for the year in which the termination occurs or (2) the officer's incentive bonus for 2004; accrued and unpaid vacation; continuation for two years of all life, disability, accident and healthcare insurance plans and financial consulting services or a lump sum payment equal to (a) 24 times 150% of the monthly premium for such insurance plans plus (b) two times the annual allowance for such financial consulting services; and the premium under our supplemental life plan for 24 months following the officer's date of termination. We will also be required to increase the officer's total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments.

          Such officer will also be entitled to benefits under our supplemental pension plan. For the purposes of calculating the amount of the benefit under our supplemental pension plan, the officer shall be deemed to have accrued at least two years of service credit at a salary equal to the officer's base salary and target bonus at the time of termination. The officer is also entitled to legal fees incurred to enforce the agreement.

          The severance agreements also provide that the officers will not solicit, for a period of at least one year following the date of officer's termination, our, or any of our subsidiaries' or affiliates', management-level employees to leave their employment.

          The estimated amount of payments and other benefits (not including legal fees, if any) each named executive officer would receive under the agreement based on 2004 compensation figures (in excess of the benefits to which the officer is entitled without the agreement) is:

Name	Severance Payment
John W. Holleran	$3,254,627
Thomas E. Carlile	3,167,633
Stanley R. Bell	1,697,580
Thomas A. Lovlien	1,903,587

          Payments that would be made subsequent to an officer's termination date have been discounted as of December 31, 2004 at a rate of 4.24%, according to the requirements of Section 280G of the Internal Revenue Code. Actual payments made under the agreements at any future date would vary, depending in part upon what the executive has accrued under the variable compensation plans and benefit plans.

          Prior to the Acquisition, OfficeMax also entered into severance agreements with certain of our other executive officers, with terms similar to those described above, but which generally provide for one year of compensation and other benefits instead of two years and for at least one year of service credit under our supplemental pension plan rather than two years.

Management Equity Arrangements

          Pursuant to an equity incentive program established shortly after the closing of the Acquisition, approximately 170 of our management-level employees purchased Series B common units of FPH for approximately $18.6 million. Purchasers of FPH Series B common units in this program also received Series C common units of FPH representing the right to participate in our profits after the holders of the FPH Series B common units have received a return of all of their invested capital. The FPH Series C common units have no value to the holder until FPH's equity value appreciates above a specified level. To prevent dilution of Madison Dearborn's interest in Boise Cascade Holdings, L.L.C., FPH was issued Series C common units in Boise Cascade Holdings, L.L.C. to reflect management's equity interest in FPH.

          In connection with this program, the management investors received (1) an aggregate of approximately 4.2% of the total FPH Series B common units as of the date of their investment, representing a 3.4% ownership interest in our total common equity, and (2) FPH Series C common units representing a 7.5% profits interest in FPH. Percentages of our common equity ownership exclude the Series A preferred stock held by OfficeMax, which is non-voting and is only eligible to receive distributions up to their liquidation value. See "—Description of Capital Stock" for details of our Series A preferred stock.

          Set forth below is the number of shares of FPH Series B common units and FPH Series C common units held by our executive officers as of December 31, 2004.

Name	FPH Series B common units	FPH Series C common units
W. Thomas Stephens	4,000,000	11,183,000
John W. Holleran	1,000,000	2,812,000
Stanley R. Bell	740,000	1,917,000
Thomas E. Carlile	850,000	2,396,000
Miles A. Hewitt	660,000	1,598,000
Thomas A. Lovlien	400,000	851,000
Samuel K. Cotterell	150,000	311,000

          We will enter into restricted stock agreements with the management investors that will provide for, among other things, repurchase of their unvested shares upon certain events.

Variable Incentive and Performance Plans

  2005 Boise Incentive and Performance Plan

          Our board of directors adopted, and our stockholders approved, the Boise Incentive and Performance Plan, or the Boise Plan. The Boise Plan will permit grants of annual incentive awards, stock bonuses, restricted stock, restricted stock units, performance stock, performance units, SARs, and stock options (including performance based or indexed stock options) to certain of our executive officers, key employees and nonemployee directors, including each of the named executive officers. Plan participants will generally be selected by the executive compensation committee of our board of directors.

          A total of 3,350,000 shares of Class A common stock are reserved for issuance under the Boise Plan. Also, the following shares of Class A common stock will again be available for issuance under the Boise Plan: (1) shares subject to an incentive award that is cancelled, expired, terminated, forfeited, surrendered, or otherwise settled without the issuance of any stock and (2) shares of stock related to an incentive award that is settled in cash in lieu of stock.

          Approximately 300 of our executive officers, key employees and nonemployee directors are eligible to receive awards under the Boise Plan at the discretion of the executive compensation committee. The Boise Plan restricts the number of stock options, SARs, shares of restricted stock, restricted stock units and performance shares that can be granted during any fiscal year to a participant. In addition, the Boise Plan also limits the amount that may be paid to a participant for both annual incentive awards and performance units granted in a single fiscal year.

          Awards will become exercisable or otherwise vest at the times and upon the conditions that the executive compensation committee may determine at the time of grant, as reflected in the applicable award agreement. The committee may also make any or all awards performance-based, which means the award will be paid out based on the attainment of specified performance goals, in addition to any other conditions the committee may establish. Awards under the Boise Plan are discretionary. To date, no awards have been granted under this plan.

          Stock Options.    Stock options entitle the holder to purchase shares of our Class A common stock during a specified period at a purchase price set by the executive compensation committee (not less than 100% of the fair market value of the common stock on the grant date). Each option granted under the Boise Plan will be exercisable for a maximum period of 10 years from the date of grant (or for a lesser period if the committee so determines). Participants exercising an option may pay the exercise price by any lawful method permitted by the committee.

          Stock Appreciation Rights.    A SAR is the right, denominated in shares, to receive upon exercise, without payment to the company, an amount equal to the excess of the fair market value of a share of our Class A common stock on the exercise date over the fair market value of a share of our Class A common stock on the grant date, multiplied by the number of shares with respect to which the SAR is being exercised. Payment will be made in stock. The executive compensation committee may grant SARs to participants as either freestanding awards or as awards related to stock options. For SARs related to an option, the terms and conditions of the grant will be substantially the same as the terms and conditions applicable to the related option, and exercise of either the SAR or the option will cause the cancellation of the other, unless otherwise determined by the committee. The committee will determine the terms and conditions applicable to awards of freestanding SARs.

          Restricted Stock.    Restricted stock is Class A common stock that is transferred or sold by the company to a participant and that is subject to a substantial risk of forfeiture and to restrictions on sale or transfer for a period of time. The executive compensation committee will determine the amounts, terms and conditions (including the attainment of performance goals) of any grant of restricted stock. Except for restrictions on transfer (and any other restrictions that the committee may impose), participants will have all the rights of a stockholder with respect to the restricted stock. Unless the committee determines otherwise, a participant's termination of employment during the restricted period will result in forfeiture of all shares subject to restrictions.

          Restricted Stock Units.    Restricted stock units are similar to restricted stock, except that the shares of stock are not issued to the participant until after the end of the restriction period and any other applicable conditions are satisfied. Restricted stock units may also be paid in cash rather than stock, or in a combination of cash and stock, at the committee's discretion.

          Performance Units.    Performance units, which are the right to receive a payment upon the attainment of specified performance goals, may also be awarded by the executive compensation committee. The committee will establish the applicable performance goals at the time the units are awarded. Payment may be made in cash, stock, or a combination of cash and stock, at the committee's discretion.

          Performance Shares.    Performance shares represent the right to receive a payment at a future date based on the value of the Class A common stock in accordance with the terms of the grant and upon the attainment of specified performance goals. The executive compensation committee will establish the performance goals and all other terms applicable to the grant. Payment may be made in cash, stock, or a combination of cash and stock, at the committee's discretion.

          Annual Incentive Awards.    Annual incentive awards are payments based on the attainment of performance goals specified by the executive compensation committee. Awards are calculated as a percentage of salary, based on the extent to which the performance goals are met during the year, as determined by the committee. Awards are paid in cash, stock or a combination of cash and stock, at the committee's discretion.

          Stock Bonuses.    Stock bonus awards, consisting of Class A common stock, may be made at the discretion of the executive compensation committee upon the terms and conditions (if any) determined by the committee.

          Performance Goals.    Awards of restricted stock, performance units, performance shares, annual incentive awards and other awards under the Boise Plan may be subject to the attainment of performance goals relating to one or more business criteria within the meaning of

Section 162(m) of the Internal Revenue Code. These goals may include or be based upon, without limitation, sales; gross revenue; gross margins; internal rate of return; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; cash flow; free cash flow; net operating profit; net income; net earnings; net sales or net sales growth; price of our common stock; return on capital, net assets, equity or stockholders' equity; segment income; market share; productivity ratios; expense targets; working capital targets; or total return to stockholders. Performance goals may be used to measure the company's performance as a whole or any subsidiary, business unit or segment of the company, may be adjusted to include or exclude extraordinary items, and may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index or other external measure, in each case as determined by the committee in its discretion.

          Change of Control.    The Boise Plan provides that in the event of a change of control (as defined in the Boise Plan), unless otherwise determined by the compensation committee, all then-outstanding stock options and stock appreciation rights shall become fully vested and exercisable, and all other then-outstanding awards that are subject to time-based vesting shall vest in full and be free of restrictions, except to the extent that another award meeting the requirements set forth in the Boise Plan is provided to the participant to replace such award. The Boise Plan provides that such a replacement award may take the form of a continuation of the award outstanding prior to the change of control.

          Administration of the Plan.    The Boise Plan is administered by our board's executive compensation committee. The executive compensation committee has the sole discretion and responsibility to grant incentive awards, determine the participants to whom incentive awards shall be granted and establish and administer performance goals, among other things. The board of directors may amend the Boise Plan at any time and may make adjustments to the Boise Plan and outstanding options, without stockholder approval, to reflect a stock split, stock dividend, recapitalization, merger, consolidation or other corporate events. Stockholders must approve amendments that:

  •
  increase the number of shares subject to the plan;

  •
  decrease the grant or exercise price of any stock-based award to less than the fair market value of a share of our Class A common stock on the date of grant;

  •
  materially increase the cost of Boise Plan to the company or the benefits to participants; or

  •
  are required by applicable law to be approved by stockholders.

          The board may terminate the plan at any time. The plan, however, will remain in effect as awards may extend beyond that time in accordance with their terms.

  2004 Boise Incentive Award Plan

          For 2004, each of our executive officers received a cash bonus pursuant to the 2004 Boise Incentive Award Plan. These awards were based on the attainment of performance goals related to our net operating profits before taxes. Awards were calculated as a percentage of salary, based on the extent to which the performance goals were met during the year. For 2004, Messrs. Carlile, Holleran and Stephens were eligible to receive up to approximately 146% of the base salary they received from us. Messrs. Bell, Lovlien and Hewitt were eligible to receive up to approximately 124% of the base salary they received from us and Mr. Cotterell was eligible to receive up to approximately 101% of the base salary he received from us.

Defined Benefit Pension Plan for Executive Officers

          We maintain a defined benefit pension plan, which we refer to as the Salaried Pension Plan, for certain salaried employees, including our named executive officers.

          For employees hired before November 2003, our Salaried Pension Plan entitles each vested employee to receive a pension benefit at normal retirement equal to (1) 1.25% of the average of the highest five consecutive years of compensation out of the last 10 years of employment, multiplied by the participant's years of service through December 31, 2003, plus (2) 1% of the average of the highest five consecutive years of compensation out of the last 10 years of employment multiplied by the participant's years of service after December 31, 2003. Under the Salaried Pension Plan, "compensation" is defined as the employee's base salary plus any amounts earned under our variable incentive compensation programs.

          The following table reflects estimated annual benefits payable based on various compensation and years of service combinations.

Salaried Pension Plan Table

	Years of Service
Remuneration
	15	20	25	30	35	40
$300,000	$56,250	$75,000	$93,750	$112,500	$131,250	$150,000
400,000	75,000	100,000	125,000	150,000	175,000	200,000
500,000	93,750	125,000	156,250	187,500	218,750	250,000
600,000	112,500	150,000	187,500	225,000	262,500	300,000
700,000	131,250	175,000	218,750	262,500	306,250	350,000
800,000	150,000	200,000	250,000	300,000	350,000	400,000
900,000	168,750	225,000	281,250	337,500	393,750	450,000
1,000,000	187,500	250,000	312,500	375,000	437,500	500,000
1,200,000	225,000	300,000	375,000	450,000	525,000	600,000
1,400,000	262,500	350,000	437,500	525,000	612,500	700,000
1,600,000	300,000	400,000	500,000	600,000	700,000	800,000

          As shown in the Salaried Pension Plan table above, benefits are computed on a straight-life annuity basis and are not offset by social security or other retirement-type benefits. An employee is 100% vested in his or her pension benefit after five years of service, except for breaks in service. If an employee is entitled to a greater benefit under the plan's formula than the Internal Revenue Code allows for tax-qualified plans, the excess benefits will be paid from our general assets under the unfunded supplemental pension plan. The supplemental pension plan will also provide payments to the extent that participation in the deferred compensation plans has the effect of reducing an individual's pension benefit under the qualified plan. Benefits payable under this supplemental plan are offset by benefits payable under a similar plan maintained by OfficeMax.

          As of December 31, 2004, the average of the highest five consecutive years of compensation and the years of service for each of the named executive officers are as follows:

Name	Compensation(1)	Years of Service(1)
W. Thomas Stephens	—	—
John W. Holleran	$648,310	26
Thomas E. Carlile	413,930	32
Stanley R. Bell	447,184	34
Thomas A. Lovlien	337,127	26

    (1)
    Compensation and years of service include amounts attributable to employment with OfficeMax prior to the Acquisition.

Supplemental Early Retirement Plan for Executive Officers

          We maintain a Supplemental Early Retirement Plan for executive officers who: (1) are 55 years old or older (58 years old for executive officers appointed on or after June 1, 2004); (2) have 10 or more years of service; (3) have served as an executive officer for at least five full years; and (4) retire before the age of 65. Eligible executive officers receive an early retirement benefit prior to the age of 65 equal to the benefit calculated under the Salaried Pension Plan without reduction due to the officer's early retirement. Benefits payable under this plan are offset by benefits payable under a similar plan maintained by OfficeMax.

Deferred Compensation Plan

          Our 2004 Key Executive Deferred Compensation Plan is an unfunded plan. Under this plan, executive officers may irrevocably elect to defer receipt of a portion of their base salary and bonus until termination of employment or beyond. A participant's account is credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. In addition, participants may elect to receive their company matching contribution in Boise's deferred compensation plan in lieu of any matching contribution in our Savings Plan. The matching contribution is equal to $0.70 on the dollar up to the first 6% of eligible compensation, plus an additional discretionary match for eligible participants that may vary from year to year. In 2004, the discretionary match was equal to $0.30 on the dollar up to the first 6% of eligible compensation. None of our named executive officers participated in the deferred compensation plan during 2004.

PRINCIPAL STOCKHOLDERS

          Boise Cascade, L.L.C. and Boise Cascade Finance Corporation, the co-issuers of the notes, are our wholly owned subsidiaries. The following table sets forth information, as of the date of this prospectus and after giving effect to our conversion into a corporation, regarding the beneficial ownership of our common stock held by:

  •
  each person that is a beneficial owner of more than 5% of each class of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

          Beneficial ownership of the common stock listed in the table for Madison Dearborn and members of our management represents such persons' proportional interest in our common stock held by FPH. Except as noted in the preceding sentence, beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to the table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by such stockholder. Percentage of beneficial ownership is based on 48,600,000 shares of common stock outstanding. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o Boise Cascade Company, 1111 West Jefferson Street, Boise, Idaho 83702.

	Class B Common Stock(1)		Class C Common Stock(1)
Name of Beneficial Owner	Number	Percent of Class	Number	Percent of Class
Principal stockholders:
Forest Products Holdings, L.L.C.(2)	33,104,543.6	80.1%	2,674,343.7	100%
Madison Dearborn(2)	31,573,589.4	76.4	—	—
OfficeMax Incorporated(3)	8,202,757.9	19.9	—	—
Directors and named executive officers:
W. Thomas Stephens	301,018.6	*	841,572.9	31.5
John W. Holleran	75,254.7	*	211,616.1	7.9
Thomas E. Carlile	63,966.5	*	180,310.2	6.7
Stanley R. Bell	55,688.4	*	144,263.2	5.4
Thomas A. Lovlien	30,101.9	*	64,041.7	2.4
Zaid F. Alsikafi(4)	—	—	—	—
John W. Madigan(5)	75,254.7	*	—	—
Christopher J. McGowan(4)	—	—	—	—
Samuel M. Mencoff(6)	31,573,589.4	76.4	—	—
Thomas S. Souleles(6)	31,573,589.4	76.4	—	—
All directors and executive officers as a group (10 persons)	32,235,830.4	78.1%	1,600,912.5	59.8%

*
Less than 1%.

(footnotes continued on following page)

(1)
See "Description of Capital Stock" for more information regarding the terms of our Class A common stock, Class B common stock and Class C common stock.

(2)
Forest Products Holdings, L.L.C. ("FPH") is controlled by Madison Dearborn Partners IV, L.P. ("MDP IV"). Madison Dearborn Partners, LLC ("MDP LLC") is the ultimate sole general partner of MDP IV and, as a result, may be deemed to have voting and investment power over the shares held by FPH. The Board of Directors of FPH is comprised of Messrs. Stephens, Mencoff, Souleles, McGowan and Alsikafi. The address for FPH is c/o Boise Cascade Company, 1111 West Jefferson Street, Boise, Idaho 83702, and the address for MDP IV and MDP LLC is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602

(3)
The address for OfficeMax Incorporated is 150 Pierce Road, Itasca, Illinois 60143.

(4)
Messrs. McGowan and Alsikafi are each employed by MDP LLC and each have a pecuniary interest in the shares held by FPH. Messrs. McGowan and Alsikafi expressly disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(5)
Mr. Madigan is an investor in FPH and the shares listed in the table represent Mr. Madigan's proportionate ownership interest in the shares held by FPH. Mr. Madigan does not exercise voting or investment power over any of the shares held by FPH.

(6)
Mr. Mencoff is a Co-President, and Mr. Souleles is a Managing Director, of MDP LLC, which is the ultimate sole general partner of MDP IV, which controls FPH. As a result, Messrs. Mencoff and Souleles may be deemed to share beneficial ownership of the shares owned by FPH. Messrs. Mencoff and Souleles expressly disclaim beneficial ownership of the shares owned by FPH except to the extent of their pecuniary interest therein. The address of Messrs. Mencoff and Souleles is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

DESCRIPTION OF CAPITAL STOCK

          The discussion set forth below describes our capital stock, certificate of incorporation and by-laws. Our authorized capital stock consists of 260,000,000 shares of common stock, $0.01 par value per share, 150,000,000 shares of which are designated Class A common stock, 100,000,000 shares of which are designated Class B common stock and 10,000,000 of which are designated Class C common stock, 40,000,000 shares of preferred stock, par value $0.01 per share, and 66,000,000 shares of Series A Redeemable Preferred Stock, par value $0.01 per share. We refer to the Class A common stock, Class B common stock and the Class C common stock collectively as the "common stock." As of March 31, 2005 on a pro forma basis after giving effect to our conversion to a corporation, we had issued and outstanding no shares of Class A common stock, 41,309,446 shares of Class B common stock, 2,675,819 shares of Class C common stock and 66,000,000 shares of Series A Redeemable Preferred Stock. Our certificate of incorporation and by-laws are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

          All of our existing common stock is validly issued, fully paid and nonassessable. As of March 31, 2005, after giving effect to our conversion to a corporation as described under "Our Corporate Structure—Reorganization as a Corporation," there were no record holder of our Class A common stock and two record holders of our Class B common stock and one record holder of our Class C common stock.

          Dividend Rights.    Subject to preferences that may apply to shares of our outstanding preferred stock, holders of our outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

          Our certificate of incorporation provides that on or prior to December 31, 2005, our board of directors will declare, and we will pay to the holders of the Class B common stock, out of any funds legally available therefor, (i) a special, one-time cash dividend with certain net proceeds received from any initial public offering (the "IPO"), (ii) a special, one-time cash dividend with certain net proceeds received from exercise of the underwriters over-allotment option in connection with the IPO, and (iii) a special one-time stock dividend with shares of Class A common stock reserved for sale, but not sold, in connection with the underwriters' over-allotment option in connection with the IPO.

          The shares of Series A preferred stock, Class A common stock and Class B common stock shall receive dividends in preference to the shares of Class C common stock, until the aggregate amount paid from and after May 9, 2005 (i) in respect of the Series A preferred shares equals the aggregate liquidation value thereof plus all Series A Preferred accumulated dividends and all other accrued and unpaid dividends thereon, and (ii) in respect of the shares of Class A and Class B common stock equals the original purchase price therefore. However, if any share of Class C common stock has been granted with a threshold equity value as described in our certificate of incorporation, then such share of Class C common stock will not have the right to receive dividends or other distributions pro rata with shares of Class A common stock and Class B common stock to the extent that the aggregate distributions that have been made to all shares of common stock from and after May 9, 2005 are equal to the threshold equity value of such share of Class C common stock.

          Voting Rights.    Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of Class A common stock, Class B common stock and Class C common stock will vote as a single class on all matters with respect to which the holders of common stock are entitled to vote, except as otherwise required by law and except that, in addition to any other vote of stockholders required by law, holders of Class A common stock shall not be eligible to vote on any alteration or change in the powers, preferences or special rights of the Class B common stock that would adversely affect the rights of the Class B common stock and would not adversely affect the rights of the Class A common stock. The holders of common stock do not have cumulative voting rights in the election of directors.

          Preemptive or Similar Rights.    Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

          Conversion Rights.    The Class A common stock and the Class C common stock is not convertible. The Class B common stock may be converted at any time at the option of the holder into Class A common stock and will be automatically converted upon the conversion of a majority of the Class B common stock.

          Right to Receive Liquidation Distributions.    Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. The shares of Series A Preferred stock, Class A common stock and Class B common stock shall receive distributions in preference to the shares of Class C common stock, until the aggregate amount paid from and after May 9, 2005 (i) in respect of the Series A Preferred shares equals the aggregate liquidation value thereof plus all Series A Preferred accumulated dividends and all other accrued and unpaid dividends thereon, and (ii) in respect of the shares of Class A and Class B common stock has been granted with a threshold equity value as described in our certificate of incorporation, then such share of Class C common stock will not have the right to receive any distributions until the aggregate distributions that have been made to all shares of common stock from and after May 9, 2005 are equal to the threshold equity value of such share of Class C common stock.

Series A Redeemable Preferred Stock

          As of March 31, 2005, after giving effect to our conversion to a corporation as described under "Our Corporate Structure—Reorganization as a Corporation," there was one holder of our Series A Redeemable Preferred Stock.

          Dividends.    Each outstanding share of Series A Preferred is entitled to a dividend which shall accrue on a daily basis at the rate of 8% per annum of the sum of the liquidation value thereof plus all Series A Preferred accumulated dividends thereon, from and including the date of issuance of such Series A Preferred share to and including the date on which the liquidation value of such Series A Preferred share (plus all Series A Preferred accumulated dividends and all other accrued and unpaid dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends.

          Voting Rights.    The Series A Preferred shares have no voting rights.

          Retirement.    On the date that we pay or make available in full the entire liquidation value plus Series A Preferred accumulated dividends plus all other accrued but unpaid dividends on a share of Series A Preferred or otherwise acquire a share of Series A Preferred from the holder thereof, such share shall cease to be outstanding, shall be canceled and shall no longer accrue dividends or be entitled to any distribution from us.

Preferred Stock

          Our certificate of incorporation provides that our board of director may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may make it more difficult to complete, or tend to discourage, a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. We have no present intention to issue any shares of preferred stock.

Limitations on Liability and Indemnification of Officers and Directors

          Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by such law. We have entered into indemnification agreements with our current directors.

Corporate Opportunities

          Our certificate of incorporation renounces any interest or expectancy of us in business opportunities that are offered to officers, directors or stockholders who are not our or our subsidiaries' employees to the fullest extent permitted by the Delaware General Corporation Law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          We have established procedures for the review of all transactions and other relationships between us and our directors, executive officers, and other affiliates. Our board of directors has charged the audit committee with the responsibility of reviewing and investigating any conflicts of interest involving management and our board of directors. Our amended and restated certificate of incorporation renounces any interest or expectancy of us in business opportunities that are offered to officers, directors or stockholders who are not our or our subsidiaries' employees to the fullest extent permitted by the Delaware General Corporation Law.

The Acquisition

          Pursuant to an asset purchase agreement entered into between FPH and OfficeMax, FPH acquired OfficeMax's paper, packaging and newsprint operations, wood products manufacturing, building materials distribution and timberlands operations for an aggregate purchase price of $3.9 billion in cash and installment notes, including fees and expenses. Of the purchase price, $1.7 billion was allocated to the timberlands operations and $2.2 billion was allocated to the remaining assets. FPH owns and operates the paper and forest products businesses through us. The timberlands operations were sold by Boise Land & Timber Corp., a sister corporation that is majority-owned by FPH, on February 4, 2005. See "—Timberlands Sale."

          For five years after the closing of the Acquisition, OfficeMax may not compete with us anywhere in the United States in the businesses purchased in the Acquisition, nor may OfficeMax induce or attempt to induce any customer to terminate or reduce its relationship with us.

          Until October 29, 2006, we must maintain health and welfare benefit plans, defined contribution retirement plans and severance benefits that will provide transferred employees with plans and benefits that are, in the aggregate, comparable to those offered by OfficeMax prior to the closing of the Acquisition.

          The asset purchase agreement contains customary representations, warranties and covenants, including an obligation by OfficeMax to indemnify us for breaches of representatives, warranties and covenants. OfficeMax's indemnification obligations with respect to such breaches generally survive until April 29, 2006, with indemnification obligations with respect to breaches relating to employee and environmental law matters surviving until October 29, 2009. OfficeMax's indemnification obligations for breaches of representations, warranties and covenants are, with certain exceptions, subject to a deductible of $20.7 million and an aggregate cap of $248.9 million. OfficeMax also indemnifies us with respect to certain pre-closing liabilities, including environmental, asbestos, tax, benefits and other legacy liabilities.

          We currently indemnify and hold harmless each of our present or former officers, directors or employees against all claims, losses, liabilities, damages and other costs and expenses arising out of or pertaining to the fact that the indemnified party is or was an officer, director or employee of ours or our subsidiaries for matters existing or occurring prior to the completion of the Acquisition.

  Purchase of Equity Interests in Us and Boise Land & Timber Holdings Corp.

          In connection with the Acquisition, FPH and OfficeMax capitalized us with approximately $338.9 million in equity capital, $302.5 million of which consisted of Series B common units and $36.4 million of which consisted of Series A common units, which were later converted into Series A preferred stock in connection with our conversion to a corporation. Boise Land & Timber Holdings Corp. was capitalized in connection with the Acquisition with approximately $276.1 million in equity capital in the form of common stock, $246.5 million of which consisted of Series B common stock and $29.6 million of which consists of Series A common stock.

          FPH was issued approximately 80.1% of each of our Series B common units and Boise Land & Timber Holdings Corp.'s Series B common stock in exchange for cash contributions of approximately $242.4 million and $197.6 million, respectively. OfficeMax was issued approximately 19.9% of our Series B common units and all of our Series A common units in exchange for cash contributions of $60.1 million and $36.4 million, respectively. An affiliate of OfficeMax was issued approximately 19.9% of Boise Land & Timber Holdings Corp.'s Series B common stock and all of its Series A common stock in exchange for cash contributions of $48.9 million and $29.6 million, respectively.

          In addition, on December 12, 2004, we and Boise Land & Timber Holdings Corp. each issued additional equity securities to FPH so that both FPH and OfficeMax would proportionately bear any dilution caused by the 35,600,120 FPH Class C units issued to approximately 170 of our senior managers on such date.

  Paper Supply Agreement

          In connection with the Acquisition, we entered into a 12-year paper supply agreement with OfficeMax under which OfficeMax is required to purchase from us all of its North American requirements for cut-size office paper, to the extent we choose to supply such paper to them, through December 2012. OfficeMax's purchase obligations under the agreement will phase out over a four-year period beginning one year after the delivery of notice of termination, but not prior to December 31, 2012.

  Additional Consideration Agreement

          In connection with the Acquisition, we entered into a six-year agreement with OfficeMax. Under the agreement, OfficeMax will pay us $710,000 for each dollar by which the average market price per ton of a specified benchmark grade of cut-size office paper during any twelve-month period ending on an anniversary of the closing of the Acquisition, or the annual paper price, is less than $800 per ton. In addition, we will pay $710,000 to OfficeMax for each dollar by which the annual paper price exceeds $920 per ton. Neither party will be obligated to make payments under the agreement (1) in excess of $45.0 million in any one year or (2) in excess of $125.0 million in the aggregate during the first four years following the closing, $115.0 million in the aggregate if the determination is made during the fifth year following the closing, and $105.0 million in the aggregate if the determination is made during the sixth year following the closing, in each case net of payments received (the "Maximum Aggregate Consideration"). If a party has paid the Maximum Aggregate Consideration during the first four years following the closing, the party will not be entitled to recoup in years five or six the amount previously paid in excess of the Maximum Aggregate Consideration applicable in years five and six. This agreement is scheduled to expire as of the earliest of (1) six years after the closing, (2) the sale of 50% or more of the outstanding common equity (as measured on October 29, 2004) of Boise Cascade, L.L.C., our subsidiary, in an underwritten public offering, (3) the sale or transfer by Boise Cascade, L.L.C. of more than 50% of its common equity in Boise White Paper, L.L.C. (the subsidiary that operates our Paper segment) and (4) termination by either party upon a payment default by the other party not cured within 30 days. In connection with the asset purchase agreement, FPH represented to OfficeMax that no change of control or sale transaction involving the white paper business was contemplated as of that date and that FPH will not sell its white paper business during the first six months after closing.

          Any payments made or received pursuant to the additional consideration agreement will be treated as adjustments to the purchase price for the Acquisition.

  Shared Service Agreements With OfficeMax

          Concurrently with the Acquisition, we and OfficeMax entered into a mutual administrative services agreement pursuant to which we and OfficeMax exchange certain accounting and financial management, legal, human resources and transportation services for terms ranging from two to fourteen months after the Acquisition. Substantially all of the services to be performed under this agreement are provided by us for OfficeMax. In addition, we also entered into an aviation services agreement under which we agreed to provide aviation services to OfficeMax for an initial term of eight months following the Acquisition, subject to extension at both parties' option. Fees for substantially all of the services provided under these agreements equal the provider's cost.

  Registration Rights Agreement

          In connection with the Acquisition, we entered into a registration rights agreement with FPH and OfficeMax with respect to the equity interests they own in us. Under the registration rights agreement, (a) FPH has the right to demand that we effect an unlimited number of registrations of its equity interests, whether pursuant to a long-form registration statement or a short-form registration, and pay all expenses, other than underwriting discounts and commissions, related to such registrations and (b) after the earlier of the fifth anniversary of the completion of the Acquisition or completion of an initial public offering by us, OfficeMax has the right to demand that we effect (1) seven registrations of its equity interests on a long-form registration statement and pay all expenses, other than underwriting discounts and commissions, related to any two of such registrations (with OfficeMax paying all expenses relating to the other five of such registrations) and (2) an unlimited number of registrations of its equity interests on a short-form registration statement and pay all expenses, other than underwriting discounts and commissions, related to such registrations. In addition, FPH and OfficeMax have the right to participate in registrations of our equity interests effected by us, whether such registrations relate to an offering by us or by our stockholders.

  Acquisition Fees

          At the closing of the Acquisition, Madison Dearborn received a fee of $40 million. Madison Dearborn may be paid additional fees from time to time in the future for providing management, consulting or advisory services and will be reimbursed for all future expenses incurred in connection with its investment in us.

Relationship Between Us and Boise Land & Timber Holdings Corp.

          Prior to the Timberlands Sale, FPH operated our business and the timberlands operations through two direct, majority-owned subsidiaries. The timberlands operations supplied timber to us at prices that approximated market prices. Our fiber purchases from the timberlands operations were $120.0 million and $17.6 million during 2004 and the three months ended March 31, 2005, respectively, and were reflected as "fiber costs from related parties" in our statement of income. These sales, as well as the allocation of certain corporate, overhead and labor costs, were reflected through the adjustment of an intercompany note. See "—Loans Between Us and Boise Land & Timber Corp.," Note 11 to our audited consolidated financial statements and Note 9 to our unaudited consolidated financial statements, in each case included in this prospectus.

  Loans Between Us and Boise Land & Timber Corp.

          In connection with the Acquisition, our subsidiary, Boise Cascade, L.L.C., loaned $164 million to Boise Land & Timber Corp., a subsidiary of Boise Land & Timber Holdings Corp., a sister corporation that is majority-owned by FPH. This loan bore interest at a rate of 6% per annum. The principal amount of the loan was adjusted from time to time to reflect the payments between these companies for allocated costs and expenses. This loan had a balance, including accrued interest, of $159.5 million on February 4, 2005 and was repaid from the proceeds of the Timberlands Sale.

          In connection with the Timberlands Sale, Boise Land & Timber Corp. loaned Boise Cascade, L.L.C. $264.8 million of the proceeds from such sale to make a mandatory repayment of indebtedness under our senior credit facilities. This note bears interest at 8% per annum, compounded semi-annually, is subject to adjustment based on transactions between the two entities.

  Timberlands Sale

          On February 4, 2005, we and Boise Land & Timber Corp., a subsidiary of Boise Land & Timber Holdings Corp., completed the Timberlands Sale to entities controlled by Forest Capital Partners, LLC, an unaffiliated private equity investment firm, for an aggregate purchase price of $1,650 million, with net cash proceeds of $1,632 million after fees and expenses. The purchase and sale agreement entered into in connection with the Timberlands Sale contains customary representations, warranties and covenants, including an obligation by us and Boise Land & Timber Corp. to indemnify the purchasers for breaches of representations, warranties and covenants. Our indemnification obligations, with certain exceptions, survive until February 4, 2006 and are subject to a deductible of $16.5 million and an aggregate cap of $100.0 million. In addition, the purchasers have agreed that, if the events giving rise to an indemnification claim against us and Boise Land & Timber Corp. also give rise to an indemnification claim against OfficeMax under OfficeMax's indemnification obligations arising from its sale of the timberlands operations, the purchasers will pursue remedies directly and exclusively against OfficeMax. In connection with the foregoing, FPH assigned to the purchasers all of its rights to indemnification by OfficeMax with respect to the timberlands operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Effects of the Acquisition—Wood Fiber Supply."

          We received an aggregate of $408.8 million in connection with the Timberlands Sale, including $159.5 million paid by Boise Land & Timber Corp. in satisfaction of a note issued to us concurrently with the Acquisition and $264.8 million in the form of a loan from Boise Land & Timber Corp. We used all of these amounts to reduce amounts outstanding under our Tranche B term loan. Boise Land & Timber Corp. used the remaining $1,225.0 million of the proceeds to repay in full its Tranche C term loan.

Amended and Restated Going Public Agreement

          We, along with FPH, Boise Land & Timber Holdings Corp. and OfficeMax, entered into an Amended and Restated Going Public Agreement pursuant to which the parties acknowledged the proposed plan of reorganization described in "Our Corporate Structure—Reorganization as a Corporation," including, among other things, our conversion to a corporation and our repurchase of our preferred stock using the net proceeds from an initial public offering of our Class A common stock, which has not been completed.

DESCRIPTION OF SENIOR CREDIT FACILITIES

  General

          In connection with the Acquisition, we entered into term loan and revolving credit facilities, which we refer to as our senior credit facilities, with JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc. and Lehman Brothers Inc. as joint-lead arrangers and joint book-runners and Lehman Commercial Paper Inc. as syndication agent. Under the term loan facilities, Boise Cascade, L.L.C., one of our direct subsidiaries, borrowed a seven-year tranche B term loan in a principal amount of $1,330.0 million and Boise Land & Timber Corp., a sister corporation, borrowed a six-year tranche C term loan in a total principal amount of $1,225.0 million. In February 2005, Boise Land & Timber Corp. repaid in full the tranche C term loan from the proceeds of the Timberlands Sale. Also in February 2005, Boise Cascade, L.L.C. prepaid $412.0 million of the tranche B term loan with the amounts it received from Boise Land & Timber Corp. as a loan and as a repayment of an existing loan, as well as a modest amount of cash on hand. Boise Cascade, L.L.C. is the borrower under the six-year revolving credit facility, which has a principal amount of up to $400.0 million, available for general corporate purposes, subject to certain conditions.

  Guarantees and Security Interests

          The obligations under our senior credit facilities and any interest rate protection and other permitted hedging arrangements and overdrafts resulting from cash management arrangements, in each case entered into with one of the lenders under our senior credit facilities, are jointly and severally guaranteed by us and by each of our existing or subsequently organized domestic subsidiaries, which we refer to collectively as Guarantors.

          Our borrowings under our senior credit facilities and the guarantees described above are (subject to limited exclusions) secured by:

  •
  a perfected first priority pledge of all of the capital stock or other equity interest of each of our subsidiaries (which pledge, in the case of voting equity of any foreign subsidiaries, is 65% of the voting equity of first-tier foreign subsidiaries); and

  •
  a perfected first priority security interest in, and mortgages on, substantially all of our and the Guarantors' tangible and intangible assets (including accounts, chattel paper, deposit accounts, instruments, letter of credit rights, inventory, equipment, commercial tort claims, intellectual property, intercompany indebtedness, general intangibles, real property), cash and proceeds of the foregoing.

  Interest Rates and Fees

          As of March 31, 2005, borrowings under our senior credit facilities bore interest, at our option, at either, in the case of the revolving credit facility, Adjusted LIBOR plus an interest rate spread based upon our leverage ratio, ranging from 1.50% to 2.25%, or the alternate base rate plus an interest rate spread based upon our leverage ratio, ranging from 0.50% to 1.25%, and, in the case of the tranche B term loan, Adjusted LIBOR plus 2.25% or the alternate base rate plus 1.25%. Adjusted LIBOR is the rate appearing on Page 3750 of the Dow Jones Market Service, plus statutory reserve requirements. Our credit agreement defines the alternate base rate as the higher of (1) the prime rate announced by JPMorgan Chase Bank, N.A. or (2) the federal funds effective rate plus 0.50%.

          Letters of credit are subject to a 0.25% fronting fee, payable to the issuing bank, and a fee payable to the lenders equal to the product of the margin applicable to Adjusted LIBOR borrowings under our revolving credit facility multiplied by the daily average amount available for drawing under the letters of credit. In addition, the senior credit facilities provide for an annual administration fee to be paid to the administrative agent, and a commitment fee of 0.50% per annum on the average daily unused amount under the revolving credit facility to be paid to the lenders.

  Mandatory and Optional Repayment

          Subject to certain exceptions and limitations, including, under some circumstances, for reinvestment of proceeds, under the debt covenants in effect as of March 31, 2005, we were required to prepay outstanding term loans under our senior credit facilities with 50% of our excess cash flow (as defined in our credit agreement), 100% of the net cash proceeds of certain asset dispositions, 100% of casualty or condemnation proceeds, 100% of the net cash proceeds of issuances of debt (other than debt permitted to be outstanding under our credit agreement) and 50% of the net cash proceeds of certain issuances of equity. We obtained consent from the lenders, under an amendment and restatement of our senior credit facilities, to permit the use of the equity proceeds as described in this prospectus and to permit future dividend payments on our common stock. See "—Amendment and Restatement."

          We may voluntarily prepay loans or reduce commitments under our senior credit facilities at any time, in whole or in part, subject to minimum amounts. If we prepay Eurodollar loans at any time other than at the end of an applicable interest period, we will be required to reimburse lenders for their redeployment costs.

  Covenants

          Our senior credit facilities contain negative and affirmative covenants affecting us and each of our existing and future direct and indirect subsidiaries, with certain exceptions as set forth in the credit agreement. Our senior credit facilities contain, among others, the following negative covenants and restrictions: limitations on indebtedness, preferred stock, dividends and other restricted junior payments, redemptions and repurchases of capital stock, liens and sale-leaseback transactions, loans and investments, mergers, consolidations, liquidations, recapitalizations, acquisitions and asset sales, transactions with affiliates, changes in business conducted, amendments of debt and other material agreements, prohibitions on certain debt prepayments and redemptions and repurchases of interest rate swap agreements. Our senior credit facilities also require us and our existing and future direct and indirect wholly-owned subsidiaries, with certain exceptions set forth in our credit agreement, to meet certain financial covenants and ratios, in particular a leverage ratio, an interest coverage ratio and a limitation on capital expenditures.

          Our senior credit facilities contain, among others, the following affirmative covenants: delivery of financial and other information to the administrative agent, notice to the administrative agent of the occurrence of certain material events, maintenance of corporate existence and rights, payment of obligations, maintenance of properties and insurance, access to books and properties by the lenders, compliance with laws, further assurances, payment of taxes and maintenance of interest rate protection agreements.

  Events of Default

          Our senior credit facilities specify certain events of default, including: failure to pay principal, interest or other amounts, violation of covenants, inaccuracy of representations and warranties, cross events of default and cross accelerations to other material indebtedness, certain bankruptcy and insolvency events, certain ERISA events, certain undischarged judgments, change of control, failure to maintain liens on the collateral and invalidity of guarantees or security or other loan documents.

  Amendment and Restatement

          On April 18, 2005, we amended and restated our senior credit facilities, which now consist of a $840.0 million Tranche D term loan and a $475.0 million revolving credit facility. Under the terms of our amended and restated credit agreement, until such time as the senior credit facilities are rated BB or better by S&P and Ba2 or better by Moody's, borrowings under the Tranche D term loan bear interest at the following rates:

  •
  in the case of alternate base rate loans, the alternate base rate plus 0.75% per annum; and

  •
  in the case of Eurodollar loans, adjusted LIBOR plus 1.75% per annum.

After such time as the senior credit facilities are rated BB or better by S&P and Ba2 or better by Moody's, borrowings under the Tranche D term loan will bear interest at the following rates:

  •
  in the case of alternate base rate loans, the alternate base rate plus 0.50% per annum; and

  •
  in the case of Eurodollar loans, adjusted LIBOR plus 1.50% per annum.

We are required to make scheduled principal payments on the Tranche D term loan in the amount of approximately $6.3 million in 2005, $8.4 million in each of 2006 through 2009 and $6.3 million in 2010. The Tranche D term loan will mature on October 28, 2011. The maturity and interest rate on our revolving credit facility did not change as a result of this amendment and restatement.

          Furthermore, the amended and restated senior credit facilities permit the payment of dividends in an amount not to exceed the sum of:

  •
  50% of our consolidated net income since October 29, 2004 (or, in the case such consolidated net income is a deficit, minus 100% of such deficit); plus

  •
  50% of the net proceeds received by us from the issuance or sale of capital stock, subject to certain exceptions.

          Notwithstanding such restrictions, the amended and restated senior credit facilities permit us to declare and pay dividends in an aggregate amount of $35.0 million, whether or not the foregoing formula would permit the declaration and payment of dividends. The payment of dividends pursuant to this exception would, however, reduce the amount of dividends that could be paid pursuant to the formula described above.

DESCRIPTION OF NOTES

          On October 29, 2004, Boise Cascade, L.L.C. and Boise Cascade Finance Corporation issued the Senior Floating Rate Notes due 2012 (the "Senior Notes") and the Senior Subordinated Notes due 2014 (the "Senior Subordinated Notes", and together with the Senior Notes, the "Notes") under an Indenture (the "Indenture") among themselves, the Note Guarantors and U.S. Bank National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

          The Senior Notes and the Senior Subordinated Notes are two separate series of Notes under the Indenture for purposes of, among other things, payments of principal and interest, Events of Default and consents to amendments to the Indenture and the Notes.

          Certain terms used in this description are defined under the subheading "—Certain definitions". In this description, (i) the term "Boise LLC" refers only to Boise Cascade, L.L.C. and not to any of its subsidiaries, (ii) the term "Boise Finance" refers to Boise Cascade Finance Corporation, a Wholly Owned Subsidiary of Boise LLC with nominal assets which conducts no operations, (iii) the term "Issuers" and the terms "we" and "our" refer to Boise LLC and Boise Finance, as co-issuers of the Notes, (iv) the term "Boise Holdings" refers to Boise Cascade Holdings, L.L.C., which owns all of the outstanding Capital Stock of Boise LLC, and not to any of its Subsidiaries, (v) the term "Timber Holdings" refers to Boise Land & Timber Holdings Corp., a corporation under common control with Boise Holdings, and not to any of its Subsidiaries, and (vi) the term "Timber" refers to Boise Land & Timber Corp., a Wholly Owned Subsidiary of Timber Holdings, and not to any of its Subsidiaries. Each of Boise Holdings and Timber Holdings are majority owned and controlled by Forest Products Holdings, L.L.C., which is referred to herein as the "Parent".

          The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreements. We urge you to read the Indenture and the Registration Rights Agreements because they, not this description, define your rights as Holders of these Notes. You may request copies of these agreements at our address set forth under the heading "Where you can find more information".

Brief description of the notes

          These Notes:

  •
  are, in the case of the Senior Notes, unsecured senior obligations of the Issuers and, in the case of the Senior Subordinated Notes, unsecured senior subordinated obligations of the Issuers;

  •
  are, in the case of the Senior Subordinated Notes, subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers (including the Senior Notes);

  •
  are senior in right of payment to any existing and future Subordinated Obligations of the Issuers (which, in the case of the Senior Notes, includes the Senior Subordinated Notes);

  •
  are guaranteed, in the case of the Senior Notes, on a senior basis and, in the case of the Senior Subordinated Notes, on senior subordinated basis, by each Note Guarantor; and

  •
  are subject to registration with the SEC pursuant to the Registration Rights Agreements.

Principal, maturity and interest

Senior Notes

          The Issuers will issue the Senior Notes initially with a maximum aggregate principal amount of $250.0 million. The Issuers will issue the Senior Notes in denominations of $2,000 and any integral multiple of $1,000. The Senior Notes will mature on October 15, 2012. Subject to our compliance with the covenant described under the subheading "—Certain covenants—Limitation on indebtedness", we are permitted to issue more Senior Notes from time to time under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Senior Notes being offered hereby in an unlimited additional aggregate principal amount (the "Additional Senior Notes"). The Senior Notes and the Additional Senior Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of notes," references to the Senior Notes include any Additional Senior Notes actually issued.

          Interest on the Senior Notes will accrue at a rate per annum, reset quarterly, equal to LIBOR plus 2.875%, as determined by the calculation agent (the "Calculation Agent"), which shall initially be the Trustee. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Senior Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on January 15, 2005. We will make each interest payment to the Holders of record of the Senior Notes on the immediately preceding January 1, April 1, July 1 and October 1. Interest on the Senior Notes will accrue from the date of original issuance.

          The amount of interest for each day that the Senior Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Senior Notes. The amount of interest to be paid on the Senior Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

          The interest rate on the Senior Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

          The Calculation Agent will, upon the request of any Holder of Senior Notes, provide the interest rate then in effect with respect to the Senior Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuers, the Guarantors and the Holders of the Senior Notes.

          Additional interest may accrue on the Senior Notes in certain circumstances pursuant to the Registration Rights Agreement to be entered into with respect to that series of Notes.

Senior Subordinated Notes

          The Issuers will issue the Senior Subordinated Notes initially with a maximum aggregate principal amount of $400.0 million. The Issuers will issue the Senior Subordinated Notes in denominations of $2,000 and any integral multiple of $1,000. The Senior Subordinated Notes will mature on October 15, 2014. Subject to our compliance with the covenant described under the subheading "—Certain covenants—Limitation on indebtedness", we are permitted to issue more

Senior Subordinated Notes from time to time under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Senior Subordinated Notes being offered hereby in an unlimited additional aggregate principal amount (the "Additional Senior Subordinated Notes" and, together with any Additional Senior Notes, the "Additional Notes"). The Senior Subordinated Notes and the Additional Senior Subordinated Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of notes", references to the Senior Subordinated Notes include any Additional Senior Subordinated Notes actually issued.

          Interest on the Senior Subordinated Notes will accrue at the rate of 7 1/8% per annum, and will be payable semiannually in arrears on April 15 and October 15, commencing on April 15, 2005. We will make each interest payment to the Holders of record of the Senior Subordinated Notes on the immediately preceding April 1 and October 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

          Interest on the Senior Subordinated Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          Additional interest may accrue on the Senior Subordinated Notes in certain circumstances pursuant to the Registration Rights Agreement to be entered into with respect to that series of Notes.

Optional redemption

Senior Notes

          Optional redemption.    We will be entitled at our option at any time and from time to time to redeem all or a portion of the Senior Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2004	103.000%
2005	102.000%
2006	101.000%
2007 and thereafter	100.000%

Senior Subordinated Notes

          Optional redemption on and after October 15, 2009.    On and after October 15, 2009, we will be entitled at our option (subject to our compliance with the covenant described under the heading "—Certain covenants—Limitation on restricted payments") to redeem all or a portion of the Senior Subordinated Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2009	103.563%
2010	102.375%
2011	101.188%
2012 and thereafter	100.000%

          Optional redemption with proceeds of equity offerings.    Prior to October 15, 2007, we will be entitled at our option (subject to our compliance with the covenant described under the heading "—Certain covenants—Limitation on restricted payments") on one or more occasions to redeem Senior Subordinated Notes (including Additional Senior Subordinated Notes, if any) in an aggregate principal amount (together with the principal amount of Senior Subordinated Notes, if any, redeemed with Timberlands Proceeds as provided in the following paragraph) not to exceed 40% of the aggregate principal amount of the Senior Subordinated Notes (including Additional Senior Subordinated Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 107.125%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

  (1)
  at least 60% of such aggregate principal amount of Senior Subordinated Notes (including Additional Senior Subordinated Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Senior Subordinated Notes held, directly or indirectly, by the Issuers or their Affiliates); and

  (2)
  each such redemption occurs within 90 days after the date of the related Equity Offering.

          Optional redemption with timberlands proceeds.    Prior to October 15, 2007, we would have been entitled at our option (subject to our compliance with the covenant described under the heading "—Certain covenants—Limitation on restricted payments") on one or more occasions to redeem Senior Subordinated Notes (including Additional Senior Subordinated Notes, if any), in an aggregate principal amount (together with the principal amount of Senior Subordinated Notes, if any, redeemed with the proceeds of Equity Offerings as provided in the preceding paragraph) not to exceed 40% of the aggregate principal amount of the Senior Subordinated Notes (including Additional Senior Subordinated Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 107.125%, plus accrued and unpaid interest to the redemption date, with up to 50% of Timberlands Proceeds received after the Issue Date (taken together with all other Timberlands Proceeds received after the Issue Date) in excess of $1,650.0 million in the aggregate, less, without duplication, the amount of any such Timberlands Proceeds applied pursuant to clause (a)(3)(C) of the covenant described under "—Certain covenants—Limitation on sales of assets and subsidiary stock", or used to make Restricted Payments pursuant to the covenants described under "—Certain covenants—Limitation on sales of assets and subsidiary stock" and clause (b)(13) of "—Certain covenants—Limitation on restricted payments"; provided, however, that

  (1)
  at least 60% of such aggregate principal amount of Senior Subordinated Notes (including Additional Senior Subordinated Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Senior Subordinated Notes held, directly or indirectly, by the Issuers or their Affiliates); and

  (2)
  each such redemption occurs within 90 days after the date of the related receipt of Timberlands Proceeds.

Make-whole redemption

          Prior to October 15, 2009, we will be entitled (subject to our compliance with the covenant described under the heading "—Certain covenants—Limitation on restricted payments") on one or more occasions to redeem all or a portion of the Senior Subordinated Notes (which includes Additional Senior Subordinated Notes, if any) upon not less than 30 nor more than 60 days' notice at a redemption price equal to the sum of:

  (1)
  100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); plus

  (2)
  the applicable Make-Whole Amount, if any.

          The term "Make-Whole Amount" shall mean, in connection with any optional redemption of any Senior Subordinated Note, the greater of (1) 1.0% of the principal amount of such Senior Subordinated Note and (2) the excess, if any, of (A) the aggregate present value as of the date of such redemption of the redemption price of such Senior Subordinated Note on October 15, 2009 (as set forth in the table above under "—Optional redemption—Senior Subordinated Notes—Optional redemption on and after October 15, 2009") and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such Senior Subordinated Note through October 15, 2009 if such redemption had not been made, determined by discounting, on a semiannual basis, such redemption price and interest at the Treasury Rate (determined on the business day preceding the date of such redemption) plus 0.5%, from the respective dates on which such redemption price and interest would have been payable if such redemption had not been made, over (B) the principal amount of the Senior Subordinated Note being redeemed.

          "Treasury Rate" means, in connection with the calculation of any Make-Whole Amount with respect to any Senior Subordinated Note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled by and published in the most recent Statistical Release that has become publicly available at least two business days prior to the redemption date, equal to the period from the redemption date to October 15, 2009. If no maturity exactly corresponds to such period, yields for the published maturities occurring prior to and after such maturity most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

          "Statistical Release" means the statistical release "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by the Trustee.

Selection and notice of redemption

          If we are redeeming less than all the Notes of a series at any time, the Trustee will select Notes of that series on a pro rata basis to the extent practicable.

          We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

          If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory redemption; offers to purchase; open market purchases

          We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "—Change of control" and "Certain covenants—Limitation on sales of assets and subsidiary stock". We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

          The Note Guarantors will jointly and severally Guarantee, on a senior basis, in the case of the Senior Notes, and on a senior subordinated basis, in the case of the Senior Subordinated Notes, our obligations under these Notes. The obligations of each Subsidiary Guarantor and each Cross Guarantor under its Note Guaranty will be limited as necessary to prevent that Note Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors".

          Each Note Guarantor that makes a payment under its Note Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Note Guarantor in an amount equal to such other Note Guarantor's pro rata portion of such payment based on the respective net assets of all the Note Guarantors at the time of such payment determined in accordance with GAAP.

          If a Subsidiary Guaranty or Cross Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Note Guarantor, and, depending on the amount of such indebtedness, such a Note Guarantor's liability on its Note Guaranty could be reduced to zero. See "Risk factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors".

          Neither the Timber LLCs nor any other Subsidiary of Timber Holding or Boise Holdings who is properly designated an Unrestricted Subsidiary in the future pursuant to the terms of the Indenture will provide Guarantees of the Notes. In addition, none of our Foreign Subsidiaries will provide Guarantees of the Notes as of the Issue Date, and such Foreign Subsidiaries (and any future Foreign Subsidiaries) will only be required to provide Guarantees of the Notes in the future in the unlikely event that such Subsidiaries also provide Guarantees under any Credit Agreement.

          Pursuant to the Indenture, (A) a Subsidiary Guarantor or Cross Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Certain covenants—Merger and consolidation" and (B) the Capital Stock of a Subsidiary Guarantor or Cross Guarantor may be sold or otherwise disposed of to another Person to the extent described below under "—Certain covenants—Limitation on sales of assets and subsidiary stock"; provided, however, that, in the case of a consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor or Cross Guarantor, if such other Person is not Boise LLC or a Note Guarantor, such Subsidiary Guarantor's or Cross

Guarantor's obligations under its Note Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

  (1)
  the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or Cross Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor or a Cross Guarantor, following which (i) if such Subsidiary Guarantor or Cross Guarantor (other than Timber Holdings) is not a Timberlands Entity, such Subsidiary Guarantor or Cross Guarantor is no longer a Subsidiary of Boise Holdings or Timber Holdings or (ii) if such Subsidiary Guarantor or Cross Guarantor is a Timberlands Entity, none of Boise Holdings, Timber Holdings or any of their respective Restricted Subsidiaries or, in the case of Timber Holdings, Parent, owns any Capital Stock of such Subsidiary Guarantor or Cross Guarantor; or

  (2)
  the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor or such a Cross Guarantor;

in each case other than to Boise LLC or an Affiliate of Boise LLC and as permitted by the Indenture and if in connection therewith the Issuers provide an Officers' Certificate to the Trustee to the effect that the Issuers and each of Boise Holdings and Timber Holdings will comply with their obligations under the covenant described under "—Limitation on sales of assets and subsidiary stock" in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Note Guaranty will be released automatically from its obligations thereunder.

          The Subsidiary Guaranty of a Subsidiary Guarantor and the Cross Guaranty of a Cross Guarantor also will be released:

  (1)
  upon the designation of such Subsidiary Guarantor or Cross Guarantor as an Unrestricted Subsidiary;

  (2)
  at such time as such Subsidiary Guarantor or Cross Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor or Cross Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under "—Certain covenants—Future guarantors" (other than the Senior Subordinated Notes, the Senior Notes and Guarantees thereof, as the case may be) and such Subsidiary Guarantor or Cross Guarantor is not a Timberlands Entity; or

  (3)
  if we exercise our legal defeasance option or our covenant defeasance option as described under "—Defeasance" (solely with respect to Guaranties of the Senior Subordinated Notes), or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

          Notwithstanding the foregoing two paragraphs, in the event of any sale, transfer or other disposition of a Timberlands Parent Entity (or its Capital Stock), such Timberlands Parent Entity's obligations under its Note Guaranty will not be released unless (i) at the time of such sale, transfer or other disposition such Timberlands Parent Entity and its Restricted Subsidiaries do not own or control any material assets or operations other than Timberlands Assets, (ii) the Net Available Cash from such sale, transfer or other disposition is concurrently contributed to Boise Holdings as common equity (a "Timberlands Contribution"), except to the extent such Net Available Cash is then distributable pursuant to clause (b)(13) of the covenant described under "—Certain covenants—Limitation on restricted payments" (in which case any such Net Available Cash not so contributed shall be deemed to have been contributed as a Timberlands Contribution to Boise Holdings and distributed as a dividend pursuant to such clause (b)(13)) and (iii) the proceeds of such Timberlands Contribution are applied as Timberlands Proceeds in accordance with "Certain covenants—Limitations on sales of assets and subsidiary stock."

Ranking

Senior indebtedness versus notes

          The payment of the principal of, premium, if any, and interest on the Senior Subordinated Notes and the payment of any Note Guaranty of the Senior Subordinated Notes will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Issuers or the relevant Note Guarantor, as the case may be, including the obligations of the Issuers and the Note Guarantors under any Credit Agreement and the Senior Notes. The indebtedness evidenced by the Senior Notes and the Note Guarantees of the Senior Notes will be unsecured and will rank pari passu in right of payment to any other Senior Indebtedness of the Issuers and the Note Guarantors, as the case may be.

          As of March 31, 2005:

  (1)
  the Issuers' Senior Indebtedness was approximately $1,168.0 million, including $918.0 million of Secured Indebtedness, all of which Senior Indebtedness, in the case of Boise LLC, consists of its secured borrowings and its secured Guarantee under the Credit Agreement and its unsecured obligations in respect of the Senior Notes and, in the case of Boise Finance, consists of its secured Guarantee under the Credit Agreement and its unsecured obligations in respect of the Senior Notes;

  (2)
  the Senior Indebtedness of the Subsidiary Guarantors was approximately $1,168.0 million. Substantially all of the Senior Indebtedness of the Subsidiary Guarantors consists of secured Guarantees of Indebtedness under the Credit Agreement and unsecured Guarantees in respect of the Senior Notes;

  (3)
  the Senior Indebtedness of the Cross Guarantors was approximately $1,168.0 million. Substantially all of the Senior Indebtedness of the Cross Guarantors consists of secured Guarantees of or secured borrowings under the Credit Agreement and unsecured Guarantees in respect of the Senior Notes; and

  (4)
  the Senior Indebtedness of the Parent Guarantor was approximately $1,168.0 million. All of the Senior Indebtedness of the Parent Guarantor consists of its secured Guarantee of Indebtedness under the Credit Agreement and its unsecured Guarantee of the Senior Notes.

          As of March 31, 2005, on a pro forma basis, an additional $402.9 million of Secured Indebtedness was available for borrowing under the revolving facility under the Credit Agreement.

          The Notes are unsecured obligations of the Issuers. Secured debt and other secured obligations of the Issuers (including obligations with respect to any Credit Agreement) will be effectively senior to the Senior Notes to the extent of the value of the assets securing such debt or other obligations.

          Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Note Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain covenants—Limitation on indebtedness".

Liabilities of subsidiaries and cross guarantors versus notes

          All of the operations of Boise Holdings and Timber Holdings are conducted through their Subsidiaries. As described above under "—Guarantees", Subsidiary Guaranties and Cross Guaranties may be released under certain circumstances. In addition, future Subsidiaries of Boise Holdings and Timber Holdings may not be required to Guarantee the Notes. Although the Indenture limits the incurrence of Indebtedness and preferred stock by Boise Holdings and certain of its Subsidiaries and by Timber Holdings and certain of its Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such entities of liabilities that are not considered Indebtedness under the Indenture. See "—Certain covenants—Limitation on indebtedness".

          Not all of the Subsidiaries of Boise Holdings and Timber Holdings will Guarantee the Notes. Unrestricted Subsidiaries will not be Guarantors, and no Foreign Subsidiaries will be Guarantors as of the Issue Date. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the creditors of Boise LLC, including Holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries. Boise Finance currently conducts no operations and has no Subsidiaries.

          As of the date of the Indenture, the Timber LLCs will be designated by the Issuers as "Unrestricted Subsidiaries." See "Certain relationships and related transactions" for a description of these entities. In addition, as described in the definition of "Unrestricted Subsidiary," any of the Subsidiaries of Boise Holdings (other than the Issuers) and Timber Holdings may be designated as "Unrestricted Subsidiaries" if certain conditions are satisfied. The effect of designating a Subsidiary as an "Unrestricted Subsidiary" is that:

  (1)
  an Unrestricted Subsidiary will not be subject to the restrictive covenants in the Indenture;

  (2)
  a Subsidiary that has previously been a Note Guarantor and that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture will be released from its Note Guaranty and its obligations under the Indenture and the Registration Rights Agreements; and

  (3)
  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will generally not be consolidated with those of Boise Holdings and Timber Holdings for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

          As of March 31, 2005, the total Indebtedness and other liabilities of the non-guarantor Subsidiaries (including the Unrestricted Subsidiaries) was approximately $28.3 million, all of which was effectively senior to the Notes with respect to the assets of such non-guarantor Subsidiaries. The Timber LLCs, which are the only Unrestricted Subsidiaries as of the Issue Date, have no operations other than their participation in the letter of credit or guaranty transactions described under "Certain relationships and related transactions," and have no assets other than the collateral notes acquired in connection with such transactions. In addition, the Timber LLCs will not be consolidated with Timber Holdings or Boise Holdings for financial reporting purposes.

Other senior subordinated indebtedness versus Senior Subordinated Notes

          Only Indebtedness of the Issuers and the Note Guarantors that is Senior Indebtedness will rank senior to the Senior Subordinated Notes and the relevant Note Guaranties of the Senior

Subordinated Notes in accordance with the provisions of the Indenture. The Senior Subordinated Notes and each Note Guaranty of the Senior Subordinated Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuers and the relevant Note Guarantor, respectively.

          In respect of the Senior Subordinated Notes, we and the Note Guarantors will agree in the Indenture that we and they will not Incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Note Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the applicable Person. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Secured Indebtedness as subordinated or junior to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Senior Subordinated Notes

          We are not permitted to pay principal of, premium, if any, or interest on the Senior Subordinated Notes or make any deposit in respect of the Senior Subordinated Notes pursuant to the provisions described under "—Defeasance" below and may not purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, "pay the Senior Subordinated Notes") if either of the following occurs (a "Payment Default"):

  (1)
  any Obligation on any Designated Senior Indebtedness of the Issuers is not paid in full in cash when due; or

  (2)
  any other default on Designated Senior Indebtedness of the Issuers occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Senior Subordinated Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

          During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Issuers pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Senior Subordinated Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice, and all other defaults on such Designated Senior Indebtedness, if any, are cured, waived or otherwise no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

          Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Issuers during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of Indebtedness under any Credit Agreement), a Representative of holders of Indebtedness under any Credit Agreement may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

          Upon any payment or distribution of the assets of Boise LLC or Boise Finance upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to Boise LLC or Boise Finance or their respective property:

  (1)
  the holders of Senior Indebtedness of Boise LLC or Boise Finance, as the case may be, will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the Senior Subordinated Notes are entitled to receive any payment;

  (2)
  until the Senior Indebtedness of Boise LLC or Boise Finance, as the case may be, is paid in full in cash, any payment or distribution to which Holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of Senior Subordinated Notes may receive certain Capital Stock and subordinated debt obligations; and

  (3)
  if a distribution is made to Holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Senior Subordinated Notes are required to hold it in trust for the holders of Senior Indebtedness of Boise LLC or Boise Finance, as the case may be, and pay it over to them as their interests may appear.

          The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuers to pay interest or principal with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuers or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Issuers or the Representative of such Designated Senior Indebtedness of the acceleration. If any Designated Senior Indebtedness of the Issuers is outstanding, neither the Issuers nor any Note Guarantor may pay the Senior Subordinated Notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness of the Issuers receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the Indenture otherwise permits payment at that time.

          The obligations of a Note Guarantor under its Note Guaranty of the Senior Subordinated Notes are senior subordinated obligations. As such, the rights of such Noteholders to receive payment by a Note Guarantor pursuant to a Note Guaranty of the Senior Subordinated Notes will be subordinated in right of payment to the rights of holders of Senior Indebtedness of the applicable Note Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuers' obligations under the Senior Subordinated Notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under the applicable Note Guaranty of the Senior Subordinated Notes.

          By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuers or a Note Guarantor who are holders of Senior Indebtedness of the Issuers or a Note Guarantor, as the case may be, may recover more, ratably, than the Holders of the Senior Subordinated Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Senior Subordinated Notes.

          The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under "—Defeasance".

Registration rights

          We and the Note Guarantors entered into Registration Rights Agreements with the Initial Purchasers on the Issue Date. In these agreements, we agreed for the benefit of the Holders of each series of the Notes that we would use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange each series of the Notes for an issue of SEC-registered notes (the "Exchange Notes") with terms identical to such series of the Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

          When the SEC declares the exchange offer registration statement effective, we will offer a series of Exchange Notes in return for each series of Notes. Each exchange offer will remain open for at least 20 business days after the date we mail notice of such exchange offer to Holders. For each Note surrendered to us under an exchange offer, the Holder will receive an Exchange Note of equal principal amount. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the applicable series of Notes or, if no interest has been paid on the applicable series of Notes, from the Issue Date. If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of each series of the Notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all Notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each Holder copies of a prospectus, notify each Holder when the shelf registration statement has become effective and take certain other actions to permit resales of each series of the Notes. A Holder that sells Notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the applicable Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

          If an exchange offer with respect to a series of Notes is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 270 days after the Issue Date, the annual interest rate borne by such series of the Notes will be increased by .50% per annum for the first 90-day period immediately following such date and by an additional .50% per annum to a maximum additional rate of 1.0% per annum thereafter until the exchange offer is completed or the shelf registration statement is declared effective.

          If we effect the exchange offers, we will be entitled to close the exchange offers 20 business days after their commencement, provided that we have accepted all Notes of the applicable series validly surrendered in accordance with the terms of an exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate otherwise provided for in this prospectus and will be subject to all the terms and conditions specified in the Indenture, including transfer restrictions.

          This summary of the provisions of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, copies of which are available from us upon request.

Change of control

          Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Issuers repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating beneficial ownership for purposes of this clause, such person shall be deemed to have "beneficial ownership" of all securities that person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent, Boise Holdings or, at any time that Timber Holdings owns or controls, together with its Restricted Subsidiaries, any material assets or operations other than Timberlands Assets, Timber Holdings;

  (2)
  Boise Holdings ceases to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 51% of the aggregate of the total voting power of the Voting Stock of each of the Issuers;

  (3)
  the first day on which a majority of the members of the Board of Directors of the Parent, Boise Holdings or, at any time that Timber Holdings owns or controls, together with its Restricted Subsidiaries, any material assets or operations other than Timberlands Assets, Timber Holdings, are not Continuing Directors;

  (4)
  the adoption of a plan relating to the liquidation or dissolution of Boise Holdings, Timber Holdings or either Issuer; provided that the liquidation or dissolution of Timber Holdings shall not constitute a Change of Control if (i) all of the Timberlands Assets have been sold prior to such liquidation or dissolution, (ii) Timber Holdings and its Restricted Subsidiaries do not own or control any material assets or operations other than Net Available Cash from sales of Timberlands Assets immediately prior to such liquidation or dissolution and (iii) a Timberlands Contribution is made with any Net Available Cash from any sales or other dispositions of Timberlands Assets held by Timber Holdings at the time of such liquidation or dissolution (except to the extent such proceeds would then be distributable pursuant to clause (b)(13) of the covenant described under "—Certain covenants—Limitation on restricted payments", in which case any such proceeds shall be deemed to have been contributed as a Timberlands Contribution to Boise Holdings and distributed as a dividend pursuant to such clause (b)(13)); or

  (5)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Boise Holdings, Timber Holdings and the Restricted Subsidiaries on a Combined Consolidated Basis, in each case, to any "person" (as defined in clause (1) above) other than Boise Holdings, Timber Holdings, a Wholly Owned Subsidiary or a Permitted Holder (it being agreed that a sale of any or all of the Timberlands Assets by Timber Holdings or a Subsidiary of Timber Holdings or a sale of the Capital Stock of a Person which, together with its Restricted Subsidiaries, owns or controls no material assets or operations other than Timberlands Assets shall be deemed not to be a Change of Control pursuant to this clause (5)).

          Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

          We will not be required to make a Change of Control Offer with respect to a series of Notes following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes of such series validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all of such series of Notes has been given pursuant to the Indenture as described herein under the caption "—Optional redemption" or "—Make-whole redemption," unless and until there has been a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is a place for the Change of Control at the time of making of the Change of Control Offer.

          We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

          The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Parent, Boise Holdings, Timber Holdings and the Issuers and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. None of the Parent, Boise Holdings, Timber Holdings or the Issuers has the present intention to engage in a transaction involving a Change of Control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we or they could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Certain covenants—Limitation on indebtedness" and, with respect to the Senior Notes, "—Certain covenants—Limitation on liens" and "—Limitation on sale/leaseback transactions." Such restrictions can only be waived with respect to a series with the consent of the Holders of a majority in principal amount of the Notes of that series then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

          The Credit Agreement will prohibit us from purchasing any Notes upon a Change of Control prior to the maturity of the borrowings thereunder, and will also provide that the occurrence of certain change of control events would constitute a default thereunder. In the event that at the time of such Change of Control the terms of the Credit Agreement, in the case of the Senior Notes, or the terms of any Senior Indebtedness of the Issuers (including any Credit Agreement), in the case of the Senior Subordinated Notes, restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (1) repay in full all such Indebtedness or (2) obtain the requisite consents under the agreements governing such Indebtedness to permit the repurchase of the Notes. If we do not repay such Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time, would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Senior Subordinated Notes.

          Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

          The definition of "Change of Control" includes a disposition of all or substantially all assets. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Parent, Boise Holdings or Timber Holdings. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

          The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes of a series as a result of a Change of Control may be waived or modified with respect to that series with the written consent of the Holders of a majority in principal amount of the Notes of that series.

Certain covenants

          The Indenture contains covenants including, among others, those described below, with respect to each series of the Notes.

Fall-away of covenants with respect to Timber Holdings and its restricted subsidiaries.

          Except where the context otherwise requires, on or after the date of the sale of all of the Capital Stock of Timber Holdings in accordance with the covenant described under "—Limitation on sales of assets and subsidiary stock" and the release of the Note Guaranty of Timber Holdings in accordance with "—Guaranties" above (the "Timber Fall-away Date"), the following covenants, including without limitation the exceptions therefrom, shall no longer apply to Timber Holdings and its Subsidiaries and shall be construed as if the references to such entities were not contained therein.

Limitation on indebtedness

  (a)
  Boise Holdings and Timber Holdings will not, and will not permit any of their respective Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuers and the Note Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.

  (b)
  Paragraph (a) will not prohibit the Incurrence by Boise Holdings, Timber Holdings or their respective Restricted Subsidiaries, as the case may be, of any or all of the following Indebtedness:

  (1)
  Indebtedness Incurred by the Issuers and the Note Guarantors pursuant to any Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $2,955.0 million plus (in the case of any Refinancing) the aggregate amount of fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses Incurred in connection with the Refinancing, less(x) the sum of all permanent repayments of principal with respect to such Indebtedness pursuant to paragraph (a)(3)(A) and clause (ii) of the second paragraph of the covenant described under "—Limitation on sales of assets and subsidiary stock" and (y) the aggregate principal amount of Indebtedness Incurred under clause (15) of this paragraph (b) then outstanding;

  (2)
  Indebtedness owed to and held by Boise Holdings, Timber Holdings or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon (other than a transfer to Boise Holdings, Timber Holdings or a Restricted Subsidiary, including by means of a dividend or distribution by Boise Holdings or Timber Holdings directly or indirectly to the owners of its Capital Stock; provided that such owners of Capital Stock make a capital contribution of such intercompany Indebtedness or Capital Stock to the other of Boise Holdings or Timber Holdings, as applicable, immediately thereafter), (B) if an Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, (C) if a Note Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Note Guarantor with respect to its Note Guaranty and (D) on the Timber Fall-away Date any Indebtedness held by Timber Holdings or any of its Restricted Subsidiaries shall be deemed to constitute the Incurrence of such Indebtedness by the obligor thereon and shall not be permitted under this clause (2);

    (3)
    the Notes and the Exchange Notes (other than any Additional Notes);

    (4)
    Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

    (5)
    Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Boise Holdings, Timber Holdings or a Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Boise Holdings, Timber Holdings or a Restricted Subsidiary); provided that on the date of such acquisition and after giving pro forma effect thereto, Boise LLC would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

    (6)
    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5) or (19) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

    (7)
    Hedging Obligations that are Incurred for bona fide hedging purposes of Boise Holdings, Timber Holdings and their Restricted Subsidiaries; provided that such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which Boise Holdings, Timber Holdings or any of their Restricted Subsidiaries are exposed in the conduct of their business or the management of their liabilities (as determined by Boise Holdings', Timber Holdings' or such Restricted Subsidiary's principal financial officer in the exercise of his or her good faith business judgment);

    (8)
    obligations in respect of performance, bid and surety bonds and completion guarantees provided by or on behalf of Boise Holdings, Timber Holdings or any Restricted Subsidiary in the ordinary course of business;

    (9)
    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

    (10)
    Indebtedness consisting of the Note Guaranty of a Note Guarantor (including any Note Guaranty with respect to the Exchange Notes) and any Guarantee by Boise LLC or any Note Guarantor of Indebtedness (other than any Indebtedness Incurred by a Restricted Subsidiary that is not a Note Guarantor pursuant to clause (5), (15), (16) or (18) of this covenant) of Boise Holdings, Timber Holdings or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by Boise Holdings, Timber Holdings or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Senior Indebtedness of the borrower then any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Indebtedness of the Person Guaranteeing such Indebtedness and (ii) on the Timber Fall-away Date any Guarantee of Indebtedness of Timber Holdings and its Restricted

      Subsidiaries shall be deemed to constitute on Incurrence of such Guarantee by the obligor thereon and shall not be permitted under this clause (10);

    (11)
    the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

    (12)
    Indebtedness arising from agreements of Boise Holdings, Timber Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of Boise Holdings, Timber Holdings or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Boise Holdings, Timber Holdings and the Restricted Subsidiaries in connection with such disposition;

    (13)
    Indebtedness consisting of Guarantees of loans or other extensions of credit made to or on behalf of officers, directors, employees or consultants of Boise Holdings, Timber Holdings or a Restricted Subsidiary (other than officers, directors, employees or consultants of Madison Dearborn Partners, LLC and its Affiliates (other than officers, directors or employees of Boise LLC)) for the purpose of permitting such Persons to purchase Capital Stock of Boise Holdings, Timber Holdings or any direct or indirect parent of Boise Holdings or Timber Holdings, as the case may be, in an amount not to exceed $20.0 million at any one time outstanding;

    (14)
    Purchase Money Indebtedness Incurred by Boise Holdings, Timber Holdings or a Restricted Subsidiary, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (14) and then outstanding, does not exceed 5% of Total Assets at the date of determination;

    (15)
    Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to Boise Holdings, Timber Holdings or any other Restricted Subsidiary (except for Standard Securitization Undertakings); provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (15) and then outstanding does not exceed $2,955.0 million less (x) the aggregate principal amount of Indebtedness Incurred under clause (1) of this paragraph (b) and (y) the sum of all principal payments with respect to Indebtedness Incurred under clause (1) of this paragraph (b) pursuant to paragraph (a)(3)(A) and clause (ii) of the second paragraph of the covenant described under "—Limitation on sales of assets and subsidiary stock";

    (16)
    Indebtedness Incurred by a Foreign Subsidiary in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (16) and then outstanding, does not exceed $50.0 million;

    (17)
    Indebtedness of an Issuer or of any Note Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (17) and then outstanding, does not exceed $150.0 million;

    (18)
    Attributable Debt in an aggregate principal amount which, when taken together with all other Attributable Debt Incurred pursuant to this clause (18) and then outstanding, does not exceed $150.0 million; provided that on the date of each Incurrence of such Attributable Debt, after giving pro forma effect thereto the Consolidated Coverage Ratio would be greater than the Consolidated Coverage Ratio immediately prior to the Incurrence of such Attributable Debt; and

    (19)
    Indebtedness of Boise Holdings or Timber Holdings or Non-Public Indebtedness of any Restricted Subsidiary Incurred in connection with the acquisition of all of the Capital Stock of a Person that becomes a Restricted Subsidiary or all or substantially all of the assets of an entity in each case engaged in a Related Business up to an amount equal to 100% of the Net Cash Proceeds received by Boise Holdings or Timber Holdings from the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock) or as a contribution to capital of Boise Holdings or Timber Holdings (other than Capital Stock owned by any Person to the extent the purchase of such Capital Stock is financed directly or indirectly with the proceeds of loans or advances from Boise Holdings, Timber Holdings or a Restricted Subsidiary until such loans or advances are repaid in cash), in each case, subsequent to the Issue Date; provided, however, that any such Net Cash Proceeds or capital contributions that are so received or contributed (i) shall be excluded for purposes of making Restricted Payments under clause 3(B) of the first paragraph and clauses (b)(1), (b)(4) and (b)(18) of the second paragraph of the covenant described under the caption "—Limitation on restricted payments" and (ii) shall not constitute Excluded Contributions.

  (c)
  Notwithstanding the foregoing, neither the Issuers nor any Note Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of an Issuer or any Note Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Note Guaranty to at least the same extent as such Subordinated Obligations.

  (d)
  For purposes of determining compliance with this covenant:

  (1)
  any Indebtedness Incurred under the Credit Agreement on the Issue Date will be treated as Incurred under clause (1) of paragraph (b) above and any Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction that is outstanding on the Issue Date will be treated as Incurred under clause (15) of paragraph (b) above;

  (2)
  in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Issuers, in their sole discretion, will classify such item of Indebtedness or any portion thereof at the time of Incurrence, and may later reclassify such item of Indebtedness or any portion thereof (other than as set forth in clause (d)(1) above), and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

  (3)
  the Issuers will be entitled to divide and classify (and reclassify) an item of Indebtedness in more than one of the types of Indebtedness described above.

  (e)
  Notwithstanding paragraphs (a) and (b) above, and solely with respect to the Senior Subordinated Notes, neither the Issuers nor any Note Guarantor will Incur (1) any

    Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of such Issuer or Note Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Issuer or Note Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the Senior Subordinated Notes or the relevant Note Guaranty of Senior Subordinated Notes, as applicable, equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Senior Subordinated Notes or the relevant Note Guaranty of Senior Subordinated Notes, as applicable) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior in ranking or right of payment to Secured Indebtedness merely because it is unsecured or (2) Secured Indebtedness as subordinated or junior in ranking or right of payment to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral.

          For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced shall be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is Incurred.

          In addition, for purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as Incurred by a Person that could have Incurred such Indebtedness pursuant to this covenant.

Limitation on restricted payments

  (a)
  Boise Holdings and Timber Holdings will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if at the time Boise Holdings, Timber Holdings or such Restricted Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  Boise LLC is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

  (A)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

      (B)
      100% of the aggregate Net Cash Proceeds, and 100% of the aggregate Net Fair Market Value of property other than cash, in each case received by Boise Holdings or Timber Holdings from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than (i) Excluded Contributions or Timberlands Contributions, (ii) an issuance or sale to Boise Holdings or Timber Holdings or a Subsidiary of Boise Holdings or Timber Holdings and (iii) an issuance or sale to an employee stock ownership plan or to a trust established by Boise Holdings or Timber Holdings or any of their Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution (other than Excluded Contributions or Timberlands Contributions), and 100% of the fair market value of a capital contribution of property other than cash (other than Timberlands Contributions), in each case received by Boise Holdings or Timber Holdings from their equity holders subsequent to the Issue Date; plus

      (C)
      the amount by which Indebtedness (other than Indebtedness owed to Boise Holdings or Timber Holdings or any of their Subsidiaries) of Boise Holdings or Timber Holdings is reduced on Boise Holdings' or Timber Holdings' respective balance sheets upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of Boise Holdings or Timber Holdings convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Boise Holdings or Timber Holdings (less the amount of any cash, or the fair market value of any other property, distributed by Boise Holdings or Timber Holdings upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by Boise Holdings or Timber Holdings or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to Boise Holdings or Timber Holdings or to a Subsidiary of Boise Holdings or Timber Holdings or to an employee stock ownership plan or to a trust established by Boise Holdings or Timber Holdings or any of their Subsidiaries for the benefit of their employees); plus

      (D)
      100% of the aggregate amount received in cash by Boise Holdings, Timber Holdings or any Restricted Subsidiary and the fair market value of property other than cash received by Boise Holdings, Timber Holdings or any Restricted Subsidiary, in each case subsequent to the Issue Date, from:

      (i)
      the sale or other disposition (other than to Boise Holdings, Timber Holdings or any of their Subsidiaries) of Investments (other than Permitted Investments) made by Boise Holdings, Timber Holdings or any of their Restricted Subsidiaries and from repurchases and redemptions of such Investments (other than Permitted Investments) from Boise Holdings, Timber Holdings or any of their Restricted Subsidiaries by any Person (other than Boise Holdings, Timber Holdings or any of their Subsidiaries) and from repayments of loans or advances which constituted Investments (other than Permitted Investments) (except in each case to the extent the Investment was made pursuant to paragraph (b) below); and

      (ii)
      a dividend or distribution from an Unrestricted Subsidiary (solely to the extent not otherwise included in Consolidated Net Income); plus

    (E)
    in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Boise Holdings, Timber Holdings or a Restricted Subsidiary, in each case subsequent to the Issue Date, the fair market value of the Investment of Boise Holdings, Timber Holdings or such Restricted Subsidiary in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (except in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to paragraph (b) below or constituted a Permitted Investment).

      The fair market value of property other than cash covered by clauses 3(B), (C), (D) and (E) above shall be determined in good faith by Boise Holdings or Timber Holdings and

        (i)
        in the event of property with a fair market value in excess of $5.0 million, shall be set forth in an Officers' Certificate; and

        (ii)
        in the event of property with a fair market value of in excess of $10.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of Boise Holdings or Timber Holdings.

  (b)
  The preceding provisions will not prohibit:

  (1)
  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of Boise Holdings or Timber Holdings (other than Disqualified Stock and other than Capital Stock issued or sold to Boise Holdings or Timber Holdings or a Subsidiary of Boise Holdings or Timber Holdings or an employee stock ownership plan or to a trust established by Boise Holdings or Timber Holdings or any of their Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by Boise Holdings or Timber Holdings from its equity holders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above and shall not constitute Excluded Contributions or Timberlands Contributions or be used to Incur Indebtedness pursuant to clause (b)(19) of the covenant described under "—Limitation on indebtedness";

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of an Issuer or a Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

  (3)
  dividends or other distributions paid within 60 days after the date of declaration thereof if at such date of declaration such dividend or other distribution would have complied with this covenant; provided, however, that at the time of payment of such dividend or other distribution, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend or other distribution shall be included in the calculation of the amount of Restricted Payments;

    (4)
    so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of Boise Holdings, Timber Holdings, any direct or indirect parent of Boise Holdings or Timber Holdings or any of their Subsidiaries from any of their employees, former employees, officers, former officers, directors, former directors, consultants or former consultants (or permitted transferees of such employees, former employees, officers, former officers, directors, former directors, consultants or former consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Boise Holdings or Timber Holdings or any direct or indirect parent of Boise Holdings or Timber Holdings, as the case may be, under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $5.0 million in any calendar year; provided further that (a)(i) Boise Holdings and Timber Holdings may make in any calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions which would otherwise be permitted to be made pursuant to this clause (4) in any subsequent two years that end prior to the maturity of the Senior Notes or the Senior Subordinated Notes, as applicable, up to a maximum, together with amount carried forward in accordance with clause (a)(ii), of $15.0 million in any calendar year (and the amounts available in such subsequent years shall be correspondingly reduced) and (ii) Boise Holdings and Timber Holdings may carry forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions permitted to have been made but not made in any preceding calendar year up to a maximum, together with amounts for subsequent years described in clause (a)(i), of $15.0 million in any calendar year pursuant to this clause (4) and (b) that such amount in any calendar year may be increased by (i) the cash proceeds of key man life insurance policies received by Boise Holdings and Timber Holdings and their Restricted Subsidiaries after the Issue Date and (ii) the aggregate cash proceeds received by Boise Holdings or Timber Holdings (or any direct or indirect parent of Boise Holdings or Timber Holdings to the extent the proceeds are contributed to the common equity capital of Boise Holdings or Timber Holdings) during that calendar year from any re-issuance of Capital Stock by Boise Holdings or Timber Holdings (or any direct or indirect parent of Boise Holdings or Timber Holdings) to employees, officers, directors or consultants of Boise Holdings, Timber Holdings and their Restricted Subsidiaries (provided that such aggregate cash proceeds received upon re-issuance shall be excluded for purposes of making Restricted Payments under clause 3(B) of the first paragraph and clauses (b)(1) and (b)(18) of the second paragraph of this covenant and shall not constitute Excluded Contributions or Timberlands Contributions or be used to Incur Indebtedness under clause (b)(19) of the covenant described under "—Limitation on indebtedness"), less any amount previously applied to the payment of Restricted Payments pursuant to this clause (4); provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (5)
    the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under "—Limitation on indebtedness"; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

    (6)
    repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (7)
    cash payments in lieu of the issuance of fractional shares or limited liability company units in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Boise Holdings, Timber Holdings or any direct or indirect parent of Boise Holdings or Timber Holdings or in connection with a merger, consolidation, amalgamation or other combination involving Boise Holdings or Timber Holdings or any direct or indirect parent of Boise Holdings or Timber Holdings; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Boards of Directors of Boise Holdings and Timber Holdings); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

    (8)
    in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of an Issuer or any Note Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuers (or a third party to the extent permitted by the Indenture) have made a Change of Control Offer with respect to the Notes as a result of such Change of Control and have repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

    (9)
    payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under "—Limitation on indebtedness" other than any such Indebtedness owed to Timber Holdings or any of its Subordinates on or after the Timber Fall-away Date; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

    (10)
    the acquisition or retirement of Disqualified Stock of Boise Holdings or Timber Holdings (other than from Boise Holdings or Timber Holdings or any of their Subsidiaries), either:

    (A)
    solely in exchange for shares of Disqualified Stock of such Person; or

    (B)
    through the application of net proceeds of a substantially concurrent sale of shares of Disqualified Stock of such Person (other than Disqualified Stock issued or sold to Boise Holdings or Timber Holdings or any of their Subsidiaries, or an employee stock ownership plan or a trust established by Boise Holdings or Timber Holdings or any of their Subsidiaries for the benefit of their employees or other Person to the extent such sale is financed by loans to such Person from or guaranteed by Boise Holdings or Timber Holdings or any of their Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) ("Refinancing Disqualified Stock"); provided that:

        (i)
        the Refinancing Disqualified Stock does not mature or become mandatorily redeemable or subject to purchase pursuant to a sinking fund obligation, upon the occurrence of certain events or otherwise, earlier than the Disqualified Stock being acquired;

        (ii)
        the amount of all obligations with respect to the redemption, repayment or other repurchase of such Refinancing Disqualified Stock does not exceed the amount of all obligations with respect to the redemption, repayment or other repurchase of the Disqualified Stock being acquired (calculated in each case in accordance with the definition of "Indebtedness"); and

        (iii)
        if the Disqualified Stock being acquired or retired is issued by a Restricted Subsidiary, such Refinancing Disqualified Stock will be issued only by such Restricted Subsidiary;

    and provided, further, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (11)
    for so long as Boise Holdings is a pass-through or disregarded entity for United States Federal income tax purposes, Tax Distributions in respect of any taxable year of Boise Holdings equal to the product of (i) the amount of taxable income allocated to the Members for such taxable year, less the amount of taxable loss allocated to the Members for all prior taxable years (except to the extent such taxable losses have previously been taken into account under this provision), times (ii) the highest aggregate marginal statutory Federal, state and local income tax rate (determined taking into account the deductibility of state and local income taxes for Federal income tax purposes) to which any of the direct or indirect Members of Boise Holdings who is an individual is subject for such year; and Boise Holdings shall be permitted to make such payments on a quarterly basis during such taxable year based on the best estimate of the chief financial officer of Boise Holdings of the amounts specified in clauses (i) and (ii) above; provided that if the aggregate amount of the estimated Tax Distributions made in any taxable year of Boise Holdings exceeds the actual maximum amount of Tax Distributions for that year as finally determined, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by the amount of such excess, and provided further, that 50% of all Tax Distributions made shall be excluded, and 50% shall be included, in the calculation of the amount of Restricted Payments;

    (12)
    so long as no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of an Issuer or any Note Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon, with any excess Net Available Cash from Asset Dispositions to the extent such excess Net Available Cash is permitted to be used for general corporate purposes pursuant to the covenant described under "—Limitation on sales of assets and subsidiary stock"; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuers have made an offer to purchase with respect to each series of the Notes and have repurchased all Notes validly tendered and not withdrawn in connection with such offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

    (13)
    so long as no Default shall have occurred and be continuing, Restricted Payments made from (and within one year of the receipt of) Timberlands Proceeds from sales of Timberlands Assets or Capital Stock of Timber Entities permitted under and pursuant to clause (ii)(C) of the second paragraph of the covenant described under "—Limitation on sales of assets and subsidiary stock" (including, with respect to the Senior Notes, a redemption of Senior Subordinated Notes as provided under "—Senior Subordinated Notes—Optional redemption with timberlands proceeds"); provided, however, that the Consolidated Leverage Ratio, at the time of each such Restricted Payment, after giving pro forma effect to (a) such Restricted Payment, (b) the sale of the Timberlands Assets or Capital Stock of a Timberlands Entity and the application of the net proceeds therefrom and (c) to the extent reasonably determinable in the good faith judgment of the principal financial officer of Boise LLC, any increase or decrease in fiber, stumpage or similar costs as a result of the sale of the Timberlands Assets or Capital Stock of a Timberlands Entity as if the same had occurred at the beginning of the Measurement Period would have been no greater than 4.5 to 1; provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (14)
    Restricted Payments that are made with Excluded Contributions; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (15)
    any payments made by Boise Holdings or Timber Holdings in connection with the Acquisition and described in the Offering Memorandum under the caption "Use of proceeds" (including any post-closing purchase price adjustments or earn-outs in connection with the Acquisition) and any payments made under the Additional Consideration Agreement; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (16)
    so long as no Default under clause (1) or (2) of "Defaults" below shall have occurred and be continuing, Restricted Payments to the Parent used solely to pay franchise taxes; provided; however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

    (17)
    so long as no Default under clause (1) or (2) of "Defaults" below shall have occurred and be continuing, Restricted Payments to the Parent for operating expenses and administrative, legal, accounting and corporate reporting expenses Incurred in the ordinary course of business, and other fees required to maintain its corporate existence, of up to $2.0 million per fiscal year (or $5.0 million per fiscal year following the completion of an underwritten public offering of common stock of the Parent); provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

    (18)
    any dividends or distributions by Timber Holdings or Boise Holdings directly or indirectly to the owners of its Capital Stock, provided that such owners of Capital Stock make a capital contribution of 100% of the assets so dividended or distributed to the other of Boise Holdings or Timber Holdings, as applicable, immediately thereafter; provided, however, that such capital contributions shall be excluded for purposes of making Restricted Payments under clause 3(B) of the first paragraph and clauses (b)(1), (b)(4) and (b)(18) of the second paragraph of this covenant and shall not constitute Excluded Contributions or Timberlands Contributions or be used to

      Incur Indebtedness under clause (b)(19) of the covenant described under "—Limitation on indebtedness"; provided further, however, that such Restricted Payments shall be excluded in the calculation of Restricted Payments; or

    (19)
    Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (19), does not exceed $35.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be included in the calculation of the amount of Restricted Payments.

For purposes of clauses (b)(1), (b)(2) and (b)(10)(B) above, a Restricted Payment shall be deemed to have been made substantially concurrently with a sale, contribution or Incurrence, as the case may be, if made or irrevocably committed to within 30 days of such sale, contribution or Incurrence.

Limitation on restrictions on distributions from restricted subsidiaries

          Boise Holdings and Timber Holdings will not, and will not permit any of their respective Restricted Subsidiaries (other than the Issuers) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Boise Holdings, Timber Holdings or any Restricted Subsidiary or pay any Indebtedness owed to Boise Holdings, Timber Holdings or any Restricted Subsidiary, (b) make any loans or advances to Boise Holdings, Timber Holdings or any Restricted Subsidiary or (c) transfer any of its property or assets to Boise Holdings, Timber Holdings or any Restricted Subsidiary, except:

  (1)
  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement);

  (2)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred or Capital Stock issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Boise Holdings or Timber Holdings or any Restricted Subsidiary (other than Indebtedness Incurred or Capital Stock issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Boise Holdings or Timber Holdings or any Restricted Subsidiary) and outstanding on such date;

  (3)
  any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity or any Standard Securitization Undertaking, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and Receivables and Related Assets;

  (4)
  any encumbrance or restriction arising by reason of applicable law, rule, regulation or order;

  (5)
  restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

  (6)
  any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

  (7)
  any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions impose restrictions of the type described in clause (c) above on the lease or the property leased thereunder;

  (8)
  any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

  (9)
  Purchase Money Indebtedness Incurred in compliance with the covenant described under "—Limitation on indebtedness";

  (10)
  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such joint venture or similar Person;

  (11)
  any encumbrance or restriction contained in any Indebtedness Incurred by a Foreign Subsidiary in compliance with the Indenture that applies only to such Foreign Subsidiary;

  (12)
  any encumbrance or restriction contained in any Indebtedness Incurred by Boise LLC or a Note Guarantor subsequent to the Issue Date pursuant to clause (17) or (19) of the covenant described under "—Limitation on indebtedness"; and

  (13)
  any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments or refinancings are, in the good faith judgment of the Board of Directors of Boise LLC, no more restrictive with respect to such dividend and other restrictions than those contained in the dividend or other restrictions prior to such amendment or refinancing.

Limitation on sales of assets and subsidiary stock

  (a)
  Boise Holdings and Timber Holdings will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

  (1)
  Boise Holdings, Timber Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition, (i) if such fair market value exceeds $10,000,000, as determined in good faith by the Board of Directors of Boise Holdings or Timber Holdings or (ii), if such fair market value is equal to or less than $10,000,000, as determined in good faith by an Officer of Boise Holdings or Timber Holdings;

  (2)
  in the case of Asset Dispositions which are not Permitted Asset Swaps, at least 75% of the consideration thereof received by Boise Holdings, Timber Holdings or such Restricted Subsidiary is in the form of cash or cash equivalents; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Boise Holdings, Timber Holdings or such Restricted Subsidiary, as the case may be:

  (A)
  to the extent Boise Holdings, Timber Holdings or such Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase, in the case of the Senior Notes, Indebtedness under any Credit Agreement or, in the case of the Senior Subordinated Notes, any Senior Indebtedness of an Issuer or Note Guarantor (including under any Credit Agreement) and, in either case, Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary that is not an Issuer or Note Guarantor (in each case other than Indebtedness owed to Boise Holdings, Timber Holdings or an Affiliate of Boise Holdings or Timber Holdings) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

      (B)
      to the extent Boise Holdings, Timber Holdings or such Restricted Subsidiary, as the case may be, elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

      (C)
      to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the applicable series of Notes (and, in the case of an offer to purchase Senior Notes, to holders of other Senior Indebtedness of Boise LLC designated by Boise LLC and, in the case of an offer to purchase Senior Subordinated Notes, to holders of other Senior Subordinated Indebtedness of Boise LLC designated by Boise LLC) to purchase Notes of such series (and such other Senior Indebtedness or Senior Subordinated Indebtedness, as applicable, of Boise LLC) pursuant to and subject to the conditions contained in the Indenture (including, without limitation, with respect to any purchase of Senior Subordinated Notes, the covenant described under "—Limitation on restricted payments");

    provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Boise Holdings, Timber Holdings or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

    Notwithstanding the foregoing provisions of this covenant, (i) Boise Holdings, Timber Holdings and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20.0 million; (ii) in the case of sales, leases, transfers or other dispositions of Timberlands Assets or Capital Stock of any Timberlands Entity, (A) the first $1,650.0 million of Timberlands Proceeds shall be used to permanently repay Indebtedness outstanding under the Credit Agreement, (B) at least 50% of Timberlands Proceeds received (taken together with all other Timberlands Proceeds received) in excess of $1,650.0 million shall be applied to permanently repay Indebtedness outstanding under the Credit Agreement, and (C) an amount up to the remaining 50% of such excess may be used to make Restricted Payments pursuant to clause (b)(13) of the covenant described under "—Limitation on restricted payments" in lieu of application pursuant to clause (a)(3)(C) of this covenant; provided, however, that (1) the Issuers may, at their option, use the Net Available Cash described in clause (C) of this paragraph, to the extent not otherwise used for Restricted Payments pursuant to such clause or applied pursuant to clause (a)(3)(C) of this covenant, as described under "—Optional redemption—Senior Subordinated Notes—Optional redemption with timberlands proceeds" (it being understood that a redemption of Senior Subordinated Notes pursuant to such section shall be a Restricted Payment with respect to the Senior Notes) and (2) to the extent that the aggregate amount of Indebtedness outstanding under the Credit Agreement is less than the amount of Timberlands Proceeds that is required to be applied in respect thereof pursuant to clauses (A) and (B) of this paragraph, such excess Timberlands Proceeds shall be applied pursuant to clause (a)(3)(A) of this covenant; and (iii) Boise Holdings, Timber Holdings and their Restricted Subsidiaries will not be permitted to sell, transfer or otherwise dispose of any Capital Stock of a Timberlands Entity unless (x) such Timberlands Entity and its Restricted Subsidiaries do not own or control any material assets or operations other than Timberlands Assets and (y) following such sale, transfer or other disposition such Timberlands Entity (A) in the case of a Timberlands Entity that is not a Timberlands Parent Entity, is either a Restricted Subsidiary of Boise Holdings, Timber Holdings or a Restricted Subsidiary or none of the Capital Stock of such Timberlands Entity is owned directly or indirectly by Boise Holdings, Timber Holdings or a Restricted Subsidiary or (B) in the case of Timberlands Parent Entity, is either a Subsidiary of Parent or none of the Capital Stock of such Timberlands Parent Entity is owned directly or indirectly by Parent.

    Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

    For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

    (1)
    the assumption or discharge of Indebtedness of Boise Holdings or Timber Holdings (other than obligations in respect of Disqualified Stock of Boise Holdings or Timber Holdings) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of an Issuer or a Note Guarantor) and the release of Boise Holdings, Timber Holdings or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

    (2)
    securities received by Boise Holdings or Timber Holdings or any Restricted Subsidiary from the transferee that are converted within 90 days by Boise Holdings or Timber Holdings or such Restricted Subsidiary into cash, to the extent of cash received in that conversion; and

    (3)
    any Designated Non-cash Consideration received by Boise Holdings, Timber Holdings or any Restricted Subsidiary in an Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) (unless such Designated Non-cash Consideration has been converted into cash, which cash shall be treated after such conversion as Net Available Cash), not to exceed 5.0% of Total Assets at any time prior to the completion of the Timberlands Sales, and 7.5% of Total Assets thereafter, at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

  (b)
  In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness or Senior Subordinated Indebtedness, as applicable, of Boise LLC) pursuant to clause (a)(3)(C) above, the Issuers will purchase Notes tendered pursuant to an offer by the Issuers for the Notes (and such other Senior Indebtedness or Senior Subordinated Indebtedness, as applicable) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness or Senior Subordinated Indebtedness, as applicable, of Boise LLC was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness or Senior Subordinated Indebtedness, as applicable, of Boise LLC, such lesser price, if any, as may be provided for by the terms of such Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuers will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. If the aggregate purchase price of the securities purchased pursuant to such offer in accordance with this covenant is less than the Net Available Cash offered therefore, the Issuers may use any such excess Net Available Cash for general corporate purposes or any other purpose, in each case not prohibited by the Indenture. The Issuers shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness or Senior Subordinated Indebtedness, as applicable, of Boise LLC) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer (regardless of the amount of Notes tendered in such offer).

  (c)
  The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue of their compliance with such securities laws or regulations.

Limitation on affiliate transactions

  (a)
  Boise Holdings and Timber Holdings will not, and will not permit any of their respective Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Boise Holdings or Timber Holdings (an "Affiliate Transaction") unless:

  (1)
  the terms of the Affiliate Transaction are no less favorable to Boise Holdings or Timber Holdings or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

  (2)
  if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of Boise Holdings or Timber Holdings, as the case may be (and, if any, a majority of the directors of Boise Holdings or Timber Holdings, as the case may be, disinterested with respect to such Affiliate Transaction), have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

  (3)
  if such Affiliate Transaction involves an amount in excess of $25.0 million, the Board of Directors of Boise Holdings or Timber Holdings, as the case may be, shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to Boise Holdings or Timber Holdings, as the case may be, and its Restricted Subsidiaries or is not less favorable to Boise Holdings or Timber Holdings, as the case may be, and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

  (b)
  The provisions of the preceding paragraph (a) will not prohibit:

  (1)
  any Permitted Investment or Restricted Payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on restricted payments";

    (2)
    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or compensation arrangements, stock options and stock ownership plans approved by the Board of Directors of Boise Holdings or Timber Holdings, as the case may be;

    (3)
    the payment of reasonable fees to directors of Boise Holdings and Timber Holdings and their Restricted Subsidiaries or any direct or indirect parent of Boise Holdings or Timber Holdings who are not employees of Boise Holdings, Timber Holdings or their Restricted Subsidiaries and reasonable payments for indemnification to directors and officers of Boise Holdings or Timber Holdings and their respective Restricted Subsidiaries or any direct or indirect parent of Boise Holdings or Timber Holdings;

    (4)
    any transaction with Boise Holdings, Timber Holdings, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Boise Holdings, Timber Holdings or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity, or because of the common ownership of Boise Holdings and Timber Holdings by the Parent;

    (5)
    the issuance or sale of any Capital Stock (other than Disqualified Stock) of Boise Holdings or Timber Holdings or any contribution to the capital of Boise Holdings or Timber Holdings;

    (6)
    any agreement as in effect on the Issue Date and described in the Offering Memorandum under the headings "Certain relationships and related transactions" and "Management—Employment agreement" or any renewals or extensions of any such agreement (so long as such renewals or extensions are not, taken as a whole, materially less favorable to the Holders as determined by the Board of Directors of Boise LLC in its reasonable good faith judgment) and the transactions contemplated thereby;

    (7)
    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party;

    (8)
    any transaction effected as part of a Qualified Receivables Transaction;

    (9)
    so long as no Default or Event of Default has occurred and is continuing, the payment of customary annual fees and related expenses to Madison Dearborn Partners, LLC and its Affiliates; provided that such fees shall not, in the aggregate, exceed $2.0 million (plus out-of-pocket expenses) in any twelve-month period commencing after the Issue Date; and

    (10)
    so long as no Default or Event of Default has occurred and is continuing, the payment of customary transaction, management, consulting and advisory fees and related expenses to Madison Dearborn Partners, LLC and its Affiliates made pursuant to financial advisory, financing or underwriting agreements or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, which payments are (a) reasonably related to the services performed and (b) approved by a majority of the members of the Board of Directors of each of Boise Holdings and Timber Holdings not affiliated with Madison Dearborn Partners, LLC acting in good faith.

Limitation on line of business

          Boise Holdings and Timber Holdings will not, and will not permit any of their respective Restricted Subsidiaries to, engage in any business other than a Related Business.

Limitation on liens

          Solely with respect to the Senior Notes, Boise Holdings and Timber Holdings will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of their respective properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Senior Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

          Any Lien created for the benefit of the Holders of the Senior Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on sale/leaseback transactions

          Solely with respect to the Senior Notes, Boise Holdings and Timber Holdings will not, and will not permit any of their respective Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any property unless:

    (1)
    Boise Holdings, Timber Holdings or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Senior Notes pursuant to the covenant described under "—Limitation on liens";

    (2)
    the consideration received by Boise Holdings, Timber Holdings or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors of Boise Holdings or Timber Holdings if such fair market value exceeds $10,000,000, or an Officer of Boise Holdings or Timber Holdings, as the case may be, if such fair market value is equal to or less than $10,000,000) of such property; and

    (3)
    the Net Available Cash from such transaction is applied in compliance with the covenant described under "—Limitation on sale of assets and subsidiary stock".

Merger and consolidation

  (a)
  None of Boise Holdings, Boise LLC, Boise Finance or, if Timber Holdings or any of its Restricted Subsidiaries owns or controls any material assets or operations other than Timberlands Assets, Timber Holdings, will consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of the assets of Boise Holdings, Timber Holdings and the Restricted Subsidiaries determined on a Combined Consolidated Basis, to, any Person, unless:

    (1)
    the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Boise Holdings, Timber Holdings, Boise LLC or Boise Finance, as applicable) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Boise Holdings, Timber Holdings, Boise LLC or Boise Finance, as applicable, under the Note Guaranty or the Notes, as applicable, and the Indenture;

    (2)
    immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3)
    immediately after giving pro forma effect to such transaction, either (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on indebtedness" or (B) the Consolidated Coverage Ratio for the Successor Company would be greater than the Consolidated Coverage Ratio immediately prior to such transaction;

    (4)
    the Issuers shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

    (5)
    the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

provided, however, that clause (3) will not be applicable to (A) Timber Holdings or any Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to Boise Holdings, Timber Holdings or a Wholly Owned Subsidiary (so long as no Capital Stock of Boise Holdings, Timber Holdings or such Wholly Owned Subsidiary is distributed to any Person) or (B) Boise Holdings, Timber Holdings, Boise Finance or Boise LLC merging with an Affiliate of Boise LLC solely for the purpose and with the sole effect of reincorporating Boise Holdings, Timber Holdings, Boise Finance or Boise LLC in another jurisdiction.

          For purposes of this covenant, (A) the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Boise Holdings, Timber Holdings or Boise LLC, which properties and assets, if held by Boise Holdings, Timber Holdings or Boise LLC, as applicable, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Boise Holdings, Timber Holdings and the Restricted Subsidiaries determined on a Combined Consolidated Basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Boise Holdings, Timber Holdings and the Restricted Subsidiaries and (B) a disposition of all or substantially all of the Timberlands Assets or of the Capital Stock of a Person that together with its Subsidiaries does not own or control material assets or operations other than Timberlands Assets shall not be deemed to be a sale of all or substantially all of the assets of Boise Holdings, Timber Holdings and the Restricted Subsidiaries determined on a Combined Consolidated Basis; provided that the disposition referred to in this clause (B) is made in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock".

          The Successor Company will be the successor to Boise Holdings, Timber Holdings, Boise LLC or Boise Finance, as applicable, and shall succeed to, and be substituted for, and may exercise every right and power of, such Person under the Indenture, and the predecessor Person, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

  (b)
  Boise Holdings will not permit any Subsidiary Guarantor to, and Timber Holdings, if it and its Restricted Subsidiaries do not own or control material assets or operations other than the Timberlands Assets, will not, and will not permit any of its Restricted Subsidiaries that is a Cross Guarantor to, consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

  (1)
  Timber Holdings, the Subsidiary Guarantor or Cross Guarantor (A) has been disposed of in its entirety to another Person (other than to Boise Holdings, Timber Holdings or an Affiliate of Boise Holdings or Timber Holdings), whether through a merger, consolidation or sale of Capital Stock or assets or (B) as a result of the disposition of all or a portion of its Capital Stock, has ceased to be a Subsidiary of Timber Holdings or Boise Holdings, as applicable (or, in the case of Timber Holdings, has ceased to be a Subsidiary of Parent), in both cases, if in connection therewith the Issuers provide an Officers' Certificate to the Trustee to the effect that Boise Holdings or Timber Holdings, as the case may be, will comply with its obligations under the covenant described under "—Limitation on sales of assets and subsidiary stock" in respect of such disposition; or

  (2)
  (A) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, (B) such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty or Cross Guaranty; (C) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (D) the Issuers deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, comply with the Indenture;

    provided, however, that this covenant will not be applicable to (A) any Subsidiary Guarantor or Cross Guarantor consolidating with, merging into or transferring all or part of its properties and assets to any Issuer or Note Guarantor where an Issuer or Note Guarantor is the surviving Person.

Future guarantors

          At any time that any Indebtedness under any Credit Agreement is outstanding, Boise Holdings will cause each of its Restricted Subsidiaries (other than the Issuers), and Timber Holdings will cause each of its Restricted Subsidiaries, that Incurs (including by Guarantee) any Indebtedness under any Credit Agreement to, in each case, within five business days of such Incurrence, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. At any time that no Indebtedness under any Credit Agreement is outstanding, Boise

Holdings will cause each of its domestic Restricted Subsidiaries (other than Boise LLC and Boise Finance), and Timber Holdings will cause each of its domestic Restricted Subsidiaries, that Incurs (including by Guarantee) any Indebtedness in a principal amount outstanding in excess of $25.0 million (other than Indebtedness permitted to be Incurred pursuant to clause (2), (3), (7), (8), (9), (11), (12), (13), (15) or (18) of paragraph (b) of the covenant described under "—Limitation on indebtedness") to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness in a principal amount outstanding in excess of $25.0 million (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to, in each case, within five business days of such Incurrence, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. Notwithstanding the foregoing, this covenant shall not apply to any Receivables Entity.

Limitation on the conduct of business of Boise Finance

          In addition to the other restrictions set forth in the Indenture, the Indenture will provide that Boise Finance may not hold any material assets, become liable for any material obligations or engage in any significant business activities other than in connection with serving as an Issuer with respect to the Notes and its Guarantee in respect of the Credit Agreement.

          Boise LLC will not sell or otherwise dispose of any shares of Capital Stock of Boise Finance and will not permit Boise Finance, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

SEC reports

          Boise Holdings and Timber Holdings will furnish to the Trustee and the Holders and, after the completion of any exchange offer (or, if in lieu thereof, the effectiveness of any shelf registration statement) in respect of either series of the Notes, will file with the SEC (to the extent the SEC will accept such filings) such annual reports and such information, documents and other reports as are specified in Section 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (including, for avoidance of doubt, a quarterly report for the quarter ended September 30, 2004), such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that Boise Holdings and Timber Holdings shall not be required to furnish or file any such reports with the SEC until the later of 45 days following the issuance of the Notes and the date any such report is required to be filed; provided, further, that the financial statements contained in the reports furnished or filed by Boise Holdings shall contain a footnote presenting financial statement information (including condensed income statement, balance sheet and statement of cash flow information for the applicable periods and comparative prior periods, and such footnotes as are reasonably necessary for a complete presentation of the information set forth in such financial statements) for Boise Holdings and Timber Holdings on a Combined Consolidated Basis to the extent permitted by the SEC, and, if not permitted, such information shall be supplementally provided to the Trustee and the Holders; provided, further, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by Boise Holdings and Timber Holdings if they were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and the Holders with such registration statement (and any amendments thereto) promptly following the filing thereof; and provided, further, if Boise Holdings and Timber Holdings are exempt from the requirements of Section 13(a) or 15(d) of the Exchange

Act under Section 12h-5 of the Exchange Act, Boise Holdings and Timber Holdings shall not be required to file such reports and documents with the SEC under Section 13(a) or 15(d) of the Exchange Act (or any successor provisions thereto) or provide such annual reports and such information, documents and other reports to the Trustee and the Holders so long as (i) the Parent files such annual reports and such information, documents and other reports with the SEC, (ii) the Parent, the Issuers and each Note Guarantor are in compliance with the requirements set forth in Rule 3-10 of Regulation S-X under the Exchange Act and (iii) the Issuers provide the Trustee and Noteholders with such annual reports and such information, documents and other reports filed by Parent.

          At any time that any of Boise Holdings' or Timber Holdings' Subsidiaries (other than any Subsidiary of Boise Holdings or Timber Holdings which is not then consolidated with Boise Holdings or Timber Holdings under GAAP) are Unrestricted Subsidiaries that individually or collectively constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's discussion and analysis of financial condition and results of operations", of the financial condition and results of operations of Boise Holdings and Timber Holdings and their Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries. In addition, the quarterly and annual financial information required by the preceding paragraph will include disclosure of the amount of any payments made or received in the applicable period pursuant to the Additional Consideration Agreement.

          In addition, the Issuers will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as any Notes are not freely transferable under the Securities Act.

Defaults

          Each of the following is an Event of Default with respect to a series of Notes:

  (1)
  a default in the payment of interest on such series of Notes when due, continued for 30 days;

  (2)
  a default in the payment of principal of any Note of such series when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3)
  the failure by Boise Holdings, Timber Holdings, Boise LLC or Boise Finance to comply with its obligations under "—Certain covenants—Merger and consolidation" above or the failure of any Timberlands Contribution to be made to Boise Holdings with the Net Available Cash from any sale, transfer or other disposition of Capital Stock of, or liquidation or dissolution of, a Timberlands Parent Entity or applied as Timberlands Proceeds as required by "Certain covenants—Limitation on sales of assets and subsidiary stock";

  (4)
  the failure by Boise Holdings, Timber Holdings, Boise LLC or Boise Finance to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase such Notes);

  (5)
  the failure by the Issuers or any Note Guarantor to comply for 60 days after notice with its other agreements with respect to such Notes contained in the Indenture;

  (6)
  Indebtedness of an Issuer, any Note Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the "cross acceleration provision");

  (7)
  certain events of bankruptcy, insolvency or reorganization of an Issuer, Boise Holdings, any Significant Subsidiary or, prior to the Timber Fall-away Date, Timber Holdings (the "bankruptcy provisions");

  (8)
  any judgment or decree for the payment of money in excess of $25.0 million is entered against an Issuer, a Note Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

  (9)
  any Note Guaranty of Boise Holdings, Timber Holdings or any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guaranty) or any Note Guarantor denies or disaffirms its obligations under its Note Guaranty.

          However, a default under clauses (4) and (5) will not constitute an Event of Default with respect to a series of Notes until the Trustee or the Holders of 25% in principal amount of the outstanding Notes of such series notify the Issuers of the default and the Issuers do not cure such default within the time specified after receipt of such notice.

          If an Event of Default with respect to a series of Notes occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes of such series may declare the principal of and accrued but unpaid interest on all the Notes of such series to be due and payable. Upon such a declaration of acceleration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Boise Holdings, Timber Holdings or an Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes.

          In the event of a declaration of acceleration of a series of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph (excluding any resulting payment default under the Indenture or such series of Notes), the declaration of acceleration of such series of the Notes shall be automatically annulled if the holders of all Indebtedness described in clause (6) have rescinded the declaration of acceleration in respect of such Indebtedness within 20 days of the date of such declaration, and if the annulment of the acceleration of such series of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on such series of the Notes that became due solely because of the acceleration of such series of the Notes, have been cured or waived.

          The Holders of a majority in aggregate principal amount of the Notes of a series then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes of such series waive an existing Default or Event of Default and its consequences under the Indenture with respect to such series except (i) a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes of such series, (ii) a Default arising from the failure to redeem or purchase any Notes of such series when required pursuant to the Indenture or (iii) a Default in respect of a provision that cannot pursuant to the Indenture be amended without the consent of each Holder affected. The Holders of a majority in principal amount of the outstanding Notes of a series by written notice to the Trustee may rescind an acceleration and its consequences with respect to such series if:

  (1)
  all existing Events of Default with respect to such series, other than the nonpayment of the principal of, premium, if any, and interest on such Notes that have become due solely because of acceleration, have been cured or waived, and

  (2)
  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

          Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of a series of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note of a series may pursue any remedy with respect to the Indenture or the Notes of that series unless:

  (1)
  such Holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  Holders of at least 25% in principal amount of the outstanding Notes of that series have requested the Trustee to pursue the remedy;

  (3)
  such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  Holders of a majority in principal amount of the outstanding Notes of that series have not given the Trustee a direction inconsistent with such request within such 60-day period.

          Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to such series. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note of that series or that would involve the Trustee in personal liability.

          If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes of each series to which such Default applies notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and waivers

          Subject to certain exceptions, the Indenture may be amended with respect to the Notes of a series with the consent of the Holders of a majority in principal amount of the Notes of that series then outstanding (including consents obtained in connection with a tender offer or exchange for the

Notes) and any past default or compliance with any provisions with respect to the Notes of a series may also be waived with the consent of the Holders of a majority in principal amount of the Notes of that series then outstanding. However, without the consent of each Holder of an outstanding Note of a series affected thereby, an amendment or waiver may not, with respect to that series, among other things:

  (1)
  reduce the amount of such Notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any such Note;

  (3)
  reduce the principal of or change the Stated Maturity of any such Note;

  (4)
  change the provisions applicable to the redemption of any such Note as described under "—Optional redemption" and "—Make-whole redemption" above;

  (5)
  make any such Note payable in money other than that stated in the Note;

  (6)
  impair the right of any Holder of such Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes;

  (7)
  make any change in the amendment provisions which require each Holder's consent or in the waiver provisions;

  (8)
  make any change in the ranking or priority of any such Note that would adversely affect the Noteholders of that series; or

  (9)
  make any change in, or release other than in accordance with the Indenture, any Note Guaranty that would adversely affect the Noteholders of that series.

          Notwithstanding the preceding, without the consent of any Holder of the Notes of a series, the Issuers, the Note Guarantors and Trustee may amend the Indenture with respect to that series:

  (1)
  to cure any ambiguity, omission, defect or inconsistency (including conforming the Indenture to this Description of Notes);

  (2)
  to provide for the assumption by a successor corporation of the obligations of an Issuer or any Note Guarantor under the Indenture;

  (3)
  to provide for uncertificated Notes in addition to or in place of certificated Notes of that series (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  to add Guarantees with respect to the Notes of that series, including any Subsidiary or Cross Guaranties, or to secure the Notes of that series;

  (5)
  to add to the covenants of the Issuers or a Note Guarantor for the benefit of the Holders of the Notes of that series or to surrender any right or power conferred upon the Issuers or a Note Guarantor with respect to that series;

  (6)
  to make any change that does not adversely affect the rights of any Holder of the Notes;

  (7)
  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

  (8)
  to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

          However, no amendment may be made to the subordination provisions of the Indenture with respect to the Senior Subordinated Notes that adversely affects the rights of any holder of Senior Indebtedness (including the Senior Notes and the Note Guaranties in respect of the Senior Notes) of an Issuer or a Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

          The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

          After an amendment under the Indenture becomes effective, we are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

          Neither Boise LLC nor any Affiliate of Boise LLC may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of a series of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or such Notes unless such consideration is offered to all Holders of that series and is paid to all Holders of that series that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

          The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and discharge

          When (1) we deliver to the Trustee all outstanding Notes of a series for cancelation or (2) all outstanding Notes of a series have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes of that series, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us with respect to that series, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to that series.

Defeasance

          At any time, we may terminate all our obligations under the Senior Subordinated Notes and the Indenture with respect to the Senior Subordinated Notes ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Subordinated Notes, to replace mutilated, destroyed, lost or stolen Senior Subordinated Notes and to maintain a registrar and paying agent in respect of the Senior Subordinated Notes.

          In addition, at any time we may terminate our obligations under "—Change of control" and under the covenants described under "—Certain covenants" (other than the covenant described under "—Merger and consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to the Subsidiary Guarantors, Cross Guarantors (other than Timber Holdings) and Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph under "—Certain covenants—Merger and consolidation" above, in each case with respect to the Senior Subordinated Notes ("covenant defeasance").

          We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option with respect to the Senior Subordinated Notes, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option with respect to the Senior Subordinated Notes, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "—Defaults" above or because of the failure of an Issuer, Boise Holdings or Timber Holdings to comply with clause (3) of the first paragraph under "—Certain covenants—Merger and consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option with respect to the Senior Subordinated Notes, each Note Guarantor will be released from all of its obligations with respect to its Note Guaranty of the Senior Subordinated Notes.

          In order to exercise either of our defeasance options with respect to the Senior Subordinated Notes, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations or a combination thereof for the payment of principal and interest on the Senior Subordinated Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Senior Subordinated Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the trustee

          U.S. Bank National Association is to be the Trustee under the Indenture. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to each series of the Notes.

          The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

          The Holders of a majority in principal amount of the outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions, with respect to that series. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the

Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No personal liability of directors, officers, employees, stockholders or holders of membership interests

          No director, officer, employee, incorporator, stockholder or holder of membership interests of any Issuer or any Note Guarantor will have any liability for any obligations of any Issuer or any Note Guarantor under the Notes, any Note Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

          The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

          Except when the context otherwise requires, after the Timber Fall-away Date the following definitions shall no longer apply to Timber Holdings and its Subsidiaries and shall be construed as if the references to such entities were not contained therein.

          "Acquisition" means, pursuant to the Asset Purchase Agreement dated as of July 26, 2004, the acquisition by Boise Holdings, Timber Holdings and their Subsidiaries of the Timberlands Assets and all of the assets comprising Boise Cascade Corporation's white paper manufacturing and distribution, packaging and newsprint, building solutions and manufacturing and building solutions distribution businesses.

          "Additional Assets" means:

  (1)
  any assets (other than working capital assets) used or useful in a Related Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Boise Holdings, Timber Holdings or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

          "Additional Consideration Agreement" means the Additional Consideration Agreement, to be dated as of the date of the Indenture, by and between OfficeMax Incorporated (formerly Boise Cascade Corporation) a Delaware corporation, and Boise LLC.

          "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain covenants—Limitation on restricted payments", "—Certain covenants—Limitation on affiliate transactions" and "—Certain covenants—Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Boise Holdings, Timber Holdings or an Issuer or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

          "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Boise Holdings, Timber Holdings or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Boise Holdings, Timber Holdings or a Restricted Subsidiary);

  (2)
  all or substantially all the assets of any division or line of business of Boise Holdings, Timber Holdings or any Restricted Subsidiary; or

  (3)
  any other assets of Boise Holdings, Timber Holdings or any Restricted Subsidiary outside of the ordinary course of business of Boise Holdings, Timber Holdings or such Restricted Subsidiary other than,

  (A)
  a disposition between or among Boise Holdings, Timber Holdings and any Restricted Subsidiary;

  (B)
  for purposes of the covenant described under "—Certain covenants—Limitation on sales of assets and subsidiary stock" only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Certain covenants—Limitation on restricted payments" and (ii) a disposition of all or substantially all the assets of Boise Holdings, Timber Holdings, Boise LLC or Boise Finance in accordance with the covenant described under "—Certain covenants—Merger and consolidation";

  (C)
  a disposition of assets or Capital Stock, as the case may be, with a fair market value of less than $10.0 million;

  (D)
  a disposition of assets that are worn out, obsolete or damaged or no longer used or useful in the business of Boise Holdings, Timber Holdings or any Restricted Subsidiary, as the case may be, in the ordinary course of business;

  (E)
  a disposition of cash or Temporary Cash Investments;

  (F)
  the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

  (G)
  a transfer or sale of Receivables and Related Assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity or to any other Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction;

  (H)
  the sale or lease of products, services or accounts receivable or the licensing of intellectual property, in each case in the ordinary course of business; and

    (I)
    the sale of the Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary.

          "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation".

          "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

          "Board of Directors" means (i) with respect to a Person that is a corporation, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board, (ii) with respect to a Person that is a limited liability company, the managing member or members or any controlling committee of members of such Person or (iii) with respect to any other Person, any equivalent governing body.

          "Business Day" means each day which is not a Legal Holiday.

          "Calculation Adjustments" means the adjustments described in the proviso to the first paragraph (including subparagraphs (1) through (8)), and the second and third paragraphs of the definition of "Consolidated Coverage Ratio".

          "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "—Certain covenants—Limitation on liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

          "Capital Stock" of any Person means any and all shares, interests (including partnership interests and limited liability company units), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Combined Consolidated Basis" means, (i) prior to the Timber Fall-away Date, the consolidated financial data of each of Boise Holdings and its Subsidiaries and the consolidated financial data of Timber Holdings and its Subsidiaries, in each case prepared in accordance with GAAP, combined in accordance with GAAP (other than including the treatment of minority interests in Boise Holdings or Timber Holdings as equity in the combined financial statements) and (ii) following the Timber Fall-away Date, the consolidated financial data of Boise Holdings and its Subsidiaries prepared in accordance with GAAP (for purposes of clarification, the financial data of Timber Holdings and its consolidated subsidiaries shall be included for the period prior to the

Timber Fall-away Date to the extent such period prior to the Timber Fall-away Date falls within any Measurement Period).

          "Commodity Agreement" means any forward contract, swap, option, hedge or other similar financial instrument or arrangement designed to protect against fluctuations in commodity prices and not entered into for speculative purposes.

          "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the Measurement Period to (b) Consolidated Interest Expense for such Measurement Period; provided, however, that:

  (1)
  if Boise Holdings, Timber Holdings or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

  (2)
  if Boise Holdings, Timber Holdings or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Boise Holdings, Timber Holdings or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3)
  if since the beginning of such period Boise Holdings, Timber Holdings or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Boise Holdings, Timber Holdings or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Boise Holdings, Timber Holdings and their continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Boise Holdings, Timber Holdings and their continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if since the beginning of such period Boise Holdings, Timber Holdings or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any

    Indebtedness) as if such Investment or acquisition had occurred on the first day of such period;

  (5)
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Boise Holdings, Timber Holdings or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Boise Holdings, Timber Holdings or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period;

  (6)
  if since the beginning of such period any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, EBITDA and Consolidated Interest Expense shall be calculated as if such event had occurred on the first day of such period;

  (7)
  the EBITDA and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded; and

  (8)
  for any four-quarter reference period that includes any period of time prior to the Acquisition, pro forma effect shall be given for such period to the Acquisition and the other adjustments added to pro forma EBITDA to calculate pro forma Adjusted EBITDA as set forth in the Offering Memorandum in footnote 7 under "Offering memorandum summary—Summary historical and pro forma condensed combined financial data" (without duplication of amounts otherwise included in the calculation of EBITDA), it being understood that, with respect to the adjustment related to the Additional Consideration Agreement, the adjustment shall be the amount set forth in the Offering Memorandum for calculating Adjusted EBITDA for the twelve months ended June 30, 2004 until such time as the Measurement Period includes an actual payment or receipt pursuant to such agreement.

          For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Boise LLC and may include Pro Forma Cost Savings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). For avoidance of doubt, in the event the Timber Fall-away Date occurs during a Measurement Period, pro forma effect shall be given to such event as if it had occurred on the first day of such period.

          If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

          "Consolidated Interest Expense" means, for any period, the total interest expense of Boise Holdings, Timber Holdings and their consolidated Restricted Subsidiaries on a Combined Consolidated Basis, plus, to the extent not included in such total interest expense, and to the extent Incurred by Boise Holdings, Timber Holdings or their Restricted Subsidiaries, without duplication:

  (1)
  interest expense attributable to Capital Lease Obligations;

  (2)
  amortization of debt discount and debt issuance cost (other than amortization of debt issuance costs in respect of Indebtedness Incurred in connection with the Acquisition);

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (6)
  net payments or receipts (if any) pursuant to Interest Rate Agreements;

  (7)
  dividends accrued in respect of all Disqualified Stock of any Issuer or Note Guarantor and all Preferred Stock of any Restricted Subsidiary that is not a Note Guarantor, in each case held by Persons other than Boise Holdings, Timber Holdings or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of Boise Holdings or Timber Holdings);

  (8)
  interest Incurred in connection with Investments in discontinued operations;

  (9)
  interest accruing on any Indebtedness of any Person (other than Boise Holdings and Timber Holdings and their respective Restricted Subsidiaries) to the extent such Indebtedness is Guaranteed by (or secured by the assets of) such Person or any Restricted Subsidiary of such Person; and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Boise Holdings, Timber Holdings or a Restricted Subsidiary) in connection with Indebtedness Incurred by such plan or trust.

Consolidated Interest Expense shall not include amounts described in the preceding sentence for Timber Holdings and its Restricted Subsidiaries for periods following the Timber Fall-away Date.

          "Consolidated Leverage Ratio" as of any date of determination means the ratio of (a) the Total Consolidated Indebtedness as of the date of determination to (b) the aggregate amount of EBITDA for the Measurement Period; provided, however, that the calculation of the Consolidated Leverage Ratio shall give effect to the Calculation Adjustments, as applicable.

          "Consolidated Net Income" means, for any period, the net income of Boise Holdings, Timber Holdings and their consolidated Subsidiaries on a Combined Consolidated Basis; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than Boise Holdings and Timber Holdings) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (3) below, Boise Holdings' or Timber Holdings', as the case may be, equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Boise Holdings or Timber Holdings, as the case may be, or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary (other than an Issuer), to the limitations contained in clause (2) below);

  (2)
  any net income of any Restricted Subsidiary (other than an Issuer) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Boise Holdings, Timber Holdings or the Issuers, as the case may be, except that:

    (A)
    subject to the exclusion contained in clause (3) below, Boise Holdings' or Timber Holdings', as the case may be, equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income to the extent that the net income of such Restricted Subsidiary would be permitted at the date of determination to be dividended to Timber Holdings, Boise Holdings or the Issuers without any prior approval or waiver (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules or governmental regulations applicable to that Restricted Subsidiary or its stockholders, (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

    (B)
    Boise Holdings' or Timber Holdings', as the case may be, equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

provided that, with respect to the net income of any Restricted Subsidiary that is a Note Guarantor, this clause (2) shall apply solely for purposes of paragraph (a) of the covenant described under "—Certain covenants—Limitation on restricted payments";

(3)
any gain or loss (or, in respect of sales of Timberlands Assets, income or loss) realized upon the sale or other disposition of any assets of Boise Holdings or Timber Holdings or their consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business (it being understood that the determination of whether any sale of Timberlands Assets has been made in the ordinary course of business shall be made in good faith on a basis consistent with that used in the calculation of pro forma Adjusted EBITDA as set forth in the Offering Memorandum under "Offering memorandum summary—Summary historical and pro forma condensed combined financial data" (it being understood that such calculation makes adjustments for non-ordinary course of business sales of Timberlands Assets and not for ordinary course of business sales)) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)
extraordinary gains or losses;

(5)
the cumulative effect of a change in accounting principles;

(6)
any unrealized Statement of Financial Accounting Standards No. 133 gain or loss in respect of Hedging Obligations;

(7)
any non-cash gains or losses attributable to the early extinguishment of Indebtedness;

(8)
unusual or non-recurring non-cash gains or losses;

(9)
any non-cash goodwill impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142; and

(10)
any non-cash compensation charge or expense, including any such charge or expense arising from grants of stock options or restricted stock or other equity-incentive programs for the benefit of officers, directors and employees of Boise Holdings, Timber Holdings, any Restricted Subsidiary or any direct or indirect parent of Boise Holdings or Timber Holdings, in each case, for such period. Notwithstanding the foregoing, (i) any amounts received and any amounts paid by Boise Holdings, Timber Holdings or any Restricted Subsidiary (excluding Timber Holdings and its Restricted Subsidiaries for periods following the Timber Fall-away Date) under the

Additional Consideration Agreement during such period shall be added and subtracted, respectively, in calculating Consolidated Net Income, without duplication, and (ii) for the purposes of the covenant described under "—Certain covenants—Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to Boise Holdings, Timber Holdings or a Restricted Subsidiary (excluding Timber Holdings and its Restricted Subsidiaries for periods following the Timber Fall-away Date) to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

          "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Parent, Boise Holdings or Timber Holdings, as applicable, who (i) was a member of the Board of Directors of such Person on the date of the Indenture and after giving effect to the Acquisition or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of the nomination or election or was otherwise designated by a Permitted Holder.

          "Credit Agreement" means the Credit Agreement to be entered into by and among Boise Holdings, Timber Holdings, Boise LLC and Timber, the lenders referred to therein, JPMorgan Chase Bank, as Administrative Agent and Lehman Commercial Paper Inc., as Syndication Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time (including by adding Subsidiaries of Boise Holdings and Timber Holdings as additional borrowers or Guarantors thereunder), and any agreement (and related document) governing Indebtedness Incurred to Refinance (including one or more debt facilities, receivables financing facilities or commercial paper facilities or indentures with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuance of debt securities to institutional investors, or one or more Sale/Leaseback Transactions with counterparties thereto), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

          "Cross Guarantor" means Timber Holdings, Timber and each other Subsidiary of Timber Holdings that hereafter Guarantees the Notes pursuant to the terms of the Indenture.

          "Cross Guaranty" means a Guarantee by a Cross Guarantor of the Issuers' obligations with respect to the Notes.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

          "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by Boise Holdings, Timber Holdings or any Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

          "Designated Senior Indebtedness", with respect to a Person, means:

  (1)
  any Obligations outstanding under the Credit Agreement;

  (2)
  the Senior Notes; and

  (3)
  any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

          "Determination Date" with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

          "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to 180 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "—Certain covenants—Limitation on sales of assets and subsidiary stock" and "—Certain covenants—Change of control"; and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

          The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person. Boise LLC may designate in an Officer's Certificate delivered to the Trustee at the time of issuance any Preferred Stock of Boise Holdings, Timber Holdings or any Restricted Subsidiary that would not otherwise be "Disqualified Stock" to be Disqualified Stock for all purposes of the Indenture.

          "EBITDA" for any period means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of Boise Holdings, Timber Holdings and their Restricted Subsidiaries on a Combined Consolidated Basis;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation, depletion and amortization expense of Boise Holdings, Timber Holdings and their Restricted Subsidiaries on a Combined Consolidated Basis (in each case excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

  (4)
  any management fees paid to Madison Dearborn Partners, LLC and /or its Affiliates in such period, not to exceed $2.0 million for any four quarter period;

  (5)
  any non-recurring costs and expenses Incurred in connection with the Acquisition, including but not limited to non-recurring costs and expenses Incurred in the related Financing Transactions and severance costs, facility closure and related restructuring costs incurred within 18 months of the Acquisition, in an aggregate amount for all periods not to exceed $25,000,000;

  (6)
  any non-recurring costs and expenses related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be Incurred under the Indenture; and

  (7)
  (A) all other non-cash charges of Boise Holdings, Timber Holdings and their Restricted Subsidiaries on a Combined Consolidated Basis (in each case excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less (B) all non-cash items of income of Boise Holdings, Timber Holdings and their Restricted Subsidiaries on a Combined Consolidated Basis (in each case other than accruals of revenue in the ordinary course of business and other than reversals (to the extent made without any payment in cash) of reserves previously excluded from clause (A));

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, amortization and depletion and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income for any purpose and, with respect to a Restricted Subsidiary that is not a Note Guarantor, only if a corresponding amount would be permitted at the date of determination to be dividended to an Issuer or Boise Holdings, with respect to a Restricted Subsidiary of Boise Holdings, or to a Cross Guarantor, with respect to a Restricted Subsidiary of Timber Holdings, by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

          "Equity Offering" means a public or private primary offering of Capital Stock (other than Disqualified Stock) of Boise Holdings, Timber Holdings or Boise LLC or of any direct or indirect parent company of Boise LLC, the proceeds of which are contributed to the equity capital of Boise Holdings or Timber Holdings, other than (i) any public offering registered on Form S-8, (ii) issuances upon the exercise of options by the holders thereof and (iii) issuances to Boise Holdings, Timber Holdings or any Subsidiary of Boise Holdings or Timber Holdings.

          "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

          "Exchange Notes" means the debt securities of the Issuers issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the applicable series of the Notes, in compliance with the terms of the applicable Registration Rights Agreement.

          "Excluded Contributions" means the net cash proceeds received by Boise Holdings or Timber Holdings after the Issue Date from (i) contributions (other than from Boise Holdings, Timber Holdings or any Subsidiary of Boise Holdings or Timber Holdings) to its common equity capital and (ii) the sale (other than to Boise Holdings, Timber Holdings or any Subsidiary of Boise Holdings or Timber Holdings or any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Boise Holdings, Timber Holdings or any Subsidiary of Boise Holdings or Timber Holdings) of Capital Stock (other than Disqualified Stock) of Boise Holdings or Timber Holdings, in each case designated as Excluded Contributions pursuant to an Officer's Certificate.

          "Financing Transactions" means (1) the issuance of the Notes and (2) the entrance into the Credit Agreement by Boise Holdings, Timber Holdings and their Subsidiaries and the funding of the senior secured credit facilities thereunder on the Issue Date.

          "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term Guarantor shall mean any Person Guaranteeing any obligation.

          "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Note Guarantor guarantees the Issuers' obligations with respect to the Notes on the terms provided for in the Indenture.

          "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

          "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

          "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain covenants—Limitation on indebtedness":

  (1)
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

  (2)
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

  (3)
  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

          "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, Hedging Obligations and Receivables Financings of such Person.

          In no event shall obligations of Boise Holdings or any of its Subsidiaries under the Additional Consideration Agreement be deemed Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

          "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Boise Holdings or Timber Holdings.

          "Initial Purchasers" means J.P. Morgan Securities Inc., Lehman Brothers Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co.

          "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include January 14, 2005.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

          "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If Boise Holdings, Timber Holdings or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Boise Holdings, Timber Holdings or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. On the Timber Fall-away Date any Investment by Boise Holdings or any of its Restricted Subsidiaries in Timber Holdings or any of its Restricted Subsidiaries remaining at such time will be deemed to be a new Investment at such time. The acquisition by Boise Holdings, Timber Holdings or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Boise Holdings, Timber Holdings or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

          For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "—Certain covenants—Limitation on restricted payments":

  (1)
  "Investment" shall include the portion (proportionate to Boise Holdings' or Timber Holdings', as the case may be, equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Boise Holdings or Timber Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Boise Holdings or Timber Holdings, as the case may be, shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) Boise Holdings' or Timber Holdings', as the case may be, "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Boise Holdings' or Timber Holdings', as the case may be, equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Boise LLC.

          "Issue Date" means October 29, 2004.

          "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

          "LIBOR", with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          "London Banking Day" is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

          "Management Investors" means those executive officers of Boise Holdings or Timber Holdings acquiring any Capital Stock directly or indirectly in Boise Holdings or any direct or indirect parent company of Boise Holdings on or prior to the Issue Date in connection with the Acquisition.

          "Measurement Period" means, with respect to any date of determination, the period of the most recent four consecutive fiscal quarters ended prior to such date of determination for which internal financial statements are available.

          "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

          "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration or any Designated Non-cash Consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all accounting, investment banking, legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Boise Holdings, Timber Holdings or any Restricted Subsidiary after such Asset Disposition; and

  (5)
  any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to Boise Holdings, Timber Holdings or any Restricted Subsidiary.

          "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "Net Fair Market Value," with respect to any non-cash property received by Boise Holdings or Timber Holdings in respect of the issuance or sale of its Capital Stock, means the fair market value of such property, determined as provided in clause (a) of the covenant described under "Certain covenants—Limitation on restricted payments", net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "Non-Public Indebtedness" means:

  (1)
  Indebtedness represented by promissory notes or similar evidence of Indebtedness under bank loans or similar financing agreements, including private placements to insurance companies, mezzanine lenders, strategic investors and private-equity sponsors; and

  (2)
  any other Indebtedness; provided that it (A) is not listed, quoted or tradeable on any exchange or market, including any market for securities eligible for resale pursuant to Rule 144A under the Securities Act; (B) is not issued or sold by means of any prospectus, offering memorandum (but not an information memorandum of the type used in a bank syndication); (C) is not marketed in an underwritten securities offering and (D) if placed with or through an agent, the agent does not place it with its high-yield bond accounts.

          "Note Guarantor" means the Parent Guarantor, each Cross Guarantor and each Subsidiary Guarantor.

          "Note Guaranty" means the Parent Guaranty, any Cross Guaranty and any Subsidiary Guaranty, as the context may require.

          "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

          "Offering Memorandum" means the final offering memorandum dated as of October 15, 2004 and used in connection with the offering of the Notes.

          "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Boise LLC.

          "Officers' Certificate" means a certificate signed by two Officers.

          "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Boise LLC or the Trustee.

          "Parent Guarantor" means Boise Cascade Holdings, L.L.C.

          "Parent Guaranty" means the Guarantee by Boise Holdings of the Issuers' obligations with respect to the Notes.

          "Permitted Asset Swap" means any transfer of properties or assets by Boise Holdings, Timber Holdings or a Restricted Subsidiary in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Related Business; provided, that (i) the aggregate fair market value of the property or assets being transferred (as determined in good faith by the Board of Directors of Boise Holdings or Timber Holdings if such fair market value exceeds $10,000,000, or an Officer of Boise Holdings or Timber Holdings, as the case may be, if the fair market value is less than or equal to $10,000,000) by Boise Holdings, Timber Holdings or a Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received (as determined in good faith by the Board of Directors of Boise Holdings or Timber Holdings if such fair market value exceeds $10,000,000, or an Officer of Boise Holdings or Timber Holdings, as the case may be, if the fair market value is less than or equal to $10,000,000) by Boise Holdings, Timber Holdings or such Restricted Subsidiary in such exchange, (ii) the aggregate fair market value of all property or assets transferred by Boise Holdings, Timber Holdings and any Restricted Subsidiary in any such transfer, together with the aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed 10.0% of

Total Assets at the time of such transfer and (iii) with respect to any transfer of Timberlands Assets, "Permitted Asset Swap" shall include only such transfers in which at least 90% of the consideration received by the transferor consists of real property owned or leased for the purpose of growing and harvesting timber, and related timber rights.

          "Permitted Holders" means (i) Madison Dearborn Partners, LLC, (ii) the Management Investors, (iii) any Related Party of a Person referred to in clauses (i) and (ii), and (iv) solely with respect to clause (1) of the provisions described under "Change of control", any party to the Stockholders Agreement; provided in the case of this clause (iv) that Madison Dearborn Partners, LLC or any Related Party of Madison Dearborn Partners, LLC is also a party to the Stockholders Agreement and any such other party to the Stockholders Agreement is not the beneficial owner (giving effect to any Voting Stock that may be deemed to be beneficially owned by any Person pursuant to Rules 13d-3 or 13d-5 under the Exchange Act) of more of the total voting power of the Voting Stock of the Parent, Boise Holdings or Timber Holdings than Madison Dearborn Partners, LLC and its Related Parties (in each case without giving effect to any Voting Stock that may be deemed to be beneficially owned by any Person pursuant to Rules 13d-3 or 13d-5 under the Exchange Act as a result of the terms of the Stockholders Agreement). Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

          "Permitted Investment" means:

  (1)
  any Investment in Boise Holdings, Timber Holdings, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  an Investment in another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Boise Holdings, Timber Holdings or a Restricted Subsidiary (other than Boise Finance); provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to Boise Holdings, Timber Holdings or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Boise Holdings, Timber Holdings or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans, Guarantees of loans, advances or other extensions of credit to officers, former officers, employees, former employees, directors, former directors or consultants of Boise Holdings, Timber Holdings or a Restricted Subsidiary for the purpose of permitting such Persons to purchase Capital Stock of Boise Holdings, Timber Holdings or any direct or indirect parent of Boise Holdings or Timber Holdings, as the case may be, not to exceed $20.0 million in the aggregate outstanding at any time;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Boise Holdings, Timber Holdings or any Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under "—Certain covenants—Limitation on sales of assets and subsidiary stock" or (B) a disposition of assets not constituting an Asset Disposition;

  (9)
  an Investment in any Person where such Investment was acquired by Boise Holdings, Timber Holdings or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by Boise Holdings, Timber Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (B) as a result of a foreclosure by Boise Holdings, Timber Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (C) in settlement, compromise or resolution of litigation, arbitration or other disputes;

  (10)
  an Investment in any Person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by Boise Holdings, Timber Holdings or any Restricted Subsidiary;

  (11)
  Investments consisting of Hedging Obligations otherwise permitted under the covenant described under "—Certain covenants—Limitation on indebtedness";

  (12)
  Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

  (13)
  any Investment acquired solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of Boise Holdings or Timber Holdings;

  (14)
  any Investment to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

  (15)
  any Investment in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;

  (16)
  loans and advances to officers, directors, members and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, Incurred in the ordinary course of business not to exceed $3.0 million in the aggregate at any time; and

  (17)
  Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (17) and outstanding on the date such Investment is made, do not exceed the greater of (i) $100.0 million and (ii) 2.5% of Total Assets at any time prior to completion of the Timberlands Sales, and 3.75% of Total Assets thereafter.

          "Permitted Liens" means, with respect to any Person:

  (1)
  pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids,

    tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (2)
  Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Boise Holdings, Timber Holdings or the Issuers in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by Boise Holdings, Timber Holdings or any Restricted Subsidiary to provide collateral to the depository institution;

  (3)
  Liens for taxes, assessments or other governmental charges not yet due and payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

  (4)
  Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (5)
  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (6)
  Liens securing Purchase Money Indebtedness Incurred pursuant to clause (b)(14) under "—Certain covenants—Limitation on indebtedness"; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached;

  (7)
  Liens to secure Indebtedness equal to the greater of: (i) the amount of Indebtedness permitted under the provisions described in clause (b)(1) under "—Certain covenants—Limitation on indebtedness" or (ii) an amount equal to 2.75 times EBITDA for the most recent four consecutive fiscal quarters ended for which internal financial statements are available, giving effect to the Calculation Adjustments;

  (8)
  Liens existing on the Issue Date (other than under the Credit Agreement);

  (9)
  Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

  (10)
  Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

  (11)
  Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

  (12)
  Liens on the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary Incurred pursuant to clause (b)(16) of the covenant described under "—Certain covenants—Limitation on indebtedness";

  (13)
  Liens on Receivables and Related Assets of the type specified in the definition of "Qualified Receivables Transaction" Incurred in connection with a Qualified Receivables Transaction;

  (14)
  Liens securing Hedging Obligations permitted under the Indenture;

  (15)
  Liens on property that is the subject of a Sale/Leaseback Transaction securing Attributable Debt in respect of such Sale/Leaseback Transaction Incurred pursuant to clause (b)(18) of the covenant described under "—Certain covenants—Limitation on indebtedness";

  (16)
  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (17)
  Liens imposed pursuant to licenses, sublicenses, leases and subleases (including, but not limited to, landlords' Liens) which do not materially interfere with the ordinary conduct of the business of Boise Holdings, Timber Holdings or any of their Restricted Subsidiaries;

  (18)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuers and their Restricted Subsidiaries in the ordinary course of business;

  (19)
  Liens in favor of the Issuers or any Note Guarantor or Liens on assets of a Restricted Subsidiary of Boise Holdings or Timber Holdings that is not a Note Guarantor in favor solely of another Restricted Subsidiary or Boise Holdings or Timber Holdings that is not a Note Guarantor;

  (20)
  judgment Liens not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (21)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

  (22)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Boise Holdings, Timber Holdings or any of their Restricted Subsidiaries in the ordinary course of business;

  (23)
  Liens securing Indebtedness in an amount which, together with the aggregate outstanding amount of all other Indebtedness secured by Liens Incurred pursuant to this clause (23), does not exceed $100.0 million;

  (24)
  Liens incurred to secure cash management services in the ordinary course of business; and

  (25)
  Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

  (A)
  such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

  (B)
  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "—Certain covenants—Limitation on sale of assets and subsidiary stock". For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

          "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

          "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

          "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

          "Pro Forma Cost Savings" means cost savings that Boise Holdings or Timber Holdings reasonably determines are probable based upon specifically identified actions to be taken within six months of the date of the acquisition (net of any reduction in EBITDA as a result of such cost savings that Boise Holdings or Timber Holdings reasonably determines are probable); provided that Boise Holdings' or Timber Holdings' chief financial officer shall have certified in an Officer's Certificate delivered to the Trustee the specific actions to be taken, the cost savings to be achieved from each such action, that such savings have been determined to be probable and the amount, if any, of any reduction in EBITDA in connection therewith. Where specifically provided by the Indenture, the Issuers shall give pro forma effect to such Pro Forma Cost Savings as if they had been effected as of the beginning of the applicable period.

          "Purchase Money Indebtedness" means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by Boise Holdings, Timber Holdings or a Restricted Subsidiary of such asset (whether through the direct purchase of such asset or the purchase of the

Capital Stock of any Person owning such asset), including additions and improvements, in each case in the ordinary course of business; provided, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

          "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by Boise Holdings, Timber Holdings or any Restricted Subsidiary pursuant to which Boise Holdings, Timber Holdings or any Restricted Subsidiary may sell, convey, contribute to capital or otherwise transfer to a Receivables Entity, or may grant a security interest in and/or pledge, any Receivables or interests therein and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any Guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the "Related Assets"), which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the Incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

  (1)
  one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and

  (2)
  periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, and provided that:

  (A)
  the Board of Directors of Timber Holdings, Boise Holdings or any Restricted Subsidiary which is party to such Qualified Receivables Transaction shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to Timber Holdings, Boise Holdings or such Restricted Subsidiary as applicable, and the Receivables Entity, and

  (B)
  the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of Timber Holdings, Boise Holdings or any Restricted Subsidiary which is party to such Qualified Receivables Transaction).

          The grant of a security interest in any accounts receivable of Boise Holdings, Timber Holdings or any of Restricted Subsidiary to secure Indebtedness Incurred pursuant to the Credit Agreement shall not be deemed a Qualified Receivables Transaction.

          "Rating Agency" means Standard & Poor's and Moody's or if Standard & Poor's or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers (as certified by a resolution of the Board of Directors of Boise LLC) which shall be substituted for Standard & Poor's or Moody's or both, as the case may be.

          "Receivables" means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of Boise Holdings, Timber Holdings or any Restricted Subsidiary, whether now existing or arising in the future.

          "Receivables Entity" means any Person formed for the purposes of engaging in a Qualified Receivables Transaction with Boise Holdings, Timber Holdings or a Restricted Subsidiary which engages in no activities other than in connection with the financing of Receivables of Boise Holdings, Timber Holdings and Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Restricted Subsidiary that is the direct parent company of such Receivables Entity, or, if the Receivables Entity is not a Subsidiary of Boise Holdings or Timber Holdings, by the Board of Directors of any Restricted Subsidiary participating in such Qualified Receivables Transaction, (in each case as provided below), as a Receivables Entity and:

  (1)
  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

  (A)
  is Guaranteed by Boise Holdings, Timber Holdings or any Restricted Subsidiary other than a Receivables Entity (excluding any Guarantees (other than Guarantees of the principal of, and interest on, Indebtedness and Guarantees of collection on Receivables) pursuant to Standard Securitization Undertakings),

  (B)
  is recourse to or obligates Boise Holdings, Timber Holdings or any Restricted Subsidiary (other than a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings; or

  (C)
  subjects any property or asset of Boise Holdings, Timber Holdings or any Restricted Subsidiary other than a Receivables Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2)
  with which neither Boise Holdings, Timber Holdings nor any Restricted Subsidiary other than a Receivables Entity has any material contract, agreement, arrangement or understanding other than on terms which Boise Holdings or Timber Holdings reasonably believes to be no less favorable to Boise Holdings, Timber Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Boise Holdings or Timber Holdings; and

  (3)
  to which neither Boise Holdings, Timber Holdings nor any Restricted Subsidiary has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

          Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of such Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

          "Receivables Financing" means any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which Boise Holdings, Timber Holdings or any Restricted Subsidiary may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets of the type specified in the definition of "Qualified Receivables Transaction".

          "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

          "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Boise Holdings, Timber Holdings or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  (a) if the Stated Maturity of the Indebtedness being Refinanced has a Stated Maturity earlier than the Stated Maturity of the Notes, such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 123 days later than the Stated Maturity of the Notes;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary of Boise Holdings or Timber Holdings that is not a Note Guarantor or Issuer that Refinances Indebtedness of Boise Holdings or Timber Holdings, as the case may be, or Indebtedness of a Subsidiary of Boise LLC that is not a Note Guarantor that Refinances Indebtedness of Boise LLC or (B) Indebtedness of Boise Holdings, Timber Holdings or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

          "Registration Rights Agreements" means the Registration Rights Agreement in respect of the Senior Notes and the Registration Rights Agreement in respect of the Senior Subordinated Notes (each, a "Registration Rights Agreement"), in each case dated October 29, 2004, among the Initial Purchasers, the Issuers and the Note Guarantors.

          "Related Business" means any business in which Boise Holdings, Timber Holdings or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

          "Related Party" means (a) with respect to Madison Dearborn Partners, LLC, (i) any investment fund controlled by or under common control with, Madison Dearborn Partners, LLC, and any officer, director or employee of Madison Dearborn Partners, LLC, and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in clause (a)(i) above; and (b) with respect to any officer or employee of Boise Holdings, Timber Holdings or any of their Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer or employee and (ii) any trust, corporation, partnership or other entity, of which an 80% or more controlling interest is held by beneficiaries, stockholders, partners or owners who are the officer or employee, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

          "Representative" means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

          "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

          "Restricted Payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to Boise Holdings, Timber Holdings or a Restricted Subsidiary, (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) and (D) dividends or distributions of shares of Capital Stock of, or Indebtedness owed to Boise Holdings, Timber Holdings or any Restricted Subsidiary by, Unrestricted Subsidiaries);

  (2)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of Boise Holdings or Timber Holdings held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Boise Holdings or Timber Holdings (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Boise Holdings or Timber Holdings that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Issuers or any Note Guarantor (other than (A) from Boise Holdings, Timber Holdings or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

          "Restricted Subsidiary" means Boise LLC, Boise Finance, and any Subsidiary of Boise Holdings or Timber Holdings that is not an Unrestricted Subsidiary.

          "Sale/Leaseback Transaction" means an arrangement relating to property owned by Boise Holdings, Timber Holdings or a Restricted Subsidiary on the Issue Date or thereafter acquired by Boise Holdings, Timber Holdings or a Restricted Subsidiary whereby Boise Holdings, Timber Holdings or a Restricted Subsidiary transfers such property to a Person and Boise Holdings, Timber Holdings or a Restricted Subsidiary leases it from such Person.

          "SEC" means the U.S. Securities and Exchange Commission.

          "Secured Indebtedness" means any Indebtedness secured by a Lien.

          "Securities Act" means the U.S. Securities Act of 1933, as amended.

          "Senior Indebtedness" means with respect to any Person:

    (1)
    Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

    (2)
    all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate, in the case of the Senior Notes, or subordinate or pari passu, in the case of the Senior Subordinated Notes, in right of payment to such Notes or the Note Guaranty of such Person of such Notes, as the case may be; provided, however, that Senior Indebtedness shall not include:

  (1)
  any obligation of such Person to Boise Holdings, Timber Holdings or any of their Subsidiaries;

  (2)
  any liability for Federal, state, local or other taxes owed or owing by such Person;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business;

  (4)
  any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

  (5)
  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture (provided that the lenders under the Credit Agreement may rely on a written representation of Boise LLC made at the time of an Incurrence of Indebtedness thereunder (or deemed made at such time pursuant to the Credit Agreement) that the Indebtedness so Incurred shall constitute "Senior Indebtedness" for purposes of the Indenture, and the Indebtedness so Incurred under the Credit Agreement shall not fail to qualify as "Senior Indebtedness" pursuant to this clause (5) as a result of such reliance).

          "Senior Subordinated Indebtedness" means, with respect to a Person, the Senior Subordinated Notes (in the case of the Issuers), the Note Guaranties of the Senior Subordinated Notes (in the case of a Note Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes or such Note Guaranty of the Senior Subordinated Notes, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

          "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Boise Holdings or Timber Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC; provided that, solely for purposes of the covenant described under "—Certain covenants—SEC reports", 5% shall be substituted for 10% for purposes of such definition.

          "Standard Securitization Undertakings" means all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by the Parent or any Subsidiary of the Parent (other than a Receivables Entity) which are customary in connection with any Qualified Receivables Transaction.

          "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

          "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

          "Stockholders Agreement" means, collectively, the Stockholders Agreements among the holders of the Capital Stock of Boise Holdings or Timber Holdings, as applicable, as described in the Offering Memorandum under the caption "Certain relationships and related transactions", as in effect in the Issue Date and giving effect to any amendment thereto (including an amendment to add additional parties) that is not materially less favorable to the Holders.

          "Subordinated Obligation" means, with respect to a Person, and with respect to a series of Notes, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to such series of Notes or a Note Guaranty of such Person of such series of Notes, as the case may be, pursuant to a written agreement to that effect. With respect to the Senior Notes, the Senior Subordinated Notes shall be Subordinated Obligations.

          "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

          "Subsidiary Guarantor" means Boise White Paper, L.L.C., Boise Building Solutions Manufacturing, L.L.C., Boise Building Solutions Distribution, L.L.C., Boise Packaging & Newsprint, L.L.C., and each other Subsidiary of Boise Holdings that hereafter guarantees the Notes pursuant to the terms of the Indenture.

          "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Issuers' obligations with respect to the Notes.

          "Tax Distributions" shall mean cash distributions by Boise Holdings to holders of its Capital Stock (the "Members") in respect of its Capital Stock for the purpose of providing the Members with funds to pay the tax liability attributable to their shares of the taxable income of Boise Holdings and its Restricted Subsidiaries and, to the extent of the amount actually received from any Unrestricted Subsidiaries, an amount required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries.

          "Telerate Page 3750" means the display designated at "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

          "Temporary Cash Investments" means any of the following:

    (1)
    any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

    (2)
    investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital and surplus aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

    (3)
    repurchase obligations for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

    (4)
    investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of Boise LLC) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to Standard & Poor's;

    (5)
    investments in securities with maturities of 365 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's or "A" by Moody's;

    (6)
    Indebtedness issued by Persons (other than Madison Dearborn Partners, LLC or any of it Affiliates) with a rating of "A" or higher by Standard & Poor's or "A-2" or higher by Moody's with maturities not exceeding two years from the date of acquisition; and

    (7)
    investments in money market funds that invest at least 95% of their assets in securities of the types described in clauses (1) through (6) above.

          "Timber LLCs" means Timber LLC I and Timber LLC II, each a Delaware limited liability company and direct Wholly Owned Subsidiary of Timber.

          "Timberlands Assets" means all the assets comprising the timberland portfolio acquired by Timber in the Acquisition.

          "Timberlands Entity" means any of Boise Holdings, Timber Holdings or any of their respective Restricted Subsidiaries that, together with its Subsidiaries, owns or controls a material amount of Timberlands Assets.

          "Timberlands Parent Entity" means either or both of Boise Holdings or Timber Holdings at the time such entity is a Timberlands Entity.

          "Timberlands Parent Entity Proceeds" means the Net Available Cash from sales, transfers or other dispositions of Capital Stock of a Timberlands Parent Entity.

          "Timberlands Proceeds" means the Net Available Cash from sales, leases, transfers or other dispositions of Timberlands Assets or Capital Stock of any Timberlands Entity (including, without limitation, any Timberlands Parent Entity), including any Timberlands Contribution.

          "Timberlands Sales" means the sale, disposition or other transfer in one or more transactions of Timberlands Assets or Capital Stock of Timberlands Entities which, together with their Subsidiaries, do not own or control material assets or operates other than Timberlands Assets for aggregate proceeds of no less than $1,485.0 million and the application of the proceeds thereof as provided in the covenant described under "—Certain covenants—Limitation on sales of assets and subsidiary stock".

          "Total Assets" as of any date of determination means the total consolidated assets, less applicable depreciation, amortization and other valuation reserves, as shown on the most recent balance sheet of (i) prior to the Timber Fall-away Date, Boise Holdings, Timber Holdings and the Restricted Subsidiaries, prepared on a Combined Consolidated Basis and (ii) following the Timber Fall-away Date, Boise Holdings and its Restricted Subsidiaries on a consolidated basis.

          "Total Consolidated Indebtedness" means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness (other than Indebtedness in respect of any Qualified Receivables Transaction, Attributable Debt and Hedging Obligations) of (i) prior to the Timber Fall-away Date, Boise Holdings, Timber Holdings and their Restricted Subsidiaries, determined on a Combined Consolidated Basis and (ii) following the Timber Fall-away Date, Boise Holdings and its Restricted Subsidiaries on a consolidated basis, in each case outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

          "Transactions" means the Acquisition, the Financing Transactions and the payment of related fees and expenses, in each case as described in the Offering Memorandum.

          "Trustee" means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

          "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

          "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

          "Unrestricted Subsidiary" means the Timber LLCs and:

    (1)
    any Subsidiary of Boise Holdings or Timber Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Boise Holdings or Timber Holdings in the manner provided below; and

    (2)
    any Subsidiary of an Unrestricted Subsidiary.

          The Boards of Directors of Boise Holdings and Timber Holdings may designate any Subsidiary of Boise Holdings (other than Boise LLC, Boise Finance and any Timber Entity) or Timber Holdings (other than any Timber Entity), as the case may be (including any newly acquired or newly formed Subsidiary), to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or (except in the case of a Receivables Entity) holds any Lien on any property of, Boise Holdings or Timber Holdings or any other Subsidiary of Boise Holdings or Timber Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain covenants—Limitation on restricted payments".

          The Boards of Directors of Boise Holdings and Timber Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) either (i) Boise LLC could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain covenants—Limitation on indebtedness" or (ii) the Consolidated Coverage Ratio would be greater immediately following such designation than immediately prior to such designation and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of Boise Holdings or Timber Holdings shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Boise Holdings or Timber Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

          "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

          "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

          "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

          "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Boise Holdings or Timber Holdings or one or more other Wholly Owned Subsidiaries.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The global notes

          The notes will be issued in the form of several registered notes in global form, without interest coupons (the "global notes"), as follows:

  •
  senior notes and senior subordinated notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A global senior note and the Rule 144A global senior subordinated note, respectively;

  •
  senior notes and senior subordinated notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will initially be represented by the temporary Regulation S global senior note and the temporary Regulation S global senior subordinated note, respectively, and, after completion of the global note exchanges described below, by the permanent Regulation S global senior note and the permanent Regulation S global senior subordinated note; and

  •
  any senior notes or senior subordinated notes sold in the secondary market to institutional accredited investors will be represented by the Institutional Accredited Investor global senior note and the Institutional Accredited Investor global senior subordinated note, respectively.

          Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

          Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

          During the Distribution Compliance Period described below, beneficial interests in the temporary Regulation S global notes may be transferred only to non-U.S. persons under Regulation S, qualified institutional buyers under Rule 144A or institutional accredited investors.

          After the Distribution Compliance Period ends, beneficial interests in the temporary Regulation S global senior note and the temporary Regulation S global senior subordinated note may be exchanged for beneficial interests in the permanent Regulation S global senior note and the permanent Regulation S global senior subordinated note, respectively, upon certification that those interests are owned either by non-U.S. persons or by U.S. persons who purchased those interests pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

          Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

          Each global note and beneficial interests in each global note will be subject to restrictions on transfer as described under "Transfer restrictions."

Exchanges among the global notes

          The Distribution Compliance Period will begin on the closing date and end 40 days after the closing date.

          Beneficial interests in one global note of a series may generally be exchanged for interests in another global note of the same series. Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global notes, the Trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

          A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-entry procedures for the global notes

          All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

          DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

          DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

          So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

          As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

          Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

          Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

          Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

          DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

Certificated notes

          Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion summarizes certain U.S. federal income and estate tax aspects of the acquisition, ownership and disposition of the notes. This discussion is a summary for general information purposes and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes by a prospective investor in light of such investor's personal circumstances. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury regulations thereunder (the "Treasury Regulations") and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This discussion deals only with beneficial owners who purchased the notes in connection with the offering at the initial offering price. Because this discussion is directed solely to prospective purchasers in the initial offering, it does not address some issues that are relevant to subsequent purchasers of the notes, including, but not limited to, the treatment of market discount for U.S. federal income tax purposes. This discussion also does not address the U.S. federal income tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" or a "conversion transaction," U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, persons liable for alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

          If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding notes should consult its own tax advisors.

          THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVISE. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

U.S. Holders

          The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, a "U.S. Holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purpose, organized under the laws of the United States or any political subdivision thereof or therein;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of the source; or

  •
  a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more "United States persons" within the meaning of the Code, have the authority to control all of its substantial decisions or a trust that was treated as a domestic trust under the law in effect before 1997, and has properly elected, under applicable Treasury Regulations to be treated as a domestic trust.

          Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

Interest income

          Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder's regular method of tax accounting). The notes are being issued without original issue discount within the meaning of Section 1273 of the Code.

          We may be obligated to pay an additional amount to the holders of the notes under certain circumstances described under "Description of notes—Registration rights." It is possible that the IRS could assert that the additional amount paid to the holders of the notes is a contingent payment. In that case, the notes may be treated as contingent payment debt instruments for U.S. federal income tax purposes, with the result that the timing, amount of income included and the character of income recognized may be different from the consequences discussed herein. Under the Treasury Regulations, however, such payments will not be subject to the special rules applicable to contingent payment debt instruments if, as of the issue date, the contingency is either "remote" or "incidental." We believe that as of the issue date the likelihood of our paying additional amounts is remote and, accordingly, we intend to take the position that, solely for these purposes, the payment of any additional amount is a remote or incidental contingency. Accordingly, the payment of any such additional amount should be taxable as ordinary income in accordance with the holder's regular method of tax accounting. Our determination that such payments are a remote or incidental contingency for these purposes is binding on a holder, unless such holder discloses in the proper manner to the IRS that it is taking a different position. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a holder might be required to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a holder. Prospective investors should consult their tax advisors as to the tax considerations relating to the payment of the additional amount.

Sale or exchange of notes

          A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange (other than pursuant to the exchange offers) or other taxable disposition of a note (other than amounts attributable to accrued interest not already taken into income, which will be taxed as ordinary income) and the holder's adjusted tax basis in the note. A holder's adjusted tax basis in the note generally will be the initial purchase price paid therefor. Gain recognized on the sale of a note should be long-term capital gain provided the holder's holding period for the note exceeds one year. In the case of a holder other than a corporation, the current maximum marginal U.S. federal income tax rate applicable to long term capital gain recognized on the sale of a note is 15%.

          If the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. The deduction of capital loss is subject to limitation. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

The exchange offers

          The exchange of notes for exchange notes pursuant to the registered exchange offers will not constitute a significant modification of the terms of the notes, and, accordingly, such exchanges should not constitute taxable exchanges for U.S. federal income tax purposes. Therefore, a holder will not recognize gain or loss upon receipt of an exchange note in the registered exchange offers; a holder's holding period for such note will include the holding period of the note surrendered and such holder's adjusted tax basis in such note will be the same as such holder's tax basis in the note surrendered. In addition, each holder of notes would continue to be required to include interest on the notes in its gross income in accordance with its method of accounting for U.S. federal income tax purposes.

Backup withholding and information reporting

          Under the Code, a U.S. Holder of a note will generally be subject to information reporting and may be subject, under certain circumstances, to backup withholding with respect to payments of interest on, or the gross proceeds from disposition of, a note. The payor will be required to withhold backup withholding tax currently at a rate of 28% if a U.S. Holder:

  •
  fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor;

  •
  furnishes an incorrect TIN;

  •
  fails to report interest or dividends properly; or

  •
  fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.

          Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit, and may entitle such holder to a refund, against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are generally exempt from information reporting and backup withholding, including corporations and tax-exempt organizations. Holders of notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

Non-U.S. holders

          The following discussion is limited to the U.S. federal income and estate tax consequences relevant to a holder of a note (other than a partnership) that is not a U.S. Holder (a "Non-U.S. Holder").

          This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the notes by any particular Non-U.S. Holder in light of such holder's personal circumstances, including holding the notes through a partnership. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates and who are subject to U.S. federal income tax because of their own status, such as U.S. residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on disposition of its note. Additionally, special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and certain expatriates, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

          For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the note will be considered "U.S. trade or business income" if such income or gain is effectively connected with the conduct of a U.S. trade or business, and in the case where an applicable income tax treaty between the United States and the country of which the holder is a qualified resident applies, such income or gain is attributable to a U.S. permanent establishment.

Stated interest

          Generally, any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as "portfolio interest." Interest on the notes will qualify as portfolio interest if:

  •
  interest paid on the note is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States;

  •
  the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of our voting stock, and is not a "controlled foreign corporation" with respect to which the co-issuers is a "related person" within the meaning of Section 864(d)(4) of the Code;

  •
  the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

  •
  the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a U.S. person (such certification may be made on a Form W-8BEN (or suitable substitute form)) and such certificate provides the beneficial owner's name and address or a financial institution holding the note on behalf of the Non-U.S. Holder, under penalties of perjury, certifies that it has received such a certificate from the Non-U.S. Holder and furnishes a paying agent with a copy thereof.

          The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax on such U.S. trade or business income; this tax is generally imposed at a rate equal to 30% (or lesser rate under an applicable income tax treaty) of the corporate Non-U.S. Holder's earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such holder's conduct of a U.S. trade or business.

          To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI, or such successor forms as the IRS designates, as applicable, prior to payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, exchange or redemption of the notes

          Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax unless such gain is U.S. trade or business income, or, subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

U.S. federal estate tax

          If a Non-U.S. Holder is an individual and is not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of the holder's death, the holder's notes will generally not be subject to the U.S. federal estate tax, unless, at the time of the holder's death (i) the holder directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all our classes of stock; or (ii) interest on the holder's notes is effectively connected with the holder's conduct of a trade or business within the United States.

Information reporting and backup withholding

          Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest payments that we make to such holder and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. In certain limited circumstances, such as interest payments which qualify as "portfolio interest", as defined in the Code, we may not be required to file an information return.

          Backup withholding will not apply to payments of principal and interest on the notes by us to a Non-U.S. Holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

          Information reporting and backup withholding tax will not apply to payments to a Non-U.S. Holder of the proceeds of the sale of notes effected by a broker, provided that either the sale occurs through a foreign office of a foreign broker that has no connection with the United States, as described in the Treasury Regulations, or such broker has in its records certain documentary evidence allowed by the Treasury Regulations that the beneficial owner is a Non-U.S. Holder or otherwise qualifies for an exemption, certain other conditions are met and the broker does not have actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

          Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

          Non-U.S. Holders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from information reporting and backup withholding under current Treasury Regulations.

PLAN OF DISTRIBUTION

          Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

          We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

          Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

          The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a partnership that includes professional corporations, Chicago, Illinois. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn Partners, LLC and some of its affiliates in connection with various legal matters. Some of the partners of Kirkland & Ellis LLP are partners in a partnership that is an investor in one or more of the investment funds affiliated with Madison Dearborn that have invested in FPH. Certain matters under Minnesota law will be passed upon by Karen E. Gowland, general counsel for Minnesota, Dakota & Western Railway Company.

EXPERTS

          Our consolidated financial statements as of December 31, 2004 and for the period from October 29, 2004 (inception) through December 31, 2004, and the financial statements of Boise Forest Products Operations (formerly owned by OfficeMax Incorporated) as of December 31, 2003 and for the period from January 1, 2004 through October 28, 2004 and for each of the years in the two-year period ended December 31, 2003 have been included herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

          KPMG LLP's report with respect to Boise Forest Products Operations (formerly owned by OfficeMax Incorporated) contains an explanatory paragraph that describes the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations" and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure."

          The consolidated financial statements of Boise Land & Timber Holdings Corp. as of December 31, 2004 and for the period from October 29, 2004 (inception) through December 31, 2004, and the financial statements of Boise Timberlands (formerly owned by OfficeMax Incorporated) as of December 31, 2003 and for the period from January 1, 2004 through October 28, 2004 and for each of the years in the two-year period ended December 31, 2003 have been included herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities being offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the securities being offered hereby, please refer to the registration statement.

          You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material are also available by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

          Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's website at http://www.sec.gov.

          We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing to:

Boise Cascade Company
1111 West Jefferson Street
Boise, Idaho 83702
Attention: Investor Relations

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Boise Cascade Holdings, L.L.C. unaudited quarterly consolidated financial statements:
Unaudited consolidated balance sheets as of March 31, 2005 and December 31, 2004	F-3
Unaudited consolidated statements of income for the three months ended March 31, 2005 and 2004 (predecessor)	F-5
Unaudited consolidated statements of cash flows for the three months ended March 31, 2005 and 2004 (predecessor)	F-6
Unaudited consolidated statement of capital for the three months ended March 31, 2005	F-7
Notes to unaudited quarterly consolidated financial statements	F-8
Boise Cascade Holdings, L.L.C. audited consolidated financial statements:
Reports of independent registered public accounting firm	F-27
Audited consolidated balance sheets as of December 31, 2004 and 2003 (predecessor)	F-29

Audited consolidated statements of income (loss) for the period October 29, 2004 (inception) through December 31, 2004, the period January 1, 2004 through October 28, 2004 (predecessor) and the years ended December 31, 2003 and 2002 (predecessor)	F-31

Audited consolidated statements of cash flows for the period October 29, 2004 (inception) through December 31, 2004, the period January 1, 2004 through October 28, 2004 (predecessor) and the years ended December 31, 2003 and 2002 (predecessor)	F-32
Audited consolidated statements of capital for the period October 29, 2004 (inception) through December 31, 2004 and the years ended December 31, 2003 and 2002 (predecessor)	F-33
Notes to consolidated financial statements	F-34
Boise Land & Timber Holdings Corp. unaudited quarterly consolidated financial statements:
Unaudited consolidated statements of income (loss) for the three months ended March 31, 2005 and 2004 (predecessor)	F-80
Unaudited consolidated balance sheets as of March 31, 2005 and December 31, 2004	F-81
Unaudited consolidated statements of cash flows for the three months ended March 31, 2005 and 2004 (predecessor)	F-83
Unaudited consolidated statements of capital for the three months ended March 31, 2005	F-84
Notes to unaudited consolidated financial statements	F-85

Boise Land & Timber Holdings Corp. audited consolidated financial statements:
Reports of independent registered public accounting firm	F-91

Audited consolidated statements of income (loss) for the period October 29, 2004 (inception) through December 31, 2004, the period January 1, 2004 through October 28, 2004 (predecessor), and the years ended December 31, 2003 and 2002 (predecessor)	F-93
Audited consolidated balance sheets as of December 31, 2004 and 2003 (predecessor)	F-94

Audited consolidated statements of cash flows for the period October 29, 2004 (inception) through December 31, 2004, the period January 1, 2004 through October 28, 2004 (predecessor), and the years ended December 31, 2003 and 2002 (predecessor)	F-96
Audited consolidated statements of capital for the period October 29, 2004 (inception) through December 31, 2004 and the years ended December 31, 2003 and 2002 (predecessor)	F-97
Notes to audited consolidated financial statements	F-98

BOISE CASCADE HOLDINGS, L.L.C.

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004
	(thousands)
ASSETS
Current
Cash and cash equivalents	$142,074	$163,345
Receivables
Trade, less allowances of $2,499 and $2,323	364,067	276,668
Related parties	48,011	42,055
Other	17,309	19,174
Inventories	647,705	594,869
Deferred income taxes	—	—
Other	17,494	15,621

	1,236,660	1,111,732

Property
Property and equipment
Land and land improvements	82,622	83,123
Buildings and improvements	206,446	204,704
Machinery and equipment	1,224,232	1,196,978

	1,513,300	1,484,805
Accumulated depreciation	(48,120)	(18,956)

	1,465,180	1,465,849
Fiber farms and timber deposits	48,748	44,646

	1,513,928	1,510,495

Note receivable from related party	—	157,509
Deferred financing costs	81,072	84,054
Goodwill	11,773	18,390
Intangible assets	33,715	34,357
Other assets	33,319	15,532

Total assets	$2,910,467	$2,932,069

See accompanying notes to unaudited quarterly consolidated financial statements.

BOISE CASCADE HOLDINGS, L.L.C.

UNAUDITED CONSOLIDATED BALANCE SHEETS (Continued)

	March 31, 2005	December 31, 2004
	(thousands)
LIABILITIES AND CAPITAL
Current
Current portion of long-term debt	$—	$13,300
Accounts payable
Trade	359,940	310,148
Related parties	236	150
Accrued liabilities
Compensation and benefits	78,967	62,495
Interest payable	15,103	8,584
Other	54,355	43,631

	508,601	438,308

Debt
Long-term debt, less current portion	1,568,000	1,966,700
Note payable to related party	256,123	—

	1,824,123	1,966,700

Other
Deferred income taxes	—	—
Compensation and benefits	135,804	133,648
Other long-term liabilities	24,680	23,573

	160,484	157,221

Commitments and contingent liabilities
Capital
Series A equity units—no par value; 66,000,000 units authorized and outstanding	37,595	36,868
Series B equity units—no par value; 549,000,000 units authorized; 548,928,750 and 549,000,000 outstanding	375,464	332,972
Series C equity units—no par value; 38,165,775 units authorized; 35,556,860 and 35,600,120 outstanding	4,200	—
Accumulated other comprehensive income	—	—

Total capital	417,259	369,840

Total liabilities and capital	$2,910,467	$2,932,069

See accompanying notes to unaudited quarterly consolidated financial statements.

BOISE CASCADE HOLDINGS, L.L.C.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Boise Holdings	Predecessor
	Three Months Ended March 31,
	2005	2004
	(thousands)
Sales
Trade	$1,281,935	$1,187,438
Related parties	150,336	120,597

	1,432,271	1,308,035

Costs and expenses
Materials, labor and other operating expenses	1,220,658	1,115,147
Fiber costs from related parties	17,609	27,842
Depreciation, amortization and depletion	30,637	57,736
Selling and distribution expenses	62,336	60,055
General and administrative expenses	19,204	19,467
Other expense, net	127	9,164

	1,350,571	1,289,411

Income from operations	81,700	18,624

Equity in net income of affiliates	—	5,064
Foreign exchange (loss) gain	(793)	141
Change in fair value of interest rate swaps	15,200	—
Interest expense	(32,079)	(20,604)
Interest income	1,350	157

	(16,322)	(15,242)

Income before income taxes	65,378	3,382
Income tax provision	(639)	(1,275)

Net income	$64,739	$2,107

See accompanying notes to unaudited quarterly consolidated financial statements.

BOISE CASCADE HOLDINGS, L.L.C.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Boise Holdings	Predecessor
	Three Months Ended March 31,
	2005	2004
	(thousands)
Cash provided by (used for) operations
Net income	$64,739	$2,107
Items in net income not using (providing) cash
Equity in net income of affiliates	—	(5,064)
Depreciation, depletion and amortization of deferred financing costs and other costs	34,159	57,736
Pension and other postretirement benefit expense	7,130	23,441
Change in fair value of interest rate swaps	(15,200)	—
Management equity units expense	782	—
Other	793	(388)
Decrease (increase) in working capital
Receivables	(91,490)	(51,905)
Inventories	(52,836)	(29,340)
Accounts payable and accrued liabilities	73,732	48,153
Pension and other postretirement benefit payments	(145)	(23,441)
Current and deferred income taxes	—	5,168
Other	922	(510)

Cash provided by operations	22,586	25,957

Cash provided by (used for) investment
Expenditures for property and equipment	(33,532)	(40,977)
Repayment of note receivable from related party	157,509	—
Sale of assets	—	8,952
Other	(1,991)	(7,200)

Cash provided by (used for) investment	121,986	(39,225)

Cash provided by (used for) financing
Tax distribution to members	(9,425)	—
Note payable to related party	256,123	—
Payments of long-term debt	(412,000)	(34,165)
Net equity transactions with OfficeMax	—	47,433
Other	(541)	—

Cash provided by (used for) financing	(165,843)	13,268

Decrease in cash and cash equivalents	(21,271)	—
Balance at beginning of the period	163,345	—

Balance at end of the period	$142,074	$—

See accompanying notes to unaudited quarterly consolidated financial statements.

BOISE CASCADE HOLDINGS, L.L.C.

UNAUDITED CONSOLIDATED STATEMENT OF CAPITAL

	Series A Equity Units		Series B Equity Units		Series C Equity Units
							Total Capital
	Units	Amount	Units	Amount	Units	Amount
	(thousands)
Balance at December 31, 2004	66,000	$36,868	549,000	$332,972	35,600	$—	$369,840

Net income	—	—	—	59,368	—	5,371	64,739
Management equity units expensed	—	—	—	782	—	—	782
Other comprehensive income
Cash flow hedges(1)	—	—	—	1,184	—	—	1,184
Paid-in-kind dividend	—	727	—	(727)	—	—	—
Tax distribution to members	—	—	—	(18,076)	—	(1,171)	(19,247)
Repurchase of equity units	—	—	(71)	(39)	(43)	—	(39)

Balance at March 31, 2005	66,000	$37,595	548,929	$375,464	35,557	$4,200	$417,259

(1)
Comprehensive income for the quarter ended March 31, 2005 was $65.9 million and the balance of other comprehensive income at March 31, 2005 was $7.4 million.

See accompanying notes to unaudited quarterly consolidated financial statements.

BOISE CASCADE HOLDINGS, L.L.C.
NOTES TO UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation

          On May 9, 2005, we converted from a limited liability company to a C corporation and changed our name from Boise Cascade Holdings, L.L.C. to Boise Cascade Company. As used in these consolidated financial statements, the terms "Boise," "Boise Holdings" and "we" refer to Boise Cascade Company and its consolidated subsidiaries and their predecessors in interest. The terms "Boise Forest Products Operations" and "predecessor" refer to the paper and forest products assets of OfficeMax Incorporated (OfficeMax) that we acquired on October 29, 2004, from OfficeMax. OfficeMax was formerly known as Boise Cascade Corporation. See Note 2, Purchase of OfficeMax's Paper and Forest Products Assets, for additional information.

          We are a diversified North American paper and forest products company. We are headquartered in Boise, Idaho. These unaudited quarterly consolidated financial statements present the financial results of Boise for the three months ended March 31, 2005, and the results of Boise Forest Products Operations for the three months ended March 31, 2004. We have five reportable segments: Paper, Packaging & Newsprint, Wood Products, Building Materials Distribution and Corporate and Other. Historically, OfficeMax conducted Boise Forest Products Operations in three segments: Boise Paper Solutions, Boise Building Solutions and Corporate and Other. We have recast the financial statements of our predecessor included herein to conform to our current segment presentation. See Note 12, Segment Information, for additional information on our reportable segments.

          The predecessor financial statements include accounts specifically attributed to Boise Forest Products Operations and a portion of OfficeMax's shared corporate general and administrative expenses. These shared services included, but were not limited to, finance, accounting, legal, information technology and human resource functions. Some of OfficeMax's corporate costs related solely to Boise Forest Products Operations and were allocated in full to these operations. Shared corporate general and administrative expenses not specifically identifiable to Boise Forest Products Operations have been allocated based on sales, assets and labor costs. The predecessor financial statements also include an allocation of OfficeMax's interest expense based on average asset balances (see Note 9). The predecessor's results have been or will be included in OfficeMax's consolidated tax returns. Income taxes in the predecessor periods of these consolidated financial statements have been calculated as if Boise Forest Products Operations was a separate taxable entity (see Note 5). Information on the allocations and related-party transactions is included in Note 3, Transactions With Related Parties.

          The predecessor financial information may not reflect what our results of operations would have been had we operated as a separate stand-alone company and may not be indicative of our future results of operations. In addition, the predecessor financial information is not comparable to our results of operations due to the impact of purchase accounting.

          The quarterly consolidated financial statements have not been audited by an independent registered public accounting firm, but in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly the results for the periods presented. Net income for the three months ended March 31, 2005 and 2004, involved estimates and accruals. Actual results may vary from those estimates. Quarterly results are not necessarily indicative of results that may be expected for the year.

          Certain amounts in prior years' consolidated financial statements have been reclassified to conform with the current year's presentation. These reclassifications did not affect net income.

2.    Purchase of OfficeMax's Paper and Forest Products Assets

          On October 29, 2004, we acquired OfficeMax's paper and forest products assets, other than its timberlands operations, for an aggregate purchase price of $2,196.5 million, including approximately $140 million of related fees and expenses (the Acquisition). For more information about our purchase of OfficeMax's paper and forest products assets, see Note 2, Purchase of OfficeMax's Paper and Forest Products Assets, in our audited consolidated financial statements.

          We accounted for the Acquisition using the purchase method of accounting. As a result, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the Acquisition. The excess of the purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill.

          The initial purchase price allocations may be adjusted within one year of the purchase date for changes in estimates of the fair value of assets acquired and liabilities assumed. We have not completed the assessment of the fair value of our fiber farms and may allocate a higher portion of the purchase price to those assets. An increase in those values would reduce goodwill. During the three months ended March 31, 2005, we reduced goodwill by $6.6 million (see Note 8, Goodwill and Intangible Assets), primarily due to a one-time pension curtailment gain recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 88, Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, net of an increase of $0.9 million to reflect severance cost adjustments. See "Restructuring Activities."

Restructuring Activities

          In connection with the Acquisition, we are evaluating the acquired facilities and organizational structure. In accordance with the provisions of Emerging Issues Task Force (EITF) 95-3, Recognition of Liabilities in Connection With a Purchase Business Combination, exit activities related to the Acquisition will increase goodwill. We have one year from the acquisition date to develop our restructuring plans and adjust goodwill. At December 31, 2004, we had finalized a portion of our plans in sufficient detail to meet the requirements of EITF 95-3 to record a liability. During the three months ended March 31, 2005, we recorded an additional restructuring reserve of $0.9 million. This adjustment reflects additional severance costs and increases the total reserve recorded since the Acquisition to $15.2 million, most of which relates to severance costs for 330 employees. At March 31, 2005, we had terminated approximately 270 employees. Most of these costs will be paid during 2005.

          At March 31, 2005, approximately $9.7 million of the 2004 restructuring reserves was included in "Accrued liabilities, Compensation and benefits," and $0.3 million was included in "Accrued liabilities, Other." Restructuring reserve liability account activity related to these 2004 charges is as follows (in thousands):

	Severance	Other	Total
2004 restructuring reserve	$13,768	$501	$14,269
Charges against reserve	(1,012)	(1)	(1,013)

Restructuring reserve at December 31, 2004	12,756	500	13,256
Charges against reserve	(3,831)	(317)	(4,148)
Reserve charged to goodwill	854	70	924

Restructuring reserve at March 31, 2005	$9,779	$253	$10,032

          We have not completed our restructuring plans for the acquired businesses. We expect to complete our plans by the end of the second quarter of 2005. When those plans are finalized, we may record additional restructuring liabilities and increase goodwill.

3.    Transactions With Related Parties

          During the predecessor period presented, our predecessor participated in OfficeMax's cash management system. Cash receipts attributable to our predecessor's operations were collected by OfficeMax, and cash disbursements were funded by OfficeMax. The net effect of these transactions has been reflected as "Net equity transactions with OfficeMax" in the Consolidated Statement of Cash Flow. The following table includes the components of net equity transactions with OfficeMax (in thousands):

Predecessor
Three Months Ended March 31, 2004
Cash collections	$(1,265,239)
Payment of accounts payable	1,234,871
Capital expenditures and acquisitions	40,977
Income taxes	1,275
Net debt payments	34,165
Corporate general and administrative allocation	6,710
Other	(5,326)

Net equity transactions with OfficeMax	$47,433

          During the predecessor period presented, our predecessor used services and administrative staff of OfficeMax. These services included, but were not limited to, finance, accounting, legal, information technology and human resource functions. The costs not specifically identifiable to Boise Forest Products Operations were allocated based on average sales, assets and labor costs. For the predecessor three months ended March 31, 2004, the allocated costs amounted to $6.7 million. These costs are included in "General and administrative expenses" in the Consolidated Statement of Income. Management believes these allocations are a reasonable reflection of our predecessor's use of such services. However, they may not necessarily be indicative of costs to be incurred by us in the future.

          At December 31, 2004, we had a $157.5 million note receivable from Boise Land & Timber Holdings Corp. (Timber Holdings) recorded as "Note receivable from related party" on our Consolidated Balance Sheet. The note was repaid in February 2005. The note accrued interest at 6%. For the three months ended March 31, 2005, we recorded $0.9 million of interest income from the note.

          During each of the periods presented, we sold paper and paper products to OfficeMax at sales prices that approximated market. During the three months ended March 31, 2005, sales to OfficeMax were $150.3 million. For the three months ended March 31, 2004, sales to OfficeMax were $119.0 million. These sales are included in "Sales, Related parties" in the Consolidated Statements of Income.

          During each of the periods presented, we purchased fiber from related parties at prices that approximated market. During the three months ended March 31, 2005, fiber purchases from Boise Land & Timber Corp., a subsidiary of Timber Holdings, were $17.6 million. For the three months ended March 31, 2004, fiber purchases from OfficeMax's timberlands operations were $27.8 million. The costs associated with these purchases are recorded as "Fiber costs from related parties" in the Consolidated Statements of Income.

          During the predecessor period, most Boise Forest Products Operations employees, along with some employees of OfficeMax, participated in OfficeMax's defined benefit pension plans. In addition, most employees of Boise Forest Products Operations were eligible for participation in OfficeMax's defined contribution plans. During the predecessor period, our predecessor treated its participants in OfficeMax's plans as participants in multiemployer plans. Boise Forest Products Operations did, however, incur costs associated with the employees who participated in OfficeMax's plans. For the three months ended March 31, 2004, the Consolidated Statement of Income included $26.3 million of expenses attributable to our participation in OfficeMax's defined benefit and defined contribution plans.

          Boise Forest Products Operations employees and former employees also participated in OfficeMax's other postretirement benefit plans. All of the postretirement benefit plans are unfunded (see Note 11). In addition, employees participated in OfficeMax's stock compensation programs.

          For more information, see Note 13, Retirement and Benefit Plans, in our audited consolidated financial statements.

4.    Other (Income) Expense, Net

          "Other (income) expense, net" includes miscellaneous income and expense items. The components of "Other (income) expense, net" in the Consolidated Statements of Income are as follows (in thousands):

	Boise Holdings	Predecessor
	Three Months Ended March 31,
	2005	2004
Loss on sales of assets	$219	$1,574
Sale of plywood and lumber operations	—	7,123
Sale of receivables	—	622
Other, net	(92)	(155)

	$127	$9,164

5.    Income Taxes

          Prior to the conversion to a C corporation, we held and operated the majority of our businesses and assets as limited-liability companies, which are not subject to entity-level federal income taxation. The taxes with respect to these operations are payable by our equity holders in accordance with their respective ownership percentages. We expect that we will make cash distributions to permit our equity holders to pay the taxes incurred prior to our conversion to a C corporation. Both our senior secured credit facilities and the indenture governing our notes permit these distributions.

          In February 2005, our board of directors authorized us to pay our equity investors amounts sufficient to fund their 2004 tax obligations related to their investment in us and to make estimated 2005 quarterly tax payments. During the three months ended March 31, 2005, we paid $9.4 million in tax distributions and recorded $9.8 million in "Accrued liabilities, Other" on our Consolidated Balance Sheet for additional future payments.

          In addition to the businesses and assets held and operated by limited liability companies, we have small corporations that are subject to federal, state and local income taxes. As of March 31, 2005, these corporations accrued income taxes of $639,000, which consisted of $459,000 accrued for U.S. federal taxes, $139,000 accrued for U.S. state taxes and $41,000 accrued for Canadian taxes. There are no deferred tax assets or liabilities for these corporations.

          In the predecessor period presented, Boise Forest Products Operations results were included in the consolidated income tax returns of OfficeMax. However, in the predecessor financial statements, income taxes were provided based on a calculation of the income tax expense that would have been incurred if our predecessor had operated as a separate taxpayer. Income taxes have been provided for all items included in the Consolidated Statement of Income, regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded.

6.    Investments in Equity Affiliates

          In May 2004, Boise Forest Products Operations sold its 47% interest in Voyageur Panel, which owned an oriented strand board plant in Barwick, Ontario, Canada, to Ainsworth Lumber Co. Ltd.

          Prior to the sale, Boise Forest Products Operations accounted for the joint venture under the equity method. Accordingly, the results do not include the joint venture's sales but do include $5.1 million of equity in earnings for the three months ended March 31, 2004.

7.    Inventories

          Inventories include the following (in thousands):

	March 31, 2005	December 31, 2004
Finished goods and work in process	$438,418	$384,772
Logs	46,224	62,406
Other raw materials and supplies	163,063	147,691

	$647,705	$594,869

8.    Goodwill and Intangible Assets

          Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets of businesses acquired. We account for goodwill in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which requires us to assess our acquired goodwill and intangible assets with indefinite lives for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. We will assess goodwill and intangible assets with indefinite lives in the fourth quarter of each year using a fair-value-based approach. We will also evaluate the remaining useful lives of our finite-lived purchased intangible assets to determine whether any adjustments to the useful lives are necessary. The finite-lived purchased intangible assets consist of customer relationships and technology. These intangible assets are discussed in more detail below.

          Changes in the carrying amount of our goodwill by segment are as follows (in thousands):

	Paper	Packaging & Newsprint	Wood Products	Building Materials Distribution	Corporate and Other	Total
Balance at December 31, 2004	$8,776	$1,510	$3,198	$348	$4,558	$18,390
Purchase price adjustments (Note 2)	(1,317)	80	(822)	—	(4,558)	(6,617)

Balance at March 31, 2005	$7,459	$1,590	$2,376	$348	$—	$11,773

          Intangible assets represent the values assigned to trade names and trademarks, customer relationships and technology. The trade names and trademarks assets have an indefinite life and are not amortized. All other intangible assets are amortized over their expected useful lives.

Customer relationships are amortized over five years, and technology is amortized over three to five years. Intangible assets consisted of the following (in thousands):

	Period Ended March 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names and trademarks	$22,800	$—	$22,800
Customer relationships	6,800	(502)	6,298
Technology	5,080	(463)	4,617

	$34,680	$(965)	$33,715

	Period Ended December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names and trademarks	$22,800	$—	$22,800
Customer relationships	6,800	(227)	6,573
Technology	5,080	(96)	4,984

	$34,680	$(323)	$34,357

          Intangible asset amortization expense was $0.6 million and $0.04 million for the three months ended March 31, 2005 and 2004, respectively. The estimated amortization expense is $2.5 million in each of 2005, 2006 and 2007, $2.3 million in 2008 and $1.8 million in 2009.

9.    Debt

          At March 31, 2005, our long-term debt consisted of the following (in thousands):

March 31, 2005
Revolving credit facility, due 2010	$—
Tranche B term loan, due 2011	918,000
Senior floating-rate notes, due 2012	250,000
7.125% senior subordinated notes, due 2014	400,000
Note payable to related party, due 2015	256,123

1,824,123
Less current portion	—

$1,824,123

          Our senior secured credit facilities, which we entered into in October 2004 in connection with the Acquisition, consist of a six-year senior secured revolving credit facility and a seven-year senior secured Tranche B term loan.

          In October 2004, our subsidiary, Boise Cascade L.L.C. (Boise LLC), and its affiliates entered into a six-year senior secured revolving credit facility as part of the senior secured credit arrangements used to partially fund the Acquisition. We are a guarantor of the facility, and it is secured by substantially all of the operating assets and equity interests of Boise LLC and its affiliates. The agreement permitted us to borrow as much as $400.0 million at variable interest rates based on the London InterBank Offered Rate (LIBOR), the prime rate or the federal funds effective rate. We had no borrowings under the agreement at March 31, 2005. At March 31, 2005, $72.1 million of letters of credit were considered a draw on the revolver, thus reducing our borrowing capacity to $327.9 million. Letters of credit issued under the terms of the revolving credit facility were charged at a rate of 2.5%, including the fronting fee. In addition, we were charged a fee of 0.5% on the average daily unused portion of our revolving credit facility balance.

          In October 2004, Boise LLC and its affiliates also entered into a seven-year senior secured floating-rate $1,330.0 million Tranche B term loan. The Tranche B term loan was available only to fund the Acquisition and was part of the senior secured credit facilities. The interest rate on the term loan is based on LIBOR plus 225 basis points. At March 31, 2005, our borrowing rate under the term loan was 5.1%, and $918.0 million was outstanding.

          In October 2004, we issued $250.0 million of senior unsecured floating-rate notes due 2012 and $400.0 million of 7.125% senior subordinated notes due 2014. We may redeem all or part of the notes at any time at redemption prices defined in the indenture. Net proceeds from the notes were used to fund a portion of the purchase price for the Acquisition. If we sell specific assets or experience specific kinds of changes in control, we must offer to purchase the notes. At March 31, 2005, our borrowing rate for the $250.0 million senior floating-rate notes was 5.5%. We have entered into interest rate swaps to hedge the cash flow risk from the variable interest payments on the $250.0 million senior floating-rate notes, which gave us an effective interest rate of 6.6% at March 31, 2005 (see Note 10).

          We paid approximately $85.9 million of fees and expenses associated with the foregoing debt transactions. The fees are being amortized over the shorter of the call period or the term of the loan, which range from three to eight years. At March 31, 2005, we had $81.1 million of costs recorded in "Deferred financing costs" on our Consolidated Balance Sheet. As discussed below, we amended and restated our senior secured credit facilities, and we will incur a $43.0 million charge related to the write-off of the Tranche B term loan deferred financing costs in connection with this amendment and restatement. This $43.0 million charge will be reflected in our Consolidated Statement of Income (Loss) for the second quarter of 2005.

          At March 31, 2005, our average interest rate was 5.9%.

          At March 31, 2005, there were no scheduled payments of long-term debt through 2009. In February 2005, we repaid $412.0 million of our Tranche B term loan, primarily with proceeds from a related-party loan from a subsidiary of Timber Holdings and the repayment by such subsidiary of a loan we had previously made to it. This repayment eliminated our scheduled payments of long-term debt through 2009 and reduced the payments thereafter to $1.6 billion. The principal amount of the related-party loan we received from a subsidiary of Timber Holdings, which initially was $264.8 million, is subject to adjustment based on transactions between such subsidiary and us and matures on February 4, 2015. At March 31, 2005, the loan balance was $256.1 million and was recorded as "Note payable to related party" on our Consolidated Balance Sheet. The note accrues interest at 8%. During the three months ended March 31, 2005, we recorded $3.1 million of interest expense related to the note.

Amendment and Restatement

          On April 18, 2005, we amended and restated our senior secured credit facilities (the Facilities). Our amended and restated Facilities consist of an $840.0 million Tranche D term loan and a $475.0 million revolving credit facility. In connection with this transaction, we repaid all amounts outstanding under our Tranche B term loan. We are required to make scheduled principal payments on the Tranche D term loan in the amount of $6.3 million in 2005, $8.4 million in each of 2006 through 2009, and $6.3 million in 2010. The Tranche D term loan matures on October 28, 2011. Borrowings under the Tranche D term loan are based on the prime rate, the federal funds effective rate plus 50 basis points, or LIBOR plus 175 basis points. At April 18, 2005, our borrowing under the new term loan was at a rate of 4.7%. The maturity of the revolving credit facility did not change as a result of this amendment and restatement.

          In addition, the Facilities permit us to pay dividends equal to 50% of consolidated net income, as defined in the Facilities, that has accumulated since October 29, 2004. If the accumulated consolidated net income is less than $70 million, the agreement permits the payment of up to $35 million in dividends.

Predecessor Period

          In the predecessor period presented, our predecessor participated in OfficeMax's centralized cash management system. Cash advances necessary to fund Boise Forest Products Operations' major improvements to, and replacements of, property and acquisitions and expansion, to the extent not provided through internally generated funds, were provided by OfficeMax's cash or funded with debt. In the predecessor period presented, interest costs were allocated to our predecessor based on its average asset balances. The interest expense attributable to the debt allocated from OfficeMax is included in our Consolidated Statement of Income. We believe the allocation of interest is a reasonable reflection of Boise Forest Products Operations' interest costs.

10. Financial Instruments

          For the three months ended March 31, 2005, $150.3 million, or 10% of our total sales, were to OfficeMax, which represents a concentration in the volume of business transacted and the revenue generated from these transactions. Apart from these sales, concentration of credit risks with respect to trade receivables is limited due to the wide variety of customers and channels to and through which our products are sold, as well as their dispersion across many geographic areas.

          Changes in interest and currency rates expose us to financial market risk. We occasionally use derivative financial instruments, such as interest rate swaps, rate hedge agreements, forward purchase contracts and forward exchange contracts, to hedge underlying debt obligations or anticipated transactions. We do not use them for trading purposes. For qualifying interest hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swap or underlying debt.

          Our obligations under our senior secured credit facilities and senior notes expose us to changes in short-term interest rates since interest rates on this debt are variable. In November 2004, we entered into four interest rate swaps with a total notional amount of $550 million to hedge the exposure to interest rate fluctuations associated with our Tranche B term loan. The swaps on $300 million of our Tranche B term loan were fixed at an average pay rate of

3.3% and expire in December 2007, while the swaps on $250 million of our Tranche B term loan were fixed at an average pay rate of 3.5% and expire in December 2008. We also entered into two 3.7% interest rate swaps with an aggregate notional amount of $250 million to hedge the exposure to floating-rate interest rate risks associated with our senior floating-rate notes. These swaps expire in October 2009. All of the swaps were designated as cash flow hedges. Accordingly, changes in the fair value of the interest rate swaps, net of taxes, were recorded in "Series B equity units" and reclassified to "Interest expense" as interest expense was recognized on the LIBOR-based debt. Amounts reclassified for the three months ended March 31, 2005, increased interest expense by $1.9 million. Assuming no change in interest rates, an additional $1.2 million will be reclassified in 2005 as interest expense related to our $250.0 million senior floating-rate notes. Ineffectiveness related to these hedges, calculated using the hypothetical derivative method, was not significant (see Note 9).

          The $300 million interest rate swaps expiring in December 2007 and the $250 million interest rate swaps expiring in December 2008 were specifically designated to hedge the variable interest rate exposure associated with our Tranche B term loan. Prior to March 31, 2005, we decided to pursue a refinancing of our Tranche B term loan in anticipation of our planned initial public offering. Because it was probable at March 31, 2005 that we would no longer have future variable rate interest payments under the Tranche B term loan, the original designation of the cash flow hedging relationship could not be maintained. We were required under generally accepted accounting principles to reclassify amounts in other comprehensive income related to these interest rate swaps and recognize the change in the fair value of interest rate swaps in our income statement. On April 28, 2005, these interest rate swaps were redesignated as hedges of the cash flow risk from the LIBOR-based variable interest payments on the term loans borrowed under our senior credit facilities. As a result of the accounting treatment of these hedges, we recognized $15.2 million of non-cash income in the first quarter of 2005 and will recognize $5.3 million of non-cash expense in the second quarter of 2005. The $9.9 million of net income recognized during these periods will result in higher interest expense over the remaining life of the interest rate swaps. This will increase our interest expense by approximately $2.3 million in 2005, $3.3 million in 2006, $3.1 million in 2007 and $1.2 million in 2008.

          As described in Note 9, Debt, in the predecessor period presented OfficeMax allocated debt and interest costs to Boise Forest Products Operations based on its average asset balances. OfficeMax occasionally used derivative financial instruments, such as interest rate swaps, rate hedge agreements and forward exchange contracts, to hedge underlying debt obligations or anticipated transactions. The effects of these financial instruments are not included in the predecessor financial statements other than through OfficeMax's allocations to our predecessor.

11. Retirement and Benefit Plans

Pension and Other Postretirement Benefit Plans

          Some of our employees are covered by noncontributory defined benefit pension plans. The pension benefit for eligible salaried employees is based primarily on the employees' years of service and highest five-year average compensation. The benefit for eligible hourly employees is generally based on a fixed amount per year of service. We use a December 31 measurement date for our pension plans.

          We also sponsor contributory defined contribution savings plans for most of our salaried and hourly employees. For the three months ended March 31, 2005 and 2004, total expense for these plans was $3.4 million and $4.6 million, respectively.

          We also have postretirement healthcare benefit plans. The type of retiree healthcare benefits and the extent of coverage vary based on employee classification, date of retirement, location and other factors. All of our postretirement healthcare plans are unfunded. We explicitly reserve the right to amend or terminate our retiree medical plans at any time, subject only to constraints, if any, imposed by the terms of collective bargaining agreements. Accrual of costs pursuant to accounting standards does not affect, or reflect, our ability to amend or terminate these plans. Amendment or termination may significantly affect the amount of expense incurred. We use a December 31 measurement date for our postretirement benefit plans.

          During the predecessor period, most Boise Forest Products Operations employees, along with some employees of OfficeMax, participated in OfficeMax's defined benefit pension plans. In addition, most employees of Boise Forest Products Operations were eligible for participation in OfficeMax's defined contribution plans. During the predecessor period, Boise Forest Products Operations treated its participants in OfficeMax's plans as participants in multiemployer plans. Accordingly, no assets or liabilities related to OfficeMax's defined benefit pension plans are reflected in the predecessor Consolidated Balance Sheet. Boise Forest Products Operations did, however, incur costs associated with the employees who participated in OfficeMax's plans in the Consolidated Statement of Income.

          The following represents the components of net periodic pension and postretirement benefit costs in accordance with revised SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits. The components of net periodic benefit cost are as follows (in thousands):

	Pension Benefits		Other Benefits
	Boise Holdings	Predecessor	Boise Holdings	Predecessor
	Three Months Ended March 31,		Three Months Ended March 31,
	2005	2004	2005	2004
Service cost	$6,363	$7,723	$159	$298
Interest cost	7,703	20,191	269	1,374
Expected return on plan assets	(7,585)	(19,352)	—	—
Recognized actuarial loss	94	7,334	—	291
Amortization of prior service costs and other	—	5,684	—	(252)

Company-sponsored plans	6,575	21,580	428	1,711
Multiemployer pension plans	127	150	—	—

Net periodic benefit cost	$6,702	$21,730	$428	$1,711

          Under the terms of the Acquisition, OfficeMax retained all pension costs related to employees who retired or were terminated on or before July 31, 2004 and all postretirement benefits costs related to employees who retired or were terminated before the Acquisition. In addition, OfficeMax transferred sufficient assets from its employee defined benefit pension plans to fund our accumulated benefit obligation for the employees of the acquired businesses at a 6.25% discount rate, which improved the funded position of the pension plans. The reduced liability and increased funding significantly reduced expense for pension and other benefits in the three months ended March 31, 2005, compared to the predecessor period a year ago.

          In 2005, there is no required minimum contribution to our pension plans.

12. Segment Information

          There are no significant differences in our basis of segmentation or in our basis of measurement of segment profit or loss from that disclosed in our 2004 audited consolidated financial statements.

          An analysis of our operations by segment is as follows (in millions):

	Boise Holdings
	Sales
					Income (Loss) Before Taxes	Depreciation, Amortization and Depletion
	Trade	Related Parties	Intersegment	Total			EBITDA(a)
Three months ended March 31, 2005
Paper	$195.8	$150.3	$11.7	$357.8	$29.2	$13.0	$42.2
Packaging & Newsprint	174.5	—	19.3	193.8	4.5	9.2	13.7
Wood Products	207.8	—	114.6	322.4	33.1	5.3	38.4
Building Materials Distribution	696.2	—	—	696.2	24.4	2.0	26.4
Corporate and Other	7.7	—	11.7	19.4	(10.3)	1.1	(9.2)

	1,282.0	150.3	157.3	1,589.6	80.9	30.6	111.5

Intersegment eliminations	—	—	(157.3)	(157.3)	—	—	—
Change in fair value of interest rate swaps	—	—	—	—	15.2	—	—
Interest expense	—	—	—	—	(32.1)	—	—
Interest income	—	—	—	—	1.4	—	—

	$1,282.0	$150.3	$—	$1,432.3	$65.4	$30.6	$111.5

	Predecessor
	Sales							Equity in Net Income of Affiliates
					Income (Loss) Before Taxes	Depreciation, Amortization and Depletion
	Trade	Related Parties	Intersegment	Total			EBITDA(a)
Three months ended March 31, 2004
Paper	$199.6	$119.0	$12.1	$330.7	$(25.8)	$35.5	$9.7	$—
Packaging & Newsprint	138.0	—	15.7	153.7	(12.4)	10.3	(2.1)	—
Wood Products	222.9	1.6	96.8	321.3	44.1	6.7	50.8	5.1
Building Materials Distribution	619.2	—	—	619.2	24.9	1.9	26.8	—
Corporate and Other	7.7	—	14.4	22.1	(7.0)	3.3	(3.6)	—

	1,187.4	120.6	139.0	1,447.0	23.8	57.7	81.6	5.1

Intersegment eliminations	—	—	(139.0)	(139.0)	—	—	—	—
Interest expense	—	—	—	—	(20.6)	—	—	—
Interest income	—	—	—	—	0.2	—	—	—

	$1,187.4	$120.6	$—	$1,308.0	$3.4	$57.7	$81.6	$5.1

(a)
EBITDA represents income (loss) before interest expense, interest income and changes in fair value of interest rate swaps, income tax provision (benefit) and depreciation, amortization and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense and interest income distorts management's ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability, the exclusion of interest expense and associated significant cash requirements and the exclusion of depreciation, amortization and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA only supplementally. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

13. Commitments and Guarantees

Commitments

          We have commitments for leases and long-term debt that are discussed further in Note 7, Leases, and Note 11, Debt, in our 2004 audited consolidated financial statements and Note 9, Debt, in these unaudited financial statements. For information on our other commitments, see Note 17, Commitments and Guarantees, in our 2004 audited consolidated financial statements. At March 31, 2005, there have been no material changes regarding the commitments outside the ordinary course of business.

Guarantees

          For information on our guarantees, see Note 17, Commitments and Guarantees, in our 2004 audited consolidated financial statements, and the indemnification information disclosed below, which considers the effect of the Timberlands Sale in February 2005.

          In connection with the Timberlands Sale, we, along with Timber Holdings, have agreed to indemnify the purchasers for any breach of representation or warranty or covenant contained in the purchase agreement. Our indemnification obligations, with certain exceptions, survive until February 4, 2006, and are subject to a deductible of $16.5 million and an aggregate cap of $100.0 million. In addition, the purchasers have agreed that, if the events giving rise to an indemnification claim against us and Timber Holdings also give rise to an indemnification claim against OfficeMax under OfficeMax's indemnification obligations arising from its sale of the timberlands operations, the purchasers will pursue remedies directly and exclusively against OfficeMax. In connection with the foregoing, Forest Products Holdings, L.L.C., an entity controlled by Madison Dearborn Partners, LLC, assigned to the purchasers all of its rights to indemnification by OfficeMax with respect to the timberlands operations.

14. Legal Proceedings and Contingencies

          We are involved in litigation and administrative proceedings arising in the normal course of our business. In the opinion of management, our recovery, if any, or our liability, if any, under pending litigation or administrative proceedings, would not materially affect our financial position or results of operations. For information concerning legal proceedings and contingencies, see our 2004 Consolidated Financial Information.

15. Subsequent Event

          On May 9, 2005 we converted from a limited liability company to a corporation and changed our name to Boise Cascade Company. In connection with the conversion, the Series A equity units were exchanged for shares of Series A preferred stock, the Series B equity units were exchanged for shares of Class B common stock and the Series C equity units were exchanged for shares of Class C common stock.

16. Consolidating Guarantor and Non-Guarantor Financial Information

          The following consolidating financial information presents balance sheets, statements of operations and cash flow information related to the Company's business. The senior notes are guaranteed on a senior basis, and the senior subordinated notes are guaranteed on a senior subordinated basis, in each case jointly and severally by Boise Cascade Company, Timber Holdings and by each of their existing and future subsidiaries (other than the co-issuers, Boise Cascade LLC and Boise Cascade Finance Corporation). The Non-Guarantors are the Company's foreign subsidiaries. Other than the consolidated financial statements and footnotes for Boise Cascade Company and Boise Land & Timber Holdings Corp., financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material to investors.

Boise Cascade Company and subsidiaries
consolidating balance sheets at March 31, 2005

	Boise Cascade Company (Parent)	Boise Cascade LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(thousands)
ASSETS
Current
Cash and cash equivalents	$—	$139,732	$35	$2,307	$—	$142,074
Receivables
Trade, less allowances	—	—	358,323	5,744	—	364,067
Intercompany	—	1	3,105	3,406	(6,512)	—
Related parties	—	—	48,011	—	—	48,011
Other	—	2,699	9,086	5,524	—	17,309
Inventories	—	17	626,457	21,231	—	647,705
Other	—	14,440	2,631	423	—	17,494

	—	156,889	1,047,648	38,635	(6,512)	1,236,660

Property
Property and equipment
Land and land improvements	—	7,600	74,575	447	—	82,622
Buildings and improvements	—	24,447	175,481	6,518	—	206,446
Machinery and equipment	—	4,361	1,184,905	34,966	—	1,224,232

	—	36,408	1,434,961	41,931	—	1,513,300
Accumulated depreciation	—	(818)	(39,117)	(8,185)	—	(48,120)

	—	35,590	1,395,844	33,746	—	1,465,180
Fiber farms and timber deposits	—	—	37,169	11,579	—	48,748

	—	35,590	1,433,013	45,325	—	1,513,928

Deferred financing costs	—	81,072	—	—	—	81,072
Goodwill	—	—	11,773	—	—	11,773
Intangible assets	—	—	33,715	—	—	33,715
Investments in affiliates	417,259	153,098	—	—	(570,357)	—
Other assets	—	27,927	4,924	468	—	33,319

Total assets	$417,259	$454,576	$2,531,073	$84,428	$(576,869)	$2,910,467

Boise Cascade Company and subsidiaries
consolidating balance sheets at March 31, 2005 (Continued)

	Boise Cascade Company (Parent)	Boise Cascade LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(thousands)
LIABILITIES AND CAPITAL
Current
Accounts payable
Trade	$—	$34,521	$320,073	$5,346	$—	$359,940
Intercompany	—	2	3,407	3,103	(6,512)	—
Related parties	—	27	209	—	—	236
Accrued liabilities
Compensation and benefits	—	29,104	49,260	603	—	78,967
Interest payable	—	15,103	—	—	—	15,103
Other	—	18,873	33,434	2,048	—	54,355

	—	97,630	406,383	11,100	(6,512)	508,601

Debt
Long-term debt, less current portion	—	1,568,000	—	—	—	1,568,000
Note payable to related party	—	256,123	—	—	—	256,123

	—	1,824,123	—	—	—	1,824,123

Other
Compensation and benefits	—	135,804	—	—	—	135,804
Other long-term liabilities	—	13,784	10,896	—	—	24,680

	—	149,588	10,896	—	—	160,484

Due to (from) affiliates	—	(2,034,024)	2,016,820	17,204	—	—

Capital
Series A equity units	37,595	—	—	—	—	37,595
Series B equity units	375,464	—	—	—	—	375,464
Series C equity units	4,200	—	—	—	—	4,200
Subsidiary equity	—	417,259	96,974	56,124	(570,357)	—

Total capital	417,259	417,259	96,974	56,124	(570,357)	417,259

Total liabilities and capital	$417,259	$454,576	$2,531,073	$84,428	$(576,869)	$2,910,467

Boise Cascade Company and subsidiaries
consolidating statements of operations
for the three months ended March 31, 2005

	Boise Cascade Company (Parent)	Boise Cascade LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(thousands)
Sales
Trade	$—	$—	$1,269,964	$11,971	$—	$1,281,935
Intercompany	—	—	—	12,603	(12,603)	—
Related parties	—	—	150,336	—	—	150,336

	—	—	1,420,300	24,574	(12,603)	1,432,271

Costs and expenses
Materials, labor and other operating expenses	—	—	1,208,355	24,906	(12,603)	1,220,658
Fiber costs from related parties	—	—	17,609	—	—	17,609
Depreciation, amortization and depletion	—	722	29,147	768	—	30,637
Selling and distribution expenses	—	—	61,869	467	—	62,336
General and administrative expenses	—	9,128	10,076	—	—	19,204
Other expense, net	—	40	(782)	869	—	127

	—	9,890	1,326,274	27,010	(12,603)	1,350,571

Income (loss) from operations	—	(9,890)	94,026	(2,436)	—	81,700

Foreign exchange (loss) gain	—	200	(104)	(889)	—	(793)
Change in fair value of interest rate swaps	—	15,200	—	—	—	15,200
Interest expense	—	(32,078)	—	(1)	—	(32,079)
Interest expense—intercompany	—	(3)	—	(114)	117	—
Interest income	—	1,272	68	10	—	1,350
Interest income—intercompany	—	100	17	—	(117)	—

	—	(15,309)	(19)	(994)	—	(16,322)

Income (loss) before income taxes and equity in net income (loss) of affiliates	—	(25,199)	94,007	(3,430)	—	65,378
Income tax provision	—	(12)	(597)	(30)	—	(639)

Income (loss) before equity in net income (loss) of affiliates	—	(25,211)	93,410	(3,460)	(64,739)	—
Equity in net income of affiliates	64,739	89,950	—	—	(89,950)	64,739

Net income (loss)	$64,739	$64,739	$93,410	$(3,460)	$(154,689)	$64,739

Boise Cascade Company and subsidiaries
consolidating statements of cash flows for the
three months ended March 31, 2005

	Boise Cascade Company (Parent)	Boise Cascade LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(thousands)
Cash provided by (used for) operations
Net income (loss)	$—	$(25,211)	$93,410	$(3,460)	$(64,739)	$—
Equity in net income (loss) of affiliates	64,739	89,950	—	—	(89,950)	64,739
Items in net income not using (providing) cash
Depreciation, depletion and amortization of deferred financing costs and other costs	—	4,246	29,145	768	—	34,159
Pension and other postretirement benefit expense	—	929	6,201	—	—	7,130
Change in fair value of interest rate swaps	—	(15,200)	—	—	—	(15,200)
Management equity units expense	—	782	—	—	—	782
Other	—	(200)	104	889	—	793
Decrease (increase) in working capital
Receivables	—	2,253	(91,322)	(6,086)	3,665	(91,490)
Inventories	—	1	(48,711)	(4,126)	—	(52,836)
Accounts payable and accrued liabilities	—	8,847	65,645	2,905	(3,665)	73,732
Pension and other postretirement benefit payments	—	(145)	—	—	—	(145)
Other	—	271	716	(65)	—	922

Cash provided by operations	64,739	66,523	55,188	(9,175)	(154,689)	22,586

Cash provided by (used for) investment
Expenditures for property and equipment	—	(2,993)	(26,353)	(4,186)	—	(33,532)
Repayment of note receivable from related party	—	157,509	—	—	—	157,509
Other	—	90	(1,236)	(845)	—	(1,991)

Cash provided by (used for) investment	—	154,606	(27,589)	(5,031)	—	121,986

Boise Cascade Company and subsidiaries
consolidating statements of cash flows for the
three months ended March 31, 2005 (Continued)

	Boise Cascade Company (Parent)	Boise Cascade LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(thousands)
Cash provided by (used for) financing
Tax distribution to members	—	(9,425)	—	—	—	(9,425)
Note payable to related party	—	256,123	—	—	—	256,123
Payments of long-term debt	—	(412,000)	—	—	—	(412,000)
Other	—	(1,541)	—	1,000	—	(541)

Cash provided by (used for) financing	—	(166,843)	—	1,000	—	(165,843)

Due to (from) affiliates	(64,739)	(75,113)	(27,603)	12,766	154,689	—

Decrease in cash and cash equivalents	—	(20,827)	(4)	(440)	—	(21,271)
Balance at beginning of the period	—	160,559	39	2,747	—	163,345

Balance at end of the period	$—	$139,732	$35	$2,307	$—	$142,074

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Boise Cascade Company (formerly Boise Cascade Holdings, L.L.C.):

          We have audited the accompanying consolidated balance sheet of Boise Cascade Holdings, L.L.C. and subsidiaries as of December 31, 2004, and the related consolidated statements of income, capital, and cash flows for period from October 29, 2004 (inception) through December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boise Cascade Holdings, L.L.C. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the period from October 29, 2004 (inception) through December 31, 2004, in conformity with U.S. generally accepted accounting principles.

          /s/ KPMG LLP

Boise, Idaho
March 31, 2005, except as to Notes 20 and 21 to the consolidated financial statements, as to which the date is June 9, 2005.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of OfficeMax Incorporated:

          We have audited the accompanying balance sheet of Boise Forest Product Operations (formerly owned by OfficeMax Incorporated) as of December 31, 2003, and the related statements of income (loss), capital, and cash flows for the period from January 1, 2004 through October 28, 2004 and for each of the years in the two-year period ended December 31, 2003. These financial statements are the responsibility of the management of OfficeMax Incorporated. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boise Forest Product Operations (formerly owned by OfficeMax Incorporated) as of December 31, 2003, and the results of its operations and its cash flows for the period from January 1, 2004 through October 28, 2004 and for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

          As discussed in Note 1 and Note 5 to the financial statements, in 2003, Boise Forest Product Operations (formerly owned by OfficeMax Incorporated) adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, and the fair-value-based method of accounting for stock-based employee compensation using the prospective method of transition under the provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

          /s/ KPMG LLP

Boise, Idaho
March 29, 2005

BOISE CASCADE HOLDINGS, L.L.C.

CONSOLIDATED BALANCE SHEETS

	Boise Holdings	Predecessor
	December 31, 2004	December 31, 2003
	(thousands)
ASSETS
Current
Cash and cash equivalents	$163,345	$—
Receivables
Trade, less allowances of $2,323 and $3,075	276,668	105,362
Related parties	42,055	28,703
Other	19,174	24,114
Inventories	594,869	501,380
Deferred income taxes	—	29,055
Other	15,621	10,708

	1,111,732	699,322

Property
Property and equipment
Land and land improvements	83,123	31,325
Buildings and improvements	204,704	577,083
Machinery and equipment	1,196,978	4,315,741

	1,484,805	4,924,149
Accumulated depreciation	(18,956)	(2,758,806)

	1,465,849	2,165,343
Fiber farms and timber deposits	44,646	86,547

	1,510,495	2,251,890

Note receivable from related party	157,509	—
Deferred financing costs	84,054	8,465
Goodwill	18,390	11,639
Intangible assets	34,357	192
Investments in equity affiliates	—	44,232
Other assets	15,532	108,095

Total assets	$2,932,069	$3,123,835

See accompanying notes to consolidated financial statements.

BOISE CASCADE HOLDINGS, L.L.C.

CONSOLIDATED BALANCE SHEETS (Continued)

	Boise Holdings	Predecessor
	December 31, 2004	December 31, 2003
	(thousands)
LIABILITIES AND CAPITAL
Current
Short-term borrowings	$—	$2,894
Current portion of long-term debt	13,300	46,296
Accounts payable
Trade	310,148	274,584
Related parties	150	6,089
Accrued liabilities
Compensation and benefits	62,495	90,655
Interest payable	8,584	19,034
Other	43,631	55,184

	438,308	494,736

Debt
Long-term debt, less current portion	1,966,700	1,222,127

Other
Deferred income taxes	—	486,088
Compensation and benefits	133,648	148,470
Other long-term liabilities	23,573	43,720

	157,221	678,278

Commitments and contingent liabilities
Capital
Series A equity units—no par value; 66,000,000 units authorized and outstanding	36,868	—
Series B equity units—no par value; 549,000,000 units authorized and outstanding	332,972	—
Series C equity units—no par value; 38,165,775 units authorized; 35,600,120 outstanding	—	—
Retained losses	—	—
Business unit equity	—	727,832
Accumulated other comprehensive income	—	862

Total capital	369,840	728,694

Total liabilities and capital	$2,932,069	$3,123,835

See accompanying notes to consolidated financial statements.

BOISE CASCADE HOLDINGS, L.L.C.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Boise Holdings	Predecessor
	October 29 (inception) through December 31, 2004		Year Ended December 31,
		January 1 through October 28, 2004
			2003	2002
	(thousands)
Sales
Trade	$779,953	$4,417,440	$4,217,305	$3,864,312
Related parties	92,774	444,608	436,415	411,954

	872,727	4,862,048	4,653,720	4,276,266

Costs and expenses
Materials, labor and other operating expenses	733,509	4,122,045	3,982,229	3,653,510
Fiber costs from related parties	24,451	95,537	113,818	110,775
Depreciation, amortization and depletion	20,037	193,816	229,820	233,811
Selling and distribution expenses	40,118	211,319	224,338	203,544
General and administrative expenses	10,608	79,317	69,703	73,572
Other (income) expense, net	(23)	25,348	32,806	11,824

	828,700	4,727,382	4,652,714	4,287,036

Income (loss) from operations	44,027	134,666	1,006	(10,770)

Equity in net income (loss) of affiliates	—	6,308	8,716	(1,454)
Gain on sale of equity affiliate	—	46,498	—	—
Foreign exchange gain (loss)	1,181	912	2,672	(133)
Interest expense	(22,182)	(72,124)	(92,935)	(94,803)
Interest income	2,005	557	850	1,006

	(18,996)	(17,849)	(80,697)	(95,384)

Income (loss) before income taxes and cumulative effect of accounting change	25,031	116,817	(79,691)	(106,154)
Income tax (provision) benefit	(329)	(47,351)	36,471	45,248

Income (loss) before cumulative effect of accounting change	24,702	69,466	(43,220)	(60,906)
Cumulative effect of accounting change, net of income tax	—	—	(4,133)	—

Net income (loss)	$24,702	$69,466	$(47,353)	$(60,906)

See accompanying notes to consolidated financial statements.

BOISE CASCADE HOLDINGS, L.L.C.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Boise Holdings
		Predecessor
	October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004	Year Ended December 31
			2003	2002
	(thousands)
Cash provided by (used for) operations
Net income (loss)	$24,702	$69,466	$(47,353)	$(60,906)
Items in net income (loss) not using (providing) cash
Equity in net (income) loss of affiliates	—	(6,308)	(8,716)	1,454
Depreciation, depletion and amortization of deferred financing costs and other costs	22,361	193,816	229,820	233,811
Pension and other postretirement benefit expense	2,907	66,623	58,927	25,266
Deferred income tax provision	—	—	10,580	8,607
Cumulative effect of accounting change, net of income tax	—	—	4,133	—
Restructuring activities	—	—	(806)	(750)
Sale and write-down of assets	—	(46,745)	14,699	—
Other	(1,181)	(912)	(2,738)	134
Decrease (increase) in working capital, net of acquisitions
Receivables	121,952	(320,901)	(783)	13,095
Inventories	(21,403)	(15,433)	(4,204)	(46,905)
Accounts payable and accrued liabilities	85,568	74,437	23,196	8,512
Pension and other postretirement benefit payments	(62)	(66,623)	(58,927)	(25,266)
Current and deferred income taxes	—	9,342	(1,893)	1,343
Other	(4,368)	(4,548)	3,330	1,758

Cash provided by (used for) operations	230,476	(47,786)	219,265	160,153

Cash provided by (used for) investment
Expenditures for property and equipment	(28,727)	(139,638)	(173,923)	(144,984)
Expenditures for fiber farms	(173)	(579)	(1,173)	(1,111)
Acquisition of businesses and facilities	(2,196,452)	—	—	(6,073)
Note receivable from related party	(157,509)	—	—	—
Sale of assets	—	103,229	—	—
Other	(2,627)	(141)	(17,528)	6,014

Cash used for investment	(2,385,488)	(37,129)	(192,624)	(146,154)

Cash provided by (used for) financing
Additions to long-term debt for acquisition	2,020,000	—	—	—
Payments of long-term debt	(40,000)	—	—	—
Issuance of equity units	338,877	—	—	—
Net equity transactions with OfficeMax	—	67,131	(27,569)	(7,585)
Net debt issuances (payments)	—	17,784	928	(6,414)
Other	(520)	—	—	—

Cash provided by (used for) financing	2,318,357	84,915	(26,641)	(13,999)

Increase in cash and cash equivalents	163,345	—	—	—
Balance at beginning of the period	—	—	—	—

Balance at end of the period	$163,345	$—	$—	$—

See accompanying notes to consolidated financial statements.

BOISE CASCADE HOLDINGS, L.L.C.

CONSOLIDATED STATEMENTS OF CAPITAL

	Business Unit Equity	Accumulated Other Comprehensive Income (Loss)	Total Capital
		(thousands)
Predecessor
Balance at December 31, 2001	$871,245	$—	$871,245

Comprehensive income (loss):
Net loss	(60,906)	—	(60,906)
Other comprehensive income, net of tax
Cash flow hedges	—	896	896

Comprehensive income (loss)	(60,906)	896	(60,010)
Net equity transactions with OfficeMax	(7,585)	—	(7,585)

Balance at December 31, 2002	$802,754	$896	$803,650

Comprehensive (loss):
Net loss	(47,353)	—	(47,353)
Other comprehensive loss, net of tax
Cash flow hedges	—	(34)	(34)

Comprehensive loss	(47,353)	(34)	(47,387)
Net equity transactions with OfficeMax	(27,569)	—	(27,569)

Balance at December 31, 2003	$727,832	$862	$728,694

	Series A Equity Units		Series B Equity Units		Series C Equity Units
							Total Capital
	Units	Amount	Units	Amount	Units	Amount
	(thousands)
Boise Holdings
Balance at October 29, 2004 (inception)	—	$—	—	$—	—	$—	$—

Equity issued for acquisition	66,000	36,367	549,000	302,510	—	—	338,877
Net income	—	—	—	24,702	—	—	24,702
Series C equity units issued	—	—	—	—	35,600	—	—
Paid-in-kind dividend	—	501	—	(501)	—	—	—
Other comprehensive income Cash flow hedges	—	—	—	6,261	—	—	6,261

Balance at December 31, 2004	66,000	$36,868	549,000	$332,972	35,600	$—	$369,840

See accompanying notes to consolidated financial statements.

BOISE CASCADE HOLDINGS, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Basis of Presentation

          As used in these financial statements, the terms "Boise Holdings" and "we" refer to Boise Cascade Holdings, L.L.C., and its consolidated subsidiaries and their predecessors in interest. The terms "Boise Forest Products Operations" and "predecessor" refer to the paper and forest products assets of OfficeMax Incorporated (OfficeMax) that we acquired on October 29, 2004, from OfficeMax. OfficeMax was formerly known as Boise Cascade Corporation. See Note 2, Purchase of OfficeMax's Paper and Forest Products Assets, for additional information.

          We are a diversified North American paper and forest products company. We are headquartered in Boise, Idaho. The financial statements present the financial results of Boise Holdings for the period of October 29 through December 31, 2004, and the results of Boise Forest Products Operations for the years prior to 2004 and for the period of January 1 through October 28, 2004. We have five reportable segments: Paper, Packaging & Newsprint, Wood Products, Building Materials Distribution and Corporate and Other. Historically, OfficeMax conducted Boise Forest Products Operations in three segments: Boise Paper Solutions, Boise Building Solutions and Corporate and Other. We have recast the financial statements of our predecessor included herein to conform to our current segment presentation. See Note 16, Segment Information, for additional information on our reportable segments.

          OfficeMax's paper and forest products operations included timberland assets, which were allocated to OfficeMax's Boise Paper Solutions and Boise Building Solutions. Since the timberland operations were not acquired by us, they are not included in these financial statements.

          The predecessor financial statements include accounts specifically attributed to Boise Forest Products Operations and a portion of OfficeMax's shared corporate general and administrative expenses. These shared services included, but were not limited to, finance, accounting, legal, information technology and human resource functions. Some of OfficeMax's corporate costs related solely to Boise Forest Products Operations and were allocated in full to these operations. Shared corporate general and administrative expenses not specifically identifiable to Boise Forest Products Operations have been allocated based on sales, assets and labor costs. The predecessor financial statements also include an allocation of OfficeMax's total debt and related interest expense based on average asset balances (see Note 11). The predecessor's results have been or will be included in OfficeMax's consolidated tax returns. Income taxes in the predecessor periods of these financial statements have been calculated as if Boise Forest Products Operations was a separate taxable entity (see Note 6). Information on the allocations and related-party transactions is included in Note 3, Transactions With Related Parties.

Consolidation and Use of Estimates

          The financial statements include the accounts of Boise Holdings and its subsidiaries after elimination of intercompany balances and transactions. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

Foreign Currency Translation

          The functional currency for our operations outside the United States is the U.S. dollar. Nonmonetary assets and liabilities and related depreciation and amortization for these foreign operations are remeasured into U.S. dollars using historical exchange rates. Remaining assets and liabilities are remeasured into U.S. dollars using the exchange rates as of the Balance Sheet date. Revenue and expense items are remeasured into U.S. dollars using an average exchange rate for the period. The foreign exchange gains (losses) reported in the Statements of Income (Loss) arose from the remeasurements into the U.S. dollar.

Revenue Recognition

          We recognize revenue when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, our price to the buyer is fixed and determinable and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is dependent on shipping terms. Revenue is recorded at the time of shipment for terms designated free on board (f.o.b.) shipping point. For sales transactions designated f.o.b. destination, revenue is recorded when the product is delivered to the customer's delivery site.

Cash and Cash Equivalents

          At December 31, 2004, cash equivalents consisted of short-term investments that had a maturity of three months or less at the date of purchase. Cash equivalents totaled $105.8 million at December 31, 2004. During the predecessor periods presented, our predecessor participated in OfficeMax's cash management system. Cash receipts attributable to our predecessor's operations were collected by OfficeMax, and cash disbursements were funded by OfficeMax (see Note 3). Our predecessor did not record interest income or expense related to these transactions. The net effect of these transactions was included in "Business unit equity" in the predecessor Balance Sheet. As such, the amount of cash and cash equivalents recorded in the predecessor period does not represent the amount required or generated by Boise Forest Products Operations.

Vendor Rebates and Allowances

          We receive rebates and allowances from our vendors under a number of different programs, including vendor marketing programs. These rebates and allowances are accounted for in accordance with Emerging Issues Task Force (EITF) 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received From a Vendor. Rebates and allowances received from our vendors are recognized as a reduction of "Materials, labor and other operating expenses" when the product is sold, unless the rebates and allowances are linked to a specific incremental cost to sell a vendor's product. Amounts received from vendors that are linked to specific selling and distribution expenses are recognized as a reduction of "Selling and distribution expenses" in the period the expense is incurred.

          Included in the vendor rebate programs referred to above are various volume purchase rebate programs. These programs generally include annual purchase targets and may offer increasing tiered rebates based on our reaching defined purchase levels. For such tiered rebate programs, the company calculates an estimated consideration based on the probability of the rebate being earned during the year. We review sales projections and related purchases on a quarterly basis and adjust the estimated consideration accordingly. We record consideration received for these programs as a reduction of "Materials, labor and other operating expenses" as the related inventory is sold.

          We also provide rebates to our customers based on the volume of their purchases. We provide the rebates to increase the sell-through of our products. As of December 31, 2004 and 2003, we had $20.4 million and $11.1 million, respectively, of rebates payable to our customers recorded in "Accrued liabilities, other" on the Balance Sheets.

Inventory Valuation

          Inventories are valued at the lower of cost or market. For the period ended December 31, 2004, cost is based on the average or first-in, first-out (FIFO) methods of inventory valuation. During the predecessor periods, cost was based on the last-in, first-out (LIFO) method of inventory valuation for raw materials and finished goods inventories at most of the domestic building materials and paper manufacturing facilities. At December 31, 2003, approximately 45% of the inventories were accounted for under this method. For all other inventories, cost was based on the average or FIFO valuation methods. Manufactured inventories include costs for materials, labor and factory overhead. Log inventories include the costs of harvesting the timber.

          Inventories include the following:

	Boise Holdings	Predecessor
	December 31, 2004	December 31, 2003
	(thousands)
Finished goods and work in process	$384,772	$342,633
Logs	62,406	58,170
Other raw materials and supplies	147,691	144,742
LIFO reserve	—	(44,165)

	$594,869	$501,380

Property and Equipment

          Property and equipment are recorded at cost. Cost includes expenditures for major improvements and replacements and the amount of interest cost associated with significant capital additions. For all periods presented, capitalized interest was not material. Gains and losses from sales and retirements are included in income (loss) as they occur. In the predecessor periods presented, our predecessor determined depreciation on the straight-line method over the useful lives of the assets or a units-of-production method that approximated straight-line over three to five years. For the period of October 29 through December 31, 2004, we used the straight-line method of depreciation.

          The estimated useful lives of depreciable assets are generally as follows: building and improvements, 15 to 40 years; furniture and equipment, 3 to 10 years; and machinery, equipment and delivery trucks, 2 to 20 years. Leasehold improvements are amortized over the lesser of the term of the lease, including option periods we are reasonably assured of exercising, or 20 years.

Fiber Farms and Timber Deposits

          The financial statements include our cottonwood fiber farm in our Paper segment and our eucalyptus plantation land in Brazil in our Wood Products segment. Costs for activities related to the establishment of a new crop of trees are capitalized, while costs for administration, insurance, property taxes and interest are expensed. We charge capitalized costs, excluding land, against revenue at the time the timber is sold, based on periodically determined depletion rates. These charges are included in "Depreciation, amortization and depletion" in the accompanying Statements of Income (Loss).

          Our cottonwood fiber farm is a short-rotation fiber farm that has a growing cycle averaging six to seven years. The eucalyptus in Brazil has a growing cycle averaging 12 to 14 years. Costs for planting, thinning, fertilization, pest control, herbicide application and irrigation are capitalized. These capitalized costs are accumulated by specifically identifiable farms. As harvesting occurs, the accumulated capitalized costs are charged against harvest revenues as depletion.

          In all the periods presented, we acquired a portion of our fiber requirements from OfficeMax's timberlands operations (Boise Timberlands), which in October 2004 were sold by OfficeMax to Boise Land & Timber Holdings Corp., or Timber Holdings, an affiliate that is majority owned by our majority equityholder. In February 2005, Timber Holdings sold all of its timberlands to Forest Capital Partners, LLC, an unaffiliated party, for $1.65 billion in cash (Timberlands Sale). In connection with the Timberlands Sale, we entered into a number of long-term fiber supply agreements with Forest Capital. Our total obligations for timber purchases under contracts with third parties, including Forest Capital, are estimated to be approximately $1.0 billion. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our financial statements until contract payment terms take effect. The obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, timber availability and the status of environmental appeals.

Long-Lived Asset Impairment

          We account for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment of long-lived assets exists when the carrying value of an asset exceeds its fair value and when the carrying value is not recoverable through future operations. We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. In December 2003, our predecessor recorded a $14.7 million pretax charge for the write-down of impaired assets at its plywood and lumber operations in Yakima, Washington. For more information, see Note 4, Other (Income) Expense, Net.

Goodwill

          We account for goodwill and other intangible assets in accordance with Financial Accounting Standards Board (FASB) SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets of businesses acquired. We assess goodwill at least annually using a fair-value-based approach. Our predecessor completed its annual assessment in accordance with SFAS No. 142 in first quarter 2004 and 2003, and determined that there was no impairment.

Investments in Equity Affiliates

          We use the equity method to account for investments that we do not control but in which we have significant influence. We periodically review the recoverability of investments in equity affiliates. The measurement of possible impairment is based on the estimated fair value of our investment (see Note 9).

Deferred Software Costs

          We defer internal-use software costs that benefit future years. These costs are amortized on the straight-line method over the expected life of the software, typically three to five years. "Other assets" in the Balance Sheets includes deferred software costs of $5.5 million and $8.7 million at December 31, 2004 and 2003, respectively. For the periods of October 29 through December 31, 2004, and January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, amortization of deferred software costs totaled $0.4 million, $2.8 million, $3.4 million and $5.1 million, respectively.

Asset Retirement Obligations

          We account for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs. This statement requires us to record an asset and a liability (discounted) for estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill's expected useful life. Previously, we accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred. We record liabilities when assessments and/or remedial efforts are probable and the cost can be reasonably estimated. At December 31, 2004 and 2003, $10.3 million and $11.5 million, respectively, of asset retirement obligations were recorded on the Balance Sheets. The liabilities are based on the best estimate of current costs and are updated periodically to reflect current technology, laws and regulations, inflation and other economic factors. The difference between the periods was primarily attributable to accretion expense. We do not have any assets legally restricted for purposes of settling asset retirement obligations. See Note 5, Accounting Changes, for the impact of adopting SFAS No. 143 on the Statements of Income (Loss).

Equity Compensation

          We account for our Management Equity Agreement under SFAS No. 123 (revised 2004), Share-Based Payment. Awards under our Management Equity Agreement vest over periods up to five years. See Note 15, Management Equity Agreement, for a discussion of the plan and the method we use to calculate compensation expense.

          During the predecessor periods presented, stock compensation was granted to our employees under OfficeMax's stock compensation plans. In 2003, our predecessor adopted the fair-value-based method of accounting for stock-based employee compensation using the prospective method of transition for all employee awards granted on or after January 1, 2003. Awards vested over periods of up to three years. Therefore, the cost related to stock-based employee compensation included in the determination of the Boise Forest Products Operations net loss in 2003 is less than that which would have been recognized if the fair-value-based method had been applied to all awards since the original effective date of SFAS No. 123. For more information, see Note 5, Accounting Changes.

          The following table illustrates the effect on net income (loss) if we had applied the fair-value-based method to all outstanding and unvested awards in each period:

	Boise Holdings	Predecessor
	October 29 (inception) through December 31, 2004		Year Ended December 31
		January 1 through October 28, 2004
			2003	2002
	(thousands)
Reported net income (loss)	$24,702	$69,466	$(47,353)	$(60,906)
Add: Total stock-based employee compensation expense included in reported net income (loss), net of related tax effects	—	8,924	2,618	—
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	—	(8,924)	(5,820)	(6,716)

Pro forma net income (loss)	$24,702	$69,466	$(50,555)	$(67,622)

          To calculate stock-based employee compensation expense under SFAS No. 123, our predecessor estimated the fair value of each option grant on the date of grant, using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003 and 2002: risk-free interest rates of 4.0% in each year, expected dividends of 60 cents per share per year, expected lives of 4.3 years and expected stock price volatility of 40% in each year.

          OfficeMax allocated compensation expense for restricted stock awards based on the fair value of their stock on the date of grant. Our predecessor recognized the expense over the vesting period. See Note 14, Equity.

Research and Development Costs

          We expense research and development costs as incurred. For the period of October 29 through December 31, 2004, research and development expenses were $0.2 million. For the period of January 1 through October 28, 2004, research and development expenses were $1.9 million, compared with $2.4 million and $2.3 million for the years ended December 31, 2003 and 2002, respectively.

Advertising Costs

          We expense the cost of advertising as incurred. The costs are recorded in "Selling and distribution expenses." For the period of October 29 through December 31, 2004, advertising expense was $1.2 million. For the period of January 1 through October 28, 2004, advertising expense was $7.9 million, compared with $9.9 million and $7.4 million for the years ended December 31, 2003 and 2002, respectively.

Recently Adopted Accounting Standards

          In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. This statement requires an entity to use the fair-value method to recognize in the income statement the fair value of stock options and other equity-based compensation issued to employees on the grant date and eliminates an entity's ability to account for share-based compensation transactions using the intrinsic-value method of accounting in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, which was permitted under SFAS No. 123 as originally issued. We adopted this statement effective October 29, 2004.

          In November 2004, the FASB's EITF reached a consensus on EITF 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations. We adopted EITF 03-13 on January 1, 2005, and it did not have a material impact on our financial position or results of operations.

          In September 2004, the SEC staff made an announcement at the EITF meeting prohibiting the use of the residual method to value acquired assets other than goodwill. SEC Staff Announcement, Topic No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, requires registrants to apply the guidance to business combinations completed after September 29, 2004. We did not use the residual method to value the assets we acquired from OfficeMax.

          In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued a revised FASB Interpretation No. 46 (FIN 46R). FIN 46R requires some variable-interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The adoption of FIN 46R did not have a material effect on our financial position or results of operations for any of the periods presented.

          See Note 5, Accounting Changes, for a discussion of SFAS No. 143, Accounting for Asset Retirement Obligations, and SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, and their effect on the financial statements. In addition, see Note 13, Retirement and Benefit Plans, for a discussion of FASB Staff Position 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

Reclassifications

          Certain amounts in prior period financial statements have been reclassified to conform with the current period presentation. These reclassifications did not affect net income (loss).

2.    Purchase of OfficeMax's Paper and Forest Products Assets

          On October 29, 2004, we acquired OfficeMax's paper and forest products assets, other than its timberlands operations, for an aggregate purchase price of $2,196.5 million, including approximately $140 million of related fees and expenses (the Acquisition). The purchase price was determined based on negotiations between Madison Dearborn Partners, LLC (MDP) and OfficeMax. As part of the Acquisition, we entered into an Additional Consideration Agreement with OfficeMax, pursuant to which we agreed to adjust the purchase price based on changes in paper prices over the six-year period following the closing of the Acquisition. Under the Additional Consideration Agreement, we could pay to OfficeMax, or OfficeMax could pay to us, a maximum aggregate amount of $125.0 million, in each case net of payments received. The recorded purchase price does not include the effect, if any, of this contingent consideration. We allocated the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Estimated fair values were derived through consideration and application of standard valuation approaches and techniques.

          We accounted for the Acquisition using the purchase method of accounting. Accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the Acquisition. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of October 29, 2004. The initial purchase price allocations may be adjusted within one year of the purchase date for changes in estimates of the fair value of assets as acquired and liabilities assumed. We have not completed the assessment of the fair value of our fiber farms and may allocate a higher portion of the purchase price to these assets. An increase in those values would reduce goodwill.

October 29, 2004
(thousands)
Current assets	$1,045,797
Property and equipment	1,456,216
Fiber farms and timber deposits	43,534
Deferred financing costs	85,858
Goodwill	4,121
Intangible assets	34,680
Other assets	9,921

Assets acquired	2,680,127

Current liabilities	326,189
Long-term liabilities	157,486

Liabilities assumed	483,675

Net assets acquired	$2,196,452

          The excess of the purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill. We recorded $1.5 million, $0.9 million, $1.4 million and $0.3 million of goodwill in our Paper, Packaging & Newsprint, Wood Products and Building Materials Distribution segments, respectively.

          The amount allocated to intangible assets was attributed to the following categories of intangibles:

(thousands)
Trade names and trademarks	$22,800
Customer relationships	6,800
Technology	5,080

$34,680

          The trade name and trademark assets represent the fair value of the Boise Cascade name and other trade names and trademarks. This asset has an indefinite life and is not amortized. All other intangible assets are amortized over their expected useful lives. Customer relationships are amortized over five years, and technology is amortized over three to five years.

          On the Acquisition date, Forest Products Holdings, L.L.C. (Parent), a newly formed holding company controlled by MDP and OfficeMax made a cash equity investment in us of $338.9 million. This equity investment consisted of $242.4 million invested by Parent in exchange for 440 million of our Class B equity units and $96.5 million invested by OfficeMax in exchange for 109 million and 66 million of our Class B and Class A equity units, respectively. See the Statement of Capital and Note 14, Equity, for a discussion of the change in equity units and their holders since the date of the Acquisition and a discussion of the rights and privileges of the equity units.

          The following table summarizes unaudited pro forma financial information assuming the Acquisition had occurred on January 1, 2004.

          This unaudited pro forma financial information does not necessarily represent what would have occurred if the Acquisition had taken place on the date presented and should not be taken as representative of our future consolidated results of operations or financial position.

2004
(thousands)
Sales	$5,734,775
Net income	$258,388

Restructuring Activities

          In connection with the Acquisition, we are evaluating the acquired facilities and organizational structure. In accordance with the provisions of Emerging Issues Task Force (EITF) 95-3, Recognition of Liabilities in Connection With a Purchase Business Combination, exit activities related to the Acquisition will increase goodwill. We have one year from the acquisition date to develop our restructuring plans and adjust goodwill. As of December 31, 2004, we had finalized a portion of our plans in sufficient detail to meet the requirements of EITF 95-3 to record a liability. Accordingly, we recorded a reserve of $14.3 million, most of which related to severance costs for 310 employees. Of that amount, we recorded $7.3 million in our Paper segment, $0.6 million in our Packaging & Newsprint segment, $1.8 million in our Wood Products segment and $4.6 million in our Corporate and Other segment. Most of these costs will be paid in 2005.

          At December 31, 2004, approximately $12.8 million of the 2004 restructuring reserves were included in "Accrued liabilities, compensation and benefits," and $0.5 million was included in "Accrued liabilities, other." Restructuring reserve liability account activity related to these 2004 charges is as follows:

	Severance	Other	Total
	(thousands)
2004 restructuring reserve	$13,768	$501	$14,269
Charges against reserve	(1,012)	(1)	(1,013)

Restructuring reserve at December 31, 2004	$12,756	$500	$13,256

          We have not completed our restructuring plans for the acquired businesses. We expect to complete our plans by the end of the second quarter of 2005. When those plans are finalized, we expect to record additional restructuring liabilities and increase goodwill.

3.    Transactions With Related Parties

          During the predecessor periods presented, our predecessor participated in OfficeMax's cash management system. Cash receipts attributable to our predecessor's operations were collected by OfficeMax, and cash disbursements were funded by OfficeMax. The net effect of these transactions has been reflected as "Net equity transactions with OfficeMax" in the Statements of Cash Flows and has been included in "Business unit equity" in the Balance Sheet. The following table includes the components of net equity transactions with OfficeMax:

	Predecessor
	January 1 through October 28, 2004	Year Ended December 31
		2003	2002
	(thousands)
Cash collections	$(4,644,933)	$(4,653,787)	$(4,290,367)
Payment of accounts payable	4,510,643	4,460,072	4,140,710
Capital expenditures and acquisitions	140,217	175,096	152,168
Income taxes	38,018	(47,051)	(53,855)
Net debt (issuances) payments	(17,784)	(928)	6,414
Corporate general and administrative allocation	42,621	44,238	42,674
Other	(1,651)	(5,209)	(5,329)

Net equity transactions with OfficeMax	$67,131	$(27,569)	$(7,585)

          During the predecessor periods presented, our predecessor used services and administrative staff of OfficeMax. These services included, but were not limited to, finance, accounting, legal, information technology and human resource functions. The costs not specifically identifiable to Boise Forest Products Operations were allocated based on average sales, assets and labor costs. For the predecessor period of January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, the allocated costs amounted to $42.6 million, $44.2 million and

$42.7 million, respectively. These costs are included in "General and administrative expenses" in the Statements of Income (Loss). Management believes these allocations are a reasonable reflection of our predecessor's use of such services. However, they may not necessarily be indicative of costs to be incurred by us in the future.

          During each of the periods presented, we sold paper and paper products to OfficeMax at sales prices that approximated market. During October 29 through December 31, 2004, sales to OfficeMax were $92.7 million. For the predecessor period of January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, sales to OfficeMax were $442.1 million, $431.5 million and $408.7 million, respectively. These sales are included in "Sales, related parties" in the Statements of Income (Loss).

          During each of the periods presented, we purchased fiber from related parties at prices that approximated market. During the period of October 29 through December 31, 2004, fiber purchases from Boise Land & Timber Corp. were $24.5 million. For the predecessor period of January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, fiber purchases from Boise Timberlands were $95.5 million, $113.8 million and $110.8 million, respectively. The costs associated with these purchases are recorded as "Fiber costs from related parties" in the Statements of Income (Loss).

          During the predecessor periods, most Boise Forest Products Operations employees, along with some employees of OfficeMax, participated in OfficeMax's defined benefit pension plans. In addition, most employees of Boise Forest Products Operations were eligible for participation in OfficeMax's defined contribution plans. During the predecessor periods, our predecessor treated its participants in OfficeMax's plans as participants in multiemployer plans. Accordingly, no assets or liabilities related to OfficeMax's defined benefit pension plans are reflected in the predecessor Balance Sheet. Boise Forest Products Operations did, however, incur costs associated with the employees who participated in OfficeMax's plans in the Statements of Income (Loss). For the periods of October 29 through December 31, 2004, and January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, the Statements of Income (Loss) included $4.5 million, $77.5 million, $74.7 million and $38.7 million, respectively, of expenses attributable to our participation in OfficeMax's defined benefit and defined contribution plans.

          In connection with the Acquisition, OfficeMax transferred to Boise LLC, our operating subsidiary, the portion of the pension plan liability that was attributable to active employees who became employed by Boise LLC immediately following the Acquisition. OfficeMax transferred sufficient assets to fund our accumulated benefit obligation at a 6.25% discount rate. At December 31, 2004, our Balance Sheet reflected a projected benefit obligation of $114.4 million, assuming a 5.75% discount rate and a 4.25% rate of compensation increase. In addition, OfficeMax also retained all pension costs related to employees who retired or were terminated on or before July 31, 2004, all postretirement benefits costs related to employees who retired or were terminated before the Acquisition, and all pension and postretirement benefit costs related to active OfficeMax employees.

          Boise Forest Products Operations employees and former employees also participated in OfficeMax's other postretirement benefit plans. All of the postretirement benefit plans are unfunded (see Note 13). In addition, employees participated in OfficeMax's stock compensation programs. See Note 14, Equity, for a discussion of these programs.

          The asset purchase agreement contains customary representations, warranties and covenants, including an obligation by OfficeMax to indemnify us for breaches of representatives, warranties and covenants. OfficeMax's indemnification obligations with respect to such breaches generally survive until April 26, 2009, with indemnification obligations with respect to breaches relating to employee and environmental law matters surviving until October 29, 2009. OfficeMax's indemnification obligations for breaches of representations, warranties and covenants are, with certain exceptions, subject to a deductible of $20.7 million and an aggregate cap of $248.9 million. We are also indemnified with respect to certain pre-closing liabilities, including environmental, asbestos, tax, benefits and other legacy liabilities.

          Concurrently with the Acquisition, we and OfficeMax entered into a mutual administrative services agreement pursuant to which we and OfficeMax exchange certain accounting and financial management, legal, human resources and transportation services for terms ranging from two to fourteen months after the Acquisition. Substantially all of the services to be performed under this agreement are provided by us for OfficeMax.

4. Other (Income) Expense, Net

          "Other (income) expense, net" includes miscellaneous income and expense items. The components of "Other (income) expense, net" in the Statements of Income (Loss) are as follows:

	Boise Holdings	Predecessor
			Year Ended December 31
	October 29 (inception) through December 31, 2004	January 1 through October 28, 2004
			2003	2002
	(thousands)
Compensation expense(a)	$—	$12,665	$—	$—
Sale of plywood and lumber operations(b)	—	7,123	—	—
Write-down of impaired assets(c)	—	—	14,699	—
Restructuring activities(d)	—	—	(806)	(750)
Sales of receivables (Note 8)	—	2,176	1,948	2,311
Loss on lease termination	—	—	3,586	—
Loss on sales of assets	107	2,915	3,086	2,202
Write-down of assets	—	163	4,634	3,455
Other, net	(130)	306	5,659	4,606

	$(23)	$25,348	$32,806	$11,824

(a)
The period of January 1 through October 28, 2004 included $12.7 million of expense primarily for a one-time retention bonus OfficeMax granted to its employees.

(b)
In February 2004, Boise Forest Products Operations sold its plywood and lumber facilities in Yakima, Washington. In connection with the sale, it recorded $7.1 million of costs in "Other (income) expense, net" in its Statement of Income for the period of January 1 through

  October 28, 2004. However, the sale also resulted in a $7.4 million reduction in the estimated LIFO reserve, which was recorded in "Materials, labor and other operating expenses."

(c)
In December 2003, Boise Forest Products Operations recorded a $14.7 million pretax charge for the write-down of impaired assets at its plywood and lumber operations in Yakima, Washington. The write-down related to the Wood Products segment and resulted from an internal review of the operations and indications of current market value. Boise Forest Products Operations recorded the write-down in "Other (income) expense, net" in the Statement of Loss.

(d)
Reflects the reversal of prior restructuring charges.

5. Accounting Changes

Asset Retirement Obligations

          In January 2003, our predecessor adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs. This statement requires us to record an asset and a liability (discounted) for estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill's expected useful life. Previously, our predecessor accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred. Effective January 1, 2003, our predecessor recorded a one-time, after-tax charge of $4.1 million as a cumulative-effect adjustment for the difference between the amounts recognized in the financial statements prior to the adoption of SFAS No. 143 and the amount recognized after the adoption of SFAS No. 143. On a pro forma basis, if the provisions of this statement had been in effect during 2002, the 2002 net loss would not have materially changed.

          We record liabilities when assessments and/or remedial efforts are probable and the cost can be reasonably estimated. These liabilities are based on the best estimate of current costs and are updated periodically to reflect current technology, laws and regulations, inflation and other economic factors. On a pro forma basis, if the provisions of SFAS No. 143 had been in effect during 2002, the pro forma amount of our predecessor's liabilities, measured using current information, assumptions and interest rates, would not have materially changed. We do not have any assets legally restricted for purposes of settling asset retirement obligations. For more information, see Note 1, Summary of Significant Accounting Policies, under the caption "Asset Retirement Obligations."

Stock-Based Compensation

          In 2003, our predecessor adopted the fair-value-based method of accounting for stock-based employee compensation using the prospective method of transition under the provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (see Note 1, Summary of Significant Accounting Policies, under the caption "Equity Compensation"). The adoption did not materially affect their financial position or results of operations.

6. Income Taxes

Period of October 29 through December 31, 2004

          The majority of the businesses and assets of Boise Holdings are held and operated by limited-liability companies, which are not subject to entity-level federal income taxation. The taxes in respect to these operations are payable by our equity holders in accordance with their respective ownership percentage. We expect that Boise Holdings and affiliates will make cash distributions to permit the members of Boise Holdings and affiliates to pay these taxes. Both our senior credit facilities and the indenture governing our notes permit these distributions.

          In addition to the businesses and assets held and operated by limited-liability companies, we have small corporations that are subject to state and local income taxes. These corporations accrued income taxes of $329,000, which consisted of $207,000 accrued for U.S. federal taxes, $58,000 accrued for U.S. state taxes and $64,000 accrued for Canadian taxes. There are no deferred tax assets or liabilities for these corporations.

Predecessor Periods

          In the predecessor periods presented, Boise Forest Products Operations results were included in the consolidated income tax returns of OfficeMax. However, in the predecessor financial statements, income taxes were provided based on a calculation of the income tax expense that would have been incurred if our predecessor had operated as a separate taxpayer. Income taxes have been provided for all items included in the Statements of Income (Loss), regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded. Current tax liabilities and receivables were transferred to OfficeMax and are included in "Net equity transactions with OfficeMax." During the period of January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, the net current tax liability/(receivable) was $38.0 million, $(47.1) million and $(53.9) million, respectively.

          The income tax (provision) benefit shown in the Statements of Income (Loss) includes the following:

	Predecessor
		Year Ended December 31
	January 1 through October 28, 2004
		2003	2002
	(thousands)
Current income tax (provision) benefit
Federal	$(32,152)	$40,952	$45,663
State	(5,864)	6,155	8,328
Foreign	(2)	(56)	(136)

	(38,018)	47,051	53,855

Deferred income tax (provision) benefit
Federal	(7,894)	(8,948)	(7,279)
State	(1,439)	(1,632)	(1,328)

	(9,333)	(10,580)	(8,607)

	$(47,351)	$36,471	$45,248

          A reconciliation of the statutory U.S. federal tax (provision) benefit and the reported tax (provision) benefit is as follows:

	Predecessor
		Year Ended December 31
	January 1 through October 28, 2004
		2003	2002
	(thousands)
Statutory tax (provision) benefit	$(40,886)	$27,892	$37,154
State taxes	(4,613)	3,197	4,490
Foreign tax provision different from theoretical rate	(3,998)	(4,055)	126
Tax settlement, net of other charges	—	7,200	—
ESOP dividend deduction	1,973	2,202	2,019
Charitable contributions	—	(1,097)	129
Increase in cash surrender value of life insurance	866	1,915	2,111
Other, net	(693)	(783)	(781)

Reported tax (provision) benefit	$(47,351)	$36,471	$45,248

          The components of the net deferred tax liability in the Balance Sheet are as follows:

	Predecessor
	December 31, 2003
	Assets	Liabilities
	(thousands)
Employee benefits	$99,383	$9,783
Property and equipment and fiber farms	590,197	1,153,995
Reserves	11,919	941
Inventories	9,236	1,912
Deferred charges	977	3,554
Investments	5,198	6,350
Other	3,447	855

	$720,357	$1,177,390

          Boise Forest Products Operations generated net operating losses during 2003 and 2002. Net operating losses are not included as deferred tax assets but were transferred to our predecessor and included in "Net equity transactions with OfficeMax." Separate company net operating losses have been, or are expected to be, used in OfficeMax's consolidated financial statements.

          Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. Boise Forest Products Operations did not record a valuation allowance in any of the periods presented.

          Pretax loss from domestic and foreign sources is a follows:

	Predecessor
		Year Ended December 31
	January 1 through October 28, 2004
		2003	2002
	(thousands)
Domestic	$124,426	$(75,575)	$(105,190)
Foreign	(7,609)	(4,116)	(964)

Pretax income (loss)	$116,817	$(79,691)	$(106,154)

          At October 28, 2004, our predecessor's foreign subsidiaries did not have any undistributed earnings that had been indefinitely reinvested.

7. Leases

          We did not have any capital leases during any of the periods presented. We lease a portion of our distribution centers as well as other property and equipment under operating leases. For purposes of determining straight-line rent expense, the lease term is calculated from the date we first take possession of the facility, including any periods of free rent and any option periods we are reasonably assured of exercising. Straight-line rent expense is also adjusted to reflect any allowances or reimbursements provided by the lessor. Our straight-line rent expense calculation is consistent with generally accepted accounting principles as recently clarified by the chief accountant of the SEC. Rental expense for operating leases and sublease rental income received was as follows:

	Boise Holdings
		Predecessor
	October 29 (inception) through December 31, 2004
			Year Ended December 31
		January 1 through October 28, 2004
			2003	2002
	(thousands)
Rental expense	$2,889	$14,679	$18,981	$20,457
Sublease rental income	—	28	14	39

          For the operating leases with remaining terms of more than one year, the minimum lease payment requirements are $11.7 million for 2005, $9.9 million for 2006, $8.5 million for 2007, $7.7 million for 2008 and $7.2 million for 2009, with total payments thereafter of $26.5 million. These future minimum lease payment requirements have not been reduced by sublease rentals due in the future under noncancelable subleases. Minimum sublease income received in the future is not expected to be material.

          Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to purchase the leased property. Additionally, some agreements contain renewal options averaging 8.5 years, with fixed payment terms similar to those in the original lease agreements.

8. Receivables

          At December 31, 2004, we had a $157.5 million note receivable from Timber Holdings recorded as "Note receivable from related party" on our Balance Sheet. The note accrues interest at 6% and is due October 2015. In 2004, we recorded $1.7 million of interest income from the note.

          In the predecessor periods presented, Boise Forest Products Operations participated in OfficeMax's receivable sales program. The program consisted of a revolving sale of receivables for 364 days and was subject to renewal. Boise Forest Products Operations' portion of the costs related to the program are included in "Other (income) expense, net" in the Statements of Income (Loss). See Note 4, Other (Income) Expense, Net. During third quarter 2004, in anticipation of the sale of the paper and forest products assets, OfficeMax stopped selling the receivables related to these businesses.

          Under the sales program, OfficeMax sold fractional ownership interests in a defined pool of trade accounts receivable. At October 28, 2004, $0 of sold accounts receivable were excluded from "Receivables," compared with $148.8 million and $105.4 million at December 31, 2003 and 2002, respectively. The decrease of $148.8 million at October 28, 2004, from the amount at December 31, 2003, used cash from operations for the period ended October 28, 2004. The increase at December 31, 2003, in sold accounts receivable of $43.4 million, over the amount at December 31,

2002, provided cash from operations in 2003. The portion of fractional ownership interest we retain is included in "Receivables" in the Balance Sheet. After the Acquisition, we no longer participated in a receivables sale program.

9. Investments in Equity Affiliates

          In May 2004, Boise Forest Products Operations sold its 47% interest in Voyageur Panel, which owned an oriented strand board plant in Barwick, Ontario, Canada, to Ainsworth Lumber Co. Ltd. for $91.2 million in cash. Boise Forest Products Operations recorded a $46.5 million pretax gain in "Other (income) expense, net," which is reflected in the Wood Products segment. This item increased net income $28.4 million after taxes for the period of January 1 through October 28, 2004.

          Prior to the sale, Boise Forest Products Operations accounted for the joint venture under the equity method. Accordingly, the results do not include the joint venture's sales but do include $6.3 million of equity in earnings during the period of January 1 through October 28, 2004, $8.7 million of equity in earnings in 2003 and $0.6 million of equity in losses in 2002.

10. Goodwill and Intangible Assets

          Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets of businesses acquired. We account for goodwill in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which requires us to assess our acquired goodwill and intangible assets with indefinite lives for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. We will assess goodwill and intangible assets with indefinite lives at least annually using a fair-value-based approach. We will also evaluate the remaining useful lives of our finite-lived purchased intangible assets to determine if any adjustments to the useful lives are necessary. The finite-lived purchased intangible assets consist of customer relationships and technology. These intangible assets are discussed in more detail below. Our predecessor completed its annual assessment in accordance with SFAS No. 142 in the first quarter 2004 and 2003, and determined that there was no impairment.

          Of the $11.6 million of goodwill recorded in the 2003 predecessor Balance Sheet, $4.2 million was recorded in the Wood Products segment and $7.4 million was recorded in the Building Materials Distribution segment.

          Changes in the carrying amount of Boise Holdings' goodwill by segment are as follows:

	Paper	Packaging & Newsprint	Wood Products	Building Materials Distribution	Corporate and Other	Total
	(thousands)
Balance at October 29, 2004 (inception)	$—	$—	$—	$—	$—	$—
Goodwill acquired during the year (Note 2)	1,499	875	1,399	348	—	4,121
Purchase price adjustments (Note 2)	7,277	635	1,799	—	4,558	14,269

Balance at December 31, 2004	$8,776	$1,510	$3,198	$348	$4,558	$18,390

          Intangible assets represent the values assigned to trade names and trademarks, customer relationships and technology. The trade name and trademarks assets have an indefinite life and are not amortized. All other intangible assets are amortized over their expected useful lives. Customer relationships are amortized over five years, and technology is amortized over three to five years. Intangible assets consisted of the following:

	Period Ended December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(thousands)
Trade names and trademarks	$22,800	$—	$22,800
Customer relationships	6,800	(227)	6,573
Technology	5,080	(96)	4,984

	$34,680	$(323)	$34,357

          Intangible asset amortization expense was not material for the periods of October 29 through December 31, 2004, January 1 through October 28, 2004, or during the years ended December 31, 2003 and 2002. The estimated amortization expense is $2.5 million in each of 2005, 2006 and 2007, $2.3 million in 2008 and $1.8 million in 2009.

11. Debt

          As a result of the Acquisition, we incurred $2.0 billion of indebtedness. At December 31, 2004, our long-term debt consisted of the following:

December 31, 2004
(thousands)
Revolving credit facility, due 2010	$—
Tranche B term loan, due 2011	1,330,000
Senior floating-rate notes, due 2012	250,000
7.125% senior subordinated notes, due 2014	400,000

1,980,000
Less current portion	(13,300)

$1,966,700

          Our senior secured credit facilities, which we entered into in October 2004 in connection with the Acquisition, consist of a six-year senior secured revolving credit facility and a seven-year senior secured Tranche B term loan.

          In October 2004, Boise LLC and affiliates entered into a six-year senior secured revolving credit facility as part of the senior secured credit arrangements used to partially fund the Acquisition. The agreement permits us to borrow as much as $400 million at variable interest rates based on either the London InterBank Offered Rate (LIBOR), the prime rate or the federal funds effective rate. Borrowings under the agreement were $0 at December 31, 2004. At December 31, 2004, $68.3 million of letters of credit were considered a draw on the revolver, thus reducing our borrowing capacity to $331.7 million. Letters of credit issued under the terms of the revolving credit facility were charged at a rate of 2.5%, including the fronting fee. In addition, we were charged a fee of 0.5% on the average daily unused portion of our revolving credit facility balance.

          In October 2004, Boise LLC and affiliates also entered into a seven-year senior secured floating-rate $1,330.0 million Tranche B term loan. The Tranche B term loan was available only to fund the Acquisition and was part of the senior secured credit facilities. At December 31, 2004, our borrowing rate under the term loan was 4.7%, and $1,330.0 million was outstanding. We have entered into interest rate swaps to hedge the cash flow risk from the variable interest payments on $550 million of the term loan, which gave us an effective interest rate of 5.0% at December 31, 2004 (see Note 12).

          In October 2004, we issued $250.0 million of senior unsecured floating-rate notes due 2012 and $400.0 million of 7.125% senior subordinated notes due 2014. We may redeem all or part of the notes at any time at redemption prices defined in the indenture. Net proceeds from the notes were used to fund a portion of the purchase price for the Acquisition. If we sell specific assets or experience specific kinds of changes in control, we must offer to purchase the notes. At December 31, 2004, our borrowing rate for the $250.0 million senior floating-rate notes was 5.0%. We have entered into interest rate swaps to hedge the cash flow risk from the variable interest payments on the $250.0 million senior floating-rate notes, which gave us an effective interest rate of 6.6% at December 31, 2004 (see Note 12).

          We paid approximately $85.9 million of fees and expenses associated with the forgoing debt transactions. The fees are being amortized over the shorter of the call period or the term of the loan, which ranges from three to eight years. At December 31, 2004, we had $84.1 million of costs recorded in "Deferred financing costs" on our Balance Sheet.

          For the period of October 29 through December 31, 2004, our average interest rate was 5.6%.

          At December 31, 2004, the scheduled payments of long-term debt were $13.3 million in each of 2005, 2006, 2007, 2008 and 2009 and $1.9 billion thereafter. In February 2005, however, we prepaid $412.0 million of our Tranche B term loan, primarily with the proceeds of a related-party loan from a subsidiary of Timber Holdings and the repayment by such subsidiary of a loan we had previously made to it. This prepayment eliminated our scheduled payments of long-term debt through 2009 and reduced the payments thereafter to $1.6 billion. The principal amount of the related-party loan we received from a subsidiary of Timber Holdings, which initially was $264.8 million, is subject to adjustment based on transactions between such subsidiary and us and matures on February 4, 2015.

          For the periods of October 29 through December 31, 2004 and January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, cash payments for interest, net of interest capitalized, were $11.3 million, $64.8 million, $90.0 million and $91.6 million, respectively.

Predecessor Periods

          In the predecessor periods presented, our predecessor participated in OfficeMax's centralized cash management system. Cash advances necessary to fund Boise Forest Products Operations' major improvements to, and replacements of, property and acquisitions and expansion, to the extent not provided through internally generated funds, were provided by OfficeMax's cash or funded with debt. At December 31, 2003, OfficeMax had $2.3 billion of debt outstanding. In the predecessor periods presented, debt and interest costs were allocated to our predecessor based on its average asset balances. The debt allocated from OfficeMax is included in our predecessor Balance Sheet, and the interest expense attributable to the debt allocated from OfficeMax is included in our Statements of Income (Loss). We calculated short-term borrowings and the current portion of long-term debt using the ratio of OfficeMax's total debt to current debt. For the period of January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, our predecessor's average interest rates were 6.7%, 7.3% and 7.5%. We believe the allocations of debt and interest are a reasonable reflection of Boise Forest Products Operations' debt position and interest costs.

12. Financial Instruments

          At December 31, 2004, the estimated current market value of our debt, based on then-current interest rates for similar obligations with like maturities, was approximately $9.7 million more than the amount of debt reported on our Balance Sheet. The estimated fair values of our other financial instruments, cash and cash equivalents and receivables are the same as their carrying values. In 2004, $534.8 million, or 9% of our total sales, were to OfficeMax, which represents a concentration in the volume of business transacted and the revenue generated from these transactions. Apart from these sales, concentration of credit risks with respect to trade receivables is limited due to the wide variety of customers and channels to and through which our products are sold, as well as their dispersion across many geographic areas.

          Changes in interest and currency rates expose us to financial market risk. We occasionally use derivative financial instruments, such as interest rate swaps, rate hedge agreements, forward purchase contracts and forward exchange contracts, to hedge underlying debt obligations or anticipated transactions. We do not use them for trading purposes. For qualifying interest hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swap or underlying debt.

          Our obligations under our senior credit facilities and senior notes expose us to changes in short-term interest rates since interest rates on this debt are variable. In November 2004, Boise Holdings entered into four interest rate swaps with a total notional amount of $550 million to hedge the exposure to floating-rate interest rate risks associated with our Tranche B term loan. The swaps on $300 million of our Tranche B term loan were fixed at an average pay rate of 3.3% and expire in December 2007, while the swaps on $250 million of our Tranche B term loan were fixed at an average pay rate of 3.5% and expire in December 2008. We also entered into two 3.7% interest rate swaps with an aggregate notional amount of $250 million to hedge the exposure to floating-rate interest rate risks associated with our senior floating rate notes. These swaps expire in October 2009. All of the swaps were designated as cash flow hedges. Accordingly, changes in the fair value of the swaps, net of taxes, were recorded in "Series B equity units" and reclassified to "Interest expense" as interest expense was recognized on the LIBOR-based debt. Amounts reclassified in the period October 29 through December 31, 2004 increased interest expense by $1.8 million. Assuming no change in interest rates, $1.7 million would be reclassified in 2005. Ineffectiveness related to these hedges was not significant.

          As described in Note 11, Debt, in each of the predecessor periods presented, OfficeMax allocated debt and interest costs to Boise Forest Products Operations based on its average asset balances. OfficeMax occasionally used derivative financial instruments, such as interest rate swaps, rate hedge agreements and forward exchange contracts, to hedge underlying debt obligations or anticipated transactions. The effects of these financial instruments are not included in the predecessor financial statements other than through OfficeMax's allocations to our predecessor.

13. Retirement and Benefit Plans

Pension and Other Postretirement Benefit Plans

          Some of our employees are covered by noncontributory defined benefit pension plans. The pension benefit for salaried employees is based primarily on the employees' years of service and highest five-year average compensation. The benefit for hourly employees is generally based on a fixed amount per year of service. We use a December 31 measurement date for our pension plans.

          We also sponsor contributory defined contribution savings plans for most of our salaried and hourly employees. For the periods of October 29 through December 31, 2004, and January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, total expense for these plans was $1.9 million, $16.6 million, $21.8 million and $19.6 million, respectively.

          We also have postretirement healthcare benefit plans. The type of retiree healthcare benefits and the extent of coverage vary based on employee classification, date of retirement, location and other factors. All of our postretirement healthcare plans are unfunded. We explicitly reserve the right to amend or terminate our retiree medical plans at any time, subject only to constraints, if any, imposed by the terms of collective bargaining agreements. Accrual of costs pursuant to accounting standards does not affect, or reflect, our ability to amend or terminate these plans. Amendment or termination may significantly affect the amount of expense incurred. We use a December 31 measurement date for our postretirement benefit plans.

          On December 8, 2003, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduces a Medicare prescription drug benefit as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In May 2004, the FASB issued FASB Staff Position (FSP) 106-2, which supersedes FSP 106-1 and provides guidance on the accounting of the effects of the Act. We adopted FSP 106-2 on October 29, 2004, and it did not have a material effect on our financial position or results of operations.

Predecessor Periods

          During the predecessor periods, most of Boise Forest Products Operations employees, along with some employees of OfficeMax, participated in OfficeMax's defined benefit pension plans. In addition, most employees of Boise Forest Products Operations were eligible for participation in OfficeMax's defined contribution plans. During the predecessor periods, Boise Forest Products Operations treated its participants in OfficeMax's plans as participants in multiemployer plans. Accordingly, no assets or liabilities related to OfficeMax's defined benefit pension plans are reflected in the predecessor Balance Sheet. Boise Forest Products Operations did, however, incur costs associated with the employees who participated in OfficeMax's plans in the Statements of Income (Loss). For the periods of October 29 through December 31, 2004, and January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, pension expense was $2.6 million, $60.9 million, $52.9 million and $19.2 million, respectively. In connection with the Acquisition, OfficeMax transferred to Boise LLC, our operating subsidiary, the portion of the pension plan liability that was attributable to active employees who became employed by Boise LLC immediately following the Acquisition. OfficeMax also transferred sufficient assets to fund the accumulated benefit obligation at a 6.25% discount rate, and as a result, we are not required to make any contributions in 2005. At December 31, 2004, our Balance Sheet reflected a projected benefit obligation of $114.4 million, assuming a 5.75% discount rate and a 4.25% rate of compensation increase. In addition, OfficeMax retained all pension costs related to employees who retired or were terminated on or before July 31, 2004, all postretirement benefits costs related to employees who retired or were terminated prior to the Acquisition, and all pension and postretirement benefit costs related to active OfficeMax employees. As a result, we expect that our annual pension expense going forward will be less than amounts included in the predecessor financial statements.

Obligations and Funded Status

          The following table, which includes only company-sponsored plans, reconciles the beginning and ending balances of our benefit obligation. It also shows the fair value of plan assets and aggregate funded status of our plans, including amounts not recognized and recognized. The funded status changes from year to year based on the investment return from plan assets, contributions, benefit payments and the discount rate used to measure the liability.

	Pension Benefits	Other Benefits
		Boise Holdings
	Boise Holdings		Predecessor
	2004	2004	2003
	(thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$—	$—	$94,061
Benefit obligation assumed from OfficeMax	531,775	18,789	—
Service cost	2,480	101	1,092
Interest cost	5,096	180	6,034
Amendments	—	—	(1,366)
Actuarial loss	3,787	504	3,419
Special termination benefits	663	—	—
Benefits paid	(79)	—	(9,111)

Benefit obligation at end of year	$543,722	$19,574	$94,129

Change in plan assets
Fair value of plan assets at beginning of year	$—	$—	$—
Fair value of assets transferred from OfficeMax	420,629	—	—
Actual return on plan assets	23,537	—	—
Benefits paid	(79)	—	—

Fair value of plan assets at end of year	$444,087	$—	$—

Funded status	$(99,635)	$(19,574)	$(94,129)
Unrecognized actuarial loss (gain)	(14,743)	504	19,057
Unrecognized prior service benefit	—	—	(4,316)

Net amount recognized	$(114,378)	$(19,070)	$(79,388)

          In 2004, we recognized $114.4 million and $19.1 million, respectively, of pension and other postretirement benefits accrued benefit liability, respectively, in our Balance Sheet. In 2003, Boise Forest Products Operations recognized a $79.4 million of accrued benefit liability for other postretirement benefits. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $543.7 million, $461.0 million and $444.1 million, respectively as of December 31, 2004.

          The amount of additional minimum pension liability is determined based on the value of plan assets, compared with the plans' accumulated benefit obligation. At December 31, 2004, we did not have a minimum pension liability recorded in our financial statements.

Components of Net Periodic Benefit Cost

          The components of net periodic benefit cost are as follows:

					Other Benefits
	Pension Benefits
						Predecessor
	Boise Holdings	Predecessor			Boise Holdings
			Year Ended December 31				Year Ended December 31
	Oct. 29 (inception) through Dec. 31, 2004	Jan. 1 through Oct. 28, 2004			Oct. 29 (inception) through Dec. 31, 2004	Jan. 1 through Oct. 28, 2004
			2003	2002			2003	2002
	(thousands)
Service cost	$2,480	$24,046	$26,166	$22,930	$101	$992	$1,092	$1,012
Interest cost	5,096	69,223	81,225	80,489	180	4,635	6,034	6,310
Expected return on plan assets	(5,007)	(66,728)	(79,281)	(91,963)	—	—	1,228	854
Recognized actuarial loss	—	25,205	18,465	1,318	—	970	—	—
Amortization of prior service costs and other	—	8,658	5,769	5,778	—	(838)	(2,297)	(2,080)

Company-sponsored plans	2,569	60,404	52,344	18,552	281	5,759	6,057	6,096
Multiemployer pension plans	57	460	526	618	—	—	—	—

Net periodic benefit cost	$2,626	$60,864	$52,870	$19,170	$281	$5,759	$6,057	$6,096

Assumptions

          The assumptions used in accounting for our plans are estimates of factors that will determine, among other things, the amount and timing of future benefit payments. The following table presents the assumptions used in the measurement of our benefit obligations:

	Pension Benefits	Other Benefits
	Boise Holdings	Boise Holdings	Predecessor
	2004	2004	2003	2002
Weighted average assumptions as of December 31
Discount rate	5.75%	5.50%	6.25%	6.75%
Rate of compensation increase	4.25%	—	—	—

          The following table presents the assumptions used in the measurement of net periodic benefit cost:

					Other Benefits
	Pension Benefits
						Predecessor
	Boise Holdings	Predecessor			Boise Holdings
			Year Ended December 31				Year Ended December 31
	Oct. 29 (inception) through Dec. 31, 2004	Jan. 1 through Oct. 28, 2004			Oct. 29 (inception) through Dec. 31, 2004	Jan. 1 through Oct. 28, 2004
			2003	2002			2003	2002
Weighted average assumptions as of the last day in the presented period
Discount rate	5.75%	6.25%	6.75%	7.25%	5.75%	6.25%	6.75%	7.25%
Expected long-term rate of return on plan assets	7.25%	8.25%	8.50%	9.25%	—	—	—	—
Rate of compensation increase	4.25%	4.25%	4.50%	4.75%	—	—	—	—

          We base our expected long-term rate of return on plan assets on a weighted average of our expected returns for the major asset classes in which we invest. Expected returns for the asset classes are based on long-term historical returns, inflation expectations, forecasted gross domestic product and earnings growth and other economic factors. The weights we assign each asset class are based on our investment strategy. Our weighted-average expected return on plan assets used in our calculation of 2005 net periodic benefit cost is 7.25%.

          The following table presents our assumed healthcare cost trend rates at December 31, 2004, and our predecessor's rate at December 31, 2003.

	2004	2003
Weighted average assumptions as of December 31
Healthcare cost trend rate assumed for next year	8.00%	9.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2008	2008

          Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. At December 31, 2004, a one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	One-Percentage- Point Increase	One-Percentage- Point Decrease
	(thousands)
Effect on total of service and interest cost	$4	$(4)
Effect on postretirement benefit obligation	245	(216)

Plan Assets

          Our pension plan asset allocations by asset category at December 31, 2004, are as follows:

Asset Category	Plan Assets at December 31, 2004
U.S. equity securities	54%
International equity securities	15%
Fixed-income securities	31%

100%

          Our Retirement Funds Investment Committee is responsible for establishing and overseeing the implementation of our investment policy. The investment policy is structured to optimize growth of the pension plan trust assets, while minimizing the risk of significant losses, in order to enable the plans to satisfy their benefit payment obligations over time. We currently invest primarily in U.S. equity securities, international equity securities and fixed income securities. We use benefit payments and sponsor contributions as our primary rebalancing mechanisms to maintain our asset class exposures within the guideline ranges established under the investment policy.

          Our current guidelines set forth a U.S. equity range of 45% to 60%, an international equity range of 12.5% to 17.5% and a fixed-income range of 25% to 40%. We adjust our asset class positions within the ranges based on our expectations for future returns, our funded position and market risks. Occasionally, we utilize futures or other financial instruments to alter our exposure to various asset classes in a lower-cost manner than trading securities in the underlying portfolios.

Cash Flows

          In connection with the Acquisition, OfficeMax transferred sufficient assets to fund Boise Holdings' accumulated benefit obligation at a 6.25% discount rate, and as a result, we are not required to make any pension plan contributions during 2005. However, we may elect to make voluntary contributions in 2005.

          The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid. Qualified pension benefit payments are paid from plan assets, while nonqualified pension and other benefit payments are paid by the company.

	Pension Benefits	Other Benefits
	(thousands)
2005	$4,100	$400
2006	7,800	700
2007	11,800	1,000
2008	15,900	1,200
2009	20,400	1,400
Years 2010-2014	173,600	9,100

14. Equity

          At December 31, 2004, Boise Holdings was capitalized with $369.8 million of equity capital allocated among three series of common equity units as follows:

Equity Unit Series	Units Outstanding	Amount
	(thousands)
A	66,000	$36,868
B	549,000	332,972
C	35,600	—

          At December 31, 2004, OfficeMax owned all of the Series A common units. Parent and OfficeMax owned 440.0 million and 109.0 million Series B common units, reflecting $266.9 million and $66.1 million of equity, respectively. The Series C common units were issued to Parent without additional capital contributions pursuant to the provisions of the management equity plan discussed in Note 15, Management Equity Agreement. The holders of the equity units, or the members of the limited-liability company, are not liable for any of the obligations of the company.

          Series A Common Units.    The Series A common units have no voting rights. They accrue dividends daily at a rate of 8% per annum on the holders capital contributions (net of any distributions previously received by such holder) plus any accumulated dividends. Accrued and unpaid dividends accumulate on the Series A common units on June 30 and December 31 of each year. At December 31, 2004, $0.5 million of dividends were accrued in our Balance Sheet. Series A common units participate in distributions as described below. Other than through the receipt of dividends the Series A common units do not participate in the earnings of the company.

          Series B Common Units.    The Series B equity units entitle each holder to one vote on matters to be voted on by the members of Boise Holdings. The Series B common units participate in distributions as described below.

          Series C Common Units.    The Series C common units have no voting rights. Series C common units were issued to Parent without capital contributions in accordance with the arrangements described in Note 15, Management Equity Agreement. They have no right to participate in earnings of the company until capital is returned to the holders of the Series A and Series B common units. Accordingly, none of the net income of the company for the period October 29 through December 31, 2004, was allocated to the Series C common units. They participate in distributions as described below.

          Distributions.    The allocation of distributions (liquidating and otherwise) among the three series of units are made as follows: first to Series A and Series B common unit holders ratably, based on the number of units outstanding, until each has received distributions in an amount equal to its capital contributions (plus, in the case of Series A common units, its accumulated dividends and accrued and unpaid dividends) and then to Series B and Series C common unit holders ratably, based on the number of units of each series outstanding. In addition, the Boise Holdings' Operating Agreement provides for tax distributions to be made annually (or quarterly at the discretion of the board of directors) to the holders of its equity units of all classes in an amount equal to the estimated combined federal and state income taxes incurred by such holders on their allocable share of the taxable income of Boise Holdings for such period. See Note 6, Income Taxes.

Finally, in the event that Parent redeems its Series B or Series C common units issued by it to participants in its Management Equity Agreement (see Note 15), Boise Holdings is required to redeem a like number of Series B or Series C common units held by Parent at a price equal to the redemption price to be paid by Parent for the common units redeemed by it. Notwithstanding this redemption feature, we believe that the redemption of these units is within the control of Boise Holdings due to the interlocking boards of Parent and Boise Holdings and because Parent was organized solely for the purpose of establishing Boise Holdings to acquire the paper and forest products assets of OfficeMax. Tax distributions and redemptions of Series B common units pursuant to the Management Equity Agreement arrangements are counted as distributions for purposes of the calculation of the allocation of other distributions.

          In connection with the Acquisition, we entered into a registration rights agreement with Parent and OfficeMax with respect to the equity interests they own in us. Under the Registration Rights Agreement, (a) Parent has the right to demand that we effect an unlimited number of registrations of its equity interests, whether pursuant to a long-form registration statement or a short-form registration, and pay all expenses, other than underwriting discounts and commissions, related to such registrations and (b) after the earlier of the fifth anniversary of the completion of the Acquisition or completion of an initial public offering by us, OfficeMax has the right to demand that we effect (1) seven registrations of its equity interests on a long-form registration statement and pay all expenses, other than underwriting discounts and commissions, related to any two of such registrations (with OfficeMax paying all expenses relating to the other five of such registrations) and (2) an unlimited number of registrations of its equity interests on a short-form registration statement and pay all expenses, other than underwriting discounts and commissions, related to such registrations. In addition, Parent and OfficeMax have the right to participate in registrations of our equity interests effected by us, whether such registrations relate to an offering by us or by our stockholders. Parent and OfficeMax have agreed not to effect any public sale or private placement of any of our equity interests during the period beginning seven days prior to, and ending 180 days after, the effective date of the registration statement for any underwritten public offering of our equity interests in which Parent or OfficeMax participate.

Predecessor Periods

          During the predecessor periods presented, stock compensation was granted to our employees under OfficeMax's stock compensation plans. Depending on the award, stock compensation awards were exercisable one to three years after the grant date.

          Restricted Stock.    In 2003, OfficeMax granted employees of Boise Forest Products Operations and corporate employees servicing all OfficeMax business units 1.0 million shares of restricted stock. The weighted-average fair value of the restricted stock at the grant date was $25.17. The restricted stock vested at the end of July 2006, provided, however, that if specific performance criteria were met, some or all of the restricted stock could vest earlier than July 2006, but generally no earlier than the end of January 2005. Under the terms of the original grant, all of the restricted stock awards granted to our employees under OfficeMax's stock compensation plan were 100% vested upon the Acquisition, resulting in the acceleration of the recognition of $3.7 million of expense in October 2004.

          We recognized compensation expense over the vesting period based on closing stock prices on the dates of grant. For the period of January 1 through October 28, 2004, and the year ended December 31, 2003, Boise Forest Products Operations recognized $14.6 million and $4.3 million of pretax compensation expense, respectively. Compensation expense was calculated based on shares of restricted stock granted to employees of Boise Forest Products Operations plus an allocation of expense related to restricted stock granted to corporate employees that serviced all business units. The allocation was based on average sales, assets and labor costs. Management believes these allocations are reasonable. However, they are not necessarily indicative of costs to be incurred in the future.

          Stock Options.    For the period of January 1 through October 28, 2004, and the year ended December 31, 2003, no options were granted to our employees. In 2002, OfficeMax granted our employees 1,243,550 options. The weighted average exercise price of these options was $35.60. In connection with the sale, the stock options granted to employees that were terminated from OfficeMax became 100% vested, and employees have three years after termination to exercise their stock options.

15. Management Equity Agreement

          We account for awards granted under our Management Equity Agreement in accordance with SFAS No. 123, (revised 2004). In December 2004, key managers purchased 18.6 million Series B common units in Parent at $1.00 per unit, which was approximately equal to the estimated fair value (after marketability discount) on the date of purchase of $0.99. Those who purchased Series B common units received a grant of 35.6 million Series C common units (profit interests) that represent the right to participate in profits after capital is returned to the holders of the Parent Series B common units. The Series C common units have no value to the holder until the equity value appreciates above a specified level. Generally, the Series B common units and 50% of the Series C common units vest 20% each year on December 31, 2005 through 2009. Upon either the sale of the company as defined in the agreement or an initial public offering, vesting is accelerated. The other 50% of the Series C common units vest at the end of 2009 if specific criteria tied to internal rates of return are met or based on the increase in the market price of our common stock subsequent to a public offering of our equity. The vesting schedules are shortened for managers who were at least 60 years old as of December 31, 2004, so that the units fully vest by December 31 of the year in which the manager reaches age 65 and at least two vesting periods have been met. We did not recognize compensation expense on the date of grant for the Series B common units because the fair value of the units was equal to or less than the amount each employee was required to pay. The Series C common units are accounted for as restricted stock. We will accrue compensation expense over the vesting periods for the Series C common units based on the fair value on the date of the grant. We determined the fair value on the date of grant of the Series C common units that vest over time to be $8.2 million. We determined the fair value on the date of grant of the Series C common units that vest based on internal rates of return to be $4.2 million. The valuations used to determine the fair values of the Series B and Series C common units were retrospective.

          Approximately $5.5 million of the $18.6 million invested by management was funded by the early payment by OfficeMax of retention bonuses owed to the executives by OfficeMax. In the event an executive voluntarily terminates employment with us, or is involuntarily terminated for disciplinary reasons, prior to October 29, 2005, the executive must repay the bonus to Parent.

16. Segment Information

          We operate our business using five reportable segments: Paper, Packaging & Newsprint, Wood Products, Building Materials Distribution and Corporate and Other. These segments represent distinct businesses that are managed separately because of differing products and services. Each of these businesses requires distinct operating and marketing strategies. Management reviews the performance of the company based on these segments. Historically, OfficeMax conducted the Boise Forest Products Operations in three segments: Boise Building Solutions, Boise Paper Solutions and Corporate and Other. We have recast the financial statements of our predecessor included herein to conform with our current segments. OfficeMax historically allocated the results of Boise Timberlands to each of its Boise Paper Solutions and Boise Building Solutions segments. Since we did not acquire the timberlands operations, they are not included in these financial statements.

          Our Paper segment manufactures and sells uncoated free sheet (including cut-size office papers, commercial printing paper, business forms and envelope papers), a wide range of value-added papers, market pulp and containerboard (corrugating medium). Our value-added grades include bright and colored cut-size office papers and custom-developed specialty papers for such uses as label and release, security and food wrap applications. We sell to end users both directly from our mills and through distribution centers. In 2004, approximately 47% of our uncoated free sheet paper, including about 84% of our office papers, was sold through OfficeMax.

          Our Packaging & Newsprint segment manufactures containerboard (linerboard) and newsprint at our mill in DeRidder, Louisiana. We also operate five corrugated container plants in the Pacific Northwest. The corrugated containers that we manufacture are used to package fresh fruit and vegetables, processed food, beverages and other industrial and consumer products. Our containerboard and corrugated container products are sold by brokers or our own sales personnel. We market our newsprint through Abitibi-Consolidated pursuant to an arrangement whereby Abitibi purchases all of the newsprint we produce, at a price equal to the price at which Abitibi sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. The newsprint price is verified through a third-party audit.

          Our Wood Products segment manufactures and sells engineered wood products (EWP), comprised of laminated veneer lumber, a high-strength engineered lumber often used in beams; I-joists, a structural support typically used in floors and roofs; and laminated beams. We also produce plywood, dimension lumber and high-quality ponderosa pine lumber, a premium lumber grade sold primarily to manufacturers of specialty wood windows, moldings and doors. Our wood products are used in new residential and light commercial construction and in residential repair and remodeling. Most of these products are sold to independent wholesalers and dealers or through our own wholesale building materials distribution outlets. During 2004, approximately 37% of the wood products we manufactured, including more than 58% of our EWP, were sold to Building Materials Distribution.

          Our Building Materials Distribution segment is a national inventory-carrying wholesale distributor of building materials. We distribute a broad line of building materials, including EWP, oriented strand board, plywood, lumber, siding and general line items such as framing accessories, composite decking, roofing and insulation. We purchase most of these building materials from third parties and market them primarily to customers that resell building materials to professional builders in the residential, light commercial construction and repair-and-remodeling markets.

          Our Corporate and Other segment includes corporate support staff services and related assets and liabilities and foreign exchange gains and losses.

          The segments' profits and losses are measured on operating profits before interest expense and interest income. Specified expenses are allocated to the segments. For many of these allocated expenses, the related assets and liabilities remain in the Corporate and Other segment.

          The segments follow the accounting principles described in Note 1, Summary of Significant Accounting Policies.

          Sales to OfficeMax were $534.8 million during the year ended December 31, 2004. For the period of October 29 through December 31, sales to OfficeMax represented 11% of total sales. In the predecessor periods, sales to OfficeMax were just over 9% of total sales. No other single customer accounted for 10% or more of consolidated trade sales. Export sales to foreign unaffiliated customers were $30.7 million for the period of October 29 through December 31, 2004. For the period of January 1 through October 28, 2004, our predecessor's export sales were $104.0 million, compared with $126.9 million in 2003 and $120.7 million in 2002.

          Our Wood Products segment has a small wood I-joist plant in Canada and a plywood plant in Brazil. Our predecessor had a 47% interest in an oriented strand board plant in Canada, which it sold in May 2004 and which it accounted for under the equity method.

          The following table summarizes net sales and long-lived assets by geography:

	Boise Holdings	Predecessor
	October 29 (inception) through December 31, 2004		Year Ended December 31
		January 1 through October 28, 2004
			2003	2002
		(millions)
Net Sales
United States	$866.4	$4,829.7	$4,619.9	$4,253.5
Foreign	6.3	32.3	33.8	22.8

	$872.7	$4,862.0	$4,653.7	$4,276.3

Long-lived assets
United States	$1,778.0	$2,167.4	$2,384.1	$2,424.6
Foreign	42.3	48.1	40.4	36.4

	$1,820.3	$2,215.5	$2,424.5	$2,461.0

          Segment sales to external customers by product lines are as follows:

	Boise Holdings	Predecessor
	October 29 (inception) through December 31, 2004		Year Ended December 31
		January 1 through October 28, 2004
			2003	2002
	(millions)
Paper
Uncoated free sheet	$195.1	$972.4	$1,096.4	$1,122.7
Containerboard (medium)	1.3	8.4	6.0	7.4
Market pulp and other	22.7	113.6	110.2	112.2

	219.1	1,094.4	1,212.6	1,242.3

Packaging & Newsprint
Containerboard (linerboard)	75.9	339.9	380.4	394.4
Newsprint	38.6	158.2	173.5	155.4
Other	1.5	10.7	17.4	14.2

	116.0	508.8	571.3	564.0

Wood Products
Plywood and veneer	62.0	387.4	401.4	328.3
Engineered wood products	28.9	168.4	160.4	139.8
Lumber	24.1	132.2	151.6	190.3
Particleboard	5.7	42.1	39.3	49.9
Building supplies and other	10.1	60.1	46.3	41.3

	130.8	790.2	799.0	749.6

Building Materials Distribution
Structural panels	88.9	655.0	539.4	336.9
Engineered wood products	61.5	318.6	273.4	214.8
Lumber	117.3	727.3	590.8	589.1
Particleboard	3.4	16.7	15.1	9.6
Building supplies and other	130.5	724.8	629.1	545.7

	401.6	2,442.4	2,047.8	1,696.1

Corporate and Other	5.2	26.2	23.0	24.3

	$872.7	$4,862.0	$4,653.7	$4,276.3

          An analysis of our operations by segment is as follows:

	Boise Holdings
	Sales
					Income (Loss) Before Taxes(a)
	Trade	Related Parties	Intersegment	Total		Depreciation, Amortization and Depletion	EBITDA (a)(d)	Capital Expenditures	Assets
	(millions)
October 29 (inception) through December 31, 2004
Paper	$126.4	$92.7	$11.0	$230.1	$19.0	$8.3	$27.3	$16.5	$1,079.2
Packaging & Newsprint	116.0	—	12.9	128.9	7.3	6.0	13.3	2.8	550.1
Wood Products	130.8	—	69.3	200.1	15.6	3.3	18.9	7.6	456.9
Building Materials Distribution	401.6	—	0.1	401.7	10.1	1.5	11.6	1.1	396.6
Corporate and Other	5.2	—	7.9	13.1	(6.8)	0.9	(5.9)	0.9	615.0
Acquisition of paper and forest products businesses	—	—	—	—	—	—	—	2,196.5	—
Loan to related party	—	—	—	—	—	—	—	157.5	—

	780.0	92.7	101.2	973.9	45.2	20.0	65.2	2,382.9	3,097.8

Intersegment eliminations	—	—	(101.2)	(101.2)	—	—	—	—	(165.7)
Interest expense	—	—	—	—	(22.2)	—	—	—	—
Interest income	—	—	—	—	2.0	—	—	—	—

	$780.0	$92.7	$—	$872.7	$25.0	$20.0	$65.2	$2,382.9	$2,932.1

	Predecessor
	Sales
					Income (Loss) Before Taxes(b)(c)	Depreciation, Amortization and Depletion		Equity in Net Income of Affiliates
	Trade	Related Parties	Intersegment	Total			EBITDA (b)(c)(d)		Capital Expenditures	Assets	Investments in Equity Affiliates(b)
	(millions)
January 1 through October 28, 2004
Paper	$652.4	$442.0	$46.0	$1,140.4	$(35.4)	$118.5	$83.1	$—	$56.2	$1,767.1		$—
Packaging & Newsprint	508.7	0.1	56.8	565.6	(1.2)	34.7	33.5	—	27.1	549.6		—
Wood Products	787.7	2.5	369.7	1,159.9	203.0	23.5	226.5	6.3	41.3	437.9		—
Building Materials Distribution	2,442.4	—	—	2,442.4	78.8	6.1	84.9	—	9.8	442.9		—
Corporate and Other	26.2	—	51.2	77.4	(56.8)	11.0	(45.8)	—	5.8	375.7		—

	4,417.4	444.6	523.7	5,385.7	188.4	193.8	382.2	6.3	140.2	3,573.2		—

Intersegment eliminations	—	—	(523.7)	(523.7)	—	—	—	—	—	(207.7)		—
Interest expense	—	—	—	—	(72.1)	—	—	—	—	—
Interest income	—	—	—	—	0.5	—	—	—	—	—

	$4,417.4	$444.6	$—	$4,862.0	$116.8	$193.8	$382.2	$6.3	$140.2	$3,365.5		$—

Year Ended December 31, 2003
Paper	$781.1	$431.5	$44.5	$1,257.1	$(23.7)	$136.3	$112.6	$—	$84.6	$1,818.1	$
Packaging & Newsprint	571.3	—	66.8	638.1	(15.0)	40.4	25.4	—	36.3	534.6		—
Wood Products	794.1	4.9	316.7	1,115.7	43.5	34.2	77.7	8.7	33.8	450.9		44.2
Building Materials
Distribution	2,047.8	—	—	2,047.8	47.7	7.1	54.8	—	13.6	299.9		—
Corporate and Other	23.0	—	54.9	77.9	(40.1)	11.8	(28.3)	—	6.8	210.9		—

	4,217.3	436.4	482.9	5,136.6	12.4	229.8	242.2	8.7	175.1	3,314.4		44.2

Intersegment eliminations	—	—	(482.9)	(482.9)	—	—	—	—	—	(190.6)		—
Interest expense	—	—	—	—	(92.9)	—	—	—	—	—		—
Interest income	—	—	—	—	0.8	—	—	—	—	—		—
Cumulative effect of accounting change, net of income tax	—	—	—	—	—	—	(4.1)	—	—	—		—

	$4,217.3	$436.4	$—	$4,653.7	$(79.7)	$229.8	$238.1	$8.7	$175.1	$3,123.8		$44.2

Year Ended December 31, 2002
Paper	$833.6	$408.7	$42.8	$1,285.1	$33.9	$140.6	$174.5	$—	$66.5	$1,851.5	$—
Packaging & Newsprint	564.0	—	69.4	633.4	(20.1)	38.5	18.4	—	32.7	540.5	—
Wood Products	746.3	3.3	254.6	1,004.2	1.2	35.9	37.1	(0.6)	27.8	467.5	35.5
Building Materials Distribution	1,696.1	—	—	1,696.1	25.1	7.1	32.2	—	16.6	253.9	—
Corporate and Other	24.3	—	51.8	76.1	(52.5)	11.7	(40.8)	(0.9)	8.6	253.0	—

	3,864.3	412.0	418.6	4,694.9	(12.4)	233.8	221.4	(1.5)	152.2	3,366.4	35.5

Intersegment eliminations	—	—	(418.6)	(418.6)	—	—	—	—	—	(201.6)	—
Interest expense	—	—	—	—	(94.8)	—	—	—	—	—	—
Interest income	—	—	—	—	1.0	—	—	—	—	—	—

	$3,864.3	$412.0	$—	$4,276.3	$(106.2)	$233.8	$221.4	$(1.5)	$152.2	$3,164.8	$35.5

(a)
As a result of the impact of purchase accounting on our inventory values, we recognized an additional $20.2 million of costs in "Materials, labor and other operating expenses" during the period of October 29 through December 31, 2004, in our statement of income (loss) before taxes and in EBITDA.

(b)
Income (loss) before taxes and EBITDA for the period of January 1 through October 28, 2004, includes the following items: (i) $7.1 million of costs incurred in connection with the February 2004 sale of our predecessor's Yakima, Washington, plywood and lumber operations; (ii) $46.5 million pretax gain for the sale of our predecessor's 47% interest in Voyageur Panel in May 2004; (iii) $12.7 million of expense primarily for a one-time retention bonus OfficeMax granted to our employees and (iv) $14.6 million of noncash restricted stock expense.

(c)
Income (loss) before taxes and EBITDA for the year ended December 31, 2003, includes the following items: (i) $14.7 million pretax charge for the write-down of impaired assets at our predecessor's plywood and lumber operations in Yakima, Washington, in December 2003 and (ii) a $3.6 million charge for the early termination of an operating lease used in connection with our predecessor's paper business.

(d)
EBITDA represents segment income (loss) before interest expense, interest income, income tax provision (benefit) and depreciation, amortization and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense and interest income distorts management's ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability, the exclusion of interest expense and interest income and associated significant cash requirements and the exclusion of depreciation, amortization and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA only supplementally. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA also closely tracks, after specified adjustments, the defined term "Consolidated EBITDA" that is the basis for calculating our financial debt covenants and restrictions under our senior credit facilities and the indenture governing our senior floating rate notes and senior subordinated notes. For example, our senior credit facilities and the indenture governing our notes permit us to add to EBITDA payments that are received by us from OfficeMax under the Additional Consideration Agreement, although such payments are treated as a purchase price adjustment rather than income in our financial statements.

17. Commitments and Guarantees

Commitments

          We have commitments for leases and long-term debt that are discussed further in Note 7, Leases, and Note 11, Debt. We also have commitments for raw materials and utilities. Most of our raw material commitments are for contracts to purchase timber. We estimate that we have a contractual obligation for approximately $1.0 billion to purchase timber. This includes the obligations related to the long-term supply agreements entered into in February 2005 in connection with the Timberlands Sale. Under these supply contracts, we have the right to cancel or reduce our commitment in the event of a mill curtailment or shutdown. The price for these contracts is set quarterly or semiannually based on regional market prices. The $1.0 billion estimate is based on contract terms or first quarter 2005 pricing. Our timber obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, timber availability and the status of environmental appeals. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our financial statements until contract payment terms take effect.

          We enter into utility contracts for the purchase of electricity and natural gas. We also purchase these services under utility tariffs. The contractual and tariff arrangements include multiple-year commitments and minimum annual purchase requirements. At December 31, 2004, we estimate that we have approximately $118.2 million of utility purchase commitments. These payment obligations were valued at prices in effect on December 31, 2004, or contract language, if available. These obligations represent the face value of the contracts and do not consider resale value as we use the energy to manufacture our products.

          Pursuant to an Additional Consideration Agreement between us and OfficeMax, we may be required to make substantial cash payments to, or receive substantial cash payments from, OfficeMax. Under the Additional Consideration Agreement, the purchase price paid for the paper, forest products and timberland assets may be adjusted upward or downward based on paper prices during the six years following the closing date, subject to annual and aggregate caps. Neither party will be obligated to make a payment under the Additional Consideration Agreement in excess of $45 million in any one year. Payments are also subject to an aggregate cap of $125 million that declines to $115 million in the fifth year and $105 million in the sixth year.

Guarantees

          We provide guarantees, indemnifications and assurances to others, which constitute guarantees as defined under FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

          Boise Holdings and Timber Holdings (collectively the "Holding Companies") and their respective direct and indirect domestic subsidiaries are parties to a Credit Agreement dated as of October 29, 2004, with JPMorgan Chase Bank, N.A., as Administrative Agent, and certain Lenders named therein and a related Guarantee and Collateral Agreement of the same date (collectively the Bank Credit Agreements). Boise Cascade, L.L.C. (Boise LLC), a wholly owned direct subsidiary of Boise Holdings, acts as borrower under the Bank Credit Agreements for the Tranche B term loan in the amount of $1,330.0 million and a $400.0 million revolving credit facility which had no outstanding balance at December 31, 2004 other than reimbursement obligations in respect of $68.3 million of standby letters of credit issued under the revolving facility. In addition, Boise Land &

Timber Corp., a wholly owned direct subsidiary of Timber Holdings, acts as borrower under the Bank Credit Agreements for the Tranche C term loan in the amount of $1,225.0 million, which was paid in full in February 2005 with the proceeds of the Timberlands Sale. Boise LLC's loans and reimbursement obligations are guaranteed by both Holding Companies and each of their domestic subsidiaries (other than Boise LLC). Prior to the repayment by Boise Land & Timber Corp. of the Tranche C term loan, both Holding Companies and each of their domestic subsidiaries (other than Boise Land & Timber Corp.) also guaranteed such loan.

          Boise LLC and its wholly owned subsidiary, Boise Cascade Finance Corporation, have jointly issued $250.0 million of senior floating-rate notes due in 2012 and $400.0 million of 7.125% senior subordinated notes due in 2014. The senior notes are guaranteed on a senior basis and the subordinated notes on a subordinated basis by the Holding Companies and each of the domestic subsidiaries of the Holding Companies other than Boise LLC and Boise Cascade Finance Corporation, which are the issuers of the notes.

          Boise LLC guarantees the obligations and performance of its wholly owned subsidiary, Boise Cascade do Brasil Ltda., under the terms of timber and stumpage purchase agreements in Brazil. These agreements extend through 2014. Boise LLC's exposure is effectively limited to the loss of its investment in Boise Cascade do Brasil Ltda., which was approximately $34.3 million at December 31, 2004.

          Boise LLC has issued guarantees to a limited number of trade creditors of one or more of its principal operating subsidiaries, Boise Building Solutions Manufacturing, L.L.C., Boise Building Solutions Distribution, L.L.C., Boise White Paper, L.L.C., and Boise Packaging & Newsprint, L.L.C., for trade credit obligations arising in the ordinary course of the business of such operating subsidiaries. This includes guarantees of the obligations of both Boise White Paper, L.L.C., and of Boise Building Solutions Manufacturing, L.L.C., in respect to present and future timber sale agreements and several facility leases entered into by such subsidiaries. We also enter into guarantees of various raw material or energy supply contracts, arising in the ordinary course of business.

          Boise LLC provides credit support for its principal operating subsidiaries in the form of reimbursement or indemnity obligations to the issuers of surety bonds and standby letters of credit supporting obligations of its operating subsidiaries arising in the ordinary course of business to suppliers of goods and services and to government entities regulating such subsidiaries' environmental obligations.

          We enter into a wide range of indemnification arrangements in the ordinary course of business. These include tort indemnifications, tax indemnifications, financing transactions, indemnifications against third-party claims arising out of arrangements to provide services to us and indemnifications in merger and acquisition agreements. It is impossible to quantify the maximum potential liability under these indemnifications. At December 31, 2004, we were not aware of any material liabilities arising from these indemnifications.

18. Legal Proceedings and Contingencies

Legal Proceedings

          We have retained responsibility for a small number of claims and litigation matters that arose prior to the Acquisition in the ordinary course of business. There are currently no material legal proceedings pending against us. Additionally, OfficeMax has agreed to retain all claims and litigation not explicitly assumed by us pursuant to the Acquisition, including all litigation with respect to asbestos claims.

Environmental Contingencies

          OfficeMax retains responsibility for environmental liabilities incurred with respect to businesses, facilities and other assets not purchased by us in connection with the Acquisition, and indemnifies us for hazardous substance releases and other environmental regulatory violations related to our business that occurred prior to the closing of the Acquisition or arise out of pre-closing operations. However, OfficeMax may not have sufficient funds to satisfy in full its indemnification obligations when required, and, in some cases, we may not be entitled to indemnification under the asset purchase agreement.

19. Quarterly Results of Operations (unaudited)

	Predecessor				Boise Holdings
	2004				October 29 (inception) through December 31, 2004(d)
	First Quarter(a)	Second Quarter(b)	Third Quarter	October 1 through October 28(c)
	(millions)
Net sales	$1,308.0	$1,531.6	$1,559.3	$463.1	$872.7
Income (loss) from operations	18.6	51.4	79.9	(15.2)	44.0
Net income (loss)	2.1	46.5	35.2	(14.3)	24.7
	Predecessor
	2003
	First Quarter	Second Quarter	Third Quarter(e)	Fourth Quarter(f)
	(millions)
Net sales	$1,026.9	$1,134.4	$1,284.0	$1,208.4
Income (loss) from operations	(22.8)	(5.6)	31.3	(1.9)
Income (loss) before cumulative effect of accounting change	(28.1)	(15.5)	13.2	(12.8)
Net income (loss)	(32.3)	(15.5)	13.2	(12.8)

(a)
Included $7.1 million of costs incurred in connection with our predecessor's sale of the Yakima, Washington, plywood and lumber operations.

(b)
Included a $46.5 million pretax gain for the sale of our predecessor's 47% interest in Voyageur Panel in May 2004 (see Note 4).

(c)
Included $12.7 million of expense primarily for a one-time retention bonus OfficeMax granted to our employees.

  Included $14.6 million of noncash restricted stock expenses.

(d)
Included $20.2 million of noncash inventory purchase price adjustments in connection with the Acquisition.

(e)
Included a net $7.2 million one-time tax benefit related to a favorable tax ruling, net of changes in other tax items.

  Included a $3.6 million charge for the early termination of an operating lease used in connection with our predecessor's paper business.

(f)
Included a $14.7 million pretax charge for the write-down of impaired assets at our predecessor's plywood and lumber operations in Yakima, Washington (see Note 4).

20. Subsequent Events

          On April 18, 2005, we amended and restated our senior credit facilities (the Facilities). These Facilities consist of an $840.0 million Tranche D term loan and a $475.0 million revolving credit facility. In connection with this transaction, we repaid all amounts outstanding under our Tranche B term loan. We are required to make scheduled principal payments on the Tranche D term loan in the amount of $6.3 million in 2005 and $8.4 million in each of 2006 through 2009. The Tranche D term loan matures on October 28, 2011. Borrowings under the amended and restated credit facility are based on the prime rate, the Fed Funds Effective Rate plus 50 basis points, or the London Interbank Offering Rate (LIBOR) plus 175 basis points. At April 18, 2005, our borrowing under the new term loan was at a rate of 4.7%. The maturity of the revolving credit facility did not change as a result of this amendment and restatement. We could no longer treat certain interest rate swaps as hedges as of March 31, 2005 due to our decision to enter into the Facilities. As a result, the swaps were required to be revalued at fair value, with the change in fair value recognized in our statement of income (loss) in the first quarter of 2005. On April 28, 2005, these interest swaps were redesignated as hedges of the cash flow risk from the LIBOR-based variable interest payments on term loans borrowed under our credit facilities. As a result of the accounting treatment of these hedges, we will recognize $15.2 million of noncash income in the first quarter of 2005 and $5.3 million of noncash expense in the second quarter of 2005. The net $9.9 million of income recognized during these periods will result in higher interest expense over the remaining life of the interest rate swaps.

          In addition, the Facilities permit us to pay dividends equal to 50% of consolidated net income, as defined in the credit agreement, that accumulated since October 29, 2004. If consolidated net income is less than $70.0 million, the agreement permits the payment of up to $35.0 million in dividends.

          On May 9, 2005 we converted from a limited liability company to a corporation and changed our name to Boise Cascade Company. In connection with the conversion, the Series A equity units were exchanged for shares of Series A preferred stock, the Series B equity units were exchanged for shares of Class B common stock and the Series C equity units were exchanged for shares of Class C common stock.

21. Consolidating Guarantor and Non-Guarantor Financial Information

          The following consolidating financial information presents balance sheets, statements of operations and cash flow information related to the Company's business. The senior notes are guaranteed on a senior basis, and the senior subordinated notes are guaranteed on a senior subordinated basis, in each case jointly and severally by Boise Cascade Company, Timber Holdings and by each of their existing and future subsidiaries (other than the co-issuers, Boise Cascade LLC and Boise Cascade Finance Corporation). The Non-Guarantors are the Company's foreign subsidiaries. Other than the consolidated financial statements and footnotes for Boise Cascade Company and Boise Land & Timber Holdings Corp., financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material to investors.

Boise Cascade Company and subsidiaries
consolidating balance sheets at December 31, 2004

	Boise Cascade Company (Parent)	Boise Cascade LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(thousands)
ASSETS
Current
Cash and cash equivalents	$—	$160,559	$39	$2,747	$—	$163,345
Receivables
Trade, less allowances	—	—	272,825	3,843	—	276,668
Intercompany	—	1	1,910	935	(2,846)	—
Related parties	—	—	42,055	—	—	42,055
Other	—	4,951	10,413	3,810	—	19,174
Inventories	—	18	577,746	17,105	—	594,869
Other	—	12,362	2,903	356	—	15,621

	—	177,891	907,891	28,796	(2,846)	1,111,732

Property
Property and equipment
Land and land improvements	—	7,600	75,076	447	—	83,123
Buildings and improvements	—	24,446	173,740	6,518	—	204,704
Machinery and equipment	—	3,997	1,162,150	30,831	—	1,196,978

	—	36,043	1,410,966	37,796	—	1,484,805
Accumulated depreciation	—	(318)	(11,151)	(7,487)	—	(18,956)

	—	35,725	1,399,815	30,309	—	1,465,849
Fiber farms and timber deposits	—	—	33,135	11,511	—	44,646

	—	35,725	1,432,950	41,820	—	1,510,495

Note receivable from related party	—	157,509	—	—	—	157,509
Deferred financing costs	—	84,054	—	—	—	84,054
Goodwill	—	4,558	13,832	—	—	18,390
Intangible assets	—	—	34,357	—	—	34,357
Investments in equity affiliates	369,840	115,650	—	—	(485,490)	—
Other assets	—	9,679	5,339	514	—	15,532

Total assets	$369,840	$585,066	$2,394,369	$71,130	$(488,336)	$2,932,069

Boise Cascade Company and subsidiaries
consolidating balance sheets at December 31, 2004 (Continued)

	Boise Cascade Company (Parent)	Boise Cascade LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(thousands)
LIABILITIES AND CAPITAL
Current
Current portion of long-term debt	$—	$13,300	$—	$—	$—	$13,300
Accounts payable
Trade	—	45,951	260,737	3,460	—	310,148
Intercompany	—	—	936	1,910	(2,846)	—
Related parties	—	27	123	—	—	150
Accrued liabilities
Compensation and benefits	—	18,684	43,219	592	—	62,495
Interest payable	—	8,584	—	—	—	8,584
Other	—	6,323	35,074	2,234	—	43,631

	—	92,869	340,089	8,196	(2,846)	438,308

Debt
Long-term debt, less current portion	—	1,966,700	—	—	—	1,966,700

Other
Compensation and benefits	—	133,648	—	—	—	133,648
Other long-term liabilities	—	13,157	10,416	—	—	23,573

	—	146,805	10,416	—	—	157,221

Due to (from) affiliates	—	(1,991,148)	1,986,736	4,412	—	—

Capital
Series A equity units	36,868	—	—	—	—	36,868
Series B equity units	332,972	—	—	—	—	332,972
Series C equity units	—	—	—	—	—	—
Subsidiary equity	—	369,840	57,128	58,522	(485,490)	—

Total capital	369,840	369,840	57,128	58,522	(485,490)	369,840

Total liabilities and capital	$369,840	$585,066	$2,394,369	$71,130	$(488,336)	$2,932,069

Boise Cascade Company and subsidiaries
consolidating statements of operations
for the period October 29, 2004 (inception) through December 31, 2004

	Boise Cascade Company (Parent)	Boise Cascade LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(thousands)
Sales
Trade	$—	$—	$773,636	$6,317	$—	$779,953
Intercompany	—	—	—	6,642	(6,642)	—
Related parties	—	—	92,774	—	—	92,774

	—	—	866,410	12,959	(6,642)	872,727

Costs and expenses
Materials, labor and other operating expenses	—	1,320	725,400	13,431	(6,642)	733,509
Fiber costs from related parties	—	—	24,451	—	—	24,451
Depreciation, amortization and depletion	—	590	18,904	543	—	20,037
Selling and distribution expenses	—	—	39,798	320	—	40,118
General and administrative expenses	—	6,115	4,493	—	—	10,608
Other (income) expense, net	—	196	(482)	263	—	(23)

	—	8,221	812,564	14,557	(6,642)	828,700

Income (loss) from operations	—	(8,221)	53,846	(1,598)	—	44,027

Foreign exchange gain (loss)	—	87	276	818	—	1,181
Interest expense	—	(22,182)	—	—	—	(22,182)
Interest expense—intercompany	—	(51)	—	(194)	245	—
Interest income	—	1,960	41	4	—	2,005
Interest income—intercompany	—	194	51	—	(245)	—

	—	(19,992)	368	628	—	(18,996)

Income (loss) before income taxes and equity in net income (loss) of affiliates	—	(28,213)	54,214	(970)	—	25,031
Income tax provision	—	(18)	(266)	(45)	—	(329)

Income (loss) before equity in net income (loss) of affiliates	—	(28,231)	53,948	(1,015)	(24,702)	—
Equity in net income (loss) of affiliates	24,702	52,933	—	—	(52,933)	24,702

Net income (loss)	$24,702	$24,702	$53,948	$(1,015)	$(77,635)	$24,702

Boise Cascade Company and subsidiaries
consolidating statements of cash flows
for the period October 29, 2004 (inception) through December 31, 2004

	Boise Cascade Company (Parent)	Boise Cascade LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(thousands)
Cash provided by (used for) operations
Net income (loss)	$—	$(28,231)	$53,948	$(1,015)	$(24,702)	$—
Equity in net (income) loss of affiliates	24,702	52,933	—	—	(52,933)	24,702
Items in net income (loss) not using (providing) cash
Depreciation, depletion and amortization of deferred financing costs and other costs	—	2,915	18,903	543	—	22,361
Pension and other postretirement benefit expense	—	441	2,466	—	—	2,907
Other	—	(87)	(276)	(818)	—	(1,181)
Decrease (increase) in working capital, net of acquisitions
Receivables	—	(3,453)	125,871	1,315	(1,781)	121,952
Inventories	—	(2,299)	(15,787)	(3,317)	—	(21,403)
Accounts payable and accrued liabilities	—	69,697	14,858	(768)	1,781	85,568
Pension and other postretirement benefit payments	—	(62)	—	—	—	(62)
Other	—	(5,459)	1,300	(8)	(201)	(4,368)

Cash provided by (used for) operations	24,702	86,395	201,283	(4,068)	(77,836)	230,476

Cash provided by (used for) investment
Expenditures for property and equipment	—	(470)	(27,409)	(1,021)	—	(28,900)
Acquisition of businesses and facilities	—	25,074	(2,162,989)	(58,537)	—	(2,196,452)
Note receivable from related party	—	(157,509)	—	—	—	(157,509)
Investment in affiliate	(338,877)	—	—	—	338,877	—
Other	—	(5,059)	2,432	—	—	(2,627)

Cash provided by (used for) investment	(338,877)	(137,964)	(2,187,966)	(59,558)	338,877	(2,385,488)

Cash provided by (used for) financing
Additions to long-term debt for acquisition	—	2,020,000	—	—	—	2,020,000
Payments of long-term debt	—	(40,000)	—	—	—	(40,000)
Issuance of equity units	338,877	338,877			(338,877)	338,877
Other	—	(520)	—	—	—	(520)

Cash provided by (used for) financing	338,877	2,318,357	—	—	(338,877)	2,318,357

Boise Cascade Company and subsidiaries
consolidating statements of cash flows
for the period October 29, 2004 (inception) through December 31, 2004 (Continued)

	Boise Cascade Company (Parent)	Boise Cascade LLC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(thousands)

Due to (from) affiliates	(24,702)	(2,106,229)	1,986,722	66,373	77,836	—

Increase in cash and cash equivalents	—	160,559	39	2,747	—	163,345
Balance at beginning of the period	—	—	—	—	—	—

Balance at end of the period	$—	$160,559	$39	$2,747	$—	$163,345

BOISE LAND & TIMBER HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited, in thousands)

	Timber Holdings	Predecessor
	Three Months Ended March 31
	2005	2004
Sales
Fiber
Trade	$5	$11
Related parties	17,609	27,842
Timberlands	—	85,488

	17,614	113,341

Costs and expenses
Materials, labor and other operating expenses	2,303	11,089
Depreciation, amortization and depletion	10,854	2,013
Cost of timberlands sold	—	24,392
General and administrative expenses	2,330	1,928
Other (income) expense, net	(174)	(1,022)

	15,313	38,400

Gain on sale of timberland assets	4,894	—

Income from operations	7,195	74,941

Interest expense	(11,519)	(1,415)
Interest income	3,123	—

	(8,396)	(1,415)

Income (loss) before income taxes	(1,201)	73,526
Income tax provision	—	(28,635)

Net income (loss)	$(1,201)	$44,891

See accompanying notes to unaudited quarterly consolidated financial statements.

BOISE LAND & TIMBER HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2005	December 31, 2004
ASSETS
Current
Cash and cash equivalents	$—	$1
Receivables	—	4
Inventories	—	828
Prepaid assets	—	1,809

	—	2,642

Property
Property and equipment
Land and land improvements	—	4,744
Buildings and improvements	—	715
Machinery and equipment	—	949

	—	6,408
Accumulated depreciation	—	(138)

	—	6,270

Timber and timberlands	—	1,628,426

	—	1,634,696

Deferred financing costs	—	4,833
Investments in affiliates	250	250
Note receivable from related party	256,123	—
Other assets	—	300

Total assets	$256,373	$1,642,721

See accompanying notes to unaudited quarterly consolidated financial statements.

BOISE LAND & TIMBER HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS (Continued)

(unaudited, in thousands)

	March 31, 2005	December 31, 2004
LIABILITIES AND CAPITAL
Current
Current portion of long-term debt	$—	$12,250
Accounts payable	59	2,500
Taxes payable	1,675	1,840

	1,734	16,590

Debt
Long-term debt, less current portion	—	1,212,750
Note payable to related party	—	157,509

	—	1,370,259

Commitments and contingent liabilities
Capital
Common stock — par value $.01; 65,317 shares authorized; 65,049 and 65,060 shares outstanding	1	1
Additional paid-in capital	276,090	276,122
Retained losses	(21,452)	(20,251)

Total capital	254,639	255,872

Total liabilities and capital	$256,373	$1,642,721

See accompanying notes to unaudited quarterly consolidated financial statements.

BOISE LAND & TIMBER HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Timber Holdings	Predecessor
	Three Months Ended March 31
	2005	2004
Cash provided by (used for) operations
Net income (loss)	$(1,201)	$44,891
Items in net income not using (providing) cash
Depreciation, depletion and amortization of deferred financing costs and other costs	15,852	2,013
Gain on sale of Louisiana timberlands	—	(59,915)
Gain on sale of timberland assets	(4,894)	—
Receivables	4	24
Inventories	(118)	372
Accounts payable and accrued liabilities	(2,085)	462
Current and deferred income taxes	—	(185)
Other	(170)	(697)

Cash provided by (used for) operations	7,388	(13,035)

Cash provided by (used for) investment
Expenditures for property and equipment	(25)	(395)
Expenditures for timber and timberlands	(540)	(2,418)
Proceeds from sale of Louisiana timberlands	—	83,717
Sale of timberland assets	1,632,005	—
Note receivable from related party	(256,123)	—
Other	—	1,020

Cash provided by investment	1,375,317	81,924

Cash provided by (used for) financing
Payments of long-term debt	(1,225,000)	(6,455)
Note payable to related party	(157,509)	—
Net equity transactions with OfficeMax	—	(62,433)
Other	(197)	—

Cash used for financing	(1,382,706)	(68,888)

Increase (decrease) in cash and cash equivalents	(1)	1
Balance at beginning of the period	1	—

Balance at end of the period	$—	$1

See accompanying notes to unaudited quarterly consolidated financial statements.

BOISE LAND & TIMBER HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CAPITAL

(unaudited, in thousands)

		Additional Paid-In Capital
		Series A Common Stock		Series B Common Stock		Series C Common Stock
	Common Stock	Shares	Amount	Shares	Amount	Shares	Amount	Retained Losses	Total Capital
Balance at December 31, 2004	$1	7	$30,040	55	$246,082	4	$—	$(20,251)	$255,872

Net loss	—	—	—	—	—	—	—	(1,201)	(1,201)
Repurchase of equity units	—	—	—	—	(32)	—	—	—	(32)
Paid-in-kind dividend	—	—	584	—	(584)	—	—	—	—

Balance at March 31, 2005	$1	7	$30,624	55	$245,466	4	$—	$(21,452)	$254,639

See accompanying notes to unaudited quarterly consolidated financial statements.

NOTES TO UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS

Discontinued Operations

          At December 31, 2004, our timberland assets were held for sale, and the operations of Boise Land & Timber Holding Corp. (Timber Holdings) met the definition of discontinued operations. In the accompanying financial statements, we have not shown our assets as "Assets held for sale" or our liabilities as "Liabilities related to assets held for sale" on our Consolidated Balance Sheet. Since almost all of the assets and liabilities were disposed of, we believe that we are providing more useful information by presenting the information as shown.

          In February 2005, we sold all of our timberlands located across the Pacific Northwest, Louisiana, Alabama and Minnesota to Forest Capital Partners, LLC, for $1.65 billion in cash (Timberlands Sale) and recorded a $4.9 million gain. Proceeds from the sale were used to eliminate all of our debt, including a related-party loan from Boise Cascade, L.L.C. (Boise LLC), the wholly owned operating subsidiary of Boise Cascade Holdings, L.L.C. (Boise Holdings), and to make a related-party loan to Boise LLC. After the Timberlands Sale, our assets consisted of an investment of $0.3 million in unconsolidated affiliates and a related-party receivable of $264.8 million from Boise Holdings. The amount of the receivable will fluctuate with related-party activity.

1.    Basis of Presentation

          As used in these financial statements, the terms "Timber Holdings" and "we" include Boise Land & Timber Holdings Corp. and its consolidated subsidiaries. The term "predecessor" refers to the results of the timberland assets of OfficeMax Incorporated (OfficeMax) or Boise Timberlands. OfficeMax was formerly Boise Cascade Corporation, the company that owned the timberlands through October 28, 2004; see Note 2 "Purchase of OfficeMax's Paper, Forest Products and Timberland Assets," in our 2004 Consolidated Financial Information for additional information. In the predecessor periods, we refer to OfficeMax's paper and forest products businesses as Boise Forest Products Operations.

          We are not a registrant with the Securities and Exchange Commission (SEC). Accordingly, we have not filed these financial statements with them. We have, however, prepared these financial statements pursuant to the rules and regulations of the SEC.

          The quarterly consolidated financial statements have not been audited by an independent registered public accounting firm, but in the opinion of management, we have included all adjustments necessary to present fairly the results for the periods. Net income (loss) for the three months ended March 31, 2005 and 2004, involved estimates and accruals. Actual results may vary from those estimates. Except as may be disclosed within these "Notes to Consolidated Quarterly Financial Statements," the adjustments made were of a normal, recurring nature. Quarterly results are not necessarily indicative of results that may be expected for the year.

          The consolidated financial statements present our operating results for the three months ended March 31, 2005, and the results of OfficeMax's timberland operations for the three months ended March 31, 2004. OfficeMax historically managed its timberlands as part of its Boise Paper Solutions and Boise Building Solutions segments. These financial statements present the timberland operations as a separate entity.

          The predecessor financial statements include accounts specifically attributed to Boise Timberlands and a portion of OfficeMax's shared corporate general and administrative expenses. The shared services included, but were not limited to, finance, accounting, legal, information technology and human resource functions. OfficeMax's corporate general and administrative expenses were allocated to the predecessor period based on specifically identifiable services used by Boise Timberlands.

          The predecessor financial statements also include an allocation of OfficeMax's total debt and related interest expense based on average asset balances (see Note 6). The predecessor's results have been or will be included in OfficeMax's consolidated tax returns. Income taxes in the predecessor periods of these financial statements have been calculated as if Boise Timberlands were a separate taxable entity (see Note 4).

          Information about the allocations and related-party transactions are included in Note 3, Transactions With Related Parties.

Reclassifications

          Certain amounts in prior period financial statements have been reclassified to conform with the current-period presentation. These reclassifications did not affect net income (loss).

2.    Purchase and Sale of Timberland Assets

          On October 29, 2004, we acquired OfficeMax's timberland assets for an aggregate consideration of $1,650.0 million, excluding fees and expenses (the Acquisition). We paid for the Acquisition with $15.0 million of cash and made contributions to affiliates of $1,635.0 million, who in turn issued $1,635.0 million of timber installment notes to OfficeMax and an affiliate of OfficeMax. See Note 1, Investment in Affiliates, in our 2004 Consolidated Financial Information, for more information. The $1,635.0 million in installment notes issued to OfficeMax were nonrecourse with respect to Forest Products Holdings, L.L.C. (Parent), a newly formed holding company controlled by Madison Dearborn Partners, LLC, and its consolidated subsidiaries, and mature on January 29, 2020. In addition, we incurred $14.8 million of deferred financing costs and assumed $3.3 million of liabilities, net of current assets acquired, for a net purchase price of $1,661.6 million.

          On the Acquisition date, Parent and an affiliate of OfficeMax made an aggregate cash equity investment of $276.1 million in us. The equity investment consisted of $197.6 million invested by Parent in exchange for 44,000 shares of Series B common stock and $78.5 million invested by an affiliate of OfficeMax in exchange for 7,000 and 11,000 shares of Series A and Series B common stock, respectively. See the Consolidated Statement of Capital and Note 8, Equity, in our 2004 Consolidated Financial Information, for a discussion of the rights and privileges of each class of common stock.

          In February 2005, we sold all of our timberland assets for $1,650.0 million in cash, and recorded a $4.9 million gain after $18.0 million of transaction costs. Proceeds from the sale were used to eliminate all of our debt, including a related-party loan from Boise LLC, and to make a related-party loan to Boise LLC. After the Timberlands Sale, our assets consisted of an investment of $0.3 million in unconsolidated affiliates and a related-party receivable of $264.8 million from Boise Holdings. The amount of the receivable will fluctuate with related-party activity. At March 31, 2005, this loan receivable balance was $256.1 million.

3.    Transactions With Related Parties

          For the three months ended March 31, 2005, we participated in Boise LLC's centralized cash management system. During the predecessor period presented, we participated in OfficeMax's centralized cash management system. Cash receipts attributable to our operations were collected by Boise LLC and OfficeMax, and cash disbursements were funded by Boise LLC and OfficeMax. For the three months ended March 31, 2005, the net effect of these transactions has been reflected in our Consolidated Statement of Cash Flows as "Note payable to related party" and "Note receivable from related party." For the three months ended March 31, 2004, the net effect of these transactions has been reflected in our predecessor financial statements as "Net equity transactions with OfficeMax" in the Consolidated Statement of Cash Flows. The following table includes the components of these related-party transactions (in thousands):

	Timber Holdings	Predecessor
	Three Months Ended March 31
	2005	2004
Cash collections	$(21,065)	$(111,752)
Payment of accounts payable	13,507	13,166
Capital expenditures	565	2,813
Income taxes	—	28,635
Net debt (issuances) payments with OfficeMax	—	6,455
Cash from sale of timberlands	(1,632,005)	—
Payments of long-term debt	1,225,000	—
Other	366	(1,750)

Related-party notes payable and receivable	$(413,632)

Net equity transactions with OfficeMax		$(62,433)

          During the three months ended March 31, 2005, and the predecessor period presented, we used services and administrative staff of Boise LLC and OfficeMax, respectively. These included, but were not limited to, finance, accounting, legal, information technology and human resource functions. The costs allocated to Timber Holdings and our predecessor were specifically identifiable as services used by us and our predecessor. These costs are included in "General and administrative expenses" in the Consolidated Statements of Income (Loss). All cash advances necessary to fund the lease and/or purchase of timberlands and other expenditures, to the extent not provided through internally generated funds, were provided by Boise LLC for the three months ended March 31, 2005, and by OfficeMax in the predecessor periods. These amounts have been reflected in our Consolidated Statement of Cash Flows as "Note payable to related party" and "Note receivable from related party" and in the predecessor Consolidated Statements of Cash Flows as "Net equity transactions with OfficeMax."

          Prior to the Timberlands Sale, we were a major supplier of fiber to Boise LLC and, in the predecessor period, were a major supplier of fiber to Boise Forest Products Operations. Sales of fiber to Boise LLC and Boise Forest Products Operations are reported as fiber sales to related parties on the Consolidated Statements of Income (Loss) and were based on prices that approximated market.

          For the three months ended March 31, 2005, Boise Land & Timber Corp. leased employees from Boise LLC. During this period, most of the leased employees participated in Boise LLC's defined benefit plans, and most of the employees were eligible for participation in Boise LLC's defined contribution plans. During the predecessor period, most of Boise Timberlands' employees participated in OfficeMax's defined benefit pension plans, and most of the employees were eligible for participation in OfficeMax's defined contribution plans. In all periods presented, we have treated participants in Boise LLC's and OfficeMax's plans as participants in multiemployer plans. Accordingly, we have not reflected any assets or liabilities related to the defined benefit pension plans in the Consolidated Balance Sheets. We have, however, included the costs associated with employees who participated in the plans in the Consolidated Statements of Income (Loss). These costs were not material in any of the periods presented.

4.    Income Taxes

          For federal income tax purposes, the acquisition of Boise Timberlands was treated as an asset purchase, and as a result, we had a tax basis in the acquired assets equal to the purchase price. As a result, we depleted assets with a higher tax basis after the date of the Acquisition. Because of the step-up in the tax basis of the timberlands and the losses recorded for the three months ended March 31, 2005, our income tax benefit was fully offset by a valuation allowance for that period. Since Timber Holdings does not have a history of reporting income, and based on projected losses for the subsequent year, Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, did not allow us to book benefits toward those losses.

          In the predecessor period presented, Boise Timberlands' results have been or will be included in the consolidated income tax returns of OfficeMax. However, in the predecessor financial statements, income taxes have been provided based on a calculation of the income tax expense that would have been incurred if Boise Timberlands had operated as a separate taxpayer. Income taxes were provided for all items included in the Consolidated Statement of Income, regardless of when such items were reported for tax purposes or when the taxes were actually paid. Current tax liabilities were transferred to OfficeMax and are included in "Net equity transactions with OfficeMax."

5.    Leases

          As a result of the Timberlands Sale, we are no longer a party to any lease obligations and have no contingent liability for any leases held by our subsidiaries that were sold to Forest Capital.

6.    Debt

          In October 2004, we entered into a six-year, $1,225.0 million Tranche C term loan. Borrowings under the term loan bore interest at floating rates. We paid approximately $14.8 million of fees and expenses associated with obtaining the term loan. The fees were amortized over three months, the period the debt was outstanding before being paid in full with the proceeds from the Timberlands Sale in February 2005. Accordingly, at March 31, 2005, we had no "Deferred financing costs" recorded on our Consolidated Balance Sheet.

          In October 2004, we also obtained a $164 million, 6% related-party loan from Boise Holdings that was due to mature in October 2015. Proceeds from the Timberlands Sale were used to repay this related-party loan. Due to related-party activity (see Note 3, Transactions With Related Parties), the balance on this loan was $157.5 million at the time we repaid it in February 2005.

          In the predecessor period presented, we participated in OfficeMax's centralized cash management system. Cash advances necessary to fund the purchase of timberlands and major improvements to and replacements of property, to the extent not provided through internally generated funds, were provided by OfficeMax's cash or funded with debt. In the predecessor period presented, interest cost was allocated to us based on our average asset balances. The interest expense attributable to the debt allocated from OfficeMax is included in our predecessor Consolidated Statement of Income.

7.    Financial Instruments

          The estimated fair values of our financial instruments, such as receivables, payables and debt, are the same as their carrying values. For the three months ended March 31, 2005, essentially all of our sales were to Boise LLC, which represents a concentration in the volume of business transacted and the revenue generated from these transactions.

          Concurrent with the Timberlands Sale, we made a related-party loan to Boise LLC of $264.8 million. The principal amount of this loan is subject to adjustment based on transactions between us and Boise LLC and had a balance at March 31, 2005, of $256.1 million. This note bears interest of 8% per annum, compounded semi-annually, and matures on February 4, 2015.

          Prior to the Timberlands Sale, changes in interest rates exposed us to financial market risk. For the three months ended March 31, 2005, we did not use any derivative financial instruments, such as interest rate swaps, rate hedge agreements or forward purchase contracts, to hedge underlying debt obligations or anticipated transactions. In the predecessor period, OfficeMax allocated debt and interest costs to us based on our average asset balances. OfficeMax occasionally used derivative financial instruments, such as interest rate swaps, rate hedge agreements and forward exchange contracts, to hedge underlying debt obligations or anticipated transactions. The effects of these financial instruments are not included in our predecessor financial statements other than through OfficeMax's allocations to us.

8.    Commitments and Guarantees

Commitments

          As a result of the Timberlands Sale, we are no longer subject to commitments previously disclosed in Note 9, Commitments and Guarantees, in our 2004 Consolidated Financial Information.

Guarantees

          For information on our guarantees, see Note 9, Commitments and Guarantees, in our 2004 Consolidated Financial Information. As a result of the Timberlands Sale, all indemnification arrangements entered into in the normal course of business, as described in that note, no longer exist. We continue to guarantee other obligations described in Note 9, including those of Boise LLC and its co-borrower, Boise Cascade Finance Corporation, in respect of their $250 million of outstanding senior floating-rate notes due in 2012 and $400 million of senior subordinated notes due in 2014 and the obligations of Boise LLC under the October 29, 2004, Credit Agreement. The Credit Agreement was amended and restated on April 18, 2005. At that time, the Tranche B term loan to Boise LLC, with a balance of $918 million, was replaced in total with an $840 million Tranche D term loan, and the credit limit on the revolving credit facility was increased to $475 million from $400 million.

          In connection with the Timberlands Sale, we, along with Boise Holdings, have agreed to indemnify the purchasers for any breach of representation or warranty or covenant contained in the purchase agreement. Our indemnification obligations, with certain exceptions, survive until February 4, 2006, and are subject to a deductible of $16.5 million and an aggregate cap of $100.0 million. In addition, the purchasers have agreed that, if the events giving rise to an indemnification claim against us and Boise Holdings also give rise to an indemnification claim against OfficeMax under OfficeMax's indemnification obligations arising from its sale of the timberlands operations, the purchasers will pursue remedies directly and exclusively against OfficeMax. In connection with the foregoing, Parent assigned to the purchasers all of its rights to indemnification by OfficeMax with respect to the timberlands operations.

9.    Legal Proceedings and Contingencies

          We are not aware of any litigation or administrative proceedings involving Boise Timberlands.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Boise Land & Timber Holdings Corp.:

We have audited the accompanying consolidated balance sheet of Boise Land & Timber Holdings Corp. and subsidiaries as of December 31, 2004, and the related consolidated statements of income (loss), capital, and cash flows for the period from October 29, 2004 (inception) through December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boise Land & Timber Holdings Corp. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the period from October 29, 2004 (inception) through December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Boise, Idaho March 31, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors of OfficeMax Incorporated:

We have audited the accompanying balance sheet of Boise Timberlands (formerly owned by OfficeMax Incorporated) as of December 31, 2003, and the related statements of income (loss), capital, and cash flows for the period from January 1, 2004 through October 28, 2004 and for each of the years in the two-year period ended December 31, 2003. These financial statements are the responsibility of the management of OfficeMax Incorporated. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boise Timberlands (formerly owned by OfficeMax Incorporated) as of December 31, 2003, and the results of its operations and its cash flows for the period from January 1, 2004 through October 28, 2004 and for each of the years in the two-year period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Boise, Idaho March 29, 2005

BOISE LAND & TIMBER HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Timber Holdings	Predecessor
	October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004	Year Ended December 31
			2003	2002
	(thousands)
Sales
Fiber
Trade	$16	$143	$136	$344
Related parties	24,451	95,537	113,818	110,775
Timberlands	—	101,009	12,747	6,931

	24,467	196,689	126,701	118,050

Costs and expenses
Materials, labor and other operating expenses	6,055	38,149	46,092	43,844
Depreciation, amortization and depletion	16,639	7,175	9,066	9,468
Cost of timberlands sold	—	25,035	3,110	3,845
General and administrative expenses	998	6,269	8,279	7,479
Other (income) expense, net	(196)	(1,897)	(3,441)	(3,219)

	23,496	74,731	63,106	61,417

Income from operations	971	121,958	63,595	56,633
Interest expense	(21,222)	(4,609)	(6,368)	(6,384)

Income (loss) before income taxes	(20,251)	117,349	57,227	50,249
Income tax provision	—	(45,680)	(22,281)	(19,579)

Net income (loss)	$(20,251)	$71,669	$34,946	$30,670

See accompanying notes to consolidated financial statements.

BOISE LAND & TIMBER HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

	Timber Holdings	Predecessor
	December 31, 2004	December 31, 2003
	(thousands)
ASSETS
Current
Cash and cash equivalents	$1	$—
Receivables	4	24
Inventories	828	835
Prepaid assets	1,809	177

	2,642	1,036

Property
Property and equipment
Land and land improvements	4,744	15,448
Buildings and improvements	715	2,668
Machinery and equipment	949	8,740

	6,408	26,856
Accumulated depreciation	(138)	(17,668)

	6,270	9,188

Timber and timberlands	1,628,426	244,120

	1,634,696	253,308

Deferred financing costs	4,833	579
Investments in affiliates	250	—
Deferred taxes	—	950
Other assets	300	451

Total assets	$1,642,721	$256,324

See accompanying notes to consolidated financial statements.

	Timber Holdings	Predecessor
	December 31, 2004	December 31, 2003
	(thousands)
LIABILITIES AND CAPITAL
Current
Short-term borrowings	$—	$198
Current portion of long-term debt	12,250	3,168
Accounts payable	2,500	1,237
Accrued liabilities
Compensation and benefits	—	187
Deferred income taxes	—	185
Taxes payable	1,840	2,054
Interest payable	—	1,302
Other	—	1

	16,590	8,332

Debt
Long-term debt, less current portion	1,212,750	83,629
Note payable to related party, net	157,509	—

	1,370,259	83,629

Commitments and contingent liabilities
Capital
Common stock—par value $.01; 65,317 shares authorized; 65,060 shares outstanding	1	—
Additional paid-in capital	276,122	—
Retained losses	(20,251)	—
Business unit equity	—	164,363

Total capital	255,872	164,363

Total liabilities and capital	$1,642,721	$256,324

See accompanying notes to consolidated financial statements.

BOISE LAND & TIMBER HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Timber Holdings	Predecessor
	October 29 (inception) through December 31, 2004		Year Ended December 31
		January 1 through October 28, 2004
			2003	2002
	(thousands)
Cash provided by (used for) operations
Net income (loss)	$(20,251)	$71,669	$34,946	$30,670
Items in net income not using (providing) cash
Depreciation, depletion and amortization of deferred financing costs and other costs	26,636	7,175	9,066	9,468
Deferred income tax provision (benefit)	—	661	2,091	(273)
Gain on sale of Louisiana timberlands	—	(59,915)	—	—
Receivables	(4)	8	58	917
Inventories	256	(250)	21	(434)
Accounts payable and accrued liabilities	(3,020)	3,163	(968)	548
Current and deferred income taxes	—	(1,134)	(1,968)	305
Other	599	(375)	(203)	93

Cash provided by operations	4,216	21,002	43,043	41,294

Cash provided by (used for) investment
Expenditures for property and equipment	(111)	(1,841)	(1,584)	(1,847)
Expenditures for timber and timberlands	(812)	(7,063)	(9,083)	(17,073)
Acquisitions of businesses and facilities	(1,661,557)	—	—	—
Proceeds from sale of Louisiana timberlands	—	83,717	—	—
Other	(367)	2,654	3,385	1,929

Cash provided by (used for) investment	(1,662,847)	77,467	(7,282)	(16,991)

Cash provided by (used for) financing
Additions to long-term debt	1,225,000	—	—	—
Related-party note payable	157,509	—	—	—
Issuance of common stock	276,123	—	—	—
Net equity transactions with OfficeMax	—	(93,851)	(37,204)	(32,182)
Net debt issuances (payments) with OfficeMax	—	(4,618)	1,443	7,879

Cash provided by (used for) financing	1,658,632	(98,469)	(35,761)	(24,303)

Increase in cash and cash equivalents	1	—	—	—
Balance at beginning of the period	—	—	—	—

Balance at end of the period	$1	$—	$—	$—

See accompanying notes to consolidated financial statements.

BOISE LAND & TIMBER HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CAPITAL

Business Unit Equity
(thousands)
Predecessor
Balance at December 31, 2001	$168,133

Net equity transactions with OfficeMax	(32,182)
Net income	30,670

Balance at December 31, 2002	$166,621

Net equity transactions with OfficeMax	(37,204)
Net income	34,946

Balance at December 31, 2003	$164,363

		Additional Paid-In Capital
		Series A Common Stock		Series B Common Stock		Series C Common Stock
	Common Stock							Retained Losses	Total Capital
		Shares	Amount	Shares	Amount	Shares	Amount
	(thousands)
Timber Holdings
Balance at October 29, 2004 (inception)	$—	—	$—	—	$—	—	$—	$—	$—

Equity issued for acquisition	1	7	29,633	55	246,489	—	—	—	276,123
Net loss	—	—	—	—	—	—	—	(20,251)	(20,251)
Series C units issued	—	—	—	—	—	4	—	—	—
Paid-in-kind dividend	—	—	407	—	(407)	—	—	—	—

Balance at December 31, 2004	$1	7	$30,040	55	$246,082	4	$—	$(20,251)	$255,872

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Discontinued Operations

          At December 31, 2004, our timberland assets were held for sale and the results of Boise Land & Timber Holding Corp.'s (Timber Holdings) operations met the definition of discontinued operations. In the accompanying financial statements, we have not shown Timber Holdings assets as "Assets held for sale" and liabilities as "Liabilities related to assets held for sale" on our Balance Sheet. Nor have we collapsed all of the operations into "discontinued operations" on the Statement of Income (Loss). Since almost all of the assets and liabilities were disposed of, we believe that we are providing more useful information by presenting the information as shown.

          In February 2005, we sold all of our timberlands located across the Pacific Northwest, Louisiana, Alabama and Minnesota to Forest Capital Partners, LLC, for $1.65 billion in cash (Timberlands Sale) and recorded a $5.2 million gain. Proceeds from the sale were used to eliminate all of Timber Holding's debt, including a related-party loan from Boise Cascade Holdings, L.L.C. (Boise Holdings), and to make a related-party loan to Boise Holdings. After the Timberlands Sale, Timber Holdings' assets consist of a $0.3 million investment in unconsolidated affiliates and a $264.8 million related party receivable from Boise Holdings. The amount of the receivable will fluctuate with related-party activity.

1.    Summary of Significant Accounting Policies

Basis of Presentation

          As used in these financial statements, the terms "Timber Holdings" and "we" include Boise Land & Timber Holdings Corp. and its consolidated subsidiaries. The term "predecessor" refers to the results of the timberland assets of OfficeMax Incorporated (OfficeMax) or Boise Timberlands. OfficeMax was formerly Boise Cascade Corporation, the company that owned the timberlands through October 28, 2004; see "Purchase of OfficeMax's Paper, Forest Products and Timberland Assets" below for additional information. In the predecessor periods, we refer to OfficeMax's paper and forest products businesses as Boise Forest Products Operations. At December 31, 2004, we owned or controlled approximately 2.2 million acres of timberland in the United States.

          We are not a registrant with the Securities and Exchange Commission (SEC). Accordingly, we have not filed these financial statements with them. We have, however, prepared these financial statements pursuant to the rules and regulations of the SEC.

          The financial statements present the operating results of Timber Holdings for the period of October 29 through December 31, 2004, and the results of OfficeMax's timberland operations for the period of January 1 through October 28, 2004. The financial statements for the years prior to 2004 present the financial results of Boise Timberlands. OfficeMax historically managed its timberlands as part of its Boise Building Solutions and Boise Paper Solutions segments. These financial statements present the timberland operations as a separate entity.

          The predecessor financial statements include accounts specifically attributed to Boise Timberlands and a portion of OfficeMax's shared corporate general and administrative expenses. The shared services included, but were not limited to, finance, accounting, legal, information technology and human resource functions. OfficeMax's corporate general and administrative expenses were allocated to the predecessor periods based on specifically identifiable services used by Boise Timberlands.

          The predecessor financial statements also include an allocation of OfficeMax's total debt and related interest expense based on average asset balances (see Note 6). The predecessor's results have been or will be included in OfficeMax's consolidated tax returns. Income taxes in the predecessor periods of these financial statements have been calculated as if Boise Timberlands were a separate taxable entity (see Note 4).

          Information on the allocations and related-party transactions are included in Note 3, Transactions With Related Parties.

Consolidation and Use of Estimates

          The financial statements include the accounts of the Company and all subsidiaries after elimination of intercompany balances and transactions. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

Revenue Recognition

          Most of our fiber sales are to Boise Cascade, LLC (Boise LLC). During the predecessor periods, most of the sales were to Boise Forest Products Operations. These sales were recorded as sales to related parties in our Statements of Income (Loss). Most of the fiber is used by Boise LLC in its manufacturing operations. We recognize the sale when the timber is harvested and scaled. We also sell a small amount of timber to third parties. These sales are recorded as trade sales in the Statements of Income (Loss). For these sales, revenue is recognized consistent with that described for sales to related parties, or revenue may be recognized for timber deed agreements when the buyer purchases and takes title to contractually designated timber on a tract of land. When title passes, revenue is recognized for the full value of timber designated for sale on the tract.

          We also occasionally sell timberlands. During the period of January 1 through October 28, 2004, we sold approximately 79,000 acres of timberland in western Louisiana for $83.9 million and recorded $59.9 million of pretax income. In the same period, we also recorded $16.1 million of pretax income for the sale of timberlands that were mostly in Idaho.

Other (Income) Expense

          We receive miscellaneous income from a variety of activities related to managing our timberlands, including surface and subsurface mineral exploration and royalties, grazing leases, hunting leases and campsite leases. This income is reflected in "Other (income) expense, net."

Inventory Valuation

          Inventories consist of seeds and supplies and are valued at the lower of cost or market. Cost is based on the average cost method.

Property and Equipment

          Property and equipment are recorded at cost. Cost includes expenditures for major improvements and replacements and the amount of interest cost associated with significant capital additions. For all periods presented, capitalized interest was not material. Gains and losses from sales and retirements are included in income as they occur. We determine depreciation by the straight-line method over the useful lives of the assets.

          The estimated useful lives of depreciable assets are generally as follows: building and improvements, 15 to 40 years, and machinery and equipment, three to 30 years.

Timber and Timberlands

          Timber and timberlands are stated at cost, less the accumulated cost of timber previously harvested. Our timberland rotations vary by tree species and geographic region, and their growing cycles average over 40 years. Costs for activities related to the establishment of a new crop of trees are capitalized. These capitalized costs include activities such as site preparation, seeding and planting. Costs for activities conducted following new crop establishment are expensed as incurred. These include activities such as thinning, fertilizing, pest control and herbicide applications. Operating lease payments for timberlands are expensed as incurred. Costs for administration, insurance, property taxes and interest are expensed. We charge capitalized costs, excluding land, against revenue at the time the timber is sold, based on periodically determined depletion rates.

          We determine timberland depletion rates for identifiable geographic areas. We calculate depletion rates at the end of each year based on capitalized costs divided by the total estimated volume of timber that is mature enough to be harvested and processed. We compute the estimated timber inventory volume by adding an estimate of current-year growth to the prior-year ending balance, less the current-year harvest. We test the volume and growth estimates periodically, using statistical sampling techniques and data, and we revise them when appropriate. We use the depletion rate calculated at the end of the year to calculate the cost of timber harvested in the subsequent year. We do not change our accounting when the timber reaches maturity or when harvesting begins. We amortize logging roads over their expected useful lives or as related timber is harvested.

          Compared with the predecessor periods presented, the allocation of the purchase price of the assets acquired resulted in an increase in depletion expense attributable to our timberland assets because these assets had a higher basis upon completion of the Acquisition (see Note 2).

Investment in Affiliates

          In conjunction with the Acquisition, we formed two special purpose entities (SPE) to issue installment notes to OfficeMax and an affiliate of OfficeMax as part of the transaction consideration. The SPEs, Boise Land & Timber, L.L.C., and Boise Land & Timber II, L.LC., were initially capitalized with $125,000 each. We made additional cash contributions to the SPEs totaling $1,635.0 million. The SPEs issued notes totaling $1,635.0 million supported by guarantees issued by Wachovia Corporation and Lehman Brothers Holdings, Inc. The SPEs used the amounts contributed by us to purchase collateral notes totaling $1,635.0 million from the guarantors and pledged the collateral notes in support of the guarantees. The notes issued by the SPEs are non-recourse to Boise Land & and Timber Corp. and the SPEs have not been consolidated under generally accepted accounting principles. Interest and principal payments received under the collateral notes are expected to be sufficient to service the SPE note obligations.

Long-Lived Asset Impairment

          We account for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment of a long-lived asset exists when the carrying value of an asset exceeds its fair value and when the carrying value is not recoverable through future operations. We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Research and Development Costs

          We expense research and development costs as incurred. In all periods presented, research and development costs were not material.

Recently Adopted Accounting Standards

          In November 2004, the Financial Accounting Standards Board (FASB's) Emerging Issues Task Force (EITF) reached a consensus on EITF 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations. We adopted EITF 03-13 on January 1, 2005, and it did not have a material impact on our financial position or results of operations.

          In September 2004, the SEC staff made an announcement at the EITF meeting prohibiting the use of the residual method to value acquired assets other than goodwill. SEC Staff Announcement, Topic No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, requires registrants to apply the guidance to business combinations completed after September 29, 2004. We did not use the residual method to value the assets we acquired from OfficeMax.

          In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued a revised FASB Interpretation No. 46 (FIN 46R). FIN 46R requires some variable-interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. We evaluated the two SPEs mentioned above under FIN 46R and concluded that they were unconsolidated entities.

Reclassifications

          Certain amounts in prior period financial statements have been reclassified to conform with the current period presentation. These reclassifications did not affect net income (loss).

2.    Purchase of OfficeMax's Timberland Assets

          On October 29, 2004, we acquired OfficeMax's timberland assets (the Acquisition). The aggregate consideration Timber Holdings paid for the Acquisition was $1,650.0 million, excluding fees and expenses. Timber Holdings paid for the Acquisition with $15.0 million of cash and made contributions to affiliates of $1,635.0 million, who in turn issued $1,635.0 million of timber installment notes to OfficeMax and an affiliate of OfficeMax. See Note 1, Investment in Affiliates, for more information. The $1,635.0 million in installment notes issued to OfficeMax are nonrecourse with respect to Forest Products Holdings, L.L.C., a newly formed holding company controlled by Madison Dearborn Partners, LLC (Parent) and its consolidated subsidiaries, and mature on January 29, 2020. In addition, Timber Holdings incurred $14.8 million of deferred financing costs and assumed $3.3 million of liabilities, net of assets acquired, for a net purchase price of $1,661.6 million.

          On the Acquisition date, Parent and an affiliate of OfficeMax made an aggregate cash equity investment of $276.1 million in Timber Holdings. The equity investment consisted of $197.6 million invested by Parent in exchange for 44,000 shares of Series B common stock and $78.5 million invested by an affiliate of OfficeMax in exchange for 7,000 and 11,000 shares of Series A and Series B common stock, respectively. See the Statement of Capital and Note 8, Equity, for a discussion of the rights and privileges of each class of common stock.

          The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on October 29, 2004. The initial purchase price allocations may be adjusted within one year of the purchase date for changes in estimates of the fair value of assets acquired and liabilities assumed.

October 29, 2004
(thousands)
Current assets	$1,653
Property and equipment	6,342
Timber and timberlands	1,643,703
Deferred financing costs	14,829
Other assets	550

Assets acquired	1,667,077

Current liabilities	5,520

Liabilities assumed	5,520

Net assets acquired	$1,661,557

          The following table summarizes unaudited pro forma financial information assuming the purchase had occurred on January 1, 2004. This unaudited pro forma financial information does not necessarily represent what would have occurred if the transaction had taken place on the dates presented and should not be taken as representative of our future consolidated results of operations or financial position.

2004
(thousands)
Sales	$221,156
Net loss	$(26,842)

3.    Transactions With Related Parties

          For the period of October 29 through December 31, 2004, we participated in Boise LLC's centralized cash management system. During the predecessor periods presented, we participated in OfficeMax's centralized cash management system. Cash receipts attributable to our operations were collected by Boise LLC and OfficeMax, and cash disbursements were funded by Boise LLC and OfficeMax. For the period from October 29 through December 31, 2004, the net effect of these transactions has been reflected in our Statement of Cash Flows as "Related-party note payable." The net effect of these transactions has been reflected in our predecessor financial statements as "Net equity transactions with OfficeMax" in the Statements of Cash Flows and has been included in

"Business unit equity" in the Balance Sheet. The following table includes the components of these related-party transactions:

	Timber Holdings
		Predecessor
	October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004	Year Ended December 31
			2003	2002
	(thousands)
Cash collections	$(24,675)	$(198,889)	$(129,829)	$(121,717)
Payment of accounts payable	21,058	46,173	61,040	59,040
Capital expenditures and acquisitions	161,357	8,904	10,667	18,920
Income taxes	—	45,681	20,190	19,852
Net debt (issuances) payments with OfficeMax	—	4,618	(1,443)	(7,879)
Other	(231)	(338)	2,171	(398)

Related-party note payable	$157,509

Net equity transactions with OfficeMax		$(93,851)	$(37,204)	$(32,182)

          During the period of October 29 through December 31, 2004, and the predecessor periods presented, we used services and administrative staff of Boise Holdings and OfficeMax, respectively. These included, but were not limited to, finance, accounting, legal, information technology and human resource functions. The costs allocated to Timber Holdings and our predecessor were specifically identifiable as services used by Timber Holdings and our predecessor. These costs are included in "General and administrative expenses" in the Statements of Income (Loss). All cash advances necessary to fund the lease and/or purchase of timberlands and other expenditures, to the extent not provided through internally generated funds, were provided by Boise Holdings during the period of October 29 through December 31, 2004, and by OfficeMax in the predecessor periods. These amounts have been reflected in Timber Holdings' Statement of Cash Flows as "Related-party note payable" and in the predecessor Statements of Cash Flows as "Net equity transactions with OfficeMax."

          We are a major supplier of fiber to Boise LLC and, in the predecessor periods, were a major supplier of fiber to Boise Forest Products Operations. Sales of fiber to Boise LLC and Boise Forest Products Operations are reported as fiber sales to related parties on the Statements of Income (Loss) and were based on prices that approximated market.

          During the period of October 29 through December 31, 2004, Boise Land & Timber Corp. leased employees from Boise LLC. During this period, most of the leased employees participated in Boise LLC's defined benefit plans, and most of the employees were eligible for participation in Boise LLC's defined contribution plans. During the predecessor periods, most of Boise Timberlands employees participated in OfficeMax's defined benefit pension plans, and most of the employees were eligible for participation in OfficeMax's defined contribution plans. In all periods presented, we have treated participants in Boise LLC and OfficeMax's plans as participants in multiemployer plans. Accordingly, we have not reflected any assets or liabilities related to the defined benefit pension plans in the Balance Sheets. We have, however, included the costs associated with employees who participated in the plans in the Statements of Income (Loss). These costs were not material in any of the periods presented.

4.    Income Taxes

Period of October 29 through December 31, 2004

          For federal income tax purposes, the acquisition of Boise Timberlands was treated as an asset purchase, and we have a tax basis in the acquired assets equal to the purchase price. As a result, we are depleting assets with a higher tax basis after the date of the Acquisition. Because of the step-up in the tax basis of our timberlands and the losses recorded for the period of October 29 through December 31, 2004, our income tax benefit was fully offset by a valuation allowance. Since Timber Holdings does not have a history of reporting income, and based on projected losses for the subsequent year, SFAS No. 109, Accounting for Income Taxes, does not allow us to book benefits toward the losses.

Predecessor Periods

          In the predecessor periods presented, Boise Timberlands results have been or will be included in the consolidated income tax returns of OfficeMax. However, in the predecessor financial statements, income taxes have been provided based on a calculation of the income tax expense that would have been incurred if Boise Timberlands had operated as a separate taxpayer. Income taxes were provided for all items included in the Statements of Income, regardless of when such items were reported for tax purposes or when the taxes were actually paid. Current tax liabilities were transferred to OfficeMax and are included in "Net equity transactions with OfficeMax." During the period of January 1 through October 28, 2004, the net current tax liability transferred to OfficeMax was $45.0 million. During 2003 and 2002, the net current tax liability transferred to OfficeMax was $20.2 million and $19.9 million.

          The income tax provision shown in the Statements of Income includes the following:

	Timber Holdings
		Predecessor
	October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004	Year Ended December 31
			2003	2002
	(thousands)
Current income tax provision
Federal	$—	$(38,075)	$(17,076)	$(16,790)
State	—	(6,944)	(3,114)	(3,062)

	—	(45,019)	(20,190)	(19,852)

Deferred income tax (provision) benefit
Federal	—	(559)	(1,768)	231
State	—	(102)	(323)	42

	—	(661)	(2,091)	273

	$—	$(45,680)	$(22,281)	$(19,579)

          A reconciliation of the statutory U.S. federal tax provision and our reported tax provision is as follows:

	Timber Holdings
		Predecessor
	October 29 (inception) through December 31, 2004
		January 1 through October 28, 2004	Year Ended December 31
			2003	2002
	(thousands)
Statutory tax provision	$7,088	$(41,072)	$(20,029)	$(17,587)
State taxes	790	(4,580)	(2,234)	(1,963)
Valuation allowance	(7,878)	—	—	—
Other, net	—	(28)	(18)	(29)

Reported tax provision	$—	$(45,680)	$(22,281)	$(19,579)

          The components of the net deferred tax liability in the Balance Sheet is as follows:

	Predecessor
	December 31, 2003
	Assets	Liabilities
	(thousands)
Property and equipment and timber and timberlands	$20,568	$19,632
Employee benefits	69	258
Deferred charges	14	—
Other	4	—

	$20,655	$19,890

          As of December 31, 2004, we had deferred tax assets of $7.9 million offset fully with a valuation allowance. Since Timber Holdings does not have a history of reporting income, and based on projected losses for the subsequent year, SFAS No. 109, Accounting for Income Taxes, does not allow us to book benefits toward the losses. The deferred tax assets consist mainly of a federal net operating loss carry forward of approximately $20 million that expires in 2024.

          In each of the predecessor periods presented, all of our pretax income was from domestic sources.

5.    Leases

          We do not have any capital leases. Rental expense for operating leases, primarily timberland leases, amounted to $0.5 million during the period of October 29 through December 31, 2004. Rental expenses were $2.5 million during the period of January 1 through October 28, 2004, and $3.1 million and $3.4 million during 2003 and 2002. For operating leases with remaining terms of more than one year, the minimum lease payment requirements are $4.2 million each year for 2005, 2006, 2007, 2008 and 2009, with total payments thereafter of $113.7 million.

          Long-term leases of private timberlands generally provide us with timber harvesting rights and carry with them the responsibility for managing the timberlands. At December 31, 2004, the remaining life of all leases, including renewal terms, ranged from 12 to 61 years.

6.    Debt

          In October 2004, we entered into a six-year $1,225.0 million Tranche C term loan. Borrowings under the term loan bear interest at floating rates. At December 31, 2004, our borrowing rate for the Tranche C term loan was 4.7%, and $1,225.0 million was outstanding, $12.3 million of which is recorded in current portion of long-term debt. We paid approximately $14.8 million of fees and expenses associated with the transaction. The fees are being amortized over three months, the period the debt was outstanding before being paid in full with the proceeds from the Timberlands Sale. At December 31, 2004, we had $4.8 million of costs recorded in "Deferred financing costs" on our Balance Sheet.

          In October 2004, we also entered into a $218.7 million 6% related-party loan that matures in October 2015. At December 31, 2004, $157.5 million was outstanding under the loan. The balance of the related-party loan changes with related-party activity with Boise Holdings. In 2004, we recorded $1.7 million of interest expense related to the loan.

          At December 31, 2004, the scheduled payments of long-term debt were $12.3 million each year for 2005, 2006, 2007, 2008 and 2009. However in February 2005, we paid all of our debt in full with the proceeds of the Timberlands Sale. For the periods of October 29 through December 31, 2004, and January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, cash payments for interest, net of interest capitalized, were $11.2 million, $4.1 million, $6.2 million and $6.2 million.

          In the predecessor periods presented, we participated in OfficeMax's centralized cash management system. Cash advances necessary to fund the purchase of timberlands and major improvements to and replacements of property, to the extent not provided through internally generated funds, were provided by OfficeMax's cash or funded with debt. At December 31, 2003, OfficeMax had $2.3 billion of debt outstanding. In each of the periods presented, debt and interest costs were allocated to us based on our average asset balances. The debt allocated from OfficeMax is included in our predecessor Balance Sheet, and the interest expense attributable to the debt allocated from OfficeMax is included in our predecessor Statements of Income. We calculated short-term borrowings and the current portion of long-term debt using the ratio of OfficeMax's total debt to current debt.

          For the periods of October 29 through December 31, 2004, and January 1 through October 28, 2004, and the years ended December 31, 2003 and 2002, our average interest rates were 4.8%, 6.7%, 7.3% and 7.5%. OfficeMax's management believes the allocations of debt and interest are a reasonable reflection of the Boise Timberlands debt position and interest costs.

7.    Financial Instruments

          The estimated fair values of our financial instruments, such as receivables, payables and debt, are the same as their carrying values. Including the predecessor period, in 2004, 54% of our sales were to Boise LLC, which represents a concentration in the volume of business transacted and the revenue generated from these transactions.

          Changes in interest rates expose us to financial market risk. For the period of October 29 through December 31, 2004, we did not use any derivative financial instruments, such as interest rate swaps, rate hedge agreements or forward purchase contracts, to hedge underlying debt obligations or anticipated transactions. As described in Note 6, Debt, in the predecessor financial statements, OfficeMax allocated debt and interest costs to us based on our average asset balances. OfficeMax occasionally uses derivative financial instruments, such as interest rate swaps, rate hedge agreements and forward exchange contracts, to hedge underlying debt obligations or anticipated transactions. The effects of these financial instruments are not included in our predecessor financial statements other than through OfficeMax's allocations to us.

8.    Equity

          At December 31, 2004, Timber Holdings was capitalized with $1,000 of common stock and $276.1 million of additional paid-in capital, allocated among three series of common stock as follows:

Shares	Shares Outstanding	Amount
(thousands)
A	7	$30,040
B	55	246,082
C	4	—

          At December 31, 2004, an affiliate of OfficeMax owned all of the Series A common stock. Parent and an affiliate of OfficeMax owned 44,000 and 11,000 of the Series B common stock reflecting $197.2 million and $48.9 million of additional paid-in capital. The Series C common stock was issued to Parent without additional capital contributions.

          Series A Common Stock.    The Series A common stock has no voting rights. It accrues dividends daily at a rate of 8% per annum on the holder's capital contributions (net of any distributions previously received by such holder) plus any accumulated dividends. Accrued and unpaid dividends accumulate on the Series A common stock on December 31 and June 30 of each year. At December 31, 2004, $0.4 million of dividends were accrued in our Balance Sheet. Series A common stock participates in distributions as described below.

          Series B Common Stock.    The Series B common stock entitles each holder to one vote on matters to be voted on by the members of Timber Holdings. The Series B common stock participates in distributions as described below.

          Series C Common Stock.    The Series C common stock has no voting rights. Series C common stock was issued to Parent without capital contribution. The Series C common stock participates in distributions as described below.

          Distributions.    The allocation of distributions (liquidating and otherwise) among the three series of common stock are made as follows: first to Series A and Series B common stockholders ratably, based on the number of shares outstanding, until each has received distributions in an amount equal to its capital contributions (plus in the case of Series A common stock, its accumulated dividends and accrued and unpaid dividends) and then to Series B and Series C common stockholders ratably, based on the number of units of each series outstanding.

          The company has no items of other comprehensive income, therefore comprehensive income and net income are the same.

9.    Commitments and Guarantees

Commitments

          We have commitments for leases and long-term debt that are discussed further in Note 5, Leases, and Note 6, Debt. In addition, we have purchase obligations for inventories and capital expenditures entered into in the normal course of business.

Guarantees

          We provide indemnifications and assurances to others, which constitute guarantees as defined under FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. We also enter into indemnification arrangements in the ordinary course of business. These include tort indemnifications, tax indemnifications and indemnifications against third-party claims arising out of arrangements to provide services to us. It is impossible to quantify the maximum potential liability under these indemnifications. At December 31, 2004, we were not aware of any material liabilities arising from these indemnifications.

          Boise Holdings and Timber Holdings (collectively the "Holding Companies") and their respective direct and indirect domestic subsidiaries are parties to a Credit Agreement dated as of October 29, 2004, with JPMorgan Chase Bank, as Administrative Agent, and certain Lenders named therein and a related Guarantee and Collateral Agreement of the same date (collectively the Bank Credit Agreements). Boise LLC, a wholly owned direct subsidiary of Boise Holdings, acts as borrower under the Bank Credit Agreements for the Tranche B term loan in the amount of $1,330.0 million and a $400.0 million revolving credit facility which had no outstanding balance at December 31, 2004, other than reimbursement obligations in respect of $68.3 million of standby letters of credit issued under the revolving facility. In addition, Boise Land & Timber Corp., a wholly owned direct subsidiary of Timber Holdings, acts as borrower under the Bank Credit Agreements for the Tranche C term loan in the amount of $1,225.0 million. All of these loans and reimbursement obligations are guaranteed by both Holding Companies and each of their domestic subsidiaries (other than Boise LLC, Boise Land & Timber Corp., Boise Land & Timber L.L.C., and Boise Land &Timber II, L.L.C. to the extent they are acting as the borrower for a particular loan or reimbursement obligation).

          Boise LLC and its wholly owned subsidiary, Boise Cascade Finance Corporation, have jointly issued $250.0 million of senior floating-rate notes due in 2012 and $400.0 million of 7.125% senior subordinated notes due in 2014. The senior notes are guaranteed on a senior basis and the subordinated notes on a subordinated basis by the Holding Companies and each of the domestic subsidiaries of the Holding Companies other than Boise LLC, Boise Cascade Finance Corporation, Boise Land & Timber L.L.C., and Boise Land & Timber II, L.L.C. which are the issuers of the notes.

10.    Legal Proceedings and Contingencies

          We are involved in litigation and administrative proceedings primarily arising in the normal course of our business; however, none of these claims or proceedings are material. In the opinion of management, our recovery, if any, or our liability, if any, under any pending litigation or administrative proceeding would not materially affect our financial condition or results of operations.

11.    Quarterly Results of Operations (unaudited)

	Predecessor
	2004				Timber Holdings
	First Quarter (a)	Second Quarter	Third Quarter (b)	October 1 through October 28	October 29 (inception) through December 31, 2004
	(millions)
Net sales	$113.4	$29.7	$44.5	$9.1	$24.5
Income from operations	74.9	18.7	27.2	1.2	1.0
Net income (loss)	44.9	10.6	15.8	0.4	(20.3)
	Predecessor
	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(millions)
Net sales	$28.8	$23.6	$37.1	$37.2
Income from operations	12.5	12.8	18.8	19.5
Net income	6.7	6.8	10.4	11.0

  (a)
  Included $59.9 million of pretax income for the sale of approximately 79,000 acres of timberland located in western Louisiana.

  (b)
  Included $13.2 million of pretax income for the sale of approximately 6,000 acres of timberland, mostly in Idaho.

BOISE CASCADE, L.L.C.
BOISE CASCADE FINANCE CORPORATION

Offers to Exchange:
 Senior Floating Rate Notes due 2012, Series B
for any and all outstanding Senior Floating Rate Notes due 2012
and
7 1/8% Senior Subordinated Notes due 2014, Series B
for any and all outstanding 7 1/8% Senior Subordinated Notes due 2014.

June 21, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Delaware General Corporation Law

          Boise Cascade Company, Boise Cascade Finance Corporatin, Boise Land & Timber Holdings Corp., Boise Land & Timber Corp., Boise Building Solutions Manufacturing Holdings Corp., BC Chile Investment Corporation, BC Brazil Investment Corporation, Boise White Paper Holdings Corp., International Falls Power Company, BC China Corporation, Boise Cascade Transportation Holdings Corp. and BCT, Inc., a Delaware corporation are incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) which such director or officer has actually and reasonably incurred.

          Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  Delaware Limited Liability Company Act

          Boise Cascade, L.L.C., Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Building Solutions Manufacturing, L.L.C., Boise Building Solutions Distribution, L.L.C. and Boise Cascade Aviation, L.L.C. are limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

  Minnesota Business Corporation Act

          Minnesota, Dakota & Western Railway Company is incorporated under the laws of the State of Minnesota. Unless prohibited in a corporation's articles or bylaws, Section 302A.521 of the Minnesota Business Corporation Act (MBCA) requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fines, settlements and reasonable expenses (including attorney's fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to the acts or omissions of such person in his official capacity. The general effect of Section 302A.521 of the MBCA is to require the company to reimburse (or pay on behalf of) its directors and officers any personal liability that may be imposed for certain acts performed in their capacity as directors and officers, except where such persons have not acted in good faith.

  Charter Documents

          The certificate of incorporation and by-laws of Boise Cascade Company, Boise Cascade Finance Corporation, Boise Land & Timber Holdings Corp., Boise Land & Timber Corp. Boise Building Solutions Manufacturing Holdings Corp., BC Chile Investment Corporation, BC Brazil Investment Corporation, Boise White Paper Holdings Corp., International Falls Power Company, BC China Corporation, Boise Cascade Transportation Holdings Corp. and BCT, Inc., a Delaware corporation each provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

          The operating agreement of Boise Cascade, L.L.C., Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Building Solutions Manufacturing, L.L.C., Boise Building Solutions Distribution, L.L.C. and Boise Cascade Aviation, L.L.C. provide for the indemnification of officers and managers to the fullest extent permitted by the DLLC Act.

          The articles of incorporation of Minnesota, Dakota & Western Railway Company provide for indemnification of its directors and officers to the maximum extent permitted by the Minnesota Business Corporation Act.

  Liability Insurance

          Our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

      •        Exhibits

        Reference is made to the attached Exhibit Index, which is herein incorporated by reference.

      •        Financial Statement Schedules

        All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22. Undertakings.

  (a)
  The undersigned hereby undertake:

  (i)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (A)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (B)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (C)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (ii)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (iii)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c)
  The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

  (d)
  The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Cascade Company has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Cascade Company
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chairman and Chief Executive Officer, Director (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Samuel M. Mencoff	Director	June 20, 2005
* Thomas S. Souleles	Director	June 20, 2005
* Christopher J. McGowan	Director	June 20, 2005
* Zaid F. Alsikafi	Director	June 20, 2005
* John W. Madigan	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Cascade, LLC has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Cascade, LLC
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Karen E. Gowland	Manager	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Cascade Finance Corporation has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Cascade Finance Corporation
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Land & Timber Holdings Corp. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Land & Timber Holdings Corp.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Samuel M. Mencoff	Director	June 20, 2005
* Thomas S. Souleles	Director	June 20, 2005
* Christopher J. McGowan	Director	June 20, 2005
* Zaid F. Alsikafi	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Land & Timber Corp. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Land & Timber Corp.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Karen E. Gowland	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise White Paper, L.L.C. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise White Paper, L.L.C.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005

Boise Cascade, LLC
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer	Manager	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Packaging & Newsprint, L.L.C. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Packaging & Newsprint, L.L.C.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005

Boise Cascade, LLC
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer	Manager	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Building Solutions Manufacturing, L.L.C. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Building Solutions Manufacturing, L.L.C.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005

Boise Cascade, LLC
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer	Manager	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Building Solutions Distribution, L.L.C. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Building Solutions Distribution, L.L.C.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005

Boise Cascade, LLC
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer	Manager	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Building Solutions Manufacturing Holdings Corp. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Building Solutions Manufacturing Holdings Corp.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Karen E. Gowland	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, BC Chile Investment Corporation has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

BC Chile Investment Corporation
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Karen E. Gowland	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, BC Brazil Investment Corporation has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

BC Brazil Investment Corporation
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Karen E. Gowland	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise White Paper Holdings Corp. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise White Paper Holdings Corp.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer) and Director	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President of Finance (Chief Accounting Officer)	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Minnesota, Dakota & Western Railway Company has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Minnesota, Dakota & Western Railway Company
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Karen E. Gowland	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, International Falls Power Company has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

International Falls Power Company
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Karen E. Gowland	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, BC China Corporation has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

BC China Corporation
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Karen E. Gowland	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Cascade Transportation Holdings Corp. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Cascade Transportation Holdings Corp.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Karen E. Gowland	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, BCT, Inc. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

BCT, Inc.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005
* Karen E. Gowland	Director	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Cascade Aviation, L.L.C. has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 20, 2005.

Boise Cascade Aviation, L.L.C.
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2005.

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chief Executive Officer (Principal Executive Officer)	June 20, 2005
* Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	June 20, 2005
* Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	June 20, 2005

Boise Cascade, LLC
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chief Executive Officer	Manager	June 20, 2005

*By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Purchase Agreement, dated October 29, 2004, by and among Boise Cascade Finance Corporation, Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C., the guarantors listed thereto and the initial purchasers named therein.(1)
2.1
Purchase Agreement, dated as of July 26, 2004, by and among OfficeMax Incorporated (f/k/a Boise Cascade Corporation) ("OfficeMax"), Boise Southern Company, Minidoka Paper Company, Forest Products Holdings, L.L.C. ("Forest Products") and Boise Land & Timber Corp. ("Timber Corp."), as amended by that certain First Amendment to Purchase Agreement, dated as of October 23, 2004 and that certain Second Amendment to Purchase Agreement, dated as of October 28, 2004.(1)
2.2	Purchase and Sale Agreement, dated December 21, 2004, by and among Timber Corp., Boise Cascade, L.L.C., Meriwether Investments LLC, Forest Products and Forest Capital Partners, LLC.(1)
3.1	Certificate of Conversion together with Certificate of Incorporation of Boise Cascade Company.(2)
3.2	Amended and Restated By-Laws of Boise Cascade Company.(1)
3.3*	Certificate of Formation of Boise Cascade, L.L.C.
3.4*	Operating Agreement of Boise Cascade, L.L.C.
3.5*	Certificate of Incorporation of Boise Cascade Finance Corporation.
3.6*	By-Laws of Boise Cascade Finance Corporation.
3.7*	Certificate of Incorporation of Boise Land & Timber Holdings Corp.
3.8*	By-Laws of Boise Land & Timber Holdings Corp.
3.9*	Certificate of Incorporation of Boise Land & Timber Corp.
3.10*	By-Laws of Boise Land & Timber Corp.
3.11*	Certificate of Formation of Boise White Paper, L.L.C.
3.12*	Operating Agreement of Boise White Paper, L.L.C.
3.13*	Certificate of Formation of Boise Packaging & Newsprint, L.L.C.
3.14*	Operating Agreement of Boise Packaging & Newsprint, L.L.C.
3.15*	Certificate of Formation of Boise Building Solutions Manufacturing, L.L.C.
3.16*	Operating Agreement of Boise Building Solutions Manufacturing, L.L.C.
3.17*	Certificate of Formation of Boise Building Solutions Distribution, L.L.C.
3.18*	Operating Agreement of Boise Building Solutions Distribution, L.L.C.
3.19*	Certificate of Incorporation of Boise Building Solutions Manufacturing Holdings Corp.
3.20*	By-Laws of Boise Building Solutions Manufacturing Holdings Corp.
3.21*	Amended and Restated Certificate of Incorporation of BC Chile Investment Corporation
3.22*	Amended and Restated By-Laws of BC Chile Investment Corporation
3.23*	Amended and Restated Certificate of Incorporation of BC Brazil Investment Corporation
3.24*	Amended and Restated By-Laws of BC Brazil Investment Corporation

3.25*	Certificate of Incorporation of Boise White Paper Holdings Corp.
3.26*	By-Laws of Boise White Paper Holdings Corp.
3.27*	Amended and Restated Certificate of Incorporation of Minnesota, Dakota & Western Railway Company
3.28*	Amended and Restated By-Laws of Minnesota, Dakota & Western Railway Company
3.29*	Amended and Restated Certificate of Incorporation of International Falls Power Company
3.30*	Amended and Restated By-Laws of International Falls Power Company
3.31*	Amended and Restated Certificate of Incorporation of BC China Corporation
3.32*	Amended and Restated By-Laws of BC China Corporation
3.33*	Certificate of Incorporation of Boise Cascade Transportation Holdings Corp.
3.34*	By-Laws of Boise Cascade Transportation Holdings Corp.
3.35*	Amended and Restated Certificate of Incorporation of BCT, Inc.
3.36*	Amended and Restated By-Laws of BCT, Inc.
3.37*	Certificate of Formation of Boise Cascade Aviation, L.L.C.
3.38*	Operating Agreement of Boise Cascade Aviation, L.L.C.
4.2
Indenture, dated as of October 29, 2004, by and among Boise Cascade, L.L.C., Boise Cascade Finance Corporation ("Boise Finance"), Boise Cascade Holdings, L.L.C. ("Boise Holdings"), as Guarantor, the other guarantors named therein and U.S. Bank National Association.(1)
4.3	Senior Note Registration Rights Agreement, dated October 29, 2004, by and among Boise Cascade, L.L.C., Boise Finance, the guarantors listed thereto and the initial purchasers named therein.(1)
4.4
Senior Subordinated Note Registration Rights Agreement, dated October 29, 2004, by and among Boise Cascade, L.L.C., Boise Finance, the guarantors listed thereto and the initial purchasers named therein.(1)
5.1*	Opinion of Kirkland & Ellis LLP delivered with respect to registrant organized under the laws of the State of Delaware.
5.2*	Opinion of Karen E. Gowland delivered with respect to the registrant organized under the laws of the State of Minnesota.
8.1*	Opinion of Kirkland & Ellis LLP regarding federal income tax consequences.
10.1	Additional Consideration Agreement, dated as of October 29, 2004, by and between OfficeMax and Boise Cascade, L.L.C.(1)
10.2
Amended and Restated Paper Purchase Agreement, dated as of April 28, 2004, by and among Boise Paper, L.L.C., Boise Cascade Office Products Corporation d/b/a/ Boise Office Solutions and OfficeMax (together with the Assignment Assumption and Consent Agreement, dated as of October 29, 2004, by and among OfficeMax, Boise White Paper, L.L.C., OfficeMax Contract, Inc. and OfficeMax North America, Inc.).(1)†
10.3	Mutual Administrative Services Agreement, dated as of October 29, 2004, by and between OfficeMax and Forest Products.(1)

10.4	Boise Cascade Aviation Operation Agreement, dated as of October 29, 2004, by and between OfficeMax and Boise Cascade Aviation, L.L.C.(1)
10.5	Registration Rights Agreement for Boise Holdings, dated as of October 29, 2004, by and among Boise Holdings, Forest Products and OfficeMax.(1)
10.6
Credit Agreement, dated as of October 29, 2004, by and among Boise Holdings, Boise Cascade, L.L.C., Boise Land & Timber Holdings Corp. ("Timber Holdings"), Timber Corp., the lenders party thereto and JPMorgan Chase Bank, N.A. ("JPMorgan").(1)
10.7	Amendment and Restated Agreement, dated as of April 18, 2005, by and among Boise Holdings, Timber Holdings, Timber Corp., the lenders party thereto and JPMorgan.(1)
10.8	Reaffirmation Agreement, dated as of April 18, 2005, by and among Boise Holdings, Timber Holdings, Timber Corp., the lenders party thereto and JPMorgan.(1)
10.9
Guarantee and Collateral Agreement, dated as of October 29, 2004, by and among Boise Holdings, Boise Cascade, L.L.C., Timber Holdings, Timber Corp., certain of the subsidiaries of Boise Cascade L.L.C., and Timber Corp. as identified therein and JPMorgan.(1)
10.10	Promissory Note, dated as of October 29, 2004, in the original principal amount of $218,670,457.08 made by Timber Corp. in favor of Boise Cascade L.L.C.(1)
10.11	Promissory Note, dated as of February 4, 2005, in the original principal amount of $264,798,660.05 made by Boise Cascade, L.L.C. in favor of Timber Corp.(1)
10.12
Installment Notes, dated as of October 29, 2004, in the original principal amount of $1,635,000,000, made by Boise Land & Timber, L.L.C. and Boise Land & Timber II, L.L.C., each a wholly-owned subsidiary of Timber Corp., in favor of each of the Company and Boise Southern Company.(1)
10.13	Employment Agreement, dated October 29, 2004, between Boise Cascade, L.L.C and W. Thomas Stephens.(1)
10.14	Form of Executive Officer Severance Agreement by and between the Company and Miles A. Hewitt.(1)
10.15	Form of Executive Officer Severance Agreement by and between the Company and each of John W. Holleran, Stanley R. Bell, Thomas E. Carlile and Thomas A. Lovlien.(1)
10.16	Boise Cascade, L.L.C. Supplemental Pension Plan.(1)
10.17	Boise Cascade, L.L.C. Supplemental Early Retirement Plan for Executive Officers.(1)
10.18	Boise Cascade, L.L.C. 2004 Incentive Award Plan.(1)
10.19	Boise Cascade, L.L.C. 2004 Deferred Compensation Plan.(1)
10.20	Boise Cascade, L.L.C. Supplemental Life Plan.(1)
10.21	Boise Cascade, L.L.C. Supplemental Healthcare Plan for Executive Officers.(1)
10.22	Description of Annual Incentive Awards with respect to 2004 Incentive and Performance Plan.(1)
10.23	Form of Boise Cascade Company Incentive and Performance Plan.(1)
10.24	Form of Annual Incentive Award Agreements with respect to 2005 Incentive and Performance Plan.(1)
10.25	Management Equity Agreement, dated November 29, 2004, by and between Forest Products and each of the persons listed on the signature pages thereto.(1)

10.26
Amended and Restated Going Public Agreement, dated as of May 17, 2005, by and among Boise Cascade Company, Boise Land & Timber Holdings Corp., OfficeMax Incorporated, Kooskia Investment Corporation Forest Products Holdings, L.L.C.(1)
10.27	Form of Indemnification Agreement by and between the Company and each of its executive officers and directors.(1)
12.1*	Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of the registrant.(1)
23.1	Consents of KPMG LLP, an Independent Registered Public Accounting Firm.
23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages hereto).
25.1*	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Tender Instructions.
99.3*	Form of Notice of Guaranteed Delivery.

†
Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

(1)
Incorporated by reference to the same numbered exhibit to the Registration Statement on Form S-1 (No. 333-122770).

(2)
Incorporated by reference to Exhibit No. 2.3 to the Registration Statement on Form S-1 (No. 333-122770).

*
Previously filed.

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PROSPECTUS SUMMARY
Our Company
Our Competitive Strengths
Our Strategy
Our Challenges
Our Industry
Principal Stockholder
General
Summary of the Exchange Offers
Summary of Terms of the Exchange Notes
Summary Historical and Unaudited Pro Forma Financial Data
RISK FACTORS
Risks Related to Our Business
Risks Relating to the Exchange Notes
FORWARD-LOOKING STATEMENTS
OUR CORPORATE STRUCTURE
INDUSTRY AND MARKET DATA
EXCHANGE OFFERS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL DATA
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
BUSINESS
MANAGEMENT
Salaried Pension Plan Table
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF SENIOR CREDIT FACILITIES
DESCRIPTION OF NOTES
BOOK-ENTRY SETTLEMENT AND CLEARANCE
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
BOISE CASCADE HOLDINGS, L.L.C. UNAUDITED CONSOLIDATED BALANCE SHEETS
BOISE CASCADE HOLDINGS, L.L.C. UNAUDITED CONSOLIDATED BALANCE SHEETS (Continued)
BOISE CASCADE HOLDINGS, L.L.C. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
BOISE CASCADE HOLDINGS, L.L.C. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
BOISE CASCADE HOLDINGS, L.L.C. UNAUDITED CONSOLIDATED STATEMENT OF CAPITAL
BOISE CASCADE HOLDINGS, L.L.C. NOTES TO UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
BOISE CASCADE HOLDINGS, L.L.C. CONSOLIDATED BALANCE SHEETS
BOISE CASCADE HOLDINGS, L.L.C. CONSOLIDATED STATEMENTS OF INCOME (LOSS)
BOISE CASCADE HOLDINGS, L.L.C. CONSOLIDATED STATEMENTS OF CASH FLOWS
BOISE CASCADE HOLDINGS, L.L.C. CONSOLIDATED STATEMENTS OF CAPITAL
BOISE CASCADE HOLDINGS, L.L.C. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BOISE LAND & TIMBER HOLDINGS CORP. CONSOLIDATED STATEMENTS OF INCOME (LOSS) (unaudited, in thousands)
BOISE LAND & TIMBER HOLDINGS CORP. CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)
BOISE LAND & TIMBER HOLDINGS CORP. CONSOLIDATED BALANCE SHEETS (Continued) (unaudited, in thousands)
BOISE LAND & TIMBER HOLDINGS CORP. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)
BOISE LAND & TIMBER HOLDINGS CORP. CONSOLIDATED STATEMENTS OF CAPITAL (unaudited, in thousands)
NOTES TO UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS
BOISE LAND & TIMBER HOLDINGS CORP. CONSOLIDATED STATEMENTS OF INCOME (LOSS)
BOISE LAND & TIMBER HOLDINGS CORP. CONSOLIDATED BALANCE SHEETS
BOISE LAND & TIMBER HOLDINGS CORP. CONSOLIDATED STATEMENTS OF CASH FLOWS
BOISE LAND & TIMBER HOLDINGS CORP. CONSOLIDATED STATEMENTS OF CAPITAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX